                         AGREEMENT

                          BETWEEN

                 TRANS WORLD AIRLINES, INC.

                            AND

                    THE AIR LINE PILOTS
                       IN SERVICE OF
                 TRANS WORLD AIRLINES, INC.

                       REPRESENTED BY

              THE AIR LINE PILOTS ASSOCIATION,
                        INTERNATIONAL

                (EFFECTIVE SEPTEMBER 1, 1998)

                              TABLE OF CONTENTS



Section                                                                   Page

------------------------------------------------------------------------------

1     Recognition and Scope                                                  1
2     General                                                               12
3     Transportation                                                        16
4     Compensation                                                          19
5     Miscellaneous Pay Rules                                               25
6     Training and Qualifications                                           28
7     Trip and Training Expenses                                            39
8     Deadhead Time                                                         43
9     Scheduling Policy                                                     45
10    Scheduling of Pilots                                                  65
11    Hours of Service                                                      78
12    Reserve Schedule Policy                                               88
13    Moving Expenses                                                       94
14    Vacation                                                              96
15    Sick Leave with Pay                                                  103
16    Physical Standards                                                   105
17    Seniority                                                            108
18    Leaves of Absence                                                    111
19    Vacancies and Displacements                                          120
20    Furlough and Employment Protection                                   135
21    Grievance Procedure                                                  139
22    System Board of Adjustment                                           143
23    Retirement, Trust and Savings Plans                                  148
24    Group Benefits                                                       158
25    Agency Shop                                                          166
26    Voluntary Dues / Service Charge
      Deduction                                                            169
27    Internment, Prisoner, Missing
      or Hostage Benefits                                                  171
28    Charter Flights                                                      172
29    Agreement Precedence                                                 173
30    Effective Dates and Duration                                         174
31    Definitions                                                          175

                              TABLE OF CONTENTS



Letters of Agreement                                                      Page

-------------------------------------------------------------------------------


I        Civil Reserve Air Fleet                                           180
II       MAC Flying Letter                                                 184
III      Physical Standards                                                186
IV       Exemptions - Agency Shop                                          187
V        AIDS Letter                                                       188
VI       International Satellite Agreement                                 190
VII      Professional Standards Letter                                     195
VIII     1957 Liability Letter                                             197
IX       Training Records Availability During
         Liquidation Letter                                                198
X        Crew Meal Availability Letter                                     199
XI       FAA/Medical Reimbursement Policy
         Letter of Agreement                                               200
XII      Participative Management Letter,
         Dated August 31, 1994                                             201
XIII     Corporate Governance Letter,
         Dated July 8, 1998                                                204
XIV      Regional Pilot Base Agreement                                     209
XV       Engineering Watch Letter                                          216
XVI      Trans States Exception Letter                                     217
XVII     Term Sheet - Letter of Agreement                                  218
XVIII    Furlough/Productivity Letter                                      221
XIX      B727 Flight Engineer Letter of
         Agreement                                                         222
XX       Instructor Letter of Agreement
         (INS LOA)                                                         224
XXI      Line Instructor Pilots/Line
         Standards Pilots (LIP/LSP LOA)                                    236
XXII     Non-Seniority List Simulator
         Instructors Letter                                                242
XXIII    Reduced Rate Letter
         Dated May 21, 1996                                                244
XXIV     Ratification Letter of Agreement                                  247

         Memorandum, re Availability of Other
         Letters of Agreement and Certain MEC
         Resolutions                                                       250

THIS AGREEMENT is made and entered into in accordance with the provisions of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC. hereinafter known as the "Company" or "TWA" and the AIR LINE PILOTS in service of TRANS WORLD AIRLINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL, hereinafter known as the "Association" or "ALPA". In making this Agreement, the parties hereto recognize that compliance with the terms of the Agreement and the development of a spirit of cooperation is essential for mutual benefit and for the intent and purpose of the Agreement. It is hereby mutually agreed:

                               SECTION 1
                         RECOGNITION AND SCOPE

(A)     Recognition

   (1) The Air Line Pilots Association, International, has furnished to the Company proof that a majority of the air line pilots employed by the Company has designated the Association to represent them and in their behalf negotiate and conclude an agreement with the Company as to hours of labor, wages, and other employment conditions covering the pilots in the employ of the Company in accordance with the provisions of the Railway Labor Act, as amended.

   (2) Further, the said Association has been duly certified by the National Mediation Board ("NMB") in Case No. R-3982, dated March 19, 1968 as the designated and authorized representative, for the purposes of the Railway Labor Act, as amended, of those employees of Trans World Airlines, Inc., known as flight engineers and student flight engineers undergoing training on a full-time basis.

(B)     Scope

   (1) Except as provided in Section 1(G) below, all present and future flying of any form performed by or for the Company or any Affiliate shall be performed by pilots on the TWA Pilots System Seniority List in accordance with the terms and conditions of this Agreement. Such flying shall include without limitation all revenue flying and non-revenue flying, whether scheduled or unscheduled, (1) on the Company's or an Affiliate's aircraft, or (2) under the Company's or an Affiliate's operational control, or (3) over the Company's or an Affiliate's present and future routes, route authorities, and/or extensions thereof, or (4) subcontracted either to or for any other carrier or entity, or (5) conducted by any other carrier under the TWA name, designator code, logo or marks.

   (2) Except as agreed in the Letter of Agreement dated July 6, 1998, all individuals who undergo pilot training to perform the Company's or an Affiliate's flying and all individuals who train or check pilots to perform the Company's or an Affiliate's flying, except for ground school classroom instructors and initial factory-conducted training in newly-purchased aircraft, shall be pilots on the TWA Pilots System Seniority List subject to the terms and conditions of the Agreement.

   (3) All present or future flying, pilot training or pilot services of any form performed for any other carrier by pilots on the TWA Pilots System Seniority List shall be performed under terms and conditions that are no less

Section 1(B)(3), cont.


        favorable than the comparable terms and conditions contained in the Agreement.

   (4) Neither the Company nor any Affiliate shall, without the Association's prior written consent, enter into any sale, lease, transfer or other disposition of the Company's or an Affiliate's aircraft, international routes or international route authority to any person(s) or entity (the "Buyer") where the Buyer or any air carrier that Controls or is under the Control of the Buyer uses such aircraft or international routes to provide or receive passenger feed to or from the Company pursuant to an agreement or an arrangement with the Company or an Affiliate other than an industry standard interline agreement or its substantial equivalent.

   (5) Neither the Company nor any Affiliate shall establish any pilot domicile outside the United States or its territories without the Association's prior written consent.

(C)     Successorship and Parent Companies

   (1) The Company and its Affiliates shall require any successor, assign, assignee, transferee, administrator, executor and/or trustee of the Company or of a Parent (a "Successor") resulting from the transfer (in a single transaction or in multi-step transactions) to the Successor of the ownership and/or Control of all or substantially all of the equity securities and/or assets of the Company (a "Successorship Transaction") to employ the pilots on the TWA Pilots System Seniority List in accordance with the provisions of the Agreement and to assume and be bound by the Agreement.

   (2) The Company and its Affiliates shall not conclude any agreement for a Successorship Transaction unless the Successor agrees in writing, as an irrevocable condition of the Successorship Transaction, to assume and be bound by the Agreement, to recognize the Association as the representative of the Successor's pilots, and to guarantee that the pilots on the TWA Pilots System Seniority List will be employed by the Successor in accordance with the provisions of the Agreement.

   (3) The Company shall not conclude, facilitate or permit any agreement or arrangement that establishes any Parent that is, Controls or is under the Control of an air carrier unless the Parent agrees in writing to be bound by Section 1 of the Agreement in the same manner as the Company.

(D)     Labor Protective Provisions

   (1)  Successorship and Merger

        In the event of a Successorship Transaction in which the Successor is an air carrier or any person or entity that Controls or is under the Control of an air carrier (the "Merger Partner"), the Company shall require the Merger Partner to agree, and the Merger Partner shall agree, to employ the Company's pilots and to integrate the pre-merger pilot seniority lists of the Company and the Merger Partner pursuant to Association merger policy if the Merger Partner's pilots are represented by the Association and

Section 1(D)(1), cont.


        otherwise pursuant to Section 3 and 13 of the Allegheny-
        Mohawk Labor Protective Provisions ("LPPs").

   (2)  Pilot Transfer Rights in Substantial Asset Sales

        If the Company or any Affiliate, in a single transaction or a series of related transactions:

             (i) sells, transfers or disposes of assets which have produced more than twenty percent (20%) of the gross operating revenue of the Company over the twelve (12) months preceding the closing of the asset sale, transfer or disposition; or

             (ii) sells, transfers, or disposes of assets or operations which reduce(s) or reasonably can be expected to lead to a reduction in the level of available seat miles ("ASMs") operated by the Company at the closing of the asset sale, transfer or disposition by fifteen percent (15%) or more;

             (iii) sells, transfers or disposes of any
                   international route or route authority; or

             (iv) sells, transfers or disposes of ten percent (10%) or more of the Company's aircraft fleet as of the closing of the aircraft sale, transfer or disposition (except as part of a phased transport aircraft replacement program which is being diligently pursued in good faith by the Company, and pursuant to which the Company in fact replaces such aircraft within 180 days) to a person or entity or to a group of persons or entities acting in concert (the "Purchaser") that is, Controls or is under the Control of an air carrier or that will operate as, Control or be under the Control of an air carrier following its acquisition of the Company assets (any such transaction or series of transactions that satisfies (i), (ii), (iii) or (iv) above, a "Substantial Asset Sale"), then:

        (a) The Association, by and through its TWA Master Executive Council ("MEC") shall determine, in its sole discretion, whether or not pilots from the TWA Pilots' System Seniority List (the "Transferring Pilots") shall transfer to the particular Purchaser(s) pursuant to the Substantial Asset Sale. The number of Transferring Pilots shall be determined by calculating the average pilot staffing on a monthly basis over the prior twelve (12) months attributable to the international route or route authority, aircraft and/or other assets or operations transferred to the particular Purchaser in connection with the Substantial Asset Sale. In addition to the above requirements the Company shall use its reasonable good faith efforts to have the particular Purchaser offer employment to the largest practicable number of TWA pilots as Transferring Pilots under the terms of this
             Section 1(D); and

Section 1(D)(2)(b)


        (b) The Transferring Pilots shall be selected on the basis of TWA system seniority on the TWA Pilots System Seniority List from those pilots who are qualified to operate the aircraft, route, or operation related to the Substantial Asset Sale; provided that for this purpose a pilot shall be deemed "qualified" if he or she is qualified without training (other than recurrent or substantially equivalent training, proficiency check or training necessary to qualify pilots on the operating procedures of the Purchaser) to operate the aircraft transferred to the Purchaser and/or such other aircraft as are intended to be operated by the Purchaser in connection with the assets transferred pursuant to the particular Substantial Asset Sale; provided further that in the event the Purchaser intends to operate different type aircraft than that operated by TWA immediately prior to such Substantial Asset Sale, a pilot shall be deemed "qualified" with respect to such different type aircraft if he or she is able to be trained and certified to operate such different type aircraft; and

        (c) The Company and its Affiliates shall require each particular Purchaser, and each particular Purchaser shall agree, (i) to employ the Transferring Pilots,
             (ii) to pay the Transferring Pilots at no less than the lesser of the rates of pay being paid by TWA or the particular Purchaser for the applicable seniority level at the time of the transfer; and (iii) to integrate the Transferring Pilots into the Purchaser's pilots seniority list pursuant to Association merger policy if the Purchaser's pilots are represented by the Association and otherwise pursuant to Sections 3 and 13 of the Allegheny-Mohawk LPPs.

   (3)  Special Protections in a Carrier Fragmentation

        (a) If the Company sells, transfers or disposes of assets within any twelve (12) month period which, net of asset purchases or acquisitions during the same twelve
             (12) month period, (i) produced fifteen percent (15%) or more of the ASMs operated by the Company over the prior twelve (12) months, or (ii) produced fifteen (15%) percent or more of the Company's pilot staffing positions over the prior twelve (12) months, or (iii) produced fifteen percent (15%) or more of the Company's annual block hours over the prior twelve
             (12) months (the closing of any such transaction(s) which alone or in the aggregate satisfy the aforesaid percentage being referred to as a "Triggering Event"), then

             (i) no pilot on the Company's seniority list on the date of the Triggering Event shall be furloughed during the twelve (12) month period following the Triggering Event, or shall be furloughed in anticipation of any Triggering Event or for the purpose of depriving any pilot of protection under this paragraph; and

Section 1(D)(3)(a)(ii)


             (ii) during the time period in which any of the
                  restrictions described in this Section 1(D)(3) are in effect, the Company will be permitted, at its discretion, notwithstanding any other provision of the Agreement, to require a pilot who would have been furloughed but for the restrictions described in this Section 1(D)(3) to utilize his or her accrued unused vacation.

        (b) The special protections described in this Section 1(D)(3) are in addition to the pilot transfer and seniority integration rights established in Section 1(D)(2) above in connection with Substantial Asset Sales. However, the Substantial Asset Sales governed by Section 1(D)(2) above shall not be counted in determining whether the Company has reached a Triggering Event (and thereby triggered the special protections) under this Section 1(D)(3) in any twelve
             (12) month period.

        (c)  In addition, the special protections described in this
             Section 1(D)(3) shall not apply if the Company can demonstrate, by clear and convincing evidence, based on all the information available at the time of the Triggering Event, that the asset sales, transfers or dispositions that result in a Triggering Event will not result, directly or indirectly in the furlough of Company pilots during the twelve (12) month period following a sale, transfer or disposition.

   (4)  General

        (a) The Company shall not conclude or enter into any agreement for any transaction or series of transactions that constitute a Substantial Asset Sale or a Merger unless the particular Purchaser or the Merger Partner, as applicable, agrees in writing to offer employment and integrate TWA pilots in accordance with the terms of this Section 1(D) or as otherwise agreed to by ALPA. The Company will not engage in a multiple party sale transaction or any other corporate transaction with the purpose or knowing effect of avoiding the applicability of this
             Section 1(D).

        (b) This Section 1(D) shall not apply to (i) any sale lease-back or any financing transaction in which the Company continues to use the financed assets in its operations or (ii) the sale of Trans World Express, Inc. or any or all of its assets.

        (c) The rights and protections provided the Association and the TWA pilots under this Section 1(D) are in addition to any other rights and protections contained in any other agreement involving the Association and the TWA pilots including other provisions of this Agreement. In the event of a conflict between Section 1 and any other provision of this Agreement, this
             Section 1 shall control.

Section 1(D)(5)


   (5)  Acquisition of Airline Assets

        In the event (i) the Company acquires international routes or 20 or more aircraft from another carrier (the "Seller") and (ii) the Company's acquisition of such routes or aircraft materially increases the Company's pilot staffing needs and (iii) the terms of the Company's purchase agreement with the Seller require the Company to employ certain of the Seller's pilots with lateral seniority or seniority integration rights, then a reasonable number of transferring pilots from the Seller shall be integrated into the TWA Pilots System Seniority List pursuant to Association Merger Policy if the Seller's pilots are represented by the Association and otherwise pursuant to Sections 3 and 13 of the Allegheny-Mohawk LPPS; provided, however, that no company pilot shall be furloughed or suffer a reduction in pay status as a direct or indirect result of such seniority integration or such acquisition of routes or aircraft.

(E)     Bankruptcy

   (1) In the event a petition under Chapters 7 or 11 of the Bankruptcy Code concerning the Company is filed, then:

        (a) Neither that Company nor any Affiliate shall file any application seeking rejection or modification of any agreement between the Company and the Association pursuant to 11 U.S.C. Section 1113, including a request to implement interim changes in the Agreement pursuant to 11 U.S.C. Section 1113(e).

        (b) The Company and its Affiliates stipulate and agree that this Agreement permits the reorganization of the Company and assures that all creditors, the debtor and all affected parties are treated fairly and equitably in any reorganization within the meaning of 11 U.S.C.
             Section 1113. The Company and its Affiliates shall actively oppose a rejection or modification of the Agreement or implementation of interim changes to the Agreement if proposed or supported by any other party.

   (2) In the event the Agreement is rejected or modified pursuant to 11 U.S.C. Section 1113 notwithstanding Section 1(E)(1) above, then the difference between the rates of pay, rules and working conditions established in this Agreement and the post-rejection rates of pay, rules and working conditions for the Company's pilots shall accrue and be treated as an expense of administration pursuant to 11 U.S.C. Section
        Section 503(B)(1)(A) and 507 and shall be paid as an administrative priority pursuant to 11 U.S.C. Section
        Section 503(b)(1)(A) and 507(a)(1).

(F)     Remedies

   (1) The Company agrees, and shall require the particular Purchaser (or Successor or Merger Partner if applicable) to agree, to resolve all disputes concerning the interpretation or application of this Section 1 through final and binding arbitration on an expedited basis directly before the ALPA-TWA System Board of Adjustment sitting with a neutral

Section 1(F)(1), cont.


        arbitrator. The dispute shall be filed with the Company within ten (10) days of the interpretation or application of
        Section 1 and shall be heard no later than fifteen (15) days following the submission to the System Board and decided no later than thirty (30) days after submission (the provisions of Section 22 herein notwithstanding), unless the parties agree otherwise in writing; but in no event shall such arbitration delay the closing of the sale of the transferred assets. ALPA shall cooperate with the Company and the Purchaser in order that any dispute which is not decided at the time of closing will be arbitrated post-closing, with any determination to be binding on the Purchaser unless the Company and the Purchaser agree, with the consent of ALPA (which consent shall not be unreasonably withheld or delayed by ALPA), that such determination shall be and remain the sole obligation of the Company; provided that the Purchaser shall have the right to become a party to and participate in any such arbitration which could become binding upon such Purchaser.

   (2) The Company and the Association agree that the rights and obligations contained in Section 1 of this Agreement are equitable in nature, that there are no adequate remedies at law for the enforcement of such rights and obligations, and that the Association and the Company's pilots will be irreparably injured by any violation of this Section 1. The parties therefore agree that, in addition to any other rights and remedies available under law or the Agreement, this Section 1 shall be enforced by equitable remedies, including injunctions and specific performance, against the Company, its Affiliates and others in privity with the Company.

   (3) In addition, the parties agree that the equitable rights and obligations established in this Section 1 shall remain enforceable, through equitable relief and otherwise, until the Agreement is amended pursuant to Section 6 of the Railway Labor Act notwithstanding (a) any filing concerning the Company under any chapter of the United States Bankruptcy Code, (b) any attempted alteration, modification or rejection of the Agreement pursuant to any provision of the Bankruptcy Code or otherwise, (c) any attempted sale of the property of the Company pursuant to any provision of the Bankruptcy Code or otherwise, or (d) any imposition of an automatic stay with respect to the Company's property.

(G)     Commuter Carriers, Code Sharing and Block Seating

   (1) The Company, its subsidiaries and its corporate affiliates may acquire an ownership interest in commuter carriers and may operate such commuter carriers under the terms of separate collective bargaining agreements with the Association provided that any such commuter carriers comply with the restrictions contained in Sections 1(G)(2) through 1(G)(5) below.

   (2)  Except as agreed in the September 5, 1995 Letter of
        Agreement pertaining to the use of ATR aircraft by Trans
        States Inc., the Company and its Affiliates will not operate, maintain any ownership interest in, or enter into any code sharing arrangement with, any

Section 1(G)(2), cont.


        United States air carrier as defined in 49 U.S.C. 40102
        (a)(2) that operates any aircraft under the Company's designator code, name, logo or marks with: (a) a maximum seating capacity in excess of sixty (60) seats; (b) a maximum certified gross takeoff weight in excess of 60,000 pounds; (c) a maximum certified cruising speed in excess of 400 miles per hour; or (d) any Jet Aircraft as defined herein. Any carrier that satisfies all of the restrictions contained in this Section 1(G)(2) and that utilizes the Company's or an Affiliate's designator code is hereinafter referred to as a "TWA Commuter Carrier." For purposes of this subsection (G), "Jet Aircraft" is defined as any aircraft that uses a turbine-driven engine without an external propeller.

   (3) Notwithstanding the limitations in Section 1(G)(2) above, TWA Commuter Carriers may operate up to an aggregate of fifteen (15) Jet Aircraft with a maximum seating capacity of fifty (50) seats.

   (4)  In addition to the fifteen (15) Jet Aircraft referred to in
        Section 1(G)(3) above, TWA Commuter Carriers may operate:(i) one additional Jet Aircraft for each additional three aircraft operated by TWA above its current fleet size of 184 aircraft until the TWA fleet size reaches 200 aircraft; and
        (ii) one additional Jet Aircraft for each additional two aircraft operated by TWA exceeding 200 TWA fleet aircraft. The maximum average seating capacity of the Jet Aircraft operated by TWA Commuter Carriers shall be: fifty (50) seats while the Company's fleet size is less than 190; fifty four
        (54) seats while the Company's fleet size is between 191 and 195; fifty six (56) seats while the Company's fleet size is between 196 and 200; and sixty (60) seats while the Company's fleet size exceeds 200. The relationship of the Company's fleet size to the number of Jet Aircraft that may be operated by TWA Commuter Carriers and the average seating capacity of the Jet Aircraft that may be operated by TWA Commuter Carriers is shown in Section 1(G)(9) below.

   (5) In no event will TWA Commuter Carriers operate more than a maximum aggregate of thirty (30) Jet Aircraft, and in no event will the certificated seating capacity of any Jet Aircraft operated by any TWA Commuter Carrier exceed seventy
        (70) seats.

   (6) As a limited exception to the restrictions contained in Sections 1(G)(2),(3),(4) and (5) above, the Company may enter into or maintain code sharing agreements with:

        (a) carriers other than United States air carriers (as defined in 49 U.S.C. 40102 (a)(2)) so long as the Company can demonstrate by clear and convincing evidence, that such code sharing arrangements do not result, directly or indirectly, in the furlough of any Company pilot or a reduction in pay status for any Company pilot;

        (b)  United States air carriers (as defined in 49 U.S.C
             40102 (a)(2)) other than TWA Commuter Carriers that permit such carriers to apply the Company's designator

Section 1(G)(6)(b), cont.


             code to their operations within the United States and its territories as long as (i) the number of quarterly block hours operated by such carriers utilizing the Company's designator code does not exceed four percent (4.0%) of the total number of block hours operated by the Company for the same quarter within the United States and its territories and (ii) the Company can demonstrate, by clear and convincing evidence, that such code sharing arrangements do not result, directly or indirectly, in the furlough of any Company pilot or a reduction in pay status for any Company pilot; provided however, the MEC may, in its sole discretion, increase the total number of block hours available for such operations to up to 10% of the total number of block hours operated by the Company for the same quarter within the United States; and

        (c)  The number of quarterly block hours specified in
             Section 1(G)(6)(b)(i) above may be increased as follows: if the Company's fleet size increases to 193 aircraft, then the number shall be four and one-half percent (4.5%); if the Company's Fleet is at least 199 aircraft, then the number shall be five percent (5.0%). The relationship between the Company's fleet size and the number of quarterly block hours that may be operated by such United States air carriers is shown in Section 1(G)(9) below.

   (7) The Company and its Affiliate may only enter into block seating arrangements (i.e., the advance purchase or reservation of blocks of seats on other carriers for resale by the Company) aboard any aircraft operated by any person or entity other than the Company if and to the extent that the Company can demonstrate, by clear and convincing evidence, that any such block seating arrangement does not result, in the furlough of any Company pilot or a reduction in pay status for any Company pilots.

   (8)  The Company will not furlough any pilot on the TWA Pilot
        System Seniority List as a result of the acquisition, expansion over TWA's domestic route system or operation of any TWA Commuter Carrier.

   (9)  Summary Chart -- Sections 1(G)(4),(5) and (6)

Company      Quarterly Code           No. Of Jet            Max. Avg.
Aircraft     Share Domestic           Aircraft              Seating
             Block Hours That         That May Be           Capacity Of
             May Be Operated By       Operated By           Jet Aircraft
             U.S. Air Carriers        TWA Commuter          Operated By
             Other Than TWA           Carriers              TWA Commuter
             Commuter Carriers                              Carriers
------------------------------------------------------------------------
187-189             4.0%                   16                    50

190-192             4.0%                   17                    54

193-195             4.5%                   18                    54

196-198             4.5%                   19                    56

199-200             5.0%                   20                    56

201 +               5.0%              21 + 1 for 2               60
                                       thereafter
                                        up to 30
                                         Maximum


Section 1(G)(10)


   (10) In addition to and apart from the Jet Aircraft carrying only that TWA Commuter Carrier's and TWA's or Affiliate's designator code that TWA Commuter Carriers are otherwise authorized to operate by this Section 1(G), TWA Commuter Carriers may additionally operate a maximum of three (3) Jet Aircraft with a capacity of no more than seventy (70) seats for which that TWA Commuter Carrier has a code-sharing agreement involving both (a) TWA or an Affiliate and (b) a third-party code-sharing carrier ("Shared Code-Sharing Jet Aircraft"). These 3 Shared Code-Sharing Jet Aircraft are not subject to and will not count towards the maximum average seating limitations of Section 1(G)(4) and the 30 aircraft aggregate limitation of Section 1(G)(5). All other restrictions and limitations imposed by this Section 1(G) remain in effect for these Shared Code-Sharing Jet Aircraft.

(H)     Definitions

        The following definitions shall apply to the capitalized terms in the Section 1 of the Agreement:

   (1)  Agreement. The term "Agreement" means and includes this
        ---------
        collective bargaining agreement between the Association and the Company and any and all other agreements between the Association and the Company.

   (2)  Control. Person or entity A shall be deemed to "Control"
        -------
        person or entity B if person or entity A, whether directly or indirectly,

        (a) owns securities that constitute, are exercisable for or are exchangeable into twenty percent (20%) or more of (i) entity B's outstanding common stock or (ii) securities entitled to vote on the election of directors of entity B, or otherwise owns twenty percent (20%) or more of entity B; or

        (b) maintains the power, right, or authority -- by contract or otherwise -- to direct, manage or direct the management of a substantial portion of entity B's operations, or provides a substantial portion of the controlling management personnel of entity B; or

        (c) maintains the power, right or authority to appoint or prevent the appointment of a majority of entity B's
             Board of Directors or similar governing body; or

        (d) maintains the power, right or authority to appoint a minority of entity B's Board of Directors or similar governing body, if such minority maintains the power, right or authority to appoint or remove any of entity B's executive officers or any committee of entity B's Board of Directors or similar governing body, to approve a material part of entity B's business or operating plans, or debt or equity offerings.

   (3)  Parent. As used in the Agreement, the term "Parent" refers
        ------
        to any entity that Controls the Company, whether directly or indirectly through the Control of other Entities that Control the Company.



Section 1(H)(4)


   (4)  Affiliate. As used in the Agreement, the term "Affiliate"
        ---------
        refers to (i) any person or entity that Controls the Company whether directly or indirectly through the Control of other entities, or (ii) any person or entity that the Company Controls, whether directly or indirectly through the Control of other entities, or (iii) any other corporate subsidiary, parent or division of the Company, or any other Affiliate.

                                SECTION 2
                                 GENERAL

(A) Nothing in this Agreement shall be construed to limit or deny any pilot hereunder any rights or privileges to which he/she may be entitled under the provisions of the Railway Labor Act, as amended.

(B) No pilot shall be required to pay for the use of any Company equipment required by the Company for personnel training. When circumstances warrant, the Company will replace or reissue required charts and manuals without charge to the pilot.

(C) No pilot shall be required to pay a fine on any part of equipment damaged.

(D) The recommendations of the Association shall be considered by the Company before making any change in the style, color, or materials of uniforms; such style shall be dignified and professional. For the purpose of this paragraph, the useful life of the current uniform is established as two (2) years. If a pilot is required to change in less than two (2) years of useful life, a pro rata share of the cost of the uniform will be paid by the Company. If a pilot is furloughed, he/she shall have the option of retaining his/her uniform or selling it to the Company, in which case he/she shall receive a pro rata share of the uniform cost.

(E) Within sixty (60) days of signing this Agreement, the Company will provide each pilot with a copy, which shall include Letters of Understanding, Amendments, or Addenda to the Agreement. Copies shall be provided, in both a Jeppesen-sized booklet and shall be electronically available on the TWACREW website. Any Amendments to the Agreement completed subsequently shall be printed in similar format and distributed by the Company to each pilot for inclusion in his/her copy of the Agreement within sixty (60) days of signing of such Amendments. Additionally, it shall be electronically available.

(F) (1) The Company will furnish pilot paychecks in sealed envelopes. Each pilot shall be extended the option of having his/her paychecks mailed to his/her home or another address of his/her choice, which shall include a bank provided the Company encounters no more difficulty in effecting mailing to a bank than it would in mailing the check to the pilot's Regional Chief Pilot. To facilitate the mailing of a paycheck to a bank it shall be the responsibility of the individual pilot to assure that his/her bank will accept the format of the Company's paycheck for the purpose of deposit by mail.

        Effective January 1, 2000, each pilot shall have the additional option to have his/her paycheck electronically deposited in a designated financial institution. If the pilot elects the electronic direct deposit option, his/her paycheck stub will be available at his/her domicile or the pilot may provide a self-addressed stamped envelope of appropriate size with the domicile administration for the purpose of mailing his/her paycheck stub.

    (2) The amount of the bi-monthly advances will be reviewed and adjusted (as necessary) at least each calendar quarter based on the average of projected ALV's for the following three
        (3) months. In the event the Company undertakes a replacement or overhaul of its existing payroll system, the

SECTION 2(F)(2), cont.


        Company shall modify the advance system to provide advances to individual pilots which are more closely based upon the pilot's projected monthly earnings.

    (3) The Company shall make available via hard copy or electronic transmittal a copy of each pilot's Flight Time
        Record/Earnings Statement at his/her domicile each month.

(G) At an airport where a layover of more than two and one-half (2 1/2) hours but less than ten (10) hours is scheduled, and any layover at a domicile, an adequate rest area with reasonable accommodations shall be provided by the Company. For the purpose of this provision, reasonable accommodations shall require sufficient reclining chairs and /or lie down facilities. The Company will consult with a committee appointed by the TWA Pilots MEC for the purpose of assuring that, where existing floor space permits, such reclining chairs or lie down facilities are in a separate, quiet area. This provision shall not apply to through flights.

        When the Association determines that any crew rest area is not in compliance with this Section, it shall notify the Regional Chief Pilot of the domicile nearest such facility of the specific conditions(s) in need of correction. The Company shall promptly investigate and undertake to correct such conditions or advise the Association representative bringing such complaint within ten (10) business days of the specific circumstances that prevent it from doing so. Thereafter, if the particular condition has not been corrected to the satisfaction of the Association, the parties shall meet within ten (10) business days in order to seek a solution to the problem.

(H) At the request of the Association, the Company will confer with and consider the recommendations of authorized Association representatives as to the adequacy of the parking areas and the quality of security measures at Company lots in which pilots park their automobiles at domiciles except as provided in Section 10(G)(6). At the pilot's option, the Company shall provide monthly parking for one (1) vehicle at a TWA domicile, or reimburse the pilot for parking at any station (receipts required), not to exceed the amount paid for one (1) vehicle at the STL domicile.

(I) The Company will furnish, on magnetic or electronic media, a list of the earning codes and a roster of pilots' earnings for the previous year to the Association prior to February 1st of each year for the purpose of the Association determining the members' annual dues.

(J) Neither the Company, its officers or agents, nor the Association, its officer or agents, or any employee covered by the Agreement, shall unlawfully discriminate against any employee or member on account of race, color, religion, national origin, sex, handicap or because the employee or member is a Vietnam era/disabled veteran.

(K) Any pilot shall have the right to review his/her personnel file during normal office hours. No reasonable request(s) by the pilot for copies of any documents in his/her personnel file will be refused. The pilot shall be copied on any derogatory information added to his/her personnel file. The Company and the pilot shall be responsible for ensuring that no disciplinary or derogatory

SECTION 2(K), cont.


        information as to matters other than operating competency remain in the pilot's file for a period exceeding three (3) years.

        Disciplinary or derogatory records in the pilot's personnel file which are more than three (3) years but less than five (5) years old will be transferred and maintained in a separate file (hereafter the "Pilot Records Act file") from the pilot's personnel file. "Disciplinary records" means records of Company actions which were the subject of an investigation under Section 21(A) of this Agreement. The Company and the pilot shall be responsible for ensuring that no disciplinary or derogatory records more than five (5) years old and no record of disciplinary actions which were subsequently overturned are kept in the Pilot Records Act file. By appointment, documents in the Pilot Records Act file will be available for inspection and copying by the active pilot, but shall not be accessible to domicile flight operations personnel and shall not be used or considered in any subsequent disciplinary action.

        Pilot initiated grievance-related materials developed pursuant to
        Section 21(B) shall not be placed in such pilots' personnel file.

        All information relevant to the Pilots Records Improvement Act of 1996 shall be expunged not later than five (5) years from the separation of a pilot from the Company. If any disputes between the Company and the pilot arises about any inaccuracy, such dispute shall be subject to binding arbitration at the pilot's expense.

(L) All notifications to pilots involving a change in base station assignments, temporary assignments to another domicile, promotions, demotions, furloughs and leaves of absence shall be stated in writing.

(M) If a pilot on vacation or leave not exceeding forty-five (45) days, so requests in writing, the Company will notify the pilot by certified letter, return receipt requested, if he/she is to be displaced; provided, that such pilot at time of making such request gives the Company an address to which such notice is to be sent. Posting of the certified letter by the Company will be conclusive evidence that notice has been given.

(N) The wearing of beards or other facial hair, with the exception of neatly trimmed and maintained sideburns or mustaches is prohibited.

(O) Each calendar year the Master Chairman of the TWA Pilots Master Executive Council will be authorized nine thousand (9000) hours of flight pay loss caused by pilots being on ALPA business, including mutually beneficial projects/committees; exclusive of schedule committee members covered under Section (10)(B)(5). Such nine thousand (9000) hours shall be paid to the designated pilots by the Company but not billed to the Association.

(P) The MD8/DC9 ice check shall be accomplished by properly trained and certified TWA personnel other than an operating pilot crewmember at stations staffed with TWA ramp servicemen and/or TWA mechanics.

SECTION 2(Q)


(Q) Each TWA pilot shall be authorized a minimum of one hundred (100) daily "JX" transactions on home access to the CAMS system. The Company shall provide a toll free number for domestic telephone communications with CCS.

(R) A pilot shall receive, upon his/her request, a readable copy of his/her training records which are maintained in the Company's Crew Administrative Management System (CAMS). The records to be provided are those currently accessible by using the following CAMS transactions:

             JXQI REGNUM FCQ
             JXQI REGNUM INV EQP STS
             JXTL REGNUM EQP STS

        Copies of the foregoing CAMS training records shall be provided along with a cover letter which identifies the records attached to it and includes a key to the codes used in the records. Each copy of the training record shall be dated and signed by a duly-authorized employee of Flight Operations Department to authenticate it as a true copy of the records maintained by TWA in CAMS. The Company will place a legal disclaimer containing wording of its choice on the cover letter and on each page of the copy of the training record.

(S)     Captains shall be granted Ambassador Club privilege cards.

(T) The Company shall provide ALPA airport office space comparable to that currently utilized by the Association at each domicile where such airport facilities currently exist.

(U) The Company shall withhold all state income taxes associated with a pilot's state of legal residence, as filed on his/her federal W-4 form.

(V) A pilot eligible for vacation under Section 14 shall be entitled to three (3) calendar days off per calendar year for Urgent Personal Business. Such days shall be paid and credited in accordance with Section 14(C) for a bid or reserve pilot and shall be deducted from the pilot's vacation entitlement for the current year.

        If the pilot's current year vacation entitlement is less than the Urgent Personal Business debit and/or is exhausted, the pilot's accrued vacation entitlement will be debited for any resulting shortfall.

(W) The Company may back date a pilot's written resignation only for just cause.

                                SECTION 3
                             TRANSPORTATION

(A) Pilots will be afforded free and reduced fare transportation as established by Company policy on the date of signing of this Agreement which will not be changed or discontinued during the term of this Agreement without first giving the Association thirty
        (30) days notice of the reason therefore and affording the Association an opportunity to confer with the Company.

        The Company's policy as regards free and reduced fare transportation for pilots on Medical Leave and for the surviving spouse of a deceased pilot shall not be more restrictive than required by federal law.

(B) A pilot retired in accordance with the terms of this Agreement or government regulation will be afforded free and reduced fare transportation as established by Company policy on the signing date of this Agreement; provided that such privileges shall not be more restrictive than those provided on page 13.13.01 dated November 20, 1969, in the Company's Management Policy and Procedure Manual (provided Federal Law Permits).

(C) A pilot shall be afforded ACM privileges upon date of hire in accordance with the following:

    (1) Such ACM privilege shall have a lower priority than other
        Company business.

    (2) Priority for this ACM will be determined on the basis of the pilot's seniority number, up to one (1) hour prior to the scheduled departure time of the flight. Thereafter and until the flight departs, such ACM priority for any vacant ACM seat will be determined on a first come, first serve basis. A TWA pilot exercising his/her ACM privilege must personally list himself/herself electronically via a CAMS entry at the airport of departure if earlier than one (1) hour prior to the scheduled departure time of the flight. Within one (1) hour of the scheduled departure time of the flight, a TWA pilot may list either electronically via a CAMS entry at the airport of departure or on the appropriate ACM sign-in sheet at the departure gate. However, the TWA pilot using electronic sign-in shall have priority. The operating Captain of the flight shall have overall authority with regard to any question of priority.

    (3) In addition to the above, an "operations ACM form" shall be personally completed by a pilot prior to exercising the ACM privileges provided in this Section no earlier than two (2) hours prior to scheduled flight departure. The pilot shall indicate on such form: name, seniority number, payroll number, domicile, crew position, flight number and date, point of departure and destination.

    (4) A pilot exercising ACM privileges under this Section shall ride in the cabin if a seat is available. Further, such pilot shall not be subject to displacement from the flight by a similar category ACM at stations en route to the pilot's originally indicated destination.

(D) The Captain of TWA flights shall have the authority to grant ACM jumpseat privileges to qualified non-TWA active pilots who are employed by carriers listed on TWA's FIP/17 list of approved carriers. A pilot from a carrier on TWA's FIP/17 list exercising

SECTION 3(D), cont.


        his/her ACM privilege must personally list himself/herself on the appropriate ACM sign-in sheet at the departure gate, noting the date and time of sign-in. These ACM/jumpseat privileges shall be available on all TWA route segments including international flights. Such privileges shall be subject to applicable laws and regulations. Non-TWA pilots will be subject to all TWA regulations and procedures governing non-revenue travel. The priority for use of the jumpseat by non-TWA pilots, as described above, shall be after TWA and/or non-TWA authorized personnel have been accommodated.

(E)     ACM dress code shall be business-casual attire.

(F) Pilots assigned to training away from their domicile will receive a round-trip Class B pass for travel to and from the place where training is conducted.

(G)     Employees who voluntarily terminate or retire at age forty-five
        (45) with a minimum of fifteen (15) years of service will be provided with a calendar year complement of six (6) Class 9 adult trip passes and three (3) Class 9 children trip passes. Employees who retire will also be entitled to receive unlimited reduced rates. However, employees who voluntarily terminate will be entitled to unlimited reduced rates on TWA and will receive reduced rates on other airlines only to the extent such is authorized by appropriate interline agreements between the Company and other airlines.

(H) New hire pilots shall be eligible to receive up to five (5) class 8 round trip passes while completing initial ground school and simulator training (prior to initial line qualification) for the purpose of visiting their home while on days off subject to the following:

    (1) The pass(es) may be utilized only by the new hire pilot.

    (2) Each class 8 pass is subject to all normal service charges and applicable surcharges.

    (3) The pass(es) shall be issued using the most direct routing between the location where the new hire pilot is receiving initial ground school or simulator training and the TWA airport nearest the pilot's home.

    (4) Eligibility for use of any other personal passes (non-business) by the pilot and/or the pilot's dependents shall be subject to the six (6) month waiting period.

(I)     The Company shall issue Class 3 passes to the following pilots:

        - MEC Master Chairman
        - MEC Vice Chairman
        - MEC Secretary-Treasurer
        - MEC Members
        - Negotiating Committee
        - Executive Director of TWA Pilot's 401/K Directed Account
        - Investment Committee   - System Board Members and 3 alternates
        - System Grievance Chairman

        Such class 3 passes shall be used for Association business.

SECTION 3(J)


(J)     The Company shall issue Class 5 passes to the following pilots:

        - Governmental Affairs Committee Chairman
        - Housing / Crew Facilities Committee
        - Pilot Training Board
        - ALPA Accident Investigating Committee Chairman
        - Central Air Safety Committee Chairman

        Such class 5 passes shall be used for Association business. However, when used for TWA-ALPA business, such passes shall be first class, space available (FCSA).

(K) The Company shall issue Class 5 passes to ALPA's TWA assigned Contract Administrators. Such Class 5 passes shall be used for Association business.

(L) Effective January 1, 2000, a pilot's father-in-law and mother-in-law shall be afforded access to purchase up to eight (8) I.D. 90 tickets in a year for travel on TWA provided that such pilot's pass allotment benefit includes eligible dependent children.

                               SECTION 4
                             COMPENSATION

(A)     Captains

   (1)  Composite Pay

        Effective as indicated below, a Captain shall receive composite pay for time credited for pay purposes, as provided in (F)(1) of this Section, in accordance with the Captain's total service with the Company as a flight deck crew member, as follows:

        (a)  Small Widebody.


           Effective:
            9/01/98        3/02/99        9/01/99        9/01/00        9/01/01        8/01/02

2nd Year     94.80          97.59         101.90         110.29         120.67         132.90

3rd Year     95.62          98.43         102.78         111.24         121.71         134.04

4th Year    106.56         109.69         114.54         123.97         135.63         149.38

5th Year    107.48         110.65         115.53         125.05         136.81         150.68

6th Year    108.59         111.78         116.72         126.33         138.22         152.23

7th Year    109.84         113.08         118.07         127.79         139.82         153.99

8th Year    110.75         114.01         119.05         128.85         140.98         155.26

9th Year    111.14         114.41         119.47         129.31         141.47         155.81

10th Year   112.42         115.73         120.84         130.79         143.09         157.60

11th Year   112.70         116.01         121.14         131.11         143.45         157.99

12th Year   112.97         116.30         121.43         131.43         143.80         158.37

13th Year   114.71         118.08         123.30         133.45         146.01         160.81

14th Year   115.64         119.04         124.30         134.53         147.19         162.11

15th Year   116.58         120.01         125.31         135.63         148.39         163.43

        (b)  Narrowbody.

           Effective:
            9/01/98        3/02/99        9/01/99        9/01/00        9/01/01          8/01/02

2nd Year     88.41          91.13          94.68         100.77         108.79            117.07

3rd Year     89.23          91.97          95.55         101.69         109.79            118.15

4th Year     99.55         102.61         106.61         113.46         122.50            131.82

5th Year    100.49         103.58         107.62         114.53         123.66            133.07

6th Year    101.57         104.68         108.77         115.75         124.97            134.49

7th Year    102.81         105.96         110.10         117.17         126.50            136.13

8th Year    103.73         106.92         111.09         118.22         127.64            137.36

9th Year    104.49         107.70         111.90         119.09         128.57            138.36

10th Year   105.47         108.71         112.95         120.21         129.78            139.66

11th Year   105.79         109.03         113.29         120.56         130.17            140.08

12th Year   106.11         109.37         113.63         120.94         130.57            140.51

13th Year   107.84         111.15         115.48         122.90         132.69            142.79

14th Year   108.78         112.12         116.49         123.97         133.85            144.04

15th Year   109.73         113.10         117.51         125.06         135.02            145.30


Section 4(A)(2)


   (2)  International Override

        The override for each hour credited under (F)(1) of this Section shall be as follows:

        September 1, 1998        $6.20
        September 1, 1999         6.40
        September 1, 2000         6.60
        September 1, 2001         6.80
        August 1, 2002            7.20

(B)     First Officer and Flight Engineer

   (1)  Pilots with less than one (1) year of service.

        (a)  Monthly Salary

             A pilot who has completed less than one (1) year of service with the Company as a flight deck crew member shall receive a monthly salary as specified below and an hourly rate, if applicable, in accordance with
             Section 4(B)(1)(b).

             September 1, 1998 to June 30, 2000:     $2500.00

             July 1, 2000 to March 01, 2002          $2575.00

             March 2, 2002 and thereafter:           $2675.00

        (b)  Hourly Rate

             (i)  Bid Run Holders

                  Time credited above seventy-five hours (75:00)
                  (as provided for in (F)(1) of this Section) shall be paid according to the following hourly rate:

                  September 1, 1998 to June 30, 2000:    $33.33

                  July 1, 2000 to March 01, 2002         $34.33

                  March 2, 2002 and thereafter:          $35.67

             (ii) Reserve Schedule Holders

                  A reserve schedule holder with less than one (1) year of service as a pilot shall be paid the hourly rate indicated in Section 4(B)(1)(b)(i) above for time credited in excess of seventy-five hours (75:00) and any additional flying performed and/or trips obtained and flown via OFR.

   (2) A First Officer or Flight Engineer who has completed one (1) year of service with the Company as a flight deck crew member, shall be paid a percentage of the total pay of a Captain, as set forth in (A) above:

Section 4(B)(2), cont.

                              Percentage of Captain's Pay
                     Year                 F/O                  F/E
                     ----                 ---                  ---
                     2nd                  50%                  50%

                     3rd                  60%                  60%

                     4th                  61%                  60%

                     5th                  62%                  60%

                     6th                  63%                  60%

                     7th                  64%                  60%

                     8th                  65%                  60%

                     9th                  66.5%                60%

                     10th                 67%                  60%

                     11th                 67.5%                60%

                     12th                 68%                  60%

                     13th                 68.2%                60%

                     14th                 68.3%                60%

                     15th                 68.4%                60%


(C)     Minimum Guarantees

   (1) A pilot who has completed one (1) year of service with the Company as a flight deck crew member, shall receive as a minimum guarantee for each full bid month of service, composite pay, at his/her applicable rates of compensation set forth in this Agreement as follows:

                                                        Reserve Schedule Holder
        Effective:                 Bid Run Holder       Reserve Officer
        ----------                 --------------       ---------------
        September 1, 1998          72 hours             ALV minus 3 hours,
                                                        not less than 72 hours

        September 1, 1999          73 hours             ALV minus 3 hours,
                                                        not less than 73 hours

        September 1, 2000          74 hours             ALV minus 3 hours,
                                                        not less than 74 hours

        September 1, 2001          75 hours             ALV minus 3 hours,
        and thereafter                                  not less than 75 hours


        The guarantee of a pilot in International Operations shall include International Override (A)(2) above, except as provided in (C)(2) below.

        The guarantee for a pilot with less than one (1) year of service as a flight deck crew member shall be seventy-five hours (75:00).

   (2) In the event a pilot is on both the Domestic and International Operations during a month, the pilot's guarantee shall be prorated based on the actual hours performed on each operation, except that:

Section 4(C)(2), cont.


        (a) All pilots holding equipment reserve shall be on an international guarantee, if qualified.

        (b) A pilot who is involuntarily balanced on the other operation shall not have his/her guarantee prorated.

        (c) A reserve for narrowbody operations shall receive an international guarantee provided one (1) or more international flights are flown within the bid period. This international guarantee shall be compared to actual services performed and the pilot shall be paid based upon the greater amount.

   (3) When a Captain flies more than one (1) type of equipment during a bid month as a Captain, his/her monthly guarantee shall be prorated on the basis of the ratio of hours flown on each such type of equipment to the total hours flown in a month as Captain.

   (4) In the event a pilot changes categories during a month which results in the pilot moving from one major pilot status to another (such as First Officer to Captain), the pilot's guarantee shall be prorated as in (C)(2) & (C)(3) above.

   (5) In the event that the number of hours of a pilot's monthly minimum guarantee is changed during a bid month, the pilot shall be considered to have been on the guarantee of the greater number of hours for the entire month, subject to the provisions of (C)(1), (C)(2) and(C)(4) of this Section.

   (6) The provisions of (C)(3) above shall be applicable in a comparable manner to any pilot in a bid status other than that of Captain.

(D)     Training Pay

   (1) When a pilot with less than one (1) year of service with the Company as a flight deck crewmember receives any training, the pilot shall be paid in accordance with Section 4(B)(1) and credited in accordance with 4(D)(2)-(6).

   (2) An initial/upgrade Captain/First Officer who has completed one (1) year of service with the Company as a flight deck crew member, starting in ground school and continuing through completion of initial operating experience or until the effective date of his/her new category bid (whichever is later), will receive a guarantee equal to the average line value and composite pay rate of his/her current category bid award (i.e. First Officer or Flight Engineer).

   (3) For each day of Initial Operating Experience/Evaluations a pilot shall receive pay and credit the greater of Fixed Daily Rate (FDR) or services performed as calculated in accordance with Section 11. Further, a pilot who is line qualifying while performing as an operating member of the crew but is on board as an ACM shall receive pay for the services performed and two hours thirty minutes (2:30) credit for each day of line qualification.

Section 4(D)(4)


   (4) Notwithstanding the above, for each day of "Continuing Qualifications Training" (CQT), bid run and reserve pilots shall receive pay and credit of Fixed Daily Rate. Further, bid run holders who are assigned CQT training in the instant month by the Company after the close of bids (which occurs in the previous month) will receive pay and credit based on the greater of trips missed or Fixed Daily Rate.

   (5) In accordance with Section 6(A)(4), a pilot, except an initial/upgrade Captain/First Officer, who is benched between the effective date of his/her new category bid and the commencement of his/her training necessary to fulfill such bid, will receive a guarantee equal to the average line value and pay rate of his/her new category. The guarantee and pay rate of an initial/upgrade Captain/First Officer who is benched shall be the same as his/her category immediately preceding the effective date of his/her initial/upgrade category bid award.

        Alternatively, a pilot who has not commenced the necessary training prior to the effective date of his/her new category bid may be utilized by the Company in his/her previous category. Such pilot, except an initial/upgrade Captain/First Officer, will receive a guarantee equal to the average line value and composite pay rate of his/her previous category or new category, whichever is greater. The guarantee and composite pay rate of an initial/upgrade Captain/First Officer who is utilized shall be the same as his/her category immediately preceding the effective date of his/her initial/upgrade category bid award.

        The provisions of this paragraph (D)(5) shall not apply to a pilot whose failure to commence training is a result of his/her unavailability for training (i.e. sick leave, urgent personal business, absent without pay, military leave). Such pilot shall be paid in accordance with paragraph (F)(8) below.

   (6) Except as provided above, for each day of training a pilot shall receive pay and credit of FDR in accordance with his/her current category bid award.

(E)     Vacation Pay.

        For each day a pilot is on vacation, he/she shall be paid the FDR at the hourly rate determined by such pilot's mock category bid award for a full month vacation, or by his/her actual category bid award for partial month vacation.

(F)     General

   (1) The time credited for composite pay purposes shall be that time credited the pilot under Section 11(A)(7), except that in making the calculation for this purpose, deadhead time due under Section 8 shall be included in making the computation specified in Section 11(B).

   (2) Except as provided elsewhere in this Agreement, for purposes of determining composite pay when a change in calendar date occurs enroute, only that actual time flown prior to the end of the bid month in which the flight originated will be credited for pay purposes for that month. The time for

Section 4(F)(2), cont.


        changing the month shall be that of the zone of the station of last take off.

   (3) The appropriate pay rates contained in this Section will apply to pilots flying only the equipment defined by Sections 31(X) and 31(FF).

   (4) If the Company places new equipment into operation, other than as defined by Sections 31(X) and 31(FF), the Company shall be bound by the relationship of the Company's current pilot wage scale and the average wage paid by Alaska, America West, American, Continental, Delta, Northwest, United and/or US Airways ("OALs") for the new equipment in effect on the date of service. The new wages will be commensurate to the Company's current wage scale for the other equipment on the property. In the event the new equipment is not flown by the carriers listed, the pay rate for such equipment will be based on the equipment utilized by the carriers which is of equivalent weight to the new equipment.

        For example, if the average pay of the OALs is $150 for a top of the scale Captain on the new equipment and TWA's current scale is 85% of the OAL's average pay for the other equipment on the property, the new wage for such pilot will be $127.50 ($150 x 85%).

        In addition, the current rules and working conditions shall apply to the new equipment.

   (5) In the event of a merger between TWA and another carrier, the rates of pay next to become effective, or the rates of the merger partner, whichever is greater, will become effective the day immediately preceding the actual merger.

   (6) When a pilot in a category does no flying during a month in which he/she is entitled to a guarantee, such guarantee rate will be based on the pilot's current category bid.

        Determination of operation, and line or reserve, will be based on the pilot's mock bid award.

   (7) A pilot who is changing categories and who does no flying in the month in the new category will have his/her guarantee based on the new bid category on the effective date of such bid, except as otherwise provided in this agreement
        (initial/upgrades).

   (8) A pilot who is unavailable for training for his/her new category bid due to personal reasons (i.e. sick leave, urgent personal business, absent without pay, military leave) will be category changed as follows:

        (a) A pilot who acquires a higher category bid will be category changed on the effective date of the bid or upon commencement of training, whichever is later.

        (b) A pilot acquiring a bid in a lower category will be category changed on the effective date of the bid.
             This paragraph will be applied except in those cases where the bid has been deferred.

                         SECTION 5
                  MISCELLANEOUS PAY RULES

(A) When the least senior pilot is assigned to a temporary vacancy by the Company as a result of the application of Section 19(F)(1)(a), the pilot's pay for the month(s) in which he/she is so assigned shall be the greatest of the following:

   (1) If the pilot is a bid run holder, the pilot's monthly bid award ALV minus two (2) hours, including international override if applicable; or

   (2) If the pilot is a reserve schedule holder, the pilot's reserve guarantee, including international override if applicable; or

   (3)  The amount actually earned for services performed.

        Composite pay will be computed at the applicable rate for the pilot's normal category bid award if the pilot had not been so assigned.

(B) If the Company does not post the bulletin provided for in Section 19(C), at least seven (7) days prior to the effective date of a displacement, at least seven (7) days will be allowed for pilots to bring their displacement preference up to date. For the period from effective date of displacement until the end of the seven (7) day bulletining period, the displaced pilot will be considered to be a reserve schedule holder in the category from which the pilot was displaced for flight assignment and pay guarantee purposes.

(C) When a pilot serves on a charity, promotional or new Captain solo flight in a status other than the pilot's normal bid status, at his/her own request and with the approval of the Company, the pilot shall receive pay and flight time credit on the basis of the pilot's normal bid status or the status in which the pilot serves on the flight, whichever is lesser.

(D) On each scheduled, charter and extra section flight, a pilot will be assigned to serve as Captain, and a pilot shall be assigned, when required, to serve as First Officer, or as Flight Engineer.

(E)     Management Pilot Flying/Pay Assignments

   (1) Pay Assignments: When a qualified pilot is scheduled by the Company for any flight defined in (D) above and is available and is not used, and any official or employee of the Company other than a pilot as defined in Section 31, check pilot ("LIP/LSP") or instructor pilot ("INS"), acts in place of the pilot who was not used, the pilot's compensation at regular rates, for such trip shall be credited and paid to the pilot who was scheduled to have made the flight exactly as if the pilot had flown the trip or trips (excluding non-scheduled deadhead pay). A pilot who has not been notified to report for a pay assignment must remain available for the flight until sixteen hours (16:00) prior to the scheduled departure time. When a qualified pilot cannot be scheduled by the Company for any flight defined in (D) above or is not available, all such flight pay and credit flown by an official or other employee of the Company shall be handled in the following manner:

   (2) Pool Time: At the end of each calendar month all unassigned flight pay and credits shall be totaled in each category.

Section 5(E)(2), cont.


        Beginning with the most senior pilot in a category, such pilot shall have credited to the pilot's monthly total an amount of such flight time credit up to but not exceeding his/her monthly bid award ALV. Any remaining flight pay credit hours shall be credited in seniority order within the category until all such credit hours are dissipated. When a qualified regularly assigned pilot is removed from his/her flight for route or equipment qualification purposes at Company request, the above shall apply. Accounting of such pool time will be provided to the Association at the System Schedule Committee meeting.

   (3) A pilot who has not completed one (1) year of service with the Company as a flight deck crew member will receive only flight time credit under the above conditions.

   (4) Management pilot flying: Trips may be flown by management pilots, after first being assigned to a bid run pilot, and the pay assignment provisions of this Section 5(E) will be applied. Such flying under this Section shall not be considered additional flying.

(F) When a pilot is called to jury duty, the Company shall release the pilot from flight duty for the duration of such jury duty. The compensation received by the pilot for time on jury duty shall be the Fixed Daily Rate (FDR). Such pay and credit shall not accrue, however, so as to cause the pilot to exceed his/her average line value.

(G) When a pilot is called to the airport for the purpose of acting as pilot on a flight or flights and that pilot is released from duty prior to such flight or flights he/she shall receive two (2) hours composite pay and credit. Except for flights local in nature, when a pilot is called to the airport for the purpose of acting as a pilot on a flight and that flight becomes airborne and lands at an airport other than the departure airport the pilot shall receive pay and credit at the single duty period daily pay and credit or the provisions of Section 11, whichever is applicable.

(H) The provisions of (A) and (C) of this Section will not apply to training or route qualification time.

(I) The Company may schedule pilots to fly flights of a local nature such as ferry flights at their home domicile or trip turn-around point immediately prior to or upon completion of a regular scheduled flight if they have been notified of such flights prior to departing their previous station. In such cases when notification is not practical or possible, each pilot shall have the option to decline such ferry flight. This paragraph shall not apply when completing interrupted flights, evaluation flights, or operating experience flights.

(J) "Composite Pay" replaces flight pay and longevity pay for all purposes under this Agreement.

(K) (1) The following definitions shall apply for purposes of this 5(K).

        (a) "Premium Pay" means the pay a pilot receives for the activities listed in paragraph (2) below. The Premium pay amount is to be calculated by the given fixed pay

Section 5(K)(1)(a), cont.


             factor as listed in paragraph (2) below, multiplied by the pilot's category pay rate, multiplied by each hour of such activity (as determined by the application of Section 11). (I.e., pay factor X category pay rate X hours = premium pay).

        (b) "Deferred Vacation" means the number of vacation days rescheduled under Section 14(E)(5).

   (2)  Premium Pay shall apply as follows:

              Activity                     Pay Factor
        ---------------------------------------------------
        (a) Draft Flights                      1.5

        (b) Deferred Vacation                  1.2


(L) In the calculation of pay for each single training assignment away from domicile, a pilot shall receive two hours thirty minutes (2:30) composite pay (no flight time credit) as compensation for reporting to such assignment. The provisions of this paragraph (L) shall not include a training assignment in which the pilot departs from and returns to his/her domicile for training at another location, unless the pilot is released for rest at such other location.

                                SECTION 6
                       TRAINING AND QUALIFICATIONS

(A)     GENERAL

   (1)  Training Assignments

        (a) A pilot shall be required to enter training and/or checking to attain, regain or maintain qualifications.

        (b) To the extent possible all training, as a result of a category bid, shall be in system seniority order.

        (c) The Company will maintain a program for the training of Captains, First Officers and Flight Engineers and will provide such training to pilots who have been awarded a category bid in accordance with all of the provisions of Section 19, provided the pilots meet minimum regulatory qualifications for the training. The Company may require additional qualifications and will provide training for such additional qualifications provided the pilots meet all other regulatory requirements for such additional qualifications. At no time will the Company be required to provide aircraft flight training.

   (2)  Notification and Logistics

        (a) Each pilot who is scheduled for training shall be notified by the Company, via the pilot's JXCAP and the TWACREW website, of the beginning and projected completion of any training and/or checking requirements. In addition, for informational purposes only, line familiarization/line qualification completion dates will be projected.

        (b) Except for Continuing Qualification Training (CQT), no pilot shall be required to attend any training and/or checking course with less than fourteen (14) calendar days notice. If a pilot is assigned training with less than fourteen (14) calendar days notice, he/she will have the opportunity to decline such training date without penalty.

        (c) The Company will maintain a page FIP/08 in CAMS and a page on the TWACREW website that details training logistics, including but not limited to hotels, transportation, training and program identifiers, and other mutually agreed upon information that would be useful to a pilot who will undergo training.

        (d)  There shall be a written Flight Operations Training
             Manual indicating all courses of training which shall be readily available to pilots at the TWA Training
             Center and TWA domiciles.

        (e) In the event a pilot's training process is delayed for reasons other than pilot unavailability, the pilot shall not be utilized in his/her former category.

        (f) The Company will designate the domicile or domiciles at which training will be accomplished. If a pilot is unable to train at his/her domicile, the Company will assign the pilot to a designated domicile. If more

SECTION 6(A)(2)(F), cont.


             than one (1) assignment is to be made for initial/upgrade line familiarization or Initial
             Operating Experience (IOE), choices of assignments to locations will be offered in order of seniority of those to be assigned.

   (3)  Daily Training/Scheduling

        (a) The provisions of this Section 6(A)(3) shall apply to required time in ground school and flight simulators and all briefing in connection therewith; however, the calendar day restriction of Section 6(A)(3)(e) shall not apply to time in flight simulators in connection with initial/upgrade training and any training course that requires a rating qualification.

        (b) All CQT assignments for monthly bidding purposes only shall be posted in each pilot's JXCAP in accordance with Section 9.

        (c) A pilot will not be required to attend ground school or take simulator training in excess of eight (8) hours per day, not including a one (1) hour meal break. The total elapsed time between the commencement and conclusion of such eight (8) hours of training shall not be scheduled to exceed twelve and one-half (12 1/2) hours. A pilot shall not be required to accept actual training duty on more than five (5) days in any consecutive seven (7) days assigned to training; provided, however, that the Company may require a pilot to attend training in excess of five
             (5) days in any consecutive seven (7) days in order to make up for a holiday falling on a normal ground school day.

             (i) A pilot will be considered as assigned to training on those days during which the pilot is scheduled/rescheduled and/or actually attends training, including days of rest within a single training assignment.

             (ii) A pilot shall receive sixteen hours (16:00) free from all duty after release from training at the pilot's domicile, or thirty hours (30:00) free from all duty after release from training at a point other than the pilot's domicile. Such pilot may elect to waive all but twelve hours (12:00) of this requirement for a duty-free period between simulator and IOE and/or checking provided the pilot notifies Training Support of his/her waiver election no later than one (1) day prior to the last scheduled simulator period.

             (iii) A pilot holding a reserve schedule shall
                   immediately check his/her schedule via CAMS entry upon release from training.

        (d) Pilots will not be scheduled to take flight simulator CQT or proficiency checking after the hours of 2400 and before 0500 including any briefing time. The

SECTION 6(A)(3)(D), cont.


             Company may extend after 2400 CQT or proficiency checking originally scheduled to be completed at or before 2400.

        (e) Two (2) or more pilots shall not be scheduled for or normally receive more than four hours (4:00) in the flight simulator in any calendar day.

             No individual pilot will be scheduled for a simulator period to last longer than two hours and thirty minutes (2:30), except that Line Oriented Flight Training (LOFT) may be conducted in a flight simulator provided that the period does not exceed four hours.(4:00) There shall be a rest period of at least fifteen minutes between flight simulator periods.

        (f) A pilot assigned to flight simulator training shall receive adequate rest before starting flight simulator training.

        (g) A pilot attending any training shall be shown a copy of the instructor's and/or check airman's report on his/her progress/performance, if the pilot so requests. Each pilot attending training shall be provided with a ALPA/TWA Training and Standards Evaluation Form for each phase of training.

        (h) Proficiency checks/evaluations in the flight simulator shall be subject to the following:

             (i) No maneuvers will be graded during a proficiency check or CQT evaluation that are not required and/or approved by the FAA.

             (ii) Adequate time for a pilot to adapt to the particular flying characteristics of the flight simulator shall be given before a proficiency check/evaluation is given in a flight simulator.

             (iii) Proficiency checks/evaluations in a flight
                   simulator shall be given as nearly as possible as an extension of flight simulator training, if such training is required, and shall not be given prior to such training.

   (4)  Withheld Pending Training (WPT or "Benched")

        The Company may bench a pilot for the days within a bid period between the effective date of his/her new category bid and the commencement of his/her training necessary to fulfill such bid. Such pilot, except initial/upgrade Captains/First Officers, will receive a guarantee equal to the average line value and pay rate of his/her new category. The guarantee and pay rate of an initial/upgrade Captain/First Officer shall be the same as his/her category immediately preceding the effective date of his/her initial/upgrade category award.

         Alternatively, the Company may utilize a pilot who has not commenced the necessary training prior to the effective date of his/her new category bid. Such pilot will be utilized in

SECTION 6(A)(4), cont.


        his/her previous category. In addition, such pilot, except initial/upgrade Captains/First Officers, will receive a guarantee equal to the average line value and pay rate of his/her previous category or new category, whichever is greater. The guarantee and pay rate of an initial/upgrade Captain/First Officer shall be the same as his/her category immediately preceding the effective date of his/her initial/upgrade category award.

        The provisions of this paragraph (4) shall not apply to a pilot whose failure to commence training is a result of his/her unavailability for training (i.e. sick leave, urgent personal business, absent without pay, military leave).

   (5)  Interruption or Delay of Training

        Subject to the Regional Chief Pilot's discretion, a pilot may request to have his/her scheduled training interrupted or delayed. Upon the pilot's return to work, the Regional Chief Pilot may either reinstate the pilot to the interrupted or delayed curriculum, subject to training availability, or return the pilot to his/her previously held category while awaiting reinstatement to the interrupted or delayed curriculum, subject to seniority and satisfactory completion of any necessary requalification training.

   (6)  Withdrawal From Training

        A pilot who is attending any training program shall be afforded the option to withdraw from the training curriculum and handled in accordance with 6(C). The Pilot Training
        Board will be notified of any pilot(s) exercising the withdrawal from training option.

   (7)  Training Records Availability

        A pilot shall receive, upon his/her request, a readable copy of his/her training records which are maintained in the Company's Crew Administrative Management System (CAMS). The records to be provided are those currently accessible by using the following CAMS transactions:

        JXQI REGNUM FCQ
        JXQI REGNUM INV EQP STS
        JXTL REGNUM EQP STS

        Copies of the foregoing CAMS training records shall be provided along with a cover letter which identifies the records attached to it and includes a key to the codes used in the records. Each copy of the training record shall be dated and signed by a duly-authorized employee of Flight Operations Department to authenticate it as a true copy of the records maintained by TWA in CAMS. The Company will place a legal disclaimer containing wording of its choice on the cover letter and on each page of the copy of the training record.

   (8) Notwithstanding the provisions of Section 2(K) the Company shall safeguard pilot training records. In the event the Company ceases regularly scheduled air line operations, it will use its reasonable best efforts to provide each pilot a

SECTION 6(A)(8), cont.


        copy of his/her current training records file as maintained by the Company pursuant to regulations of the Federal Aviation Administration, and any other applicable laws or regulations, within five (5) business days after written request and authorization submitted by the pilot. Further, the Company shall provide a copy of a pilot's training file to any third party or parties within five (5) business days after written request and authorization submitted by the pilot. In the event of a Chapter 7 or 11 filing under the United States Bankruptcy Code, the Company will at all times use its best efforts to cause these obligations to be performed.

   (9)  Supplemental Instrument Procedures Training

        Crew members may schedule time on the FRASCA by telephone, for two-hour blocks based on available open slots, Monday-Friday, 0830 to 1700 (local time). Scheduled periods for such use are subject to cancellation by the Company if the time is needed for unanticipated TWA Training Center requirements.

        The use of the FRASCA in this manner by any pilot is voluntary, and pilots will not receive pay or credit for periods of such use. Further, the Company makes no warranty that the use of this training aid will enhance proficiency, nor will it be deemed a substitute for any Company required training. A pilot's use of, or failure to use, the FRASCA under the provisions of this paragraph will not be an issue in an arbitration or grievance proceedings concerning the pilot's proficiency.

   (10) An Advanced Qualification Program (AQP), or any similar alternative training program, that affects extending the elapsed time between the required simulator check(s) and/or simulator evaluation(s) shall not be implemented without mutual agreement between the parties. Such mutual agreement shall not be arbitrarily withheld.

   (11) The type of training and procedures for all training for Captains, First Officers and Flight Engineers will be established and changed as required by the Company, except as provided for in 6(A)(10), above.

(B) INITIAL/UPGRADE TRAINING (Training and checking required to fulfill a category bid in a new status on an equipment type upon which the pilot may/may not have a prior qualification.)

   (1)  Initial/Upgrade Captain IOE/Evaluation

        (a) Upon completion of ground and flight simulator training, a pilot will, if he/she so requests, be permitted up to thirty (30) days or up to fifty (50:00) hours of line familiarization prior to the IOE and check. To facilitate the accomplishment of such line familiarization, the Company has the discretion to do the following:

             (i) Assign a pilot to bid pairings as outlined below; or

SECTION 6(B)(1)(A)(II)


             (ii) Assign a pilot to a bid pairing wherein the Captain and/or First Officer is pay assigned.

             During periods of line familiarization and/or required IOE periods of initial/upgrade training, sufficient suitable First Officer time from domicile bid pairing selections may be assigned to a trainee each month as is necessary to accomplish line familiarization, IOE and check/evaluation. Such assignments shall not result in a reduction in the number of bid run holders at the domicile.

        (b) Initial/upgrade Captains shall receive a Progress Line Evaluation after the first twenty-five hours (25:00) of IOE. At the completion of the Progress Line
             Evaluation, the initial/upgrade Captain will be afforded one of the following options:

             (i)   The pilot may be recommended for an Initial
                   Captain Line Check/Evaluation;

             (ii)  The pilot may be recommended to continue his/her
                   IOE;

             (iii) The pilot may be recommended for additional
                   training, and upon satisfactory completion, will continue the IOE; or

             (iv)  Subject to the Regional Chief Pilot's
                   discretion, the pilot may be assigned to receive up to six (6) months or up to five hundred hours (500:00) in the First Officer position on the same initial/upgrade equipment type. At the completion of this period, the pilot will commence IOE from the beginning. The five hundred hour (500:00) option may be recommended by the Chief Pilot at any time during the training program prior to commencement of the Initial Captain Line Check/Evaluation.

   (2)  Initial/Upgrade First Officer IOE/Evaluation

        During the first twenty-five hour (25:00) period of IOE, Initial/Upgrade First Officers will be handled as outlined below:

        (a)  The pilot may be recommended for an initial First
             Officer Line Check/Evaluation;

        (b)  The pilot may be recommended to continue his/her IOE;
             or

        (c)  The pilot may be recommended for additional
             Proficiency Training, and upon satisfactory completion, will continue the IOE.

SECTION 6(C)


(C)     FAILURE TO QUALIFY

   (1)  General

        (a) Nothing herein shall diminish a pilot's right to a fair and adequate opportunity to complete training and qualify for a category assignment.

        (b) The Company shall immediately notify each member of the Pilot Training Board when any pilot fails to successfully complete any course of training. Such pilot shall be handled in accordance with the applicable provision of this Section 6(C).

        (c) A pilot who is unsuccessful in completing a course of training (including all required checks) shall be deemed to have failed to qualify and shall be subject to the provisions of Section 6(C)(1)(e) below. Such pilot shall be handled in accordance with Sections 6(C)(2) through (5).

        (d) A pilot who withdraws from training under Section 6(A)(6) above shall not be deemed to have failed to qualify but shall be subject to the provisions of
             Section 6(C)(1)(e) below. Such pilot shall be handled as follows:

             (i) All training records shall indicate that the pilot withdrew from training without prejudice.

             (ii) Such pilot shall be returned to his/her category held prior to entering training, subject to satisfactory completion of requalification training and seniority permitting.

             (iii) In the event the equipment to which the pilot is
                   to be returned is no longer available or the pilot cannot hold such category bid in seniority order, such pilot may elect a displacement option under Section 19(G) to a previously held equipment within his/her present or lower status. Section 13 shall not apply to a pilot who elects the displacement option under this provision.

             (iv) A pilot withdrawing from initial/upgrade training will be subject to Section 6(C)(2)(b).

             (v) A pilot withdrawing from transition/differences training will be subject to Section 6(C)(3)(b).

        (e) A pilot who has failed to qualify as provided in paragraph (c) above and/or who exercised the withdrawal provision of Section 6(A)(6), the sum of which totals three (3), shall not be afforded a further opportunity to qualify in any status on any equipment and shall be permanently restricted to his/her current status and equipment, subject to satisfactory completion of requalification training and seniority permitting.

SECTION 6(C)(2)


   (2)  Failure to Qualify - Initial/Upgrade Training

        (a) A pilot who fails to qualify and is not subject to the provisions of Section 6(C)(1)(e) shall be handled in accordance with the following:

             (i) Such pilot shall be returned to his/her category held prior to entering training, subject to satisfactory completion of requalification training and seniority permitting; or

             (ii) In the event the equipment to which the pilot is to be returned is no longer available or the pilot cannot hold such category bid in seniority order, such pilot may elect a displacement option under Section 19(G) to a previously held equipment within his/her present or lower status. Section 13 shall not apply to a pilot who elects the displacement option under this provision.

             (iii) In addition, an initial/upgrade Captain may
                   elect to fill a permanent vacancy bid award as a First Officer on the failed equipment, subject to satisfactory completion of qualification/requalification training.

        (b) A pilot described in Section 6(C)(2)(a) or Section 6(C)(1)(d) who is not subject to the provisions of
             Section 6(C)(1)(e) shall be eligible to bid for any category requiring initial/upgrade training twelve
             (12) months after his/her failure to qualify or withdrawal, subject to bid vacancies being available and seniority permitting.

        (c) A pilot described in Section 6(C)(2)(b) who is awarded a bid requiring initial/upgrade training and who again fails to qualify shall be returned to his/her previous category, subject to satisfactory completion of requalification training and seniority permitting. If this failure causes the third failure to qualify in accordance with Section 6(C)(1)(e), the Company shall not be required to afford a further opportunity to qualify in a higher status on any equipment.

        (d) In the event the equipment to which the pilot is to be returned is no longer available or the pilot cannot hold such category bid in seniority order, as provided for in Sections 6(C)(2)(c) above, such pilot shall be afforded the displacement prerogatives under Section 19(G) to any equipment within his/her present status or in a lower status, if applicable. Section 13 shall not apply to a pilot who elects the displacement option under this provision.

        (e) A pilot who fails to requalify in a previous status and equipment under Sections 6(C)(2)(a), (c) and (d) or who fails to qualify under Sections 6(C)(2)(a) and
             (d) above will be handled under the provisions of
             Section 21.

SECTION 6(C)(3)


   (3)  Failure to Qualify - Transition/Differences Training

        (a) A pilot who fails to qualify and is not subject to the provisions of Section 6(C)(1)(e) shall be handled in accordance with the following:

             (i) Such pilot shall be returned to his/her category held prior to entering training, subject to satisfactory completion of requalification training and seniority permitting; or

             (ii) In the event the equipment to which the pilot is to be returned is no longer available or the pilot cannot hold such category bid in seniority order, such pilot may elect a displacement option under Section 19(G) to a previously held equipment within his/her present or lower status. Section 13 shall not apply to a pilot who elects the displacement option under this provision.

        (b) A pilot described in Section 6(C)(3)(a) or Section 6(C)(1)(d) who is not subject to the provisions of
             Section 6(C)(1)(e) shall be eligible to bid for any category requiring transition/differences training twelve (12) months after his/her failure to qualify or withdrawal, subject to bid vacancies being available and seniority permitting.

        (c) A pilot described in Section 6(C)(3)(b) who is awarded a bid requiring transition/differences training and who again fails to qualify shall be returned to his/her previous category, subject to satisfactory completion of requalification training and seniority permitting. If this failure causes the third failure to qualify in accordance with Section 6(C)(1)(e), the Company shall not be required to afford a further opportunity to qualify in a category of the same status on any equipment.

        (d) In the event the equipment to which the pilot is to be returned is no longer available or the pilot cannot hold such category bid in seniority order, as provided for in Section 6(C)(3)(c) above, such pilot shall be afforded the displacement prerogatives under Section 19(G) to any equipment within his/her present status or in a lower status, if applicable. Section 13 shall not apply to a pilot who elects the displacement option under this provision.

        (e) A pilot who fails to requalify in a previous status and equipment under Sections 6(C)(3)(a), (c) and (d) or who fails to qualify under Sections 6(C)(3)(a) and
             (d) above or who possess no previous TWA status and equipment qualification shall be handled under the provisions of Section 21.

SECTION 6(C)(4)


   (4)  Failure to Qualify - Requalification Training

        (a) A pilot who fails to qualify and is not subject to the provisions of Section 6(C)(1)(e) shall be handled in accordance with the following:

             (i) Such pilot shall be returned to his/her category held prior to entering training, subject to satisfactory completion of requalification training and seniority permitting; or

             (ii) In the event the equipment to which the pilot is
                  to be returned is no longer available or the pilot cannot hold such category bid in seniority order, such pilot may elect a displacement option under Section 19(G) to a previously held equipment within his/her present or lower status. Section 13 shall not apply to a pilot who elects the displacement option under this provision.

        (b) A pilot described in Section 6(C)(4)(a) above who fails to requalify in a previous status or equipment or who possess no previous TWA status and equipment qualification shall be handled under the provisions of
             Section 21.

   (5)  Failure to Maintain Qualifications

        (a) A pilot who fails to maintain qualification in his/her present category will be allowed to return to his/her previous category, subject to satisfactory completion of requalification training and seniority permitting. In the event the equipment to which the pilot is to be returned is no longer available or the pilot cannot hold such category bid in seniority order, such pilot may elect a displacement option under Section 19(G) to a previously held status and equipment. Section 13 shall not apply to a pilot who elects the displacement option under this provision.

        (b) A pilot described in Sections 6(C)(5)(a) above who fails to requalify in his/her previous status and equipment or who possess no previous TWA status and equipment qualification will be handled under the provisions of Section 21.

(D)     PILOT TRAINING BOARD

   (1) There shall be a Pilot Training Board (herein the "Board") for the purpose of:

        (a) Making recommendations and reviewing matters pertinent to the training of pilots and pilot training programs.

        (b) Discussing the circumstances of pilots in jeopardy of failing to complete a course of training or of pilots experiencing difficulty completing IOE. A course of training is defined as a initial, transition, upgrade or a special course of extended training.

SECTION 6(D)(2)


   (2) The Board shall consist of five (5) members, two (2) selected by the Association. Association members shall be TWA employees familiar with pilot training. The remaining members shall be the Director Flight Operations Training, and the respective Regional Chief Pilots or their designees.

   (3) When any pilot is in jeopardy of not completing a course of training including IOE, or a pilot is exercising the options under 6(A)(5) and 6(A)(6), the Company shall notify the entire Pilot Training Board by telephone or the most expeditious manner available. The Board members shall be apprised of the circumstances surrounding the pilot's difficulty so that members of the Board may review the progress of the pilot. Based on this review Board members may make recommendations regarding the pilot's difficulty which are intended to facilitate the pilot's successful completion of his/her course of training.

        Further, when the Company and/or the Association is advised that a pilot is subject to an action by the DOT/FAA/NTSB relative to the operation of a TWA aircraft when training/standards may be an issue, the entire Pilot Training Board shall be notified by telephone or the most expeditious manner available. The Board members shall be apprised of the circumstances surrounding the pilot's situation so that the Board may recommend appropriate remedial measures. Such recommendation shall be considered by the Company.

   (4) The Board has no authority to alter or override the decisions of the Managing Director Flight Operations
        Training in matters relative to training, or of the Regional Chief Pilot in matters relative to IOE.

   (5) No decisions of the Board shall limit a pilot's right to exercise his/her rights under Sections 21 and 22 of the Working Agreement and further, any recommendation made by the Board pursuant to three (3) above shall not be admitted at any grievance hearing convened under these sections of the Working Agreement.

   (6) For the purposes of (D)(1)(a) above, the Board shall meet whenever it deems necessary to resolve items brought to its attention, but no less than twice a year on mutually agreeable dates.

   (7) If necessary, the Company agrees to make available to each member of the Board a current Company pilot training manual.

                             SECTION 7
                     TRIP AND TRAINING EXPENSES

(A)  DOMESTIC OPERATIONS

     (1) A pilot's expense allowance while engaged in operations, including training, away from the pilot's domicile shall be one dollar and eighty cents ($1.80) per hour for each hour or fraction thereof commencing at the time the pilot is required to report at his/her domicile and continuing until the pilot is released at his/her domicile.

     (2) No expenses shall be allowed a pilot when the period of time spent away from the pilot's base station on a flight is less than four hours (4:00) or where a pilot leaves the pilot's base station and returns to such base station without a landing being made at a point other than the pilot's base station.

     (3) At all stations where a pilot is scheduled or actually lays over, the Company will provide suitable and adequate single rooms and transportation in accordance with the following:

          (a) Crew lodging facilities will be provided in a suitable hotel/motel of comfort and facilities comparable to those utilized by the Company for crew layover purposes as of October 21, 1981. Prior to the selection or change of a layover hotel/motel by the Company, the Association shall be given the opportunity to inspect such facility except where circumstances beyond the Company's control prevent such inspection. If the Association desires that the Company change the location of existing layover facilities, the Association shall notify the Company to this effect and will set forth the reasons therefor. The Company will conduct a prompt investigation and if appropriate action is necessary, will correct any deterioration of service or facilities as reported by the Association representative(s). Additionally, the Company and the Association shall review the suitability of hotels and transportation then in use on a quarterly basis.

          (b) A pilot scheduled to layover twenty hours (20:00) or less (block to block) may be provided hotel accommodations at the airport of the layover city. On layovers of over twenty hours (20:00), a pilot shall be provided hotel accommodations downtown unless the parties mutually agree to an airport layover hotel.

          (c) Transportation to or from hotel accommodations other than airport hotel(s)/motel(s) will be in suitable vehicles. When the Company provided transportation at layover stations is not available within thirty-five minutes (0:35) after scheduled block-in or actual block-in of the flight, whichever is later, the crew may utilize other means of ground transportation to the layover hotel and shall be reimbursed for such reasonable and actual transportation expenses on the regular Company expense account form. The use of alternate transportation and reimbursement therefore shall apply when Company provided transportation is unavailable within fifteen minutes (0:15) of the scheduled pickup time at the layover hotel.

SECTION 7(A)(4)


          (4) A pilot's expense allowance while assigned to any temporary duty or assignment away from such pilot's domicile, shall be two dollars and fifty cents ($2.50) per hour for each hour or fraction thereof away from his/her domicile, except that where the Company provides suitable lodging and transportation, a reduction to the per hour rate as prescribed in (A)(1) above may be made.

               (a) A reserve pilot will receive the applicable hourly expense allowance beginning at 0001 of the first day assigned to such temporary duty except that the reserve pilot will not receive expenses during his/her duty free days (at home), while on sick leave (at home), any time (after 2400 of that day) when released from such temporary assignment or any time such pilot is unavailable to perform the responsibilities of such assignment.

               (b) A pilot holding a bid run will receive the applicable hourly expense rate beginning at 0001 of the day of the pilot's first actual flight assignment and continue until midnight (2400) of either the day such pilot is released from the temporary assignment or that such pilot is unavailable to perform the responsibilities of the assignment. Any expense reimbursement for such portion of such period shall be subject to
                    (E)(1) below.

          (5) When a pilot is required to report for flight duty at the pilot's domicile, to an airport in the same geographical area as, but other than, the airport from which the pilot's bid run operates, such pilot shall be furnished transportation by the Company from the regular airport to such other airport, or be paid twenty cents ($0.20) per mile plus necessary toll fees to drive the pilot's personal automobile between such airports; or when the pilot drives from the pilot's home to an airport other than the one from which the pilot's bid run operates, the pilot shall be paid transportation expenses as indicated above for the miles in excess of the distance from the pilot's home to the pilot's regular airport. When a pilot lands at the pilot's domicile, at an airport in the same geographical area as, but other than the airport from which the pilot's bid run operates, the Company shall provide return transportation to the departure airport at no out of pocket expense to the pilot. Expenses hereunder shall be in addition to those provided in
               (A)(1) above and compensation provided in Section 8 where such is due. In the event a pilot crew originates its trip at one airport and terminates at another airport at its domicile, on a scheduled basis, said pilot crew will be furnished direct one-way transportation, or in the alternative, if the Company shall so elect, will be paid the actual expense of such transportation one-way between the terminating and originating airports. For the purpose of this provision the pilot crew will be treated as a unit.

SECTION 7(B)


(B)  INTERNATIONAL OPERATIONS

     (1) When a pilot in International Operations is on a trip away from his/her domicile on Company business, as in (A)(1) above, the following shall apply:

          (a) At all stations where a pilot is scheduled or actually lays over, the Company will provide suitable and adequate lodging and transportation. Additionally, a pilot's expense allowance while engaged in operations away from domicile shall be two dollars ($2.00) per hour for each hour or fraction thereof while away from domicile.

          (b) Crew lodging facilities, as in (B)(1)(a) above will be selected from a list of first class hotels mutually agreed upon by the Company and the Association, and further, any such hotel selected shall be subject to inspection by the Association representative(s) as to suitability of accommodations prior to the Company contracting for such hotel. A copy of such hotel contract shall be provided to the Association representative(s). Should either the Company or the Association desire to change the location of existing layover facilities, the parties shall consult for the purpose of reaching agreement on mutually acceptable facilities unless conditions and circumstances beyond the Company's control preclude such agreement. Prompt investigation will be made and appropriate action taken by the Company to correct any deterioration of service or facilities as reported by the Association representative(s). Transportation to or from hotel accommodations located more than five (5) miles from the airport will be in vehicles of a type mutually agreed to by the Company and the Association representative(s).

          (c) When the Company does not provide such facilities as outlined above, reasonable actual expenses will be allowed therefor.

     (2) A pilot's expense allowance while assigned any temporary duty or assignment away from such pilot's domicile, shall be two dollars and fifty cents ($2.50) per hour for each hour or fraction thereof away from his/her domicile except that where the Company provides suitable lodging and transportation, a reduction to the per hour rate as prescribed in (B)(1) above may be made. If such assignment is outside the continental limits of the United States, the provisions of (B)(1) above shall apply except that the per hour expense rate shall be two dollars ($2.00).

     (3) At newly established layover stations, before any arrangements are made or allowances for lodging, transportation, meals, laundry, tips, and miscellaneous expenses are established, the Company will consult with the pilot representative(s) affected, and will put the reasonable recommendations of such representative(s) into effect if at all practicable.

SECTION 7(C)


(C)  DOMICILE TRAINING EXPENSES

     (1) A pilot assigned to training at the pilot's domicile (excluding completion of recurrent training bulletins, viewing of route qualification films, and attendance at special domicile meetings) shall receive twelve hours (12:00) expenses at the hourly rate provided in paragraph
          (A)(4) of this Section for each day of such training.

     (2) A pilot who bids or is displaced to another domicile and who is in training in the new domicile to fulfill that bid after the effective date of the bid award, shall receive training expenses and hotel accommodations in accordance with (D) below, until such time as the pilot is released for line training.

(D)  TRAINING EXPENSES AWAY FROM DOMICILE

     A pilot's expense allowance while assigned to the Company's training school (if at a location other than the pilot's domicile) shall be one dollar and eighty cents ($1.80) per hour or fraction thereof away from such domicile. The Company shall provide suitable and adequate single rooms as provided in (A)(3)(a) for a pilot training away from the pilot's domicile. In addition the Company shall reimburse each pilot for transportation expenses from the airport to the hotel and return for each training assignment. This reimbursement shall not exceed the roundtrip rate for taxi/limousine that serves these facilities. No such reimbursement need be made if transportation is furnished by other means (e.g. a crew lodging facility courtesy car). Any expense reimbursement for such portion of such period shall be subject to
     (E)(1) below.

(E)  GENERAL

     (1) In addition to the provisions of paragraphs (A) and (B) of this Section the Company may allow additional expenses covering any extraordinary conditions.

     (2) The hourly expense allowances under this Section are intended to reimburse pilots for only reasonable actual expenses.

     (3) A pilot shall be allowed to submit Company related (800) number phone fees on his/her expense report.

                             SECTION 8
                           DEADHEAD TIME

(A) When a pilot, who has completed one (1) year of service with the Company as a flight deck crew member, deadheads on a flight or part thereof, to or from protecting a flight, such pilot shall receive full pay, full credit for each hour of such deadhead time.

     Pay will be based on the pay rates of the equipment used on the flight protected. Deadhead pay rates and credit under this Section will be prorated where periods of less than an hour are involved.

(B) When deadheading is by surface transportation, it shall be paid as indicated above on the basis of scheduled flight time between the points.

(C) Movement between the following airports by surface transportation for the purpose of taking out a flight or returning from a flight, will not be considered as deadhead time. Each pilot shall be compensated for such movement, at the pilot's domicile only, at $2.50 per hour.

            Between                    Normal Travel Time
            -------                    ------------------

Newark                  LaGuardia                    1:15

Newark                  Kennedy                      1:30

LaGuardia               Kennedy                       :45

Kennedy                 Islip                        1:00

San Francisco           San Jose                     1:00

San Francisco           Oakland                      1:00

Los Angeles             Ontario                      2:15

Los Angeles             Long Beach                    :40

Los Angeles             Burbank                      1:15

Los Angeles             Santa Ana                    1:30


     The travel time provided in this paragraph (C) shall be considered as an extension of the trip hours and on-duty provisions of
     Section 11.

(D) Prior to initiation of operations from airports other than those listed in paragraph (C) above, the Company shall consult with the Association for the purpose of establishing travel times and transportation arrangements pertinent to such operation.

(E) A pilot scheduled to complete a flight assignment by deadheading from another station to such pilot's domicile shall be permitted to proceed directly to a location other than the pilot's domicile providing that prior to departing such other station, the pilot shall obtain approval from the appropriate planning authority. Such approval shall not be arbitrarily withheld. However, when crew rest is scheduled prior to deadheading return to domicile,

Section 8(E), cont.


     the pilot shall not depart the station before the termination of such rest period. Class B travel is authorized to any TWA station provided that such travel is completed on the same day as the deadhead return to domicile.

     When a pilot elects to utilize the provisions of this paragraph, expenses shall terminate at the block-out time of the flight upon which the pilot normally would have deadheaded to the pilot's domicile.

(F) A pilot scheduled to begin a flight assignment by deadheading from the pilot's domicile to another station to originate a flight, shall be permitted to proceed directly to the other station to originate the flight providing that prior to departing for such other station, the pilot shall obtain approval from the appropriate scheduling authority and his domicile. Such approval shall not be arbitrarily withheld. The pilot shall bear the responsibility of reporting for the originating flight in sufficient time but in no case less than one hour (1:00) prior to scheduled departure. A pilot shall be responsible to ensure that he/she has reviewed all pertinent safety material prior to flight assignment. Notification of pilot direct reporting will be via the designated CAMS entry. Class B travel is authorized to any TWA station provided that such travel is completed on the same day as the deadhead to begin a flight assignment.

     When a pilot elects to utilize the provisions of this paragraph, expenses shall begin at the block-in time of the flight upon which the pilot normally would have deadheaded from his/her domicile.

(G) When utilizing the provisions of Sections 8(E) and/or (F), a pilot shall be deemed to have actually performed the deadhead assignment as scheduled for the following purposes: 1) Duty time limitations; 2) Flight time limitations; 3) Flight time pay; and
     4) Flight time credit as provided in Sections 8, 10, and 11 of this Agreement.

                             SECTION 9
                         SCHEDULING POLICY

The scheduling of pilots out of each domicile shall be in accordance with seniority and category.

Since all situations cannot be covered, any question of interpretation should be brought to the attention of the Regional Chief Pilot. If such an interpretation does not satisfy the pilot involved, such pilot shall nevertheless follow the instructions received from the Regional Chief Pilot and then may present a summary of the incident to his/her Domicile Schedule Committee Chairman.

(A)  Preparation of Bid Pairings

     (1) Prior to consulting with the System Schedule Committee the Managing Director - Flight Operations shall analyze the flight assignments and develop them into bid pairings for posting on a standard form or in electronic form. Such bid pairings shall include all known flight time assigned to the domicile and shall be developed in accordance with this policy.

     (2) Whenever a change of flight times, stops, or layover points occurs, or if flights are added or deleted after the closing of bid preference bidding, the decision regarding the posting of new bid pairing preference sheets shall be made by mutual agreement between the Domicile Schedule Committee Chairman and the Regional Chief Pilot. Such a decision shall be based on the extent of such changes and the time of the month.

     (3) Every effort shall be made to design bid pairings in such a manner that there is an assortment of pairings offering a variety of pairing characteristics (i.e., length of trip and departure/arrival time).

          (a) Prior to the posting of bid pairings, a pre-run solutions check shall be accomplished to ensure that there is a feasible bid run solution. The check shall take account of all staffing actions and prescheduled activities known at the time of the run. Pairings which will not provide a feasible pre-run solution check in a category shall be redesigned by being recombined with other flight assignments as necessary until a feasible pre-run solution check is accomplished. The Company shall provide a copy of the pre-run solution to the System Schedule Committee at the System Schedule Committee meeting.

          (b) Additionally, to the extent possible, the Company shall strive to ensure that the highest level of bid run satisfaction is achieved by the maximum number of pilots in each category.

     (4) Bid pairings shall be posted in such a manner as to reflect the flight number(s), dates of operation, and a projection of credited flight time.

     (5) Monthly bid pairings shall be developed which will achieve bid runs that can be constructed within the mutually agreed range of Target.

Section 9(A)(6)


     (6) A listing of all pilots who are scheduled for vacation, known training or leaves of absence shall be posted by category concurrently with the posting of bid pairings.

(B)  Bidding - Information Package and Process

     (1) Information permitting, pilots shall have ten (10) days to indicate their schedule preferences. A domicile flight assignment summary ("bid package") containing all pairings of flights to be flown by category to be effective the following month/bid period shall be available electronically via Home Access and preferential bid system ("PBS") stations, on the eighth (8th) of each month and bids shall close on the eighteenth (18th) of each month. Additionally, paper bid package(s) will be available in each pilot's domicile/satellite by the twelfth (12th) of each month. Changes to the above mentioned dates may only be made by mutual consent. The bid package will show all domicile bid pairings grouped by equipment, and the following information (a-t) shall be included. Also, (a-j) shall be provided in a summary format.

          (a)  Flight Number

          (b)  Equipment-Limo-Deadheading

          (c)  Departure Time (Domestic-Domicile Local Time;
               International-Domicile Local and GMT)

          (d)  Crew Change Station

          (e)  Arrival Time

          (f)  Schedule Stops

          (g)  Layover Station and Time

          (h)  Total Scheduled Block-to-Block

          (i)  Total Trip Hours

          (j)  Total Round-trip Credit

          (k)  Crew Meal Segments

          (l)  Target

          (m)  Range

          (n) The estimated Reserve Staffing for each Category and the three (3) fixed-days-off (FDO) spreads as defined in Section 12(D)(2)(b).

          (o) A listing of all pilots who are scheduled for vacations and known training.

          (p)  Layover Hotel/Limo names and contact telephone numbers

          (q) System Default Bid for each category, as developed and mutually agreed between the Company and the System
               Schedule Committee, when updated as necessary. A

Section 9(B)(1)(q), cont.


               reference to a location where the System Default Bid can be viewed and printed electronically.

          (r) A reference to a location where the name and the payroll number of each pilot who is qualified as a line check airmen by category can be viewed and printed electronically.

          (s) A reference to a location where the previous month's bid results, indicating those pilots awarded bid runs or reserve schedules by Category in seniority order can be viewed and printed electronically.

          (t) Final agreed values ("pad factors") for all legalities (e.g., 29:15 in 7, etc.).

          Bid packages are to be mailed via overnight delivery to pilots upon request when they are five (5) or more days late.

     (2) The Company will provide pilots with technical support during the introduction of the preferential bid system to enable pilots to efficiently and effectively utilize the monthly preferential bid system. An on-line tutorial program will be available and updated as required. Further, the Company shall provide a toll-free technical support line that will be staffed during the time that bids are open Monday through Friday from 0830 to 1730 Central Time. At all other times during the month, a voicemail facility will be utilized.

     (3) (a) Each pilot shall indicate his/her personal default bid and/or monthly schedule preferences electronically on the preferential bid system provided at each domicile/satellite and/or through Home Access. Additionally, each pilot may indicate his/her personal default bid through CAMS by utilizing the "JXPREF" entry.

          (b)  The preferential bid entry system shall provide:

               (i) User-friendly interface features to enable a pilot to efficiently enter his/her preferences that will effectuate the processing and awarding of a bid run or reserve schedule in accordance with his/her preferences and seniority;

               (ii) Help features and bid entry system interface features to enable the pilot to successfully enter his/her preferences in the proper format. The system shall allow each pilot to identify and prioritize his/her preferences.

               (iii) The bidding pilot shall have access to his/her
                     last month's bid award, input bid preferences and a way to determine the reasons for awards and/or denials of awards.

                (iv) Reports will be available to the System Schedule
                     Committee such that the preferential bidding system's performance and other features can be

Section 9(B)(3)(b)(iv), cont.


                     monitored and evaluated.

     (4) Each pilot shall indicate bid run or reserve schedule preferences on the preferential bidding system provided at each domicile/satellite or through Home
          Access. Sufficient choices to receive a bid award should be indicated.

     (5) As a guide for awarding pairing(s) to pilots who are short on time and for balancing purposes, each pilot may enter his/her balance preferences by use of the CAMS free form balance request (JXMVP). Such balancing preferences shall be input by 0600 Central Time on the 23rd of the month prior to the bid month to be processed on the 23rd of the month. Pilots who volunteer for a supplemental bid run will also use this CAMS transaction and date/time to express their trip preferences.

     (6) Whenever a bid assignment message announces a pilot's bid or assignment before bid preferences close and the effective date of the bid is on or before the first day of the bid period, the pilot shall be permitted to express his/her bid preferences provided such expression is made prior to the bid preference closing date and time.

     (7) Whenever it is known that a pilot will return from leave of absence or temporary assignment during the bid period that pilot shall be permitted to express his/her bid preferences provided such expression is made prior to the bid preference closing date and time.

     (8) A pilot shall bear the responsibility for having his/her bid preference indicated as provided in paragraph (B)(3) above during the bidding period.

     (9) A pilot may leave a self-addressed stamped envelope of appropriate size with the Manager-Flight Crew
          Administration for the purpose of mailing the bid package.

     (10) Pre-scheduled Activities: (training, vacation,
          ------------------------
          medical/sick leave, etc.).

          (a) For the purposes of Training Golden Days (TGDs) input, an annotation alerting a pilot to anticipate CQT in the bid month shall be visible to the pilot in his/her JXCAP not later than the first day of the month prior to the bid month.

          (b) For the purposes of bidding, each pilot's known activities (except for unpaid leaves of less than one month) for the next bid month (including specific dates) shall be input and made available for viewing by the pilot not later than the fourteenth (14th) of the month prior to the bid month and shall not be changed without the concurrence of the pilot until twenty-four hours (24:00) after bid runs are awarded.

(C)  Awarding of Bid Pairings

     (1) Bid runs shall be developed from the awarded bid pairings in accordance with seniority and posted on a standard form or available electronically through the preferential bid system

Section 9(C)(1), cont.


          at each domicile/satellite and Home Access.

          (a) Short term (less than one month) leaves without pay will not be considered in the construction process of awarded bid runs or reserve schedules.

          (b) A pilot whose pre-scheduled activities preclude him/her being awarded his/her preference for a bid run or reserve schedule in accordance with seniority may be assigned a bid run or reserve schedule for the purposes of completing the run. After the bid run and reserve schedule awarding process is completed, such pilots shall be afforded an opportunity to accept the assigned bid run or reserve schedule or alternatively, exercise the provisions of Section 9(C)(5).

          (c) A pilot whose bid preferences may be equally satisfied by more than one pairing(s), work and non-working period(s) may have the determination of which such equally desired pairing(s), work and non-working period(s) he/she is awarded by the preferences of the pilot(s) junior to such pilot, in seniority order, who have submitted more specific bid preferences in the same bid category.

          (d) A pilot may enter bid preferences containing one or more conditional or specific reserve schedule criteria and shall be awarded such reserve schedule, seniority permitting. If the awarding of such schedule in accordance with a pilot's seniority would prevent a successful completion of bid awards, such pilot may be assigned a bid run or reserve schedule for the purposes of completing the run. After the bid run and reserve schedule awarding process is completed, such pilot shall be afforded an opportunity to accept the assigned bid run or reserve schedule or alternatively, exercise the provisions of Section 9(C)(5).

          (e) A Reserve Officer shall be temporarily assigned to the status of his/her qualification and shall be permitted to bid and be awarded a bid run in the same manner as if they were permanently assigned to the category.

          (f) Except as provided in Section 9(C)(1)(a) above, a pilot's schedule will be constructed such that he/she is contractually legal in all respects for all pairings and/or reserve schedules awarded vis-a-vis his/her known activities as reflected in CAMS at the closing of bids.

               The Company may exercise the provisions of Section 9(D) during the interval after bids have closed and before the award results are reflected in CAMS, except that any such balance award that causes an illegality in the pilot's next month bid award shall be removed upon bid run completion. Nothing in this paragraph shall limit a pilot's right to initiate changes to his/her schedule at any time. If such pilot initiated changes create any conflicts or illegalities versus their PBS award, any illegally awarded trips shall be removed from the award and the pilot shall be handled

Section 9(C)(1)(f), cont.


               under the initial balance process.

     (2) If a pilot fails to bid as provided in 9(B)(3), the pilot will either be awarded a bid run or reserve schedule, utilizing the pilot's personal default bid. If the pilot does not have a personal default bid, the appropriate system default bid will be used.

     (3) A pilot will not be awarded a bid (except for pay purposes only) on a type of equipment unless the pilot holds the necessary equipment qualifications, or it is anticipated that the pilot will complete such qualifications within the first five (5) days of the bid month being awarded.

     (4) A pilot who has completed transition and/or upgrade training on an equipment type in conjunction with fulfilling a new category bid will be afforded the opportunity for a guaranteed bid run award through the PBS, seniority notwithstanding, in the new category for one (1) month only. Such guaranteed bid run holder status shall be in accordance with Section 9(C)(3) above. A pilot who is awarded a bid run pursuant to this paragraph shall not be subject to displacement under Section 9(C)(5) below.

     (5) A pilot described in Section 9(C)(1)(b) or (d) above or whenever a pilot bidding, displacing, returning from leave of absence, training or temporary assignment or changing categories, arrives at a domicile after the awarded bid period has started and has not been awarded a bid, the pilot shall be handled in the following order:

          (a) If sufficient open time is available to construct a line reasonably close to the pilot's monthly ALV, a pilot shall be scheduled on such open time provided the pilot's seniority entitles the pilot to such open time.

          (b) If sufficient open time is not available, the pilot shall assume the line held by the most junior line holder provided the pilot is senior to the holder of said bid run in his/her category.

          (c) If unable to be handled as in (a) or (b) above, seniority permitting the pilot shall assume the line held by the most junior pilot holding a bid run as in
               (C)(8) below in his/her category.

          (d) If unable to be handled as in (a),(b) or (c) above, the pilot shall be assigned a reserve schedule.

          (e) If a pilot so elects, in lieu of (a),(b) or (c) preceding, the pilot may be given a reserve schedule.

          The Company shall attempt to contact such pilots for disposition by phone, and if unable then by an entry in the pilot's JXCAP.

     (6) Notwithstanding the balancing of pilots and distribution of open time provisions contained in Section 9(H) below, whenever a bid pairing(s) is re-bid or a flight(s) in a bid run must be substituted because of a schedule change during

Section 9(C)(6), cont.


          a month, the flight(s) for which the pilot is scheduled in the new period shall replace any flight(s) previously awarded for that period from earlier bidding, and such new flight(s) shall be considered to be a part of the pilot's original projection.

          Substitution of flight(s) under the provisions of this paragraph 9(C)(6) shall be limited to pilots who have lost flight(s) solely for the reason stated above. Additionally, the substitution of flight(s) as provided herein shall be assigned based upon the seniority within the category and the following priorities:

          (a) First, the new flight assignment(s) is substantially equal in pay and credit and days scheduled to operate to the original flight assignment;

          (b) Second, the new flight assignment(s)is substantially contained within the days that the original flight assignment was to operate;

          (c) Third, the new flight assignment(s) is substantially equal in pay and credit to the original flight assignment.

     (7) A pilot will not be awarded a bid run or reserve schedule if the pilot is expected to be absent from flying during the entire bid period, i.e., medical, personal leave, vacation, etc.

     (8)  Supplemental Bid Runs. The Company shall develop
          ---------------------
          supplemental bid runs to provide for the post bid award protection of flight assignments that are un-sequenced and flight assignments that are otherwise vacated by pilots.

          If subsequent to the posting of bid run awards, but prior to the seventh day of the new bid period, a bid run can be developed for a category which totals the guarantee or more credited hours, such bid runs shall be awarded in seniority order to those pilots holding a reserve schedule in that category who have indicated a preference for a supplemental bid run subject to Section 12(D)(2)(b). Pilots may indicate such preference in accordance with the following:

          (a) Pilots desiring a supplemental bid run shall indicate this preference via an appropriate entry in the Preferential Bidding System. Such pilots shall input their preferences as to trips via the CAMS free form balance request (JXMVP) by 0600 Central Time on the 23rd of the month prior to the bid month to be processed on the 23rd of the month; or

          (b) Pilots desiring a supplemental bid run may input their preferences as to trips via the JXMVP by 0600 Central Time on the 23rd of the month prior to the bid month to be processed on the 23rd of the month.

          Supplemental bids will be awarded first to pilots who indicated a preference for such bids via the Preferential Bidding System. Any additional supplemental bids will then be awarded to pilots who input their preference as to trips

Section 9(C)(8), cont.


          via the JXMVP. After any such supplemental bid runs are awarded, any additional open time will be handled in accordance with Section 9(H).

     (9) The above notwithstanding, the Company shall not be required to award during the normal monthly bid award process First Officer pairings associated with Line Check Airman bid runs. Such pairings as provided under this Section 9(C)(9) shall not exceed the equivalent of thirty (30) First Officer Bid Runs based on the respective First Officer Category range of Target. Such open First Officer pairings shall be, to the extent possible, used for training which, as used herein, shall be limited to equipment training, requalification training, upgrade training, and checking. Whenever said bid runs or a portion thereof cannot be used in training as described above, the resultant vacant trip(s) shall be treated as open time and assigned in accordance with Section 9(H). The assigning of pilots to trips open due to such un-awarded First Officer bid pairings shall not result in any pay assignment to any pilot. The application of this provision shall not, for the duration of the Agreement, result in the creation of an excess of pilots for the purpose of subsequent system displacement actions.

     (10) During the monthly preferential bid process, First Officers with less than FAR 121.438b experience will not be awarded a pairing(s) that has been awarded to a Captain who does not meet the requirements of FAR 121.438b.

(D)  Balancing of Pilots

     (1) For the purpose of balancing, pilots will be classified as follows:

          (a)  Class "A" Balance: Bid run pilots projected under
                         --------
               guarantee, upon completion of initial balancing on a seniority basis, will be classified as Class "A".

               A Class "A" pilot may enter balance preferences at any time by telephone contact or voicemail with CCS, or the CAMS free-form balance request (JXMVP).

               Initial balancing will normally commence on the twenty-third (23rd) of the month prior to the bid month. Notwithstanding the provisions of Section 9(B)(5), a Class "A" pilot may request that his/her balance preference be added to the JXMVP list at any time during the month.

               Trip Substitution: In addition to the Company or pilot adding a Class "A" balance trip, a Class "A" pilot may substitute a conflicting trip in his/her bid line with a Class "A" balance trip. Such trip substitution is limited to a Class "A" balance.

          (b)  Class "M" Balance (Military): In accordance with
               Section 18(C)(4)(c), bid run pilots who drop an entire trip due to military and request to become available for balance for the number of days of the original trip over and above the military absence days taken will be classified as Class "M". (E.g. A five day trip

Section 9(D)(1)(b), cont.


               is dropped for two days of military absence, the pilot would be available for three days (M3) of flying.).

               A Class "M" pilot may enter balance preferences at any time by telephone contact or voicemail with CCS, or the CAMS free-form balance request (JXMVP).

               Notwithstanding the provisions of Section 9(B)(5), a Class "M" pilot may request that his/her balance preference be added to the JXMVP list at any time during the month.

          (c)  Class "B" Voluntary Balance: Bid run pilots projected
                         ------------------
               under ALV credit hours but over guarantee due to the following will be classified as Class "B":

               - A flight cancellation

               - Irregular operation

               - When training results in a missed trip(s) that are greater than the value of the daily rate for such trip(s).

               In addition, pilots projected under guarantee due to low initial projection, as defined in Section
               9(D)(2)(b), will be considered Class "B".

               Notwithstanding the provisions of Section 9(B)(5), a Class "B" pilot may request to be balanced at any time during the month by telephone contact with Crew
               Scheduling, by voicemail or by the CAMS free form balance request (JXMVP).

               Once the value of the Class "B" loss, as stated above, has been recovered, the pilot will not be considered for a Class "B" balance.

     (2)  Additional Balance Rules:

          (a) Involuntary Balance: In the event a pilot's projected flight time credit for the month is less than the applicable hours of the pilot's guarantee, the Company may balance such pilot at any time during the month, subject to (D)(2)(b), below.

          (b) A bid run pilot whose initial awarded bid run is constructed to less than bid run guarantee will not be subject to balance as provided for in Section 9(D) unless such pilot indicates his/her request for balancing by voicemail or by the CAMS free form balance request (JXMVP).

          (c) Pay and Credit Calculations: If any trip commences (report time) in one (1) calendar month and ends in the following month, all of a pilot's calculable flight time pay and credit for the trip shall be paid and credited in the month earned.

          (d) Reserve Replacement Option (RRO): Subject to the approval of Crew Schedule, a Class "A", "M" or "B"

Section 9(D)(2)(d), cont.


               pilot may remove a reserve pilot from a flight up to the time the reserve pilot is required to report for the flight. In addition, a reserve pilot may be removed from a flight in mid-pairing by Crew Schedule if the remaining portion of the pairing is assigned to a Class "A", "M" or "B" pilot or at the Company's sole discretion to any pilot on the Volunteer Fly List.

          (e) Balance Limits: The block-to-block flight time on the balance trip to be flown shall not, when added to his/her already accumulated block-to-block flight hours and projected block-to-block flight hours, total more than category target plus range, unless the pilot consents.

          (f) Class "A" and "M" balancing may be done by the Company at any time and will always be run consecutively, Class "A" then Class "M", on a seniority basis.

     (3)  Balance Avoidance: Pilots who are subject to balance for any
          ------------------
          reason shall be allowed to request an opportunity to avoid balancing. Requests to avoid balance action must be communicated to Crew Scheduling and, if approved, the pilot's guarantee will be reduced to the current value of his/her services performed and projected services.

          The decision to permit balance avoidance will be subject to forecast reserve availability and operational considerations at the time of the request and will be at the sole discretion of the Company.

          Pilots who exercise the balance avoidance option and subsequently are again subject to balance will be handled in accordance with Section 9(D)1 and (D)2 above.

     (4) When a canceled flight is re-originated or an extra section or charter is operated in lieu thereof, it will be treated the same as the pilot's original flight assignment.

(E)  Bid Line Improvement Process (BLIP)

     (1) To provide more desirable flights for pilots in accordance with their seniority, the following Bid Line Improvement Procedure (BLIP) principles shall apply for bid run pilots.

     (2) Each bid run pilot shall be offered an opportunity to bid for any flight whether or not the desired flight(s) is advertised as open. Such BLIP preference must be input for each day, separately, and can reflect flight preferences for any other date of the bid period, subject to the provisions listed below:

          (a) BLIP preferences must be input by the pilot via CAMS CRT, home access, or voice-mail. Up to three (3) display screens will be available for all preference inputs (i.e. BLIP and TAS).

               BLIP preferences must indicate the flight number(s) and date(s) of the flights desired and the flight number(s) and date(s) of the flight(s) vacated (e.g. *A256/02DEC R323/03DEC*).

Section 9(E)(2)(b)


          (b) BLIP processing for each month shall commence with the first BLIP close time three (3) days prior to the first day of the month and will be in accordance with the parameters listed below based on local domicile time:

               DAILY BLIP

               -------------------------------------------------------------
               Domicile          Return           1st BLIP          2nd BLIP
                                 to Duty          Close             Close
                                 Time
               -------------------------------------------------------------
               JFK D/I           0800             0800              1700
               -------------------------------------------------------------
               STL D/I           0800             0800              1700
               -------------------------------------------------------------
               SFO D/I           0700             0700              1600
               -------------------------------------------------------------
               LAX D/I           0700             0700              1600
               -------------------------------------------------------------

          (c) A pilot who is in any off-duty status and desires to return for his/her next scheduled flight must do so no later than the applicable local domicile time on the day prior to the next scheduled flight or the flight will be removed and placed in open time.

          (d) BLIP awards will be completed as soon as possible, not to exceed three hours (3:00) of the BLIP close, local domicile time. Flight(s) awarded to successful bidders shall be added to the pilot's monthly schedule (JXCAP) and the flight(s) vacated will be removed.

               Any pilot whose flight(s) is vacated due to a BLIP
               Preference Award to another flight(s) will lose all rights to the vacated flight(s).

          (e) Daily BLIP awards will be processed in seniority order and on a multiple pass system. If the automated CAMS system is unavailable during the BLIP award process, the process reverts to a single pass system and the completion time provisions of paragraph (d) above and the automated report provision of this paragraph shall not apply.

               An automated report of all BLIP requests showing those awarded and the reasons for those denied will be electronically available for all pilots to view for each BLIP run.

          (f) A BLIP transaction will be processed even if it causes the pilot to exceed ALV.

          (g) A pilot on ALPA business will be allowed to exercise the BLIP provisions of this section in seniority order for the purpose of ALPA Flight Pay Loss make-up. (Not applicable to the three (3) members of the System Schedule Committee reimbursed by the Company under
               Section 10(B)(5)).

          (h) Subject to Sections 9(E)(2)(j), 9(E)(2)(k) and 9(E)(3) below, a pilot may BLIP out of any flight(s) within the new bid month, and a pilot may BLIP from any day of the new bid period into a flight on the last three
               (3) days of the previous bid period.

Section 9(E)(2)(i)


          (i) BLIP requests that impinge on a pilot's golden days will be awarded and the pilot will forfeit those golden days impinged upon.

          (j) A pilot may BLIP out of a flight(s) that departs or impinges on a holiday.

          Requests to BLIP out of the holidays specifically listed below will be processed two (2) days and one (1) day before the scheduled departure date of the pilot's original flight(s). The award of such BLIP will be at the Company's discretion, notwithstanding the stated reserve requirements of paragraph (E)(3). Further, at all times a pilot may BLIP out of a pairing(s) that departs or impinges on one of the following holidays as long as he/she adds a pairing(s) that departs or impinges on the same holiday.

               Thanksgiving Day              Christmas Day
               December 31

          (k) BLIP preferences will be honored if such award does not generate more than forty-five minutes (0:45) of make-up guarantee at the completion of each award. A pilot's guarantee will be automatically subject to the reduction provisions of Section 9(D)(3), Balance Avoidance, for the make up guarantee.

          (l) BLIP requests for a domestic satellite pairing will be awarded in accordance with the normal BLIP procedures. BLIP requests for an international satellite pairing will be awarded in accordance with Letter VI, paragraph 18.

          (m) BLIP preferences shall not be honored if the award is in conflict with a required, pre-scheduled activity or vacation. However, BLIP preferences shall be honored if the award conflicts with a bid run pilot's days off or golden days.

          (n) Pilots awarded a BLIP assignment have the responsibility to "OK" that assignment. However, Crew Schedule shall notify pilots awarded BLIP flight(s) for the current or following day and those pilots who have no flight activities scheduled before the BLIP award flight(s). In the event it is not possible to contact a pilot who has a BLIP flight(s), a rework will not be made. Any flight(s) left open in this manner will be assigned in accordance with Section 9(H).

          (o) BLIP preferences requesting to add a trip on the date of the BLIP process shall be awarded provided the trip added departs after 1700 (local domicile time) and the trip removed does not depart on that process day.

     (3) BLIP preferences shall be awarded if there are sufficient reserves to cover all known openings for the duration of the trip(s). If the vacated trip is within seven (7) days of the BLIP award, the BLIP preference shall be awarded if there is one (1) reserve pilot in addition to the sufficient reserve

Section 9(E)(3), cont.


          requirement for the duration of the trip. The Company, in its discretion, may award a BLIP preference notwithstanding the stated reserve requirements of this paragraph.

(F)  Additional Flying

     (1)  General

          (a) Pilots who notify the Company that they are available to fly on days they are not otherwise scheduled to fly may perform additional flying, subject to these
               Section 9 (F) provisions.

               After the bids are awarded and continuing throughout the month an eligible pilot may volunteer to fly time in addition to his/her monthly schedule. No pilot shall be required to perform additional flying.

          (b) Non-bid run pilots are restricted from Green Time, (9(H)(1)), for all additional flying.

          (c) Non-bid run pilots may use TAS and VFL to request additional flying on days off, reserve golden days off
               (RGD) and vacation days. Such flights must depart on a day off, RGD or vacation day and must be contained within the pilot's vacation or duty free period, including all required rest, except as provided in
               Section 9(F)(5). Non-bid run pilots may use TAS and VFL for RGD and vacation flying beginning forty-eight hours (48:00) prior to the commencement of the RGD or vacation period for flights departing within the pilot's RGD or vacation. Non-bid run pilots on days off may use TAS or VFL for flights departing within forty-eight hours (48:00).

     (2)  Trip Add System (TAS)

          (a) To provide a structured mechanism for pilots to add flights to their schedules in accordance with equalization, the TAS principles shall apply for all pilots.

          (b) Each pilot shall be offered an opportunity to bid for any flight whether or not the desired flight(s) is advertised as open. Such TAS preference must be input for each day, separately, and can reflect flight preferences for any date(s) of the bid period, subject to the provisions listed below:

               (i) TAS preferences must be input by the pilot via CAMS CRT, home access, or voice-mail. Up to three (3) display screens will be available for all preference inputs (i.e. BLIP and TAS).

                      TAS preferences must be input by specific request, by flight number(s) and date(s) of the flight(s) desired
                      (e.g. *A256/02DEC**A323/03DEC*).

               (ii) TAS processing for each bid month shall commence with the first TAS close time three (3) days

Section 9(F)(2)(b)(ii), cont.


                      prior to the first day of the bid month and will be in accordance with the parameters listed below based on local domicile time:

                      DAILY TAS

                      -----------------------------------------------------
                      Domicile            1st TAS Close       2nd TAS Close
                      -----------------------------------------------------
                        JFK D/I           0800                1700
                      -----------------------------------------------------
                        STL D/I           0800                1700
                      -----------------------------------------------------
                        SFO D/I           0700                1600
                      -----------------------------------------------------
                        LAX D/I           0700                1600
                      -----------------------------------------------------

               (iii)  TAS awards will be completed as soon as
                      possible, not to exceed three hours (3:00) of the TAS close hour. Flight(s) awarded to successful bidders shall be added to the pilot's monthly schedule (JXCAP).

               (iv) TAS preferences shall not be honored if the award is in conflict with required, pre-scheduled activity. However, a TAS award shall be honored if the award conflicts with a pilot's scheduled vacation or days off.

                      TAS requests that impinge on a pilot's golden days will be awarded and the pilot will forfeit those days impinged upon.

                      A TAS transaction will be processed even if it causes the pilot to exceed ALV.

               (v) TAS requests for a domestic satellite pairing will be awarded in accordance with the normal TAS procedures. TAS requests for an international satellite pairing will be awarded in accordance with Letter VI, paragraph 18.

               (vi) Pilots awarded a TAS assignment have the responsibility to "OK" that assignment. However, Crew Schedule shall notify pilots awarded a TAS flight for the current or following day and those pilots who have no flight activities scheduled before the TAS award flight. In the event it is not possible to contact a pilot who has a TAS flight, a rework will not be made. Any flight(s) left open in this manner will be assigned in accordance with Section 9(H).

               (vii) Out-of-domicile pilots may use TAS for flights departing within forty-eight hours (48:00) but shall be considered after in-domicile pilots.

               (viii) A pilot who removes a trip during a BLIP
                      transaction may not add that trip during the associated TAS process immediately following such BLIP process.

          (c) A pilot on ALPA business will be allowed to exercise the TAS provisions of this section in equalization order for the purpose of ALPA Flight Pay Loss make-up. (Not applicable to the three (3) members of the System

Section 9(F)(2)(c), cont.


               Schedule Committee reimbursed by the Company under
               Section 10(B)(5)).

          (d) TAS is included in the pilot's schedule and treated as a part of the pilot's regularly assigned monthly schedule once the flight assignment is awarded.

     (3)  Volunteer Fly List (VFL)

          (a) In addition to the TAS, the Company will maintain a list of pilots (Volunteer Fly List or VFL) who have notified the Company they are available to fly on days they are not otherwise scheduled to fly. The VFL will be available for all pilots to view via CAMS and home access. VFL requests will be awarded in accordance with equalization.

          (b) Pilots on vacation or reserve pilots on days off who become unavailable (i.e. illness) for scheduled additional flying will be returned to their previous scheduled activity.

          (c) The Company will offer open flights to pilots on the VFL in accordance with Section 9(H). Crew scheduling shall only call a pilot for a VFL trip based upon his/her requested preferences.

          (d) Pilots may accept or reject the offered flight assignment. Once accepted, the VFL trip will be included in the pilot's schedule and treated as part of the pilot's regularly assigned monthly schedule. Pilots must be legal, qualified and available to accept the entire assignment without causing a conflict with a scheduled trip or causing a trip drop due to illegality, training or reserve duty days unless such conflict or trip drop is approved by Crew Scheduling.

          (e) VFL preferences shall not be honored if the award is in conflict with required, pre-scheduled activity. However, a VFL award shall be honored if the award conflicts with a pilot's scheduled vacation or days off.

               VFL requests that impinge on a pilot's golden days will be awarded and the pilot will forfeit those days impinged upon.

               A VFL transaction will be processed even if it causes the pilot to exceed ALV.

          (f) VFL requests for a domestic satellite pairing will be awarded in accordance with the normal VFL procedures. VFL shall not apply to international satellite pairing(s).

          (g) Out-of-domicile pilots may use the VFL to request out-of-domicile flights but shall be considered after in-domicile pilots.

Section 9(F)(4)


     (4) Equalization: When two (2) or more pilots are requesting additional flying for the same day, the pilot with the least amount of additional flying pay hours in the current month and immediately preceding two (2) bid months will be given priority for the assignment. If the pilots requesting additional flying have an equal amount of additional flying pay hours, the senior pilot will be given priority for the assignment.

     (5)  Activity Conflicts

          Notwithstanding the provisions of (F)(2) and (F)(3), TAS and VFL trip awards shall not be prohibited solely because the requested TAS or VFL trip overlaps between a pilot's RGDs, DOF or vacation days in the following circumstances, provided such trip does not result in any conflicts or illegalities with the pilot's scheduled activities, including all required rest:

          (a) A flight departs on a pilot's RGD and immediately continues to the pilot's vacation or DOF and the entire remainder of the flight assignment is contained within the pilot's vacation period and/or DOF.

          (b) A flight departs on a day of a pilot's vacation and immediately continues to the pilot's RGD and/or DOF and the entire remainder of the flight assignment is contained within the pilot's RGD and/or DOF.

          (c) A flight departs on a day of a pilot's DOF and immediately continues to the pilot's vacation and/or RGD and the entire flight remainder of the flight assignment is contained within the pilot's vacation and/or RGD.

          (d) A pilot on RGD, DOF or vacation who has a contiguous period of RGDs, DOFs or vacation may request a flight that departs on such subsequent set of RGDs, DOF or vacation provided the entire flight assignment is contained within the pilot's RGD, DOF or vacation.

(G)  Draft

     (1) In the event it is necessary to provide protection for the operation which cannot be provided by a pilot holding a reserve schedule, the Company may draft the most junior pilot in the category who is legal, qualified and available. Any pilot so assigned shall receive premium pay in accordance with Section 5(K) for each pay hour of such assignment.

     (2)  Trip Protection for Draft Pilots

          A pilot who has a trip removed at the instant the draft occurs and as a direct result of the draft shall receive the greater of draft pay for the trip flown or the scheduled pay for the trip removed. The pilot shall be advised that the trip protection comparison will occur after the completion of the draft trip.

Section 9(H)


(H)  Distribution of Open Time

     Open time shall be distributed among pilots in accordance with the provisions of Section 9 within the classes described above in the following order:

     (1)  Green time: Open time that develops after the bids are
          ----------
          awarded and after initial balancing is completed but prior to forty-eight hours (48:00) of the scheduled departure of the open flight. Green time is processed and awarded for bid run pilots only, in the following order:

          CLASS "A" balance list

          CLASS "M" balance list

          CLASS "B" balance list

          BLIP

          TAS

     (2)  Yellow time: Open time that is unassigned within forty-eight
          ------------
          hours (48:00) of the scheduled departure of the open flight but prior to six hours (6:00) of scheduled departure of the open flight. Yellow time is processed and awarded for bid run and non-bid run pilot's in the following order:

          CLASS "A" balance list

          CLASS "M" balance list

          CLASS "B" balance list

          BLIP

          Option Time

          TAS

          VFL

          Reserve Pilot, in order to comply with Section 12(B)(3) (not counted against Option Time)

          Draft

     (3)  Red time: Open time that remains unassigned within six hours
          ---------
          (6:00) of the scheduled departure of the open flight. Red time is processed and awarded for bid run and non-bid run pilots in the following order:

          CLASS "A" balance list

          CLASS "M" balance list

          CLASS "B" balance list

          Reserve pilot, at Company option

          VFL

Section 9(H)(3), cont.


          Draft

          A Class "A", "M" or "B" pilot may accept or reject assignment to a Red Time flight, at his/her sole discretion.

     (4) After an open flight is assigned to a pilot and accepted, the flight shall be considered as part of the pilot's regular schedule, subject to Section 9(D)(2)(d) and 12(C)(3).

(I)  Trading of Flights

          Mutual trading of flights between pilots holding a bid run shall be permissible, subject to the following provisions:

     (1) Each pilot must be legal to protect both the flight for which the pilot has traded and the pilot's next scheduled flight.

     (2)  Such mutual trade shall not create make-up guarantee.

     (3) After a trade has been agreed upon and recorded, the flights so traded shall be considered as the regular flights of the respective pilots.

(J)  OFR - Offering A Trip

     (1) Bid run pilots may offer trips into open time (OFR). Until the offered trip is selected by another pilot or Crew Schedule, the offering pilot will remain responsible for the trip. If a bid run pilot, a pilot on vacation, or a non-bid run pilot during his/her days off selects the offered trip from open time, the trip will be dropped from the offering pilot's bid run and placed in the receiving pilot's JXCAP. The removed trip may not be re-acquired by the offering pilot. When an OFR trip is in Yellow Time, Crew Schedule may take the offered trip, subject to Section 9(K)(5). If Crew Schedule takes the trip, it will be removed from a pilot's bid run as if it had been transferred to another pilot. Crew Schedule may use the removed trip for balancing purposes or may assign it to an available reserve pilot.

          A selected trip must not conflict with any existing assignments and all contractual legalities must be observed. An OFR trip acquired by a reserve pilot must fall within vacation, DOF, RGD, or any contiguous combination thereof, including any reserve pilot required rest. A pilot on vacation shall be restricted from selecting an OFR trip that impinges on any holiday listed in Section 9(E)(2)(j). When the trip is dropped, the projected pay and credit, and the minimum guarantee of the offering pilot will be reduced by the amount of the pay and credit hours of the dropped trip. The projected pay and credit of a receiving bid run pilot will be increased by the number of pay and credit hours of the trip received. Pilots with less than one (1) year of service shall have his/her pay reduced/increased in accordance with the hourly rate of Section 4(B)(1)(b). The guarantee of the reserve pilot will not be offset by the pay and credit of the trip received.

Section 9(J)(2)


     (2) If a bid run pilot has a trip that extends into a month in which he/she is a reserve pilot, offers and subsequently has a trip removed in accordance with 9(J)(1) above, the day(s) on which the removed trip was to operate, in the reserve month, shall become inviolate duty-free period(s) ("Platinum Day(s)").

          A pilot shall indicate to Crew Schedule, prior to the start of the inviolate duty-free period(s) ("Platinum Day(s)"), which of the period(s), if any, he/she prefers to waive and become available for duty to the Company. Compensation for such availability on the waived duty-free period(s) shall be at Fixed Daily Rate.

     (3) OFR is not subject to distribution on the basis of seniority or equalization.

(K)  Miscellaneous

     (1) Upon return to domicile from a flight or other authorized absence, a pilot shall okay his/her next schedule flight(s) or next training schedule, or determine his/her position on the reserve schedule.

     (2) Flight time and credit shall be reported for pay assigned to a bid run pilot concurrent with the reporting of flight time and credit for the pilot who actually flew the trip, subject to the provisions of Section 5(E).

     (3) When a pilot is advised that there will be a delayed departure after he/she reports to the field, the pilot will remain with the flight for four hours (4:00) International (two hours (2:00) Domestic) from report time; the pilot may request relief, but will remain with the flight until the relief has arrived at the field.

     (4) When for any reason a pilot becomes illegal for a future scheduled pairing, the Company will take no immediate action to resolve the illegality provided the illegal pairing departs more than seventy-two hours (72:00). The illegality will be clearly flagged in JXCAP in a manner visible to the pilot. The pilot may use the various provision of Section 9 to attempt to rearrange his/her schedule to eliminate the illegality. If the pilot has not done so by seventy two hours (72:00) prior to the illegal pairing's scheduled departure, the Company may resolve the illegality in accordance with normal scheduling procedures. Notwithstanding the above, a pilot on an active pairing will have his/her next pairing removed as a result of a projected illegality, either FAR or contractual. However, upon completion of his/her active pairing, the illegality will be re-evaluated. If the pilot is now legal, such pilot will be restored to his/her removed pairing.

     (5)  Option time: Open time and OFR time within forty-eight hours
          -----------
          (48:00) of departure at the company's option can be assigned to a reserve using the provisions of Section 12(C), subject to the following:

          In any bid month no more than thirty-five percent (35%) of the total reserve availability measured in hours can be

Section 9(K)(5), cont.


          assigned to reserves using the option time provisions. This bank of option time is computed for each category by multiplying the actual number of reserve days available by five hours (5:00), multiplied by thirty-five percent (35%). E.g., if the reserve days available is two hundred fifty
          (250), then the Option time for that category is 250 x 5.0 x 35% = 437.5 hours available for the Company to assign at its sole discretion to reserves within forty-eight hours (48:00) of open flight departure.

          Option time assignments in the first fifteen (15) days of each bid month will not be available to the company when more than fifty percent (50%) of total monthly option time has been assigned.

          Once option time is exhausted, all open trips will be assigned subject to the provisions of Section 9(H).

     (6) A pilot will not be scheduled to exceed one hundred (100) actual block hours in a calendar month in accordance with FAR's.

          A pilot will not be scheduled to exceed one thousand (1000) actual block hours in a rolling twelve (12) month period. To ensure that pilots are not limited from flying a normal schedule (an average of seventy-five hours (75:00)) in future months, a rolling twelve (12) month calculation will be done for each twelve (12) month period extending from the current month plus eleven (11) prior months through the current month plus eleven (11) future months. The most restrictive of the twelve (12) rolling totals will be used to limit current flying if necessary.

          Actual block hours will be used for all prior months. Actual or projected block hours will be used for the current and next month when specific flight assignments are known, and seventy-five block hours (75:00) will be assumed for all future months containing no flight assignments, except that scheduled vacations will be taken into account pro-rata.

                             SECTION 10
                        SCHEDULING OF PILOTS

(A)  General

     (1) Consistent with the concepts of participative management, it is the intent and purpose of this Section to provide for pilot participation in the development of pilot scheduling policies and procedures that will promote the most efficient and economical operation of flights, the best possible pairing or grouping of flights into bid runs by observing and, to the extent possible, honoring the collective preferences of the pilots, the most equitable assignment of flying time to domiciles, the most reasonable degree of stability of bids at each domicile, and the intent that
          Section 11(B) operate so as to effect favorable working conditions. Consistent with the above, the general concept of seniority will be given appropriate recognition. The assignment of time to domiciles and the pairing or grouping of runs to effect the purpose of Section 11(B) will not be done in such a manner as to effect a general deterioration of working conditions and domicile stability. The Company and the pilot representatives will consult with regard to the above as outlined herein, the Company retaining the right to determine the geographical location of domiciles, the assignment of flight time to domiciles, and the pairing or grouping of flights for purposes of bid runs.

     (2) The Company may assign both Domestic and International flights to pilot domiciles. At such combined
          Domestic/International domiciles the following shall apply:

          (a) In the event that unanticipated problems arise in connection with the operation of combined domiciles, representatives of the Company and the Association will meet at the request of either party to resolve such problems.

          (b) The Company may mix international and domestic flights within bid runs and within trip pairings when economically and operationally beneficial.

          (c) A pilot may bid domestic and/or international pairings in the monthly preferential bid system and shall be awarded such, seniority and qualifications permitting. If such pilot's seniority enables the pilot to hold an international bid run pairing(s) or reserve schedule, the pilot shall be compensated in accordance with paragraphs 10(A)(2)(d) and (e) below if the pilot is not qualified for international thirty (30) days after such bid award.

               A bid run pilot who was previously internationally qualified on the status and equipment of the international flight pairing(s) so awarded shall be qualified or pay protected for such pairing(s).

          (d) A pilot who holds a reserve schedule which protects an international operation or combined domestic and international operation in a 757/767 category shall receive the international guarantee.

Section 10(A)(2)(d), cont.


               A pilot who bids and is awarded a reserve schedule protecting a narrowbody category shall receive the international guarantee when one or more international flights are performed. Such narrowbody international guarantee shall be compared to actual services performed and the pilot shall be paid based upon the greater amount.

          (e) Once awarded a bid run or supplemental bid run containing a majority of flight credit hours on an operation, the pilot will be considered a bid holder on that operation. If no majority is present, the pilot shall be considered to be on the International Operation.

          (f) A pilot may volunteer for or voluntarily balance on a trip from one operation to the other within the month, qualifications permitting. A pilot shall be balanced on the operation he/she is flying, except that a pilot who is projected below guarantee may be involuntarily balanced on the other operation if no other balance trip is available on his/her operation. (Such balance shall not result in proration of the pilot's guarantee.) All such flying shall be paid at the rate of the operation actually flown. The Company will provide the appropriate manuals when required.

          (g) A pilot whose pairing originates with a deadhead to protect a flight, and such deadhead flight cancels, shall be re-protected on the next Company flight provided:

               (i) the flight the pilot is positioning for is unprotected; and

               (ii) the pilot will arrive at the station of the
                    flight to be protected prior to the scheduled departure time of the flight being protected.

               This paragraph (g) shall also apply to equipment substitutions of Section 10(D).

(B)  System Scheduling Committee (SSC)

     (1) A SSC shall be established in accordance with the following provisions. A Basic SSC, composed of a maximum of three (3) members, as determined by the Association, shall be designated to meet for ten (10) months of the year. In addition, a total SSC, composed of a maximum of seven (7) members (representative(s) from each domicile and a chairman) shall meet on a semi-annual basis; March and September.

          (a) The SSC shall meet to consult with the Company concerning all pilot scheduling problems of the entire system not covered by the Scheduling Policies. In addition, the SSC shall consult with the Managing Director, Flight Operations as to the allocation of flying time to the various domiciles, the pairing or grouping of flights into bid runs, the stabilization

Section 10(B)(1)(a), cont.


               of bids at each domicile, domicile staffing and the PBS level of preference denials.

          (b) The SSC may request changes to the pairings and flight time allocation to the domicile(s), and the Company may allow such changes; provided, however, that such action by the Company will not alter the Company's right as provided in (A)(1) of this Section.

          (c) To the extent possible, the Company shall honor the requests from the SSC for approximate percentages of pairing lengths offered for bid (i.e. one (1) day, two
               (2) day, three (3) day, etc.). The intent is to provide pairings for bid proportionate to the request of the SSC; provided however, that such action by the Company will not alter the Company's right as provided in Section 10(A)(1) above.

          (d) The preferential bidding system may only be modified/upgraded by mutual consent of the Association and the Company. Any modifications or changes including: program upgrades, templates, line construction parameters (e.g., CBA/FAR pad, stacking factor, unawarded time allowances, and operation buffer factors) shall be by mutual agreement. Further, the Company and the Association will upon the request of either party meet to consult, review and agree on system hardware and software improvements which will promote the most efficient and economical operation of the pilot monthly preferential bid system.

     (2) All changes or amendments to the System Scheduling Policy shall be mutually agreed to by the Pilots' Negotiating Committee and the Managing Director, Flight Operations; however, the Managing Director, Flight Operations may make temporary changes in the System Scheduling Policy when such changes are necessary to continue efficient operation of flights. In such event, the Managing Director, Flight Operations shall, without delay, consult the Negotiating Committee for the purpose of resolving a mutually approved amendment to cover the problems which required the temporary changes. For the purposes of this paragraph, the System Scheduling Policy shall contain the definition of pilot scheduling terms, the Federal Aviation Regulations interpretations, and the procedures to be followed during irregular operations not covered by Domicile Scheduling, paragraph (C) of this Section.

     (3) When any of the provisions of the System Scheduling Policy or procedures are in conflict with any of the provisions of the Working Agreement, the Working Agreement shall govern.

     (4) The Company will notify the SSC whenever a change is planned in flight schedules which would result in an increase or decrease in bid requirements at a domicile. The Company will provide the SSC with a copy of the planned pairings for the future month no later than three (3) days prior to the opening of bids. Flight time allocation and re-pairing of flights as provided in (B)(1) above shall be accomplished in accordance with the provisions of this paragraph (4).

Section 10(B)(5)


     (5) Pilot members of the SSC (i.e. both the basic and total committees as provided in Section 10(B)(1) above) shall be entitled to expenses as provided in Section 7(A)(1), and shall be entitled to reimbursement for flight pay loss incurred while attending meetings convened by the Company for the purpose provided in Section 10(B)(1) above. In addition, the chairman of the SSC shall be entitled to expenses if he/she attends the Basic SSC meetings. Such reimbursement shall be computed by the same method as is currently used in determining flight pay loss for other pilots who are off schedule on ALPA business.

     (6) For the purpose of monitoring the bid awards process and consulting with the Company concerning problems associated with the process, flight time loss and expenses will be provided for two (2) members for two (2) months following full implementation of preferential bidding. Thereafter, flight time loss and expenses will be for one (1) member up to three (3) times annually. Such reimbursement shall be computed by the same method as is currently used in determining flight pay loss for other pilots who are off schedule on ALPA business.

          In addition, the Managing Director-Crew Resources and Administration or his/her designee and one (1) pilot member of the SSC shall meet to review the line construction parameters for the new bid month. Such flight time loss and expenses will be at the Association's expense. The Managing Director-Crew Resources and Administration and the chairman of the SSC shall schedule such review meeting at the SSC meeting preceding the bid award process.

     (7) The Company may construct as many bid runs as it deems necessary to efficiently operate the airline.

          (a) "Monthly Flying Time" means the sum of total daily flying time in each category multiplied by the number of days in the calendar month and from the resulting figure shall be subtracted the total inoperative time of those flights that do not operate each day of the month. To this resulting figure will be added all time scheduled to be credited under the provisions of
               Section 11 (i.e. flight time credit under 11(B), flight pay assignment, vacation time, sick pay, training credit, deadhead credit, call out pay, equipment substitution protection credit, jury duty credit), charter and ferry flights.

          (b) "Target" (TGT) means the amount of hours determined by dividing all monthly flying time for the bid period for each category by the number of bid run pilots available for the bid period by each category. All bid runs shall be constructed within a range of TGT of at least plus or minus (+/-) four hours (4:00) and no more than plus or minus (+/-) five hours, (5:00) provided further that the minimum bid run shall be seventy-two hours (72:00) and the maximum bid run shall be eighty-five hours (85:00).

Section 10(B)(7)(b), cont.


               The Company shall calculate TGT, as stated above, separately for each category.

               The allocation of monthly flying time for each equipment type and the number of estimated reserve pilots in each category shall be determined at the sole discretion of the Company. Each month may be planned and flown with a different monthly TGT from seventy-six hours (76:00) to eighty-one hours (81:00), or any fractional part thereof. All bid runs shall be constructed within a range of TGT for each status and equipment at each domicile. All monthly flying time shall be considered in determining TGT.

               Additional flying and OFR trip pay and credit extending from the previous month into the bid month shall not be considered during the bid award process, however if such time, when added to the TGT plus range exceeds FAR limits minus FAR pad factor, that portion of such time which exceeds FAR limits minus FAR pad shall be considered in the bid award process.

               Target/High Bid Run Exception. The Company may, at its
               -----------------------------
               discretion, set the Target up to a maximum of eighty-four hours (84:00) and allow bid runs to be created up to a maximum of eighty-eight hours (88:00) for three
               (3) bid months (not including December) each calendar year ("Exception"). This Exception may be applied on a category by category basis. When the Company elects to utilize this Exception for a category or categories, all of the other provisions of this Section 10(B)(7) shall continue to apply.

          (c) "Fixed Daily Rate" (FDR) means the number of hours of pay and credit fixed at a value of two hours thirty minutes (2:30) (i.e. 75 Hr./30 Days). For bid run construction purposes, all activities whose credit depends on a daily rate shall be valued using the FDR.

          (d) "Average Line Value" (ALV) means the total credit of all awarded bid runs, excluding supplemental bid runs, by category divided by the number of bid runs, excluding supplemental bid runs, by category. For the purposes of this paragraph, "total credit" includes additional flying and OFR trip credit extending from the previous month into the bid month.

          (e) Estimated Reserve Count as published in the bid package is the forecast number of reserve schedule holders. During bid processing the actual reserve count may vary from the Estimated Reserve Count.

     (8) The SSC shall receive and review the Company's annual flying plan (updated quarterly), and vacancy projection, monthly report on staffing and the calculation of the next month's target. In addition, the Company shall produce other information pursuant to a reasonable request by the ALPA Schedule Chairman at least twenty-one (21) days in advance of the meeting in the form requested.

Section 10(B)(8), cont.


          Once the target has been received and reviewed by the SSC, it may not be changed except by mutual agreement of the Association and the Company. No change will result in the reduction of the target and no change will be considered except in unusual circumstances that could not be reasonably anticipated.

          Every effort will be made to notify the pilots in the categories whose target(s) have changed and the bids will remain open for a minimum of seven (7) days following the effective date of the change. Any time parameters (e.g., GDO, RGD and balancing) associated with the original bid closing dates will be extended consistent with the revised closing date.

     (9) The Company shall maintain a reserve staffing complement sufficient to perform all reserve duties, to assure that pilots holding a bid run will fly in accordance with the established scheduled policies, and seniority is observed in the bid award process.

          The Company may award as many reserve schedules as deemed necessary in each category to protect the operation.

(C)  Domicile Scheduling

     (1) A Domicile Scheduling Committee shall be established at each domicile to consult with the local Regional Chief Pilot concerning all problems of pilot scheduling that are of concern only to that domicile.

          (a) All changes or amendments to the Domestic, International or combined Domicile Scheduling Policies as contained in Section 9 shall be mutually agreed to; however, the Managing Director, Flight Operations may make temporary changes in such Scheduling Policies when such changes are required to continue efficient operation of flights. In such an event, the Managing Director, Flight Operations, shall without delay, consult the Negotiating Committee for the purpose of resolving a mutually approved amendment to cover the problems which required the changes. For the purpose of this paragraph, the Domestic, International and combined Domicile Scheduling Policies will be limited to those matters and procedures relating to orderly methods for scheduling pilot personnel which are not covered in the working agreement.

          (b) For each category at each domicile, bid pairings shall be posted, bid and awarded in accordance with Section 9(A), 9(B), 9(C), 10(A), 10(B), and 10(C) and the
               appropriate Schedule Policy. Whenever such policy provides for "supplemental bid runs", these shall be construed to be bid runs. Reserve Schedule holders will be placed in a domicile/equipment reserve complement and may be utilized on either operation, qualifications permitting.

          (c) Concurrently with posting and bidding of bid pairings, as provided in Sections 9 and 10, reserve schedules

Section 10(C)(1)(c), cont.


               shall be posted and bid. A pilot may bid and be assigned a bid run or a reserve schedule in his/her category in accordance with seniority.

          (d) Pilot statuses for the purpose of this provision are Captain, First Officer, and Flight Engineer. Each pilot in each such category who does not hold a bid run shall hold a reserve schedule.

          (e) Pilots may bid reserve conditional upon being or not being able to be awarded a bid run or reserve schedule by such bid preference attributes as: days working/not-working; top down position on the reserve list as determined by pilots already awarded reserve; and any of the conditional attributes in the Preferential Bidding System.

          (f)  Bid Pilot Duty-Free Periods ("Golden Days")

               (i) A bid run pilot may designate as inviolate up to three (3) periods of up to forty-eight hours (48:00) each. These periods must be selected from the duty free periods contained in the pilot's awarded or assigned bid run, and may be selected by such pilot any time prior to the first BLIP process for the new month. During such inviolate duty free periods a bid pilot shall not be required to perform any line flight duty with the Company which includes report and/or release time, except that he/she may be required by the Company to complete a flight assignment which has become non-routine.

               (ii)  In the event completion of the flight
                     assignment encroaches on the designated duty free days, the pilot may designate another duty free period to replace the one encroached upon. If unable to re-designate another duty free period in the current month because of any scheduled training, vacation, etc., such re-designation may be made in the following month.

               (iii) A pilot may not be scheduled for CQT, or a
                     proficiency check, during his/her designated inviolate duty free periods but may be scheduled for more lengthy forms of training.

               (iv) The pilot may not designate an inviolate period which includes one of the holidays listed in
                     Section 9(E)(2)(j).

               (v) With Company concurrence the pilot may designate up to three (3) consecutive forty-eight hour
                     (48:00) periods as inviolate.

               (vi) Notwithstanding paragraph 10(C)(1)(f)(i) above, the Company may balance a pilot in accordance with Section 9(D)(1) if golden days have not been designated.

Section 10(C)(1)(g)


          (g) "Training Golden Days" (TGD). Pilots may indicate sets of forty-eight hour (48:00) TGD preferences equal to the amount in Section 10(C)(1)(f)(i) beginning on the first day of the month prior to the bid month. To the extent possible, such TGDs shall be observed in seniority order when pre-scheduling available recurrent training (e.g., CQT or its equivalent). Input of TGD's shall close twenty-four hours (24:00) prior to the opening of bids.

          (h) A pilot shall be paid and credited for all flight time pay and credit in the month so earned, subject to
               Section 11(B).

     (2)  Domestic Scheduling Rules

          (a) The original monthly projection for pilots holding a bid run shall not exceed the range of target as provided in Section 10(B)(7)(b).

          (b) In the event a pilot's projected flight time credit for the month is less than the applicable hours of the pilot's guarantee, the Company may balance such pilot at any time during the month subject to the application of Section 9(D).

          (c) If any trip commences (report time) in one (1) calendar month and ends in the following calendar month, all of a pilot's calculable flight time pay and credit earned for the trip shall be paid and credited in the month earned, subject to Section 11(B).

          (d) The Company may schedule a pilot holding a reserve schedule to complete his/her last trip of the month, if at the time of leaving his/her domicile, the scheduled block to block flight time to be flown on the trip prior to the end of the month will not, when added to his/her already accumulated credited hours, total more than his/her monthly bid award ALV. Additional flying shall be disregarded in making this calculation.

     (3)  International Scheduling Rules

          (a) The original monthly projection for pilots holding a bid run may not be constructed to exceed the range of target as provided in Section 10(B)(7)(b) except the range of Target may be exceeded if the projection consists of a single flight assignment. Single flight assignment means a flight or series of flights scheduled to depart from the pilot's domicile and return to the pilot's domicile. It is the intent that the exception set forth in this paragraph will be used only where necessary for efficient scheduling.

               When pilots are scheduled to exceed the monthly bid award ALV on a single flight assignment, all credit hours scheduled in excess of that ALV shall be paid and credited at the rate of 1.5 hours for each such hour, prorated.

Section 10(C)(3)(b)


          (b) The Company may schedule a pilot holding a reserve schedule to complete his/her last trip of the month, if at the time of leaving his/her domicile, the scheduled block-to-block flight time to be flown on the trip prior to the end of the month will not, when added to his/her already accumulated block-to-block hours, total more than his/her monthly bid award ALV. However, in no event shall such reserve schedule holder be scheduled out of his/her domicile for flight duty if he/she has accumulated credited hours equal to or in excess of his/her monthly bid award ALV. Additional Flying shall be disregarded in making this calculation.

          (c) If the scheduling of pilots under paragraph (b) above, results in scheduled hours in excess of the monthly bid award ALV within a month, all credit hours scheduled in excess of such ALV shall be paid and credited at the rate of 1.5 hours for each such hour, prorated in the month earned.

          (d) In the event a pilot's projected flight time credit for the month is less than the applicable hours of the pilot's guarantee, the Company may balance such pilot at any time during the month subject to the application of Section 9(H).

          (e) If any trip commences (report time) in one (1) calendar month and ends in the following calendar month, all of a pilot's calculable flight time pay and credit for the trip shall be paid and credited in the month earned, subject to Section 11(B).

(D)  Equipment Substitution

     (1) In the event that a different type of equipment should be substituted on any scheduled flight assignment, or segment thereof, of a pilot holding a bid run at the pilot's domicile on origination, (including a satellite/pilot base), the pilot may be required to deadhead into position to protect any segment of the pilot's flight assignment.

          In the event an equipment substitution occurs on a segment to which a pilot is positioning to protect, the pilot shall receive pay and credit for the scheduled time of such equipment substituted flight segment, or the flight and duty time rigs in Section 11, whichever is greater.

          A pilot who is scheduled to deadhead on that flight that he/she is being pay protected due to an equipment substitution to protect his/her next segment, and such deadhead flight cancels, such pilot will be re-protected on the next flight providing that particular flight will allow the pilot to arrive at the station of the flight to be protected prior to the scheduled departure time of the flight being protected.

          The pilot shall receive pay and credit for the scheduled time of such original flight assignment, or the flight and duty time rigs in Section 11, whichever is greater.

Section 10(D)(2)


     (2) Should an equipment substitution occur as in paragraph (1) above on a flight or segment thereof, of a non bid run holder that was scheduled as additional flying or OFR and the non bid run holder is released, he/she will receive call out pay/credit only, as defined in Section 5(G). Such pay/credit will not be offset against the non bid run holder guarantee. If the non bid run holder is required to deadhead into position to protect any segment of the flight assignment, he/she will receive pay and credit for the scheduled time of such original flight assignment, or the flight and duty time provisions in Section 11, whichever is greater. Such pay and credit will not be offset against the non bid run holder guarantee.

     (3) Should an equipment substitution occur at other than the pilot's domicile, as described in (1) and (2) above, or while transiting the pilot's domicile, the pilot, or non bid run holder on additional flying or OFR, shall be scheduled as an extra crew member in accordance with Section 5 of the FOPM (System Schedule Policy). Such pilot shall be paid and credited for the scheduled pay and credit in his/her original flight assignment or for what he/she actually flies, whichever is greater. Such pay and credit will not be offset against the non bid run holder guarantee.

(E)  Pairing Restoration

     Notwithstanding the provisions of Sections 9(D), 9(E), 9(F) and 9(H), the Company will restore crews affected by cancellation prior to report at domicile and/or release at domicile, due to non-routine operations, to the remaining unprotected legs of their original pairing. Restoration of crews to the re-paired remainder of their original pairing in the event of a cancellation, as set forth above, will be subject to the Company's discretion in the event an emergency is declared by the Company. When the Company does not restore crews to their pairing(s), as set forth above, due to an emergency, the Company shall notify the System Schedule Committee in writing within ten (10) days after the emergency of the reasons supporting the Company's actions. For the purpose of this provision an "emergency" is defined as any event, including a meteorological condition, that disrupts more than seven percent (7%) of the total daily system flight segments.

(F)  Bank

     (1) The Company shall establish a "positive/negative bank" for each pilot with over one (1) year of service as a flight deck crew member. The bank balance will be limited to no more than fifty hours (50:00) positive and ten hours (10:00) negative.

     (2) Pay hours accrued in excess of the monthly ALV shall be eligible for deposit in the bank, subject to the bank limit.

     (3) A bid run pilot who completes a month with less than ALV may elect to borrow or withdraw from his/her bank an amount necessary to bring his/her pay hours up to ALV, subject to the bank limit.

     (4) Pilots may withdraw any positive balance without regard to ALV.

Section 10(F)(5)


     (5) A pilot shall notify the Company of his/her election to deposit, withdraw or borrow pay hours for a designated month, specifying the number of hours to be deposited or borrowed. Such notification must occur no later than five
          (5) days after the end of the designated month.

     (6) A pilot with sufficient bank hours above his/her guarantee equal to or greater than the time of an OFR trip drop may charge the OFR to his "bank" as a withdrawal and without adjustment to monthly guarantee or ALV.

     (7) The hourly rate of pay used to compute the dollar amount to be deposited, withdrawn or borrowed will be the pilot's guarantee rate for the designated month. Deposit amounts will be debited to the designated month and credited to the following month. Borrowed or withdrawn amounts will be credited to the designated month and debited to the following month. Credited amounts will not offset a pilot's guarantee.

     (8) When a pilot ceases employment with the Company, any positive bank balance will be added to the pilot's final paycheck; any negative balance will be deducted from the pilot's final paycheck.

(G)  Satellite Scheduling

     (1) The following are approved satellites and may be associated for any given month with any present domicile (i.e., JFK, LAX, STL, SFO):

                              Satellites

          ----------------------------------------------------
               BOS               LAS                  DFW

               EWR               SFO                  DEN

               IAD               RFD                  TPA

               PHL               ONT                  BUR

               SAN               LGB                  OAK

               PHX               SJC                  MIA/FLL


          The above list may be amended by mutual agreement between the Association and the Company.

          Ninety (90) days prior to any domiciles closing, the Company will meet with the Association to discuss the inclusion of the closed domicile under the provisions of this Agreement for the purpose of minimizing disruption to the pilots involved. All pilots at a domicile that is closed shall be allowed an unrestricted displacement option to any domicile.

     (2) In addition to the satellites provided in paragraph (1) above, any present domicile may be a satellite of another domicile for equipment not flown by the domicile/satellite as of December 8, 1985.

Section 10(G)(3)


     (3) It is not the intent of this Section 10(G) to dilute seniority at a present domicile. Any non-stop flight of four hours (4:00) or more between any satellite and a present domicile or between two present domiciles shall be flown by a domicile in accordance with normal flight time allocation rules. Exceptions may be approved by the System Schedule Committee.

     (4) Satellite pairings operating out of the satellite airport shall be identified by a separate code and posted for bid in domicile bid packages. Unawarded pairings that originate and terminate at a satellite shall be placed into open time and awarded in accordance with pilot open time preferences. If sufficient open time is known to exist at a satellite, open time may be advertised at the satellite.

     (5) Satellite pairings shall be awarded to pilots bidding such pairings either by specific pairing, satellite or generic satellite preferences in accordance with Section 9(B) and may be awarded to pilots who have not indicated a preference to avoid satellite pairings. However, pilots who have indicated a preference to avoid satellite pairings may be involuntarily assigned to such pairings and will be handled in accordance with paragraph (8) below.

          In addition to legal rest, a no-activity buffer "satellite pad" shall be scheduled between any domicile and satellite pairing and any two pairings of different satellites. Back-to-back same-satellite pairings shall not have any satellite pad between those pairings.

          These satellite pads shall be mutually agreed between the Company and the Association.

     (6) Pilots awarded satellite pairings shall report directly to the satellite one hour (1:00) prior to the scheduled departure time of the satellite flight assignment. A pilot whose bid award contains a majority of satellite pairings at one location shall, upon request, be provided a mailbox and suitable free parking at that satellite. A pilot whose bid award contains any satellite pairing(s) may contact his/her Regional Chief Pilot to obtain a parking pass and/or for instructions on parking arrangements at that satellite which will be subject to reimbursement. All duty limitations, trip credit, duty credit and expenses for flights originating and terminating at the satellite shall be based on satellite report and release times for pilots awarded satellite pairings.

     (7) Reserve coverage of satellite flights shall be provided by the domicile reserves, except that the Company may advertise and award satellite reserve schedules to pilots that bid such reserve schedules if the operation warrants. The proportion of satellite reserve schedules to domicile reserve schedules shall be determined by the Company. For a pilot awarded a satellite reserve schedule, the roles of the domiciles and the satellite shall be reversed for the purpose of the provisions of this Section 10(G).

     (8) Domicile reserves, domicile drafted pilots, and domicile pilots involuntarily balanced on or involuntarily assigned

Section 10(G)(8), cont.


          to open satellite flights shall be provided Class B transportation (or positive off-line transportation if appropriate) from the domicile to the satellite if requested. For all pilots assigned satellite flights under this paragraph, expenses, trip credit and duty credit provided in Section 11 of the Working Agreement shall be based on domicile report and release times. Duty limitations will be the same as the rescheduled maximums in the Diurnal Table in Section 11(C) of the Working Agreement for the originating and terminating duty periods of such flight assignment. A pilot may elect to report directly to the satellite under this paragraph and will then have his/her duty limitations and expenses based on the satellite report and release times. A pilot so reporting shall be provided Class B transportation if requested. In addition, for the co-terminal satellite the pilot shall be provided transportation from the domicile to the satellite. If a pilot elects to provide his/her own transportation to the co-terminal satellite, he/she shall receive an expense allowance of twenty dollars ($20.00) for each such flight assignment in addition to the expense of long term parking at the co-terminal satellite, payment of which shall be made pursuant to the pilot submission of Form G118.

                             SECTION 11
                          HOURS OF SERVICE

(A)  General

     (1) A pilot shall devote his/her entire professional flying service to the Company unless granted a specific exception by his/her Regional Chief Pilot which shall not be arbitrarily withheld. To apply for such an exception to engage in outside aviation employment, the pilot shall submit a request in writing to his/her Regional Chief Pilot which shall include:

            The name, address and phone number of the outside employer.

            The nature of such employment.

            The expected duration of such employment.

            A written statement from both the pilot and the outside employer that such employment shall not conflict with the pilot's duties and flight time limitations as a TWA pilot.

          Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent any pilot from affiliating with the military services of the United States.

     (2) Reasonable effort shall be made to schedule a pilot who holds a bid run as the result of his/her domicile bid preference in a manner which will, as nearly as possible, use all the pilot's allowable monthly hours as provided in
          (5) below.

     (3) The provisions of this Section are not intended to determine the number of pilots at a domicile but are intended to apply after operation of the provisions of Section 10.

     (4) No pilot shall be required to keep the Company advised of his/her whereabouts on the pilot's days off. However, if a pilot is subject to a Class A balance for any reason, he/she shall indicate where he/she may be contacted until the Class A balance is satisfied.

     (5) A pilot shall not be scheduled by the Company to exceed his/her monthly bid award ALV as provided in (7) below except as provided in Sections 9 and 10 of this Agreement.

     (6) If, as a result of a pilot being in training during the latter portion of a calendar month, he/she accumulates flight time credit sufficient to exceed his/her maximum allowable monthly limitations, such excess shall be paid and credited in the month earned.

     (7) For purposes of this provision, and (5) above, credited flight time shall consist only of:

          (a)  Flight time credit as provided in Section 11(B).

          (b)  Flight pay assignment as specified in Section
               5(E).

Section 11(A)(7), cont.


          (c)  Vacation time as specified in Section 14(C).

          (d)  Sick pay time as specified in Section 15.

          (e) Training credit time as specified in Sections 4(D) and 6(A)(4).

          (f)  Call-out pay as specified in Section 5(G).

          (g) Equipment substitution protection credit as specified in Section 10(D), as appropriate.

          (h)  Jury Duty as specified in Section 5(F).

(B)  Minimum Credit

     (1) When a pilot returns to his/her domicile from a trip, the pilot will be credited with flight time credit as determined in the following manner:

          (a) The credit for each leg of the trip will be the greater of actual block-to-block or scheduled block-to-block time on each leg.

          (b) Additional credit resulting from the application of the provisions of (A)(7) of this Section will be added to the greater of the actual block-to-block or scheduled block-to-block time on each leg.

          (c) The amounts computed in (a) and (b) above for each on-duty period shall be totaled and the result compared with the total averaged credit amount earned under 2(d) below, and the pilot shall be credited with the greater.

          (d) The amount computed in (c) above for each on-duty period on the trip shall be totaled and the result compared with the credit earned under (3)(b) below and the pilot shall be credited for purposes of (A)(5) of this section with the greater.

     (2)  Duty Time

          (a) "On-Duty Period," for the purposes of this Section 11(B)(2) only, means all the time which passes from the time a pilot is required to report, or actually reports, whichever is later for a flight assignment and shall continue until fifteen minutes (0:15) after block-in time for Domestic and one hour (1:00) after block-in time for International at the conclusion of the flight assignment. If a pilot commences or completes an on-duty period by deadheading as provided in (2)(b) below, the on-duty period shall begin at the block-out or end at the block-in time of the flight.

               A pilots "On-Duty Period" shall run continuously until broken by one of the following:

               (i) A scheduled or actual layover period of not less than nine hours and fifteen minutes (9:15)
                     (block-in to block-out), or

Section 11(B)(2)(a), cont.


               (ii) For domestic operations, at other than the pilot's scheduled layover station, an actual FAR legal rest period (but not less than nine hours and fifteen minutes (9:15) block-in to block-
                     out), or

               (iii) Release to return to domicile.

          (b) All time spent in deadheading, which has been pre-scheduled in a flight pattern, will be included in a pilot's on-duty period. All other time spent deadheading will be included in a pilot's on-duty period, except this shall not apply to deadheading to or from a pilot's domicile unless deadheading pursuant to paragraph 23 of Letter VI.

          (c) When a pilot deadheads at Company request from domicile to protect a flight at another station, the pilot shall be deemed to be on duty for purposes of this Section 11(B)(2), upon arrival at that station, unless he/she is immediately released for a period of two hours (2:00) rest for each one hour (1:00) of deadheading with a maximum of ten hours (10:00) block-in to block-out.

          (d) A pilot who operates a flight or flights during an on-duty period as provided in (2)(a) above, shall receive flight time credit of:

               (i) one hour (1:00) for each two hours (2:00) of such on-duty time (prorated) between the hours of 0600-2159 local departure, or any portion thereof, or

               (ii) one hour (1:00) for each one hour forty-five
                    (1:45) minutes of such on-duty time (prorated) between the hours of 2200-0559 local departure, or any portion thereof,

               with a minimum of five hours (5:00) for a single duty period flight assignment or during: 1998 an average of four hours forty minutes (4:40), 1999 an average of four hours fifty minutes (4:50), and 2000 an average of five hours (5:00) per duty period for flights containing more than one (1) duty period. The total duty credit for the entire pairing shall be compared to the total services performed on the pairing and the pilot shall receive the greater.

          (e) Credit due under (d) above shall be computed as an extension of the final portion of the last leg flown as an operating crew member at the completion of his/her "on-duty" period.

     (3)  Time Away From Domicile

          (a) For the purposes of this Section, "Trip Hours" means all the time which passes from the time a pilot is required to report, or actually reports, whichever is later, at the airport of such pilot's domicile prior

Section 11(B)(3)(a), cont.


               to proposed flight departure, until fifteen minutes (0:15) after block-in time for Domestic and one hour (1:00) after block-in time for International, after arrival at the pilot's domicile for a legal rest, free from all duty with the Company. If a pilot departs his/her domicile as a deadheading crew member for the purpose of protecting a flight, trip hours shall commence at the block-out time of the flight; if a pilot arrives at domicile as a deadheading crew member, trip hours shall be considered to end at the block-in time for the flight. When surface transportation is involved between the airports listed in Section 8(C), the appropriate tabulated travel time will be included in a pilot's trip hours.

          (b) For each trip, a pilot shall receive a minimum flight time credit of one hour (1:00) for each four hours (4:00) through 1998. Beginning January 1, 1999, one hour (1:00) for each three hours forty-five minutes (3:45) and, beginning July 1, 1999 and thereafter, one hour (1:00) for each three hours thirty minutes (3:30) trip hours as defined in (a) above, prorated.

          (c) Credit due under (b) above shall be computed as an extension of the final portion of the last leg flown as an operating crew member.

          (d) The provisions of Section 11(B)(2) and (3) above shall not apply to the following:

               (i)   Flights local in nature.

               (ii)  While assigned to duty within the scope of
                     Section 5(I).

               (iii) Flights in which a landing has not been made at
                     an airport other than the airport of takeoff except when the flight returns to the airport of takeoff due to an emergency as defined by Chapter 9 of the FOPM.

               (iv) Excess trip hours resulting from the pilot's request to deadhead on flights other than those offered by the Company.

          (4) If a strike, work stoppage, picketing by other employee groups, or personal reasons, results in additional trip hours for a pilot, such additional trip hours shall not be included in the computation outlined in this Section 11.

          (5) A pilot who, in the course of his/her duties for the Company, is held hostage, is interned, is held captive, or is missing as a result of hostile action by any person, group of persons, or foreign government, shall receive flight pay and credit under
               (B)(3) above for a period of three hundred forty hours (340:00) beginning at the block-out time of the flight segment on which the hostile action occurred, unless the pilot is released prior to the expiration of three hundred forty hours (340:00). At the expiration of such period, the pilot shall come under the provisions of Section 27.

Section 11(C)(2)


(C)  Flight Time/Duty Time Limitations - Domestic Operations

     (1) A pilot may not be scheduled to exceed eight hours (8:00) duty aloft between required rest periods.

     (2) Pilots shall be scheduled for block-in to block-out rest plus report and release, as shown in the following chart based on their scheduled duty aloft within any twenty-four consecutive hours (24:00).

-----------------------------------------------------------------------------------------------------------------------
Start Here                    Column A                Column B                Column C                Column D
-----------------------------------------------------------------------------------------------------------------------
Amt. of Duty                  Normal                  Scheduled               Actual Rest             If Scheduled or
Aloft                         Minimum                 Rest May Be             May Be Reduced          Actual is Less
Scheduled                     Rest:                   Reduced To:             To:                     Than Amt. in Col.
Within Any 24-                                                                                        A, the Next
Hour Period:                                                                                          Minimum Rest Must
                                                                                                      Not be Less Than:
-----------------------------------------------------------------------------------------------------------------------
Less Than 8                   1 + 9 + :15             1 + 9                   1 + 8 + :15             1 + 10 + :15
Hours
-----------------------------------------------------------------------------------------------------------------------
At Least 8                    1 + 10 + :15            1 + 9                   1 + 8 + :15             1 + 11 + :15
Hours but Less
than 9 Hours
-----------------------------------------------------------------------------------------------------------------------
9 Hours or                    1 + 11 + :15            1 + 9 + :15             1 + 9 + :15             1 + 12 + :15
More
-----------------------------------------------------------------------------------------------------------------------

Note: If rest is reduced on a schedule basis as in Column B or in actual operation as in Column C, the next rest period must begin within twenty-
four hours (24:00) of the start of the reduced rest period and cannot be less than the rest shown in Column D above.
-----------------------------------------------------------------------------------------------------------------------

     (3) A pilot's on-duty period (including all deadheading), shall mean all the time which passes from the time a pilot is required to report, or actually reports, whichever is later, for his/her flight assignment and shall continue until fifteen minutes (0:15) after the block-in time of the last flight of his/her on-duty period. The fifteen minutes (0:15) as above shall not apply when completing an on-duty period by deadheading, but will end at the block-in time of such deadhead flight. The appropriate maximum on duty limitations are determined by the diurnal chart below.

Section 11(C)(3), cont.


                              [GRAPH]


          Report Time - Local Departure Station

          A pilot may be scheduled to be on-duty in accordance with the above chart. The maximum scheduled on-duty period is thirteen hours (13:00), during the hours of 0600 and 1700. Between the hours 1700 and 2400 this scheduled on-duty maximum shall decrease on a minute by minute basis until it reaches a low of six hours (6:00) scheduled on-duty at 2400. The six hours (6:00) maximum scheduled on-duty period shall be maintained between the hours of 2400 and 0400 subject to the provision outlined below. Beginning at 0400 and continuing until 0600, the scheduled on-duty maximum shall increase at the rate of three and one half minutes (3 1/2) for each minute until the thirteen hours (13:00) scheduled on-duty maximum is again reached at 0600.

          Between the hours of 2130 and 0443, the following exceptions shall apply to the maximum scheduled on-duty period:

          (a) A non stop flight for which a pilot reports during these hours may be scheduled up to a maximum of eight hours and thirty minutes (8:30) provided that flight segment is the only one scheduled during that on-duty period.

          (b) An on-duty period containing two (2) flight segments for which a pilot reports during these hours may be extended by two hours (2:00) up to a maximum of eight hours and thirty minutes (8:30).

          (c) An on-duty period containing three (3) flight segments for which a pilot reports during these hours must be scheduled in accordance with the chart. The scheduled on-duty periods as outlined in the above chart and in paragraphs (a), (b) above and this paragraph (c) are subject to the extensions listed in paragraphs (i) and
               (ii) of this Section 11(C)(3). The rescheduled on-duty maximums shall be one hour (1:00) more than those listed above as scheduled on-duty maximums.

Section 11(C)(3)(c), cont.


               The maximum on-duty shall be as follows:

               0500 - 1759: 15:00 hrs

               1800 - 2059: 14:00 hrs

               2100 - 0459: 13:00 hrs

               (i) The scheduled on-duty times reflected above may be extended up to two hours (2:00) in order to allow for deadhead to domicile at the conclusion of a flight pairing, (except charter flights are limited to a maximum of fifteen hours (15:00) including deadhead). This extension can be scheduled for deadhead only. A reserve schedule holder subject to this extension will be allowed twelve hours and thirty minutes (12:30) free from duty after arrival at his/her domicile.

               (ii) The maximum on-duty times reflected above may be exceeded at the discretion of the Captain.

               (iii) A pilot's on-duty period cannot be broken by an
                     off-duty period of less than ten hours (10:00), scheduled block-in to block-out, or less than nine hours and fifteen minutes (9:15) actual block-in to block-out. When applicable the co-terminal times listed in Section 8(C) shall be added to both the scheduled and the actual off-duty periods above. A reserve pilot's on-duty period cannot be broken by an off-duty period at his/her domicile of less than twelve hours and thirty minutes (12:30), block-in to block-out, or more where required by FARs.

     (4) No pilot shall be assigned any duty with the Company during any rest period specified above.

     (5) A pilot shall not be scheduled for duty aloft if his/her total flight time will exceed thirty hours (30:00) in any seven (7) consecutive day period. The twenty-four hour (24:00) period free of duty every seven days, as required by FAR, shall be at the pilot's domicile.

(D)  Flight Time/Duty Limitations - International Operations

     (1) For the purposes of this Section 11(D), a pilot's on-duty period (including all deadheading) shall mean all the time which passes from the time a pilot is required to report, or actually reports, whichever is later, for a flight assignment and shall continue until forty-five minutes (0:45) after block-in time of the last flight of his/her on-duty period. The forty-five (0:45) minute period as above shall not apply when completing an on-duty period by deadheading but will end at the block-in time of such deadhead flight. The on-duty period as above cannot be broken by an off-duty period of less than thirteen hours thirty minutes (13:30) scheduled or less than eleven hours thirty minutes (11:30) actual block-in to block-out. For the purposes of this Section 11(D) and Section 11(B) above, the

Section 11(D)(1), cont.


          standard international domicile report time for working flights (not deadheading flights) shall be one hour and thirty minutes (1:30) prior to departure.

     (2) For purposes of this Section 11(D), a two (2) pilot crew shall consist of one (1) Captain and one (1) First Officer. A three (3) pilot crew shall consist of one (1) Captain and two (2) First Officers. On non-stop flights in excess of twelve hours (12:00) duty aloft a four(4) pilot crew shall consist of at least one (1) Captain and any combination of the remaining three (3) pilots (e.g. one (1) Captain and three (3) First Officers, two (2) Captains and two (2) First Officers etc.).

          (a)  Two pilot crew flight time/duty limitations.

               (i) A pilot may be scheduled to a maximum of eight hours (8:00) duty aloft; twelve hours thirty minutes (12:30) on-duty on flights which include an ocean crossing. The maximum duty period for pilots operating under this paragraph is fifteen hours (15:00) (extendable to sixteen hours (16:00) at the Captain's discretion).

               (ii) During a single duty period a pilot will not be scheduled to exceed:

                     a.  Eastbound: More than two (2) operating
                         segments, or deadhead plus one (1)
                         operating segment.

                     b.  Westbound: More than two (2) operating
                         segments plus deadhead to domicile.

               (iii) The Company shall endeavor to accomplish the
                     deadheading of two (2) pilot crews by the most direct method.

               (iv) A pilot shall not be scheduled for duty aloft for more than eight hours (8:00) during any twenty-four consecutive hours (24:00), unless he/she is scheduled for an intervening rest period at, or before, the termination of eight scheduled hours (8:00) aloft. Such rest period shall equal twice the number of hours aloft since the last preceding rest period, and in no case shall the rest period be less than thirteen hours thirty minutes (13:30) scheduled block-in to block-out nor less than eleven hours thirty minutes (11:30) actual block-in to block-out. If a pilot flies over eight hours (8:00), he/she will receive a minimum of eighteen hours (18:00) rest actual block-in to block-out.

          (b)  Three (3) pilot crew flight time/duty limitations.

               A pilot may be scheduled in accordance with (i), (ii) or (iii) below, as applicable, on flights which include an ocean crossing.

Section 11(D)(2)(b)(i)


               (i) On flights scheduled to be flown nonstop: the maximum scheduled duty aloft is twelve hours
                     (12:00) duty aloft; the maximum scheduled on-duty is fifteen hours (15:00).

               (ii) On flights scheduled for one (1) intermediate stop: the maximum scheduled duty aloft is ten hours thirty minutes (10:30); the maximum scheduled on-duty is fifteen hours (15:00).

               (iii) On flights scheduled for two (2) intermediate
                     stops: the maximum scheduled duty aloft is ten hours (10:00); the maximum scheduled on-duty is fifteen hours (15:00).

               (iv) A pilot's rest period shall equal twice the number of hours aloft since the last preceding rest period, and in no case shall the rest period be less than thirteen hours thirty minutes (13:30) scheduled (block-in to block-out) nor less than eleven hours thirty minutes (11:30) actual (block-in to block-out), and in no case shall more than sixteen hours (16:00) scheduled (block-in to block-out) be required.

          (c)  Four (4) pilot crew flight time/duty limitations

               A pilot may be scheduled in excess of twelve hours (12:00) duty aloft. On such flights the maximum scheduled on-duty is sixteen hours (16:00) and the maximum landings is two (2). On flights scheduled for two (2) landings, there shall be two (2) captains.

               A pilot's rest period shall equal twice the number of hours aloft since the last preceding rest period, and in no case shall the rest period be less than thirteen hours thirty minutes (13:30) scheduled (block-in to block-out) nor less than eleven hours thirty minutes (11:30) actual (block-in to block-out), and in no case shall more than sixteen hours (16:00) scheduled (block-in to block-out) be required.

          (d) If the actual flight time for a flight scheduled for eight hours (8:00) or less exceeds eight hours (8:00) more than fifty percent (50%) of the time in two (2) consecutive months, then in the following two (2) months such flight shall be scheduled with a three (3) pilot crew in accordance with (b) above and such three
               (3) pilot crew shall continue to be assigned to this flight until the actual flight time for this flight is eight hours (8:00) or less, more than fifty percent (50%) of the time in a subsequent consecutive two (2) month period.

               If the actual flight time for a flight scheduled up to twelve hours (12:00) exceeds twelve hours (12:00) more than fifty percent (50%) of the time in two (2) consecutive months, then in the following two (2) months such flight shall be scheduled with a four (4) pilot crew in accordance with (c) above and such four

Section 11(D)(2)(d), cont.


               (4) pilot crew shall continue to be assigned to this flight until the actual flight time for this flight is twelve hours (12:00) or less, more than fifty percent (50%) of the time in a subsequent consecutive two (2) month period.

               For purposes of this paragraph (d), two (2) consecutive months means from the twentieth (20th) of the first month to the twentieth (20th) of the third month (i.e. January 20 to March 20).

          (3) When a pilot deadheads under this Section 11(D), the maximum scheduled on-duty times referred to in (a) and
               (b) above may be extended for an additional period of up to two hours (2:00) in order to allow for deadhead to a flight deck crew member's domicile at the conclusion of a flight pairing. This extension may be scheduled for deadhead purposes only, but in no event shall it be scheduled to exceed sixteen hours (16:00) on duty. A reserve bid holder subject to this extension will be allowed a minimum of twelve hours and thirty minutes (12:30) free from duty after arrival at his/her domicile. The minimum rest period preceding a duty period consisting solely of deadhead/return to domicile shall be eleven hours (11:00), (block-in to block-out), except when such deadhead follows on eastbound ocean crossing in which case such minimum rest shall be thirteen hours and thirty minutes (13:30) scheduled, eleven hours and thirty minutes (11:30) actual, (block-in to block-out).

          (4) Pilots required to deadhead eastbound or westbound across the Atlantic, Pacific, or any portion thereof, will not be required to act as operating crew members thereafter without an intervening rest period. This provision shall not apply to flights in the Caribbean.

          (5) No pilot shall be assigned to any duty during any rest period.

          (6) The duties of the First Officers shall be assigned by the Captain on three (3) and four (4) pilot crews.
               Each First Officer shall be qualified to relieve both operating positions en route.

          (7)  Operating Flight Crew Seat / Facilities:

               (a) For duty periods greater than eight hours (8:00) and less than twelve hours (12:00) aloft, the Company shall block the first row, left seat on the aircraft now designated as Row 1, Seat 1, non-smoking section in the First Class cabin for use as the operating flight crew seat.

               (b) For duty periods greater than twelve hours (12:00) aloft, the Company shall provide adequate sleeping quarters in accordance with FAR 121.485(a). Such sleeping quarters shall be as level as practicable during cruise flight and shall have an approximate surface of 78 x 30 inches. Further, there shall be suitable means to ensure occupant privacy.

                             SECTION 12
                      RESERVE SCHEDULE POLICY
                     DOMESTIC and INTERNATIONAL

(A)  GENERAL

     (1) The Company shall maintain a reserve staffing complement sufficient to perform all reserve duties and to assure that pilots holding a bid run will fly in accordance with established scheduling policies.

          Reserve requirements will be met by constructing reserve schedules. The Company may award as many reserve schedules as deemed necessary in each category to protect the operation.

          Further, blocks of reserve day availability (RDAs) may be placed in open time and be assigned in the same manner as other additional flying. Any pilot that acquires a reserve block will receive the fixed daily rate (FDR) or services performed, whichever is greater, for each day of such reserve duty. Further, any pilot that acquires such RDA will be considered a Short Call Reserve as outlined in Section 12(B)(3)(a) below for the duration of the assignment.

          Volunteer reserve duty and any resulting flying, shall be paid and credited as additional flying for bid run holders and reserve pilots.

     (2) At domiciles where both domestic and international operations are flown, the Company may establish an equipment reserve complement combining domestic and international operations.

     (3) A reserve schedule holder, or a reserve officer, may not be scheduled to exceed his/her monthly bid award ALV except as provided in Section 10(C)(2)(d) and 10(C)(3)(b).

(B)  RESERVE CONTACT/AVAILABILITY

     (1) All reserve schedule holders shall be required to be available by telephone or pager. A reserve schedule holder using a pager must respond within fifteen (15) minutes of being contacted.

     (2) Any pilot returning from RGD, vacation or any duty-free period will be responsible for any reserve assignment given at the times in Section 12(B)(3)(a)(v).

     (3) Reserve schedule holders will be placed on Short Call or Long Call in accordance with the following:

          (a)  Short Call

               (i) Reserve schedule holders who are not on flight duty, days off, lost time, or an approved release from crew schedule are eligible to be placed on Short Call.

SECTION 12(B)(3)(A)(II)


               (ii) Short Call reserve schedule holders are required to be within two-hours thirty minutes (2:30) of their domicile/satellite/pilot base. The two-hour thirty minute (2:30) contact is measured from the first attempt by crew schedule to contact such pilot.

               (iii) Reserve schedule holders on Short Call shall not
                     exceed the lesser of twenty percent (20%) of the number of reserve schedule holders awarded in the instant category, or fifty percent (50%) of the number of reserve schedule holders available on the instant day both rounded up to the next whole number, and never less than two (2) if available.

               (iv) A reserve schedule holder with a known activity assigned that day, or one that will be released in accordance with Section 12(B)(4) below, shall not count toward the number on Short Call.

               (v) The Short Call assignments shall normally be available for viewing via CAMS CRT, home access, voice-mail or telephone contact with CCS after 1200 and 2000 Central Time. Pilots are responsible to okay this Short Call assignment by 1300 and 2100, respectively. In addition, any time a pilot on Short Call is called out for a flight assignment, CCS shall call the next reserve schedule holder on the list, who shall then position himself/herself for Short Call.

               (vi) A reserve schedule holder shall leave Short Call only through flight assignment, training assignment, any type of duty-free period, or released by the Company.

          (b)  Long Call

               (i) Reserve schedule holders who are not on flight duty, days off, lost time or Short Call will be considered on Long Call.

               (ii) Pilots on Long Call will be required to position for Short Call or a flight assignment within eight hours (8:00) if contacted between the hours of 0400-1559, local domicile time, or within seventeen hours (17:00) if contacted between the hours of 1600-0359, local domicile time. These times are measured from the first attempt by crew schedule to contact such pilot.

     (4) Pilots within twelve hours (12:00) of the beginning of reserve golden days (RGDs), vacation, or any duty-free period shall be released from the requirement to be within two-hours and thirty minutes (2:30) of the domicile/satellite/pilot base at which he/she is based and the requirement to be available by telephone or pager, unless such pilot is notified prior to those twelve hours (12:00) that:

SECTION 12(B)(4)(A)

          (a)  he/she is assigned a flight, or

          (b) notwithstanding the provisions of paragraph 12(B)(6), due to reserve availability, the instant pilot's services are required.

     (5) Flight assignments departing prior to 12:00 local domicile time will normally be assigned prior to 23:00 local of the previous day.

     (6) No attempt shall be made to contact a pilot holding a reserve schedule unless he/she is needed for a duty assignment.

     (7) If necessary for operational reasons, the Company may assign additional reserve schedule holders to Short Call, in the order specified by paragraph (C)(1) below, in excess of the provisions in paragraph (B)(3)(a)(iii) above. Such additional reserve schedule holders shall be assigned for twenty-four hours (24:00), renewable to a maximum of forty-eight hours (48:00). The end time of such assignments shall be considered an in-time for the purposes of Section 12(C)(1)(b).

(C)  ASSIGNMENT OF OPEN TIME

     (1) Flights assigned to reserve schedule holders not on their days off shall be in the following order:

          (a) All reserve schedule holders who have requested flight assignments, in seniority order, shall be placed on Short Call. Such requests must be expressed to CCS via CAMS or voicemail. Pilots shall be able to view the reserve list in order to identify those pilots who have indicated a "request" option. The request is valid for a calendar day, expiring at midnight local domicile time, and may not be taken out once input. At the expiration of his/her "request", the reserve schedule holder will revert to his/her first-in, first-out position on the reserve list, as determined by Section 12(C)(1)(b). A reserve schedule holder may not exercise this option once his/her credit projection is over his/her guarantee minus ten (10) hours, exclusive of additional flying and OFR.

          (b) Reserve pilots will be assigned on a first-in, first-out basis. First-in time shall be determined by the release time of the last duty assignment, or 0001 of the first day of the month for pilots not out on a duty assignment at the beginning of the month. The first-in time for a reserve schedule holder returning to service from Reserve Golden Days (RGDs), vacation, any type of duty-free period, or a Short Call assignment under Section 12(B)(7) shall be the end time of such event.

               If the "in" time above is the same for two or more pilots, reserve list placement shall be made in inverse order of seniority.

SECTION 12(C)(2)


     (2) Notwithstanding (C)(1) above, a reserve schedule holder with less than FAR 121.438b experience will not be assigned a pairing(s) that has assigned to it another pilot who does not meet the requirements of FAR 121.438b.

     (3) A reserve schedule holder who has been assigned to an open flight may be removed from such flight to protect any other flight if no other reserve is available. Further, a reserve pilot may be removed from an assigned flight in accordance with Section 9(D)(2)(d).

     (4) Subject to Section 12(D)(4), assignment of a reserve to a flight shall normally consider the ability of the reserve to complete the flight assignment within the reserve's duty-days and shall not impinge on the reserve's scheduled duty-free periods.

(D)  RESERVE SCHEDULES/DUTY-FREE PERIODS

     (1) Subject to Section 12(E) below, pilots shall receive not less than the following number of twenty-four hour (24:00) periods at their domicile (either temporary or permanent) free from all duty with the Company during each full month of service as a reserve schedule holder or reserve officer:

          Bid month duration :           31 days         30 days
                                         -------         -------

               Effective 1998 :            14              13
               01 January 1999 :           13              13
               01 January 2000 :           13              12
               01 January 2001 :           12              12

          Proration of such duty free-periods under this provision shall be to the nearest whole period. The foregoing notwithstanding, the duty-free periods under this provision shall not be prorated for days lost for ALPA business or death in family as provided in Section 15(I).

     (2) The Company shall award sufficient reserve schedules to perform all reserve duties in each pilot category. The number of reserve schedules will be estimated and published as the estimated reserve count. Upon award, the reserve schedules will be sequentially numbered. Reserve schedules shall be awarded in accordance with the following:

          (a) Reserve schedules shall be built in seniority order by the preferential bid system using the pilot's appropriate bid preference entries as provided for in
               Section 9(B).

          (b) In addition to the requirements of Section 12(D)(2)(a) above, the Company shall also publish three (3) reserve schedules of time (one each) for each pilot category, which shall include the first, middle, and the last parts of each month as single, continuous duty-free periods, in the amounts determined by paragraph (D)(1) above. Should a change in Federal Air Regulations affect the provisions of this paragraph, the parties shall meet and negotiate amendments to this paragraph. Pilots awarded these reserve schedules shall not be awarded supplemental bid runs. The


SECTION 12(D)(2)(B), cont.


               Company is not required to award these reserve schedules if not bid.

               If a pilot has an activity (other than additional flying and OFR) already scheduled on a date which would otherwise be awarded off, the impinged day(s) off shall instead be awarded as close as possible to the end of the first spread, the beginning of the last spread, or to both ends of the middle spread.

          (c) Pilots may request up to four (4) blocks of days off. However, no block may contain less than three (3) days off unless otherwise requested by the pilot. Each spread of days off must be separated by at least three
               (3) duty days. The duty-free period preferences expressed by the pilot shall be granted to the extent possible and shall not contain any black out periods.

     (3) A pilot's duty-free period(s) may never be changed retroactively. Except as provided in Section 12(D)(4) below, a pilot's duty-free period(s) may be changed prospectively by mutual agreement between the pilot and the Company. However, when no other reserve pilot is available for the flight and the open flight is in Red Time as defined in
          Section 9(H), the Company may change such duty-free period(s) without the pilot's consent. If the open flight is in Yellow Time, the Volunteer Fly List must first be run. The Company shall not allow an open flight in Yellow Time to go unstaffed until Red Time in order to avoid running the VFL.

     (4) In the event a non-routine operation prevents the pilot from returning to his/her domicile in time to take his/her duty-free period within the month in which it was scheduled he/she shall, if he/she holds a reserve schedule the following month, be granted only those missed days off in addition to his/her regular scheduled duty-free period(s) the following month. In the event the pilot is a bid run holder the following month, he/she shall receive the FDR for each day, or portion thereof, such pilot is unable to take his/her duty-free days in the month in which they were awarded. Such pay shall not be offset against any pay guarantees.

          When operationally necessary to move a reserve's duty-free periods to protect the operation, the Company will make every effort to relieve the reserve prior to the commencement of his/her duty-free period. Duty-free periods moved under this provision shall be rescheduled on a one-for-one basis, or the pilot may elect to receive the FDR in lieu thereof. Such pay and credit shall not be offset against his/her guarantee.

     (5) Reserve "Golden Days" (RGDs). A reserve schedule holder may designate as "golden" a period of consecutive duty-free twenty-four (24) hour periods, not to exceed six (6) periods of the pilot's duty free periods. A pilot may not designate as an RGD a day listed in Section 9(E)(2)(j). Such RGD designation may be made via CAMS or direct telephone contact with CCS not later than forty-eight hours (48:00) prior to the beginning of the bid month.

SECTION 12(D)(6)


     (6) Trading of Reserve Days Off: Reserve schedule holders may trade blocks of duty-free periods with other reserve schedule holders. Such duty-free blocks must be equal twenty-four (24) hour periods. The minimum number of days between traded duty-free periods must not be less than three
          (3) days. However, where the majority of flight pairings in a category exceed three (3) days, the Company may require more than three (3) days between traded duty-free periods.


(E)  RESERVE GUARANTEE OPTION (RGO)

     A reserve schedule holder's guarantee shall be as set forth in
     Section 4(C). At the time of bidding, a reserve schedule holder may request his/her guarantee be increased by two days at the FDR. The Company shall have sole discretion to approve such request. If approved, the pilot's allotted duty-free periods shall be reduced by two (2). Such reduction may also be requested after the start of the bid period. The reduction of the specific twenty-four hour (24:00) periods shall be mutually agreeable between the pilot and crew schedule. A pilot desiring to exercise the RGO shall so indicate in his/her monthly bid or via the appropriate CAMS entry.

(F)  MISCELLANEOUS

     (1) Reserve rest. In addition to the reserve rest requirements set forth in Section 11(C)(3), the following shall apply: If a reserve pilot is called to the airport for the purpose of acting as a pilot on a flight assignment, and is subsequently removed from the flight assignment for any reason after report time, that pilot shall receive the minimum rest stipulated in Section 11(C)(3). Additionally, the provisions of Section 5(G) shall apply if the pilot is removed after report.

     (2) When notified, the Company shall advise the pilot of the flight identification and report/release times.

     (3) For a reserve schedule holder who has completed one (1) year of service with the Company as a flight deck crew member,
          Section 9(F) additional flying shall not be offset against his/her guarantee. A reserve schedule holder with less than one (1) year of service as a flight deck crew member shall be compensated for Section 9(F) additional flying in accordance with Section 4(B)(1)(b)(ii) of the Agreement.

                            SECTION 13
                         MOVING EXPENSES

(A) Pilots who are displaced will be considered involuntarily transferred. Such pilots who are involuntarily transferred within the United States to a new domicile which is more than 75 miles from their current domicile shall be afforded the following relocation benefits. For the purpose of this Section 13, such relocation benefits shall be associated with the geographic relocation of the pilot's principal residence in the former domicile to within a 125 mile radius of the new domicile:

     (1) The Company will arrange for and cover the cost of shipment of up to 15,000 pounds of personal household goods and personal belongings, including charges for packing and unpacking, insurance, and, if necessary, storage for a period not to exceed thirty (30) days at either end of the move.

     (2) Expenses for the moving of up to two (2) vehicles shall be allowed each pilot at the rate of twenty cents ($0.20) per mile for the most direct AAA mileage route between the pilot's former and new domicile. The payment will be the mileage's set forth in the table below. Employees will be expected to travel a minimum of 300 miles per day.

                    MILEAGE'S BETWEEN DOMICILES

                  Between           AND            Mileage
                  -------           ---            -------

                  JFK               STL            999
                  JFK               LAX            2787
                  JFK               SFO            2923
                  STL               LAX            1837
                  STL               SFO            2113
                  LAX               SFO            384


     (3) A one-time lump-sum relocation allowance up to two thousand five hundred dollars ($2,500.00) will be provided to the pilot to help defray the costs of temporary living and incidentals. Receipts are not required. No additional payments or reimbursements will be provided for hotels, meals, car rental, telephone calls, taxis or other incidental relocation expenses except as may be provided herein. An additional lump-sum relocation allowance up to two hundred fifty dollars ($250.00) will be provided for the pilot's spouse to help defray the cost of home finding at the new domicile. Receipts are not required.

          If a pilot voluntarily leaves TWA's employ within twenty-four (24) months from the date of transfer, the pilot shall repay TWA the lump-sum relocation allowance(s) he/she received as follows:

                                                        Proportion of
          Months of service completed at new            allowance(s) to be
          domicile prior to voluntary termination       repaid to TWA
          ---------------------------------------       ------------------

               Less than three months                        100%
               Three or four months                           95%
               Five or six months                             90%
               Seven or eight months                          85%
               Nine or ten months                             80%
               Eleven or twelve months                        75%

Section 13(A)(3), cont.


               Thirteen or fourteen months                   70%
               Fifteen or sixteen months                     60%
               Seventeen or eighteen months                  50%
               Nineteen or twenty months                     40%
               Twenty-one or twenty-two months               25%
               Twenty-three or less than twenty-four months  10%

     (4) When a pilot so requests, he/she shall be allowed reasonable travel time after receiving notification of his/her involuntary transfer until reporting at the new domicile. On moves within the United States this shall be calculated on a travel rate of three hundred (300) miles per day. Such pilot, who has not been given at least two (2) weeks notice, shall be given three (3) days additional time to the above. The time allotted in this paragraph shall be given without prejudice to the monthly guarantee.

(B) When a pilot who was assigned to a domicile because there was no successful bidder subsequently moves from such domicile because of displacement under Section 19, moving expenses to the new domicile shall be allowed in accordance with this Section 13.

(C) Successful bidders to newly established or re-established pilot domicile(s) will be considered involuntarily transferred for purposes of this Section 13. Such newly established or re-established pilot domicile(s) shall be so considered for a period of not less than nine (9) months from the effective date of the first bid to such domicile; except this provision shall not apply to bidders for a vacancy which was created by a pilot leaving such domicile.

(D) In the event a domicile is permanently closed by the Company, all pilots in the domicile at the date of closing shall be considered to have been involuntarily transferred for the purposes of this
     Section 13.

(E) Pilots transferred from one domicile within the United States to another domicile within the United States by any means other than a displacement will be considered a voluntary transfer and will bear their own expenses, except that space available transportation shall be furnished to such pilots and their families. For the purpose of this Section 13, pilots who exercise the Displacement Replacement Option will not be considered involuntarily transferred.

                             SECTION 14
                              VACATION

(A)  ELIGIBILITY

     No pilot shall be eligible for a vacation until such pilot has completed one (1) year of service with the Company. However, the Company may, at its option, schedule a pilot with less service to take vacation accrued during the previous calendar year prior to completion of the pilot's first full year of service.

(B)  SCHEDULE OF VACATION ENTITLEMENT

     Each calendar year a pilot shall be given a vacation, the number of days of which shall be based upon the number of full months worked in the preceding calendar year, according to the following schedules:

     Calendar days to be allowed for vacation according to the number of years of service with the Company completed prior to January 1 of the year vacation is to be taken.

     Effective for vacations to be taken in 1998:

     -------------------------------------------------------------------------------------
     Months Worked             Less Than               8 through              22 Years and
        Prior to                8 Years                 21 Years                  Over
       January 1
     -------------------------------------------------------------------------------------
           1                       1                       3                       3
     -------------------------------------------------------------------------------------
           2                       2                       5                       6
     -------------------------------------------------------------------------------------
           3                       3                       8                       9
     -------------------------------------------------------------------------------------
           4                       5                       10                      12
     -------------------------------------------------------------------------------------
           5                       6                       13                      15
     -------------------------------------------------------------------------------------
           6                       7                       15                      18
     -------------------------------------------------------------------------------------
           7                       9                       18                      21
     -------------------------------------------------------------------------------------
           8                       10                      20                      24
     -------------------------------------------------------------------------------------
           9                       11                      23                      27
     -------------------------------------------------------------------------------------
           10                      12                      25                      30
     -------------------------------------------------------------------------------------
           11                      13                      28                      33
     -------------------------------------------------------------------------------------
           12                      15                      30                      36
     -------------------------------------------------------------------------------------

SECTION 14(B), cont.


     Effective for vacations to be taken in 1999:

     ------------------------------------------------------------------------------------------
     Months Worked       Less Than          8 through           22 through         26 Years and
        Prior to          8 Years           21 Years             25 Years              Over
       January 1
     ------------------------------------------------------------------------------------------
           1                 1                 3                    3                   4
     ------------------------------------------------------------------------------------------
           2                 2                 5                    6                   7
     ------------------------------------------------------------------------------------------
           3                 3                 8                    9                   10
     ------------------------------------------------------------------------------------------
           4                 5                 10                   12                  13
     ------------------------------------------------------------------------------------------
           5                 6                 13                   15                  16
     ------------------------------------------------------------------------------------------
           6                 7                 15                   18                  20
     ------------------------------------------------------------------------------------------
           7                 9                 18                   21                  23
     ------------------------------------------------------------------------------------------
           8                 10                20                   24                  26
     ------------------------------------------------------------------------------------------
           9                 11                23                   27                  29
     ------------------------------------------------------------------------------------------
           10                12                25                   30                  33
     ------------------------------------------------------------------------------------------
           11                13                28                   33                  36
     ------------------------------------------------------------------------------------------
           12                15                30                   36                  38
     ------------------------------------------------------------------------------------------

     Effective for vacations to be taken in 2000:

     ------------------------------------------------------------------------------------------
     Months Worked       Less Than          8 through           22 through         26 Years and
        Prior to          8 Years           21 Years             25 Years              Over
       January 1
     ------------------------------------------------------------------------------------------
           1                 1                 3                    3                   4
     ------------------------------------------------------------------------------------------
           2                 2                 5                    6                   8
     ------------------------------------------------------------------------------------------
           3                 3                 8                    9                   11
     ------------------------------------------------------------------------------------------
           4                 5                 10                   12                  14
     ------------------------------------------------------------------------------------------
           5                 6                 13                   15                  17
     ------------------------------------------------------------------------------------------
           6                 7                 15                   18                  21
     ------------------------------------------------------------------------------------------
           7                 9                 18                   21                  25
     ------------------------------------------------------------------------------------------
           8                 10                20                   24                  28
     ------------------------------------------------------------------------------------------
           9                 11                23                   27                  31
     ------------------------------------------------------------------------------------------
           10                12                25                   30                  36
     ------------------------------------------------------------------------------------------
           11                13                28                   33                  38
     ------------------------------------------------------------------------------------------
           12                15                30                   36                  40
     ------------------------------------------------------------------------------------------

SECTION 14(B), cont.


     Effective for vacations to be taken in 2001:

     ------------------------------------------------------------------------------------------
     Months Worked       Less Than          8 through           22 through         26 Years and
        Prior to          8 Years           21 Years             25 Years              Over
       January 1
     ------------------------------------------------------------------------------------------
        1                 1                  3                   3                      4
     ------------------------------------------------------------------------------------------
        2                 2                  5                   6                      8
     ------------------------------------------------------------------------------------------
        3                 3                  8                   9                      11
     ------------------------------------------------------------------------------------------
        4                 5                 10                   12                     15
     ------------------------------------------------------------------------------------------
        5                 6                 13                   15                     18
     ------------------------------------------------------------------------------------------
        6                 7                 15                   18                     22
     ------------------------------------------------------------------------------------------
        7                 9                 18                   21                     26
     ------------------------------------------------------------------------------------------
        8                 10                20                   24                     29
     ------------------------------------------------------------------------------------------
        9                 11                23                   27                     33
     ------------------------------------------------------------------------------------------
        10                12                25                   30                     34
     ------------------------------------------------------------------------------------------
        11                13                28                   33                     38
     ------------------------------------------------------------------------------------------
        12                15                30                   36                     42
     ------------------------------------------------------------------------------------------

     Effective for vacations to be taken in 2002 and thereafter:

     ------------------------------------------------------------------------------------------
     Months Worked       Less Than          8 through           22 through         26 Years and
        Prior to          8 Years           21 Years             25 Years              Over
       January 1
     ------------------------------------------------------------------------------------------
           1                 1                 3                    3                   5
     ------------------------------------------------------------------------------------------
           2                 2                 5                    6                   8
     ------------------------------------------------------------------------------------------
           3                 3                 8                    9                   11
     ------------------------------------------------------------------------------------------
           4                 5                 10                   12                  15
     ------------------------------------------------------------------------------------------
           5                 6                 13                   15                  18
     ------------------------------------------------------------------------------------------
           6                 7                 15                   18                  22
     ------------------------------------------------------------------------------------------
           7                 9                 18                   21                  26
     ------------------------------------------------------------------------------------------
           8                 10                20                   24                  29
     ------------------------------------------------------------------------------------------
           9                 11                23                   27                  33
     ------------------------------------------------------------------------------------------
           10                12                25                   30                  37
     ------------------------------------------------------------------------------------------
           11                13                28                   33                  40
     ------------------------------------------------------------------------------------------
           12                15                30                   36                  44
     ------------------------------------------------------------------------------------------

     For the purpose of this paragraph, a month worked shall be any month for which an employee accrues at least thirty-five hours (35:00) pay. When a pilot is placed on vacation as a result of an extended illness during the same calendar year during which it was earned, no additional vacation shall be accrued during that vacation period.

(C)  PAY AND CREDIT

     For each day a pilot is on vacation, he/she shall be paid the Fixed Daily Rate (FDR) at the hourly rate determined by such pilot's mock

SECTION 14(C), cont.


     category bid award for a full month vacation, or by his/her actual category bid award for partial month vacation.

(D)  SENIORITY

     At each domicile a pilot shall be awarded a vacation based upon his/her pilot seniority within the category held on January 1 of the year the vacation is to be taken. In the event a pilot does not hold a category on January 1, the last day the pilot held a category shall be used in lieu of January 1.

(E)  LIMITATIONS

     (1)  Status

          For the purposes of this Section, pilot statuses are as follows: Captain, First Officer, and Flight Engineer.

     (2)  Selections

          Provided that adequate vacation selections exist and have not been allocated to more senior pilots, a pilot may select his/her vacation within the following limits:

          (a) Each pilot may select a single primary vacation equivalent to his/her entitlement in paragraph (B) of this Section, as applicable.

          (b) Each pilot entitled to fifteen (15) days or less must select a single vacation.

          (c) Each pilot entitled to thirty (30) days or less, but more than fifteen (15) days, may split to one (1) primary selection of fifteen (15) days, and another split period equal to the remainder of his/her entitlement.

          (d) Each pilot entitled to forty-four (44) days or less, but more than thirty (30) days may split to one (1) primary selection of thirty (30) days, or one (1) primary and one (1) split of fifteen (15) days each and another split equal to the remainder of the pilot's entitlement.

     (3)  Quarters

          The vacation year is broken into four (4) calendar quarters of three (3) consecutive months. Each pilot may be awarded only one (1) vacation selection in any quarter, except when selections in all other quarters have been exhausted.

     (4)  Monthly Allocation

          During each of the bid months of June, July and August, at least six percent (6%) per month of the total vacation days in each category, but never less than one (1) vacation period of thirty (30) days duration, or its equivalent reduced duration, shall be available for award. During each of the bid months of September, November and December, at least five percent (5%) per month of the total vacation days

SECTION 14(E)(4), cont.


          in each category, but never less than one (1) vacation period of thirty (30) days duration, or its equivalent reduced duration, shall be available for award. A pilot scheduled for normal retirement during the vacation year shall have the option of deferring the entire vacation or any split portion(s) provided the pilot notifies his/her Regional Chief Pilot on or before August 31.

     (5)  Involuntary Vacation Rescheduling

          All of a pilot's scheduled vacation period(s) for the succeeding year shall not be cumulative and must be taken within the calendar year.

          (a)  Primary Vacation Period

               A pilot's primary vacation period may not be changed without the pilot's consent, except upon thirty (30) days written notice, unless the Company does not have sufficient pilots to maintain schedules and in no event without fifteen (15) days written notice except with the pilot's consent.

               A pilot's primary vacation period may not be changed solely for reasons of change of the pilot's category.

          (b) In the event Company operations require that a pilot's primary vacation be deferred, the pilot may have the option to have his/her vacation bought back by the Company or to take it later in the calendar year (when a later period is available) or in the succeeding year.

               (i) A pilot whose vacation is bought back or deferred shall be considered by the Company as available to fly for the entire vacation period.

               (ii) When a later period is available, a pilot who has elected to take his/her vacation later in the calendar year shall have priority to such period over a pilot who has not had a vacation deferred.

               (iii) In the event a pilot is required or chooses to
                     take deferred vacation in the succeeding year, the pilot shall bid it in accordance with the provisions of this Section, time permitting.

               (iv) A vacation deferred under this Section 14(E)(5) shall not be changed without the pilot's consent unless no other qualified pilot is available in the domicile to protect the Company's operation and in any event shall be granted not later than the year succeeding the year of original deferment. Such deferred vacation shall not be changed without fifteen (15) days written notice. In the event a pilot is awarded more than one (1) vacation in a succeeding year as the result of such deferment, the vacation awarded as the higher preference shall be the

SECTION 14(E)(5)(B)(IV), cont.


                     vacation period to which the pilot has the priority right outlined as above.

          (c)  Split Vacation Period(s)

               A pilot's split vacation period(s) may be changed in accordance with (a) and (b) above and may also be changed as a result of a change in the pilot's category, without written notice and without the pilot's consent.

(F)  BIDDING PROCEDURES

     (1) The Company will provide a vacation bid preference form to each pilot prior to September 20. These bid forms will indicate the possible choices available in each month, for the following year.

          The bid forms will be so designed to allow the options described in paragraphs (B), (D) and (E) of this Section.

     (2) Each pilot must bid via preference form or electronic bidding (CAMS, home access, etc.) on or before October 15. A pilot who has not submitted a vacation preference by this date will have vacation assigned to him/her by the Company.

     (3) The results of the vacation bidding will be posted on or before November 1.

     (4) Mutual trading of equal vacation periods (i.e. any period that could be bid under paragraph (E)(2) above) will be permitted within a Category.

(G)  TERMINATION AND FURLOUGH

     In the event a pilot's service with the Company is terminated, the pilot shall be paid vacation pay as follows:

     (1) If the pilot is furloughed, or if the pilot has completed a year of service with the Company and resigns with the giving of two (2) weeks written notice or is discharged, the pilot shall be paid for all vacation time earned and accrued to date of furlough, resignation or discharge.

     (2) If the pilot resigns and fails to give at least two (2) weeks written notice of resignation, he/she shall receive no vacation pay whatsoever.

     (3) This entire paragraph (G) shall not apply where the furlough is occasioned by an Act of God, circumstances over which the Company has no control, or strikes or other work stoppages of employees of the Company.

(H)  VOLUNTARY VACATION MOVEMENT

     A pilot may elect to move his/her vacation days within an awarded vacation sequence and must be taken consecutively. The pilot must advise the Company of his/her election no later than thirty (30)

SECTION 14(H), cont.


     days prior to the beginning of the month in which the vacation is to be taken.

(I)  VACATION FLYING

     (1) Sixty (60) days prior to the beginning of the bid period in which a pilot's vacation is scheduled a pilot can notify the Company that he wants his vacation bought back by the Company. The Company may, at its option, buy the pilot's vacation. If the Company decides to buy back the pilot's vacation, the pilot will be notified of the Company's acceptance no less than thirty (30) days prior to the beginning of the bid period and a check will be issued to the pilot on the next flight pay check of the month following the scheduled vacation for the full value of his/her vacation. The pilot is then considered by the Company as available to fly for the entire vacation period.

          The Company may not exercise this provision if there are pilots on furlough other than pilots exercising a Recall Bypass Option.

     (2) A pilot may elect to fly on his/her vacation without advance notification to the Company and fly only those trips he/she elects to fly to the extent that trips are available to him/her in accordance with Section 9(F).

                             SECTION 15
                        SICK LEAVE WITH PAY

(A) A pilot will be credited, for sick leave purposes, with five (5) hours of sick leave credit for each month of service with the Company as a flight crew member up to a maximum accrual of one thousand (1000) hours.

(B) When sick leave credit is used, the normal re-accrual rate shall be six (6) hours for each month of service thereafter as a pilot with the Company until the pilot's sick leave account is restored to the level prior to the illness. In lieu of the foregoing, when a pilot is continuously sick for four (4) months or more, such pilot shall enter into a special re-accrual schedule for each month of service thereafter as a pilot with the Company until the pilot's sick leave account is restored to the level prior to the illness, pursuant to the following schedule:

      Sick Leave remaining             Reaccrual rate per month
      --------------------             ------------------------
      Less than 500 Hours              14 Hours
      Less than 750 Hours              10 Hours
      Less than 1000 Hours              8 Hours

     A pilot who has exhausted sick leave credit and is then placed on medical leave of absence as a result of an extended illness shall, upon return to active service and completion of requalification, reaccrue sick leave according to the above special schedule up to the level prior to the illness.

(C) Sick leave credit shall accrue during any month in which the pilot accrues at least thirty-five (35) hours pay.

(D) A pilot who holds a bid run will be entitled to sick leave on the first day he/she is unable to report for scheduled duty. A pilot who does not hold a bid run will be entitled to sick leave on the first day that he/she is unavailable for reserve duty; if such pilot has actually been on duty on a day during which he/she later is unable to report for duty, the pilot shall not be entitled to sick leave for that day.

(E) A pilot who holds a bid run shall be paid on the basis of the scheduled flight pay and credit of the trip or trips missed within the bid period as a result of actual sickness or injury, and his/her sick leave account charged accordingly, to the extent that such pilot has accrued sick leave credit. No pay and credit shall be awarded so as to cause the pilot's total credited hours for the month to exceed his/her monthly bid award ALV.

(F) A pilot who holds a reserve schedule shall be paid and credited sick leave at the fixed daily rate for each day he/she is unavailable for duty as a result of actual sickness or injury, and his/her sick leave account charged accordingly, to the extent that such pilot has accrued sick leave credit. No pay and credit shall be awarded so as to cause the pilot's total credited hours for the month to exceed his/her monthly bid award ALV.

(G) A pilot who has not been awarded a bid as a result of actual sickness or injury will be awarded a mock bid based on his/her current category. A pilot awarded a mock bid run schedule will receive pay and credit in accordance with paragraph (E) above. A pilot awarded a mock reserve schedule will receive pay and credit in accordance with paragraph (F) above. The pilot's sick leave account shall be charged accordingly, to the extent that such

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

SECTION 15(G), cont.


     pilot has accrued sick leave credit.

(H) In the event a pilot misses two (2) or more consecutive trips due to illness or misses three (3) or more nonconsecutive trips due to illness in any contiguous three (3) month period, or a reserve calls off sick three (3) times in any contiguous three (3) month period, only the domicile Regional Chief Pilot or Assistant Chief Pilot may contact a pilot in order to request a physician's certificate to verify such illness(s). Any such request shall be limited to the illness at issue.

(I) A pilot eligible for sick leave under this Section 15 shall also be entitled to seven (7) calendar days off per calendar year on account of death in the pilot's immediate family. Immediate family shall be limited to a pilot's spouse, children, father, mother, grandparents, step-father, step-mother, father-in-law, mother-in-law, sister, brother, step-sister, and step-brother. These days shall be paid as follows: A Bid Run Pilot shall receive pay and credit for any trip(s) missed during these seven (7) days based upon the scheduled flight time(s) including items credited toward flight time limitations as set forth in Section 11. A Reserve Pilot shall receive pay and credit according to paragraph (F) above. There shall be no prorating of reserve days off based on a pilot's usage of days off in this paragraph.

(J) A pilot's sick leave credit shall be restored for any sick leave credit utilized within the month under Paragraphs (D), (E), (F), and (I) above to the extent such pilot accrues flight pay and credit in excess of his/her ALV.

(K) During absence due to industrial injury, a pilot shall be entitled to receive from the Company the difference between Workman's
     Compensation and the pilot's earnings for the number of days the pilot is on paid sick leave status with the Company.

(L) A pilot laid off due to a reduction in force shall have the sick leave accrued prior to furlough credited to him/her in the event of recall.

(M) Except as provided in paragraph (E) above, the foregoing rules shall be applied to each bid period separately.

                              SECTION 16
                          PHYSICAL STANDARDS

(A) A pilot shall not be required to submit to any Company physical examinations in excess of one (1) in any twelve (12) month period without the pilot's consent unless it is apparent that the pilot's health or physical condition is seriously impaired, in which case the pilot's personal physician shall be furnished a copy of the Company's medical examiner's report when so requested in writing by the pilot. A pilot who takes a Company physical examination at a location other than his/her domicile shall be furnished Company transportation and shall be entitled to expense allowance as set forth in Section 7(A)(4) of this Agreement.

     (1) Any pilot hereunder who fails to pass a Company physical examination may, at his/her option, have a review of his/her case in the following manner:

          (a) The pilot may employ a qualified medical examiner of his/her own choosing and at his/her own expense for the purpose of conducting a physical examination for the same purpose as the physical examination made by the medical examiner employed by the Company.

          (b) A copy of the findings of the medical examiner chosen by the employee shall be furnished to the Company, and in the event that such findings verify the findings of the medical examiner employed by the Company, no further review of the case shall be afforded.

          (c) In the event that the findings of the medical examiner chosen by the employee shall disagree with the findings of the medical examiner employed by the Company, the Company will, at the written request of the employee, ask that the two (2) medical examiners agree upon and appoint a third qualified and disinterested medical examiner, preferably a specialist, for the purpose of making a further physical examination of the employee.

          (d) The said disinterested medical examiner shall then make a further examination of the pilot in question and the case shall be settled on the basis of said medical examiner's findings.

          (e) The expense of employing the disinterested medical examiner shall be borne one-half by the pilot and one-half by the Company. Copies of such medical examiner's report shall be furnished to the Company and to the pilot.

     (2) Any information obtained by or as a result of a Company physical examination shall be confidential between the doctor, the pilot, and those supervisory and administrative personnel concerned with the pilot's physical condition with the understanding that medical details will not be divulged by the doctor without the pilot's consent. The above notwithstanding, there is no intent to restrict the use of medical information necessary to arrive at a correct medical diagnosis, nor to interfere with the processes of this Section or the Grievance Section of this Agreement, nor to interfere with or prevent investigations required in legal processes.

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

SECTION 16(A)(3)


     (3) The Company shall reimburse a pilot for any FAA/TWA required medical expenses he/she may incur which is denied by a Company offered medical plan because it was not "medically necessary". This shall apply to both the situation where specific medical testing required by TWA and/or any tests required by the FAA requisite to the issuance of the Airman's Medical Certificate.

          This shall not apply to the cost of those regular six (6) month annual FAA physical examinations which are necessary and required by law to maintain a pilot license(s).

     (4) The Company shall not require a pilot to possess an FAA Medical Certificate, including its waiver policy, in excess of the certificate required by the FAA for the capacity in which the pilot is currently serving (i.e., Captain, First Officer, International First Officer, International Relief Officer and Flight Engineer).

     (5) The Company Medical Department shall advise the Chairman of the ALPA Aeromedical Committee prior to the implementation of new tests which are to be administered to all pilots during the annual Company physical examination.

     (6) Notwithstanding the foregoing, a pilot who possesses a first or second class medical certificate with waivers may be required to meet operational qualifications as determined by Flight Operations.

          (a) In the application of this paragraph, if Flight Operations determines that a pilot with a first or second class medical certificate with waivers does not meet the Company's operational qualifications, such pilot will be eligible to receive disability benefits if not disqualified under the provisions of Article
               1.11 of the Retirement Plan for Pilots of Trans World Airlines, Inc. (otherwise known as the "A" Plan).

          (b)  In reference to the disqualifications under Article
               1.11 of the "A" Plan referring to war, a pilot on Company business who is disabled as a result of war is not thereby disqualified from receiving the benefits referred to in such Plan.

(B) Crew meals, when provided, shall be nutritionally balanced and shall include at least one (1) low fat meal. At the request of either party, the Company and the Association shall, within ten
     (10) business days, meet and discuss crew meal provisioning for flights not normally scheduled for passenger meal service.

(C) A pilot on leave under Section 18(B) or (E) may apply for any open position with TWA, subject to the requisite qualifications. A pilot shall have a preferential opportunity for the position over non-employee applicants. Except for Sections 1(C), 1(D), 17(A)(9) and 17(A)(10), the provisions of this Agreement shall not apply to a pilot who accepts another position within the Company while on leave under Section 18(B) or (E).

(D)  The Company shall maintain an effective Employee Assistance
     Program which shall make available services to pilots and their

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

SECTION 16(D), cont.


     eligible dependents consistent with the goals of the Joint Policy Statement on Special Health Services dated August 26, 1976.

     Furthermore, a pilot shall have access to an effective Employee Assistance Program whether or not he/she is in a job jeopardy situation. Such access, however, shall not abridge, limit or prejudice in any way the Company's right to assess appropriate discipline.

(E) Notification for FAA required drug and alcohol testing shall be in accordance with the policy in the Flight Operations Policy Manual, except such notification in St. Louis shall be in writing and delivered in person. No pilot shall be required to wait for such drug/alcohol test more than one hour (1:00) after the scheduled or actual block-in of his/her flight, whichever is later.

     In the event a pilot is tested "positive" by any alcohol or drug test, he/she shall be handled in accordance with the Flight
     Operations Policy Manual.

                             SECTION 17
                             SENIORITY

(A)  GENERAL

     (1) Seniority as a pilot shall be based upon the length of service as a pilot with the Company or with other companies whose operations have been taken over by the Company prior to the signing of this Agreement.

     (2) Seniority shall begin to accrue from the date a pilot is first employed by the Company as an airline pilot and shall continue to accrue during such period of employment except as otherwise provided in this Agreement. On January 1, 1944, and henceforth, the date of employment as a pilot shall establish such pilot's position on the System Seniority List, and when two (2) or more pilots are employed on the same date, they shall be placed on such Seniority List according to their age (i.e., the oldest pilot shall receive the lowest number).

     (3) Seniority shall govern all pilots in case of promotion and demotion, their retention in case of reduction in force, their assignment or reassignment due to expansion or reduction in schedules, their reemployment after release due to reduction in force, and their choice of vacancies provided that the pilot's qualifications are sufficient for the operation to which such pilot is to be assigned. In the event that a pilot is considered by the Company not to be sufficiently qualified, the Company shall immediately furnish such pilot written reasons therefor. This Section shall apply except as otherwise stipulated in this Agreement.

     (4) Any pilot once having established a seniority date hereunder shall not lose that date except as provided in this Agreement.

     (5) When a junior pilot is promoted over a senior pilot, by reason of the failure of the latter to qualify in turn, the senior pilot shall continue to retain his/her position on the Pilots? System Seniority List.

     (6) Any pilot whose services with the Company are permanently severed shall forfeit his/her seniority rights.

     (7) In the event Trans World Airlines, Inc. purchases or absorbs another airline, the Pilots' System Seniority List of Trans World Airlines, Inc., and of the Company being purchased or absorbed shall, at the time of such purchase or absorption, be determined by agreement between the representatives of the respective pilot groups involved.

     (8) A pilot transferred to non-flying or supervisory duty shall retain and continue to accrue seniority, provided that such pilot maintains at all times a valid airline pilots' competency certificate or certificates. If such pilot shall permit his/her specified certificate or certificates to lapse, he/she shall retain the seniority already accrued to the time of such lapse and shall have a period of no more than one (1) year in which to regain such specified certificate or certificates. If the pilot does regain such specified certificate or certificates within one (1) year,

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

SECTION 17(A)(8), cont.


          the pilot's seniority shall recommence to accrue from the date his/her certificate or certificates are so regained.

     (9) When a pilot is transferred to non-flying or supervisory duty on account of sickness or injury, or becomes sick or injured while on such non-flying or supervisory duty, the pilot shall retain and continue to accrue seniority during such period of sickness or injury whether or not he/she is able to maintain his/her airline pilot certificate or certificates required for his/her status, until the pilot is able to return to flying duty or is found to be unfit for such duty for a continuous period of five (5) years.

     (10) A pilot who returns to active service from a leave, including but not limited to, leaves of absence pursuant to
          Section 18; extended sick leave or from training center, non-flying or supervisory duty who does not have a category bid award, shall have a vacancy created for him/her by the Company in a category in his/her status according to systemwide seniority and the equipment ranking of Section 19(D)(2)(d). If the pilot does not have the qualifications normal for his/her seniority, he/she will be afforded the opportunity to obtain such qualifications at the earliest reasonable opportunity.

     (11) Any dispute arising hereunder concerning the physical fitness of such pilot shall be settled in accordance with
          Section 16.

(B)  SENIORITY LIST

     (1) January 1 of each year, the Company shall make a seniority list compiled in accordance with this Section, readily available to pilots. Such a list shall be known as the Pilots' System Seniority List and shall contain the names of all pilots entitled to seniority whether active or inactive and the date of such assignment of each pilot.

     (2) All pilots shall be listed on the Pilots' System Seniority List and each pilot shall be permitted a period of sixty
          (60) days after posting of such list in which to protest in writing to the Company any omission or incorrect posting affecting such pilot's seniority.

     (3) In the event such pilot does not file a protest with the Company within such sixty (60) days, he/she shall not thereafter be entitled to file such protest.

(C)  PROBATIONARY PERIOD

     (1)  Pilots shall be on probation for a period not to exceed one
          (1) year from date of the pilot?s first completed simulator proficiency check; however, such probationary period shall not exceed fifteen (15) months from date of initial employment as a pilot with TWA. Probationary pilots returning from a leave of absence or furlough shall be required to serve the remaining portion of his/her probationary period, if any, or three (3) months, whichever is greater. Nothing in this Agreement shall be construed to prevent the Company from releasing, furloughing or reemploying a pilot during this probationary period,

SECTION 17(C)(1), cont.


          regardless of his/her position on the Pilots' System
          Seniority List.

     (2) Notwithstanding any other provisions of this Agreement, the Company shall not be required to honor a flight deck crew member's bid for category vacancies effective prior to the completion of the pilot's probationary period; however, such pilot shall be afforded displacement prerogatives under
          Section 19.

          At initial employment, the pilot shall make an election as to a category preference and insofar as possible, such pilot?s request will be honored on a seniority basis, provided, however, that no pilot upon initial employment shall fill a category vacancy on a small widebody as defined in Section 31(FF) unless all pilots on the seniority list have had an opportunity to bid and be awarded such a vacancy on the basis of seniority.

                             SECTION 18
                         LEAVES OF ABSENCE

(A)  PERSONAL LEAVE

     (1) Except for leaves beginning in the bid months of July, August and December, the Company shall grant up to five percent (5%) of the pilots in a category a leave of absence for any period measured in thirty (30) day increments up to a maximum of five (5) years. For the second and subsequent personal leave requests, the Company may consider the requirements of service. When such leaves are granted, the pilot shall retain and shall continue to accrue seniority during such period, provided that during such period the pilot maintains his/her appropriate pilot's certificate or certificates required for his/her status. If, during any leave the pilot shall permit his/her appropriate pilot's certificate or certificates, required for his/her status to lapse, his/her seniority shall accrue only to the date of such lapse.

     (2) A pilot shall be granted a leave of absence for a period not to exceed four (4) years to accept a position with the Association, or to perform any duties relating to Council Activities, or to accept an executive position with any agency of the Federal Government, directly connected with aviation. Notwithstanding the foregoing, a pilot shall be granted a leave of absence for a period not to exceed eight
          (8) years to accept a position as an elected full time Officer of the Air Line Pilots Association, International. Such pilot will continue to accrue all seniority and longevity credit for pay purposes while on such leave of absence, provided that during such period the pilot maintains his/her appropriate pilot's certificate or certificates required for his/her status.

     (3) Notwithstanding the above, the Company shall offer leaves of absence to all pilots prior to furloughing any pilot. Such leaves shall be granted subject to the following:

          (a) A minimum of ninety (90) days per leave, and then in increments of ninety (90) days up to a maximum of two
               (2) years.

          (b) For each furlough, leaves shall be granted in a number equal to the number of pilots to be furloughed, but in no case shall the Company be required to grant more than a total of thirty (30) leaves per furlough.

          (c) Leaves, in (b) above, shall be offered equally among Captains, First Officers, and Flight Engineers in order of seniority within each status.

          (d) Pilots desiring a leave of absence under this Section 18(A)(3) must notify the Managing Director of Flight Operations by telegram within thirty (30) days of the date a future furlough is announced, however, in no case shall the Company be required to grant a leave if the pilot has not requested such leave prior to twenty
               (20) days of the effective date of such furlough.

          (e) In the event pilots returning from leaves of absence would cause other pilots to be furloughed, additional

SECTION 18(A)(3)(E), cont.


               leaves of absence shall continue to be offered as in
               (a), (b), and (c) above.

          (f) Upon the recall of all furloughed pilots, leaves of absence shall be subject to cancellation, by increment, in order of inverse seniority and in equal number in each status.

          (g) Pilots on leave of absence under this Section 18(A)(3) shall be considered to be in active service for the purpose of administering Section 4(F)(6).

          (h) In the event that an announced furlough is averted, a leave of absence granted under this Section 18(A)(3) and contingent upon such furlough may be subject to cancellation.

          (i) All pilots granted a leave of absence from the Company shall file proper addresses with Trans World Airlines' Flight Operations Department. Any change in address must be supplied to the same department immediately.

     (4) All pilots shall be eligible for personal leave under the Family And Medical Leave Act of 1993 (FMLA) after twelve
          (12) months of continuous active service with the Company.

          Notwithstanding the provisions of the FMLA, the following shall apply to pilots under the Agreement:

          (a) The Company shall not require a pilot to substitute sick leave or vacation for unpaid leave taken under the FMLA without the written consent of the pilot.

          (b) Pilots shall continue to accrue seniority and longevity under the Agreement for the period of any FMLA leave.

(B)  MEDICAL LEAVE

     When leaves are granted on account of sickness or injury, a pilot shall retain and continue to accrue seniority whether or not he/she is able to maintain his/her appropriate pilot's certificate or certificates required for his/her status, until such pilot is able to return to duty or is found to be unfit for such duty except that in no case shall leaves for sickness or injury exceed a total continuous period of five (5) years, commencing from the date the pilot first goes on sick leave, or if the pilot has exhausted sick leave, commencing at the time the pilot is first disabled. Return to duty after a leave granted under this paragraph shall be subject to a reasonable qualifying period not to exceed six (6) months.

     (1) During the period a pilot is on leave as provided above, the Company may require the pilot to submit to a Company physical examination at least once each twelve (12) months. When such examination is scheduled by the Company at a location other than in the immediate area of the pilot's residence, the Company shall furnish transportation and reasonable actual expenses for the pilot, and shall make a reasonable effort to schedule such examination at the pilot's convenience.

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

SECTION 18(B)(2)


     (2) A pilot shall be eligible to return to active service whenever a pilot's leave has not exceeded a period of five
          (5) years, as provided above, the pilot shall be eligible for return to active service with the Company in a flight deck operating crew position available to him/her, consistent with the physical standards provided in Section 16(A)(4), subject to the limitations provided in (B)(4) and
          (5) below.

          To be eligible to return to active service, the pilot's medical certificate may not contain any operational limitation which would prevent the pilot from being routinely scheduled for flight duty, and further such pilot's medical certificate must be applicable to general commercial aviation.

     (3) In the event a pilot elects not to exercise the displacement prerogatives provided in Section 19(A)(3), henceforth the pilot shall not be eligible for return to active service with the Company unless the pilot possesses a first class FAA medical certificate.

     (4) In the event a pilot elects not to return to active service with the Company at any time that he/she is able to maintain a second class FAA medical certificate as described in
          Section 16(A)(4), henceforth such pilot shall not be eligible for return to active service with the Company unless he/she possesses a first class FAA medical certificate.

     (5) A pilot on medical leave under this Section will be entitled to remain for a period not to exceed five (5) years in the Company's Group Insurance program.

(C)  MILITARY LEAVE

     (1) Upon notice, any pilot shall be granted military absence or leave, without pay, as provided by effective federal regulations applying thereto.

     (2) Upon return to active flight status, reemployment rights and benefits shall be governed by and limited to the protection afforded in the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. ?4301 et seq.

     (3)  A pilot granted an excused absence under this paragraph
          (C)(3) for a weekend drill, annual service requirement, other military requirement, or military leaves of absence (31 days or more) shall upon request by the Company provide a copy of his/her orders.

     (4) A pilot under (C)(1) whose military absence is for fewer days than the length of his/her awarded trip shall have his/her month?s pay guarantee reduced by the number of days of the original trip multiplied by the daily average, and shall have the following options:

          (a) Split the trip once at the domicile and fly one (1) of the two (2) portions, provided such splitting


SECTION 18(C)(4)(A), cont.


               generates no additional penalty time/pay beyond the original trip; or

          (b) Drop the entire trip with no further action provided the pilot's projection is not below guarantee; or

          (c) Drop the entire trip, and become available for a Class "M" balance for the number of days of the original trip over and above the military absence days taken. In accordance with Section 9(D)(1)(b), a Class "M" pilot may enter balance preferences at any time by telephone contact or voicemail with CCS, or the CAMS free-form balance request (JXMVP). [E.g. A five day trip is dropped for two days of military absence, the pilot would be available for three days (M3) of flying.]

(D)  GENERAL

     (1) Any dispute arising hereunder concerning the physical fitness of the pilot concerned shall be settled in accordance with Section 16.

     (2) A pilot on leave shall not, without prior written permission of the Company, engage in aviation employment and, in no case, shall engage in employment which may bring discredit upon the Company.

     (3)  Return from leave shall be accomplished as set out in
          Section 17(A)(10).

     (4) A pilot returning from leave of absence will be paid, during any necessary requalification period, at the rate appropriate to the pilot's category at the time he/she returns to duty with the Company; provided, that a pilot who returns from a personal leave of absence, as defined above, in excess of six (6) months duration will be paid at the current rate for the category he/she held at the time of commencement of the personal leave.

     (5) All pilots granted a leave of absence from the Company shall file proper addresses with Trans World Airlines' Flight Operations Department and the Air Line Pilots Association. Any change in address must be provided to the Company and the Association.

     (6) A pilot on leave under Section 18(B) or (E) may apply for any open position with TWA, subject to the requisite qualifications. A pilot shall have a preferential opportunity for the position over non-employee applicants. Except for Sections 1(C), 1(D), 17(A)(9) and 17(A)(10), the provisions of this Agreement shall not apply to a pilot who accepts another position within the Company while on leave under Section 18(B) or (E).

 (E) MATERNITY

     (1) A flight deck crewmember, upon discovery that she is pregnant, shall promptly notify the Company. Such pregnant flight deck crewmember who continues to meet the standards of Section 16(A)(4) will be permitted, but not required, to

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

SECTION 18(E)(1), cont.


          continue in service as an active flight deck crewmember through her twenty-fourth (24th) week of pregnancy. A pregnant pilot who elects to continue in active flight status must submit to the Company, prior to her next flight, a written medical release from her physician confirming her medical fitness to perform as an active flight deck crewmember for the following six (6) week period. Thereafter, she must continue to submit a written medical release from her physician confirming her medical fitness to perform as an active flight deck crewmember for each following six (6) week period. Should the pilot elect to withdraw from active flight status due to her pregnancy prior to her twenty-fourth (24th) week, she shall immediately notify the Company.

     (2) A flight deck crewmember who has ceased to perform flight duties pursuant to paragraph (1), above, shall utilize her accumulated sick leave and, upon exhaustion of her sick leave, be placed on a medical leave of absence for the remaining term of her pregnancy and for a period of up to six (6) weeks following the birth of the child or eight (8) weeks, if delivery is by cesarean. While the flight deck crewmember is on paid or unpaid leave, she shall be entitled to the same terms and conditions of employment as would be applicable to any other illness or disability.

     (3) A flight deck crewmember covered by this paragraph (E) is expected to return to active flight status within six (6) weeks following the birth of the child or eight (8) weeks, if delivery is by cesarean, unless she is unable to return for reasons due to her health, in which case, the provisions of the Agreement pertaining to the use of sick leave and the granting or extending of a medical leave shall be applicable. A pilot who makes written application prior to the end of six (6) or eight (8) week period in paragraph (2) above, shall be granted a personal leave of absence from the conclusion of their sick leave or medical leave of absence through the end of the sixth (6th) calendar month following the month in which the child was born.

     (4) Return to active service in a flight deck operating crew position shall be subject to the provisions of Section 18(B) and Section 17(A)(10).

(F)  PATERNITY ABSENCE

     (1) A pilot whose spouse is pregnant shall be granted a maximum of fifteen (15) days continuous, paternity absence for normal delivery [twenty-one (21) days, if delivery is by cesarean], commencing on the date of delivery.

     (2) A pilot who adopts a dependent child not currently living in the pilot's home shall be granted a maximum of fifteen (15) days continuous, paternity absence, commencing on the date of adoption.

     (3) A pilot whose spouse is pregnant or who is adopting a dependent child not currently living in his home may elect to divert his monthly sick leave accrual to a paternity bank. The pilot may accrue up to forty hours (40:00) in his

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

SECTION 18(F)(3), cont.


          paternity bank. The sick leave bank and the paternity bank, when combined, must not exceed one thousand hours (1000:00).

     (4) A pilot may utilize his accrued paternity bank and/or earned and accrued vacation provided that scheduled vacation periods shall not be cumulative and shall be taken within the calendar year, or he may be placed in a non-pay status. Upon exhaustion of his paternity bank and/or vacation, the pilot shall be placed on unpaid paternity absence for the remainder of the fifteen (15) day period [twenty-one (21) day period, if delivery by cesarean].

     (5) Requests for this absence and the diversion of sick leave accruals into a paternity bank must be accompanied by medical and/or legal documentation. Such documentation must be provided no later than the date of the requested absence and/or diversion.

(G)  PILOT ALTERNATE MONTH JOB SHARING PROGRAM

     The availability of the Pilot Alternate Month Job Sharing Program (the "Program") shall be announced in conjunction with the furlough notice required by Section 20(B) and Section 18(A)(3).

     In order to help avert a furlough, eligible pilots may voluntarily elect to participate in job sharing which will consist of a period during which a pilot will alternate monthly between flying (a "work-month") and personal time off (a "PTO-month"). Individual commitments to the job sharing program from participating pilots will be required for a period of not less than four (4) months.

     (1) Eligible Pilots: Pilots in the category which are in excess, as determined by the Company, to the number of pilots necessary to meet the staffing requirements for such category group and who are not junior to a pilot being actually furloughed.

     (2) Participation: A pilot who wishes to participate in job sharing must submit a Request for Job Sharing Form indicating that pilot's agreement to participate in the Program in accordance with the provisions listed herein and the pilot's preferences (as listed below) regarding which alternating months he/she wishes to work or have off. Request for Job Sharing Forms will be kept on file by the Company. Pilots may update or cancel their request at any time provided that in order to be effective for any month, the update or cancellation must be received by the Managing Director, Crew Resources and Administration, not later than the close of business on the sixth (6th) day of the month preceding the month for which the pilot either wishes to request job sharing or cancel job sharing. (Note: as indicated below, a pilot may not voluntarily withdraw/cancel his/her participation in the Program during the first four
          (4) months.) To update a request a pilot must submit a new Request for Job Sharing Form. A request may be canceled by written notice to the Company.

SECTION 18(G)(2), cont.


          Job sharing alternate month choices are:

          (a) Flying during odd numbered months only (i.e. January, March, etc.) alternating with PTO during even numbered months (the "odd series").

          (b) Flying during even numbered months only (February, April, etc.) alternating with PTO during odd numbered months (the "even series").

          (c) No preference for an odd series or even series rotation. The pilot will accept either series as assigned by the Company.

               A pilot may indicate on the Request for Job Sharing Form his/her preference for odd series only, an even series only, or a willingness to accept either but with a preference for one series over the other. If a pilot indicates odd series only or even series only, such pilot will be awarded job sharing only if his/her choice can be granted. If a pilot indicates a willingness to accept either an odd or even series the Company will, to the extent possible, comply with the pilot's request.

     (3) Awarding of Job Sharing Slots: The Company will balance the requests for job sharing taking into account, to the extent possible, pilots' preferences for an odd or even series. The Company will award pilots job sharing in seniority order within a category group for which job sharing is applicable subject to the Company's ability to evenly balance participants on odd and even series. For example, if the only slot(s) available were for an odd series, a more junior pilot who indicates a willingness to accept an odd series would be granted job sharing while a more senior pilot who requested job sharing, only if it could be granted for an even series, would be denied job sharing.

          The Company will determine each month the number of slots which will be available for job sharing. Those slots shall be filled first by pilots who are continuing participation in the program and then by pilots who are requesting to initiate participation in job sharing. A pilot once awarded participation in the Program will not be involuntarily removed from job sharing solely because a more senior pilot has requested to initiate participation in the program.

     (4) Withdrawal from Job Sharing: A pilot may voluntarily withdraw from job sharing after his/her first four (4) months of participation (i.e. two (2) work-months and two
          (2) PTO-months). If TWA reduces the number of job sharing slots available in any category, participants will be removed from job sharing, to the extent possible, in inverse seniority order subject to the maintenance of a balance between odd and even series participants. Subject to the foregoing, a pilot who has been awarded job sharing will continue in the program until:

          (a) Written notice from the pilot that he/she desires to cancel his/her participation in job sharing. (The written notice must be received by the Company no

SECTION 18(G)(4)(A), cont.


               later than the close of business on the sixth (6th) day of the bid month which will be the pilots last month of participation in job sharing.)

          (b) Notice from TWA to the pilot that his/her participation in job sharing is being terminated. Such notice may be given if an imbalance occurs among the participants due to extended illness, resignations, retirements, other terminations, a reduction in the number of slots available to job sharing, etc. Determination of the number of slots available for job sharing shall be determined solely by the Company. Notice to the pilot will be given no later than the twelfth (12th) day of the month immediately preceding the month for which participation will be terminated.

          (c) A pilot entitled to sick leave pay or disability who becomes ill or sustains an injury during a work-month and who does not return to schedule prior to midnight of the last day of that work-month, will be removed from job sharing and maintained on sick leave/disability until such pilot returns to active flight status. When the pilot returns to active flight status from any such absence, he/she will return to full time service. Such a pilot may then reapply for participation in job sharing.

          (d) A pilot awarded a vacancy to a new status or domicile will be removed from job sharing. Such pilot may then reapply for job sharing based upon his/her new category.

          (e) A pilot who lacks sufficient seniority to continue to hold a monthly bid (bid run or reserve) on the equipment for which the pilot was awarded job sharing, will be removed from job sharing.

     (5) Bidding: A pilot participating in job sharing will bid in the normal manner for his/her work-months. A pilot must be available for work on the first day of his/her work-months.

     (6)  Scheduling:

          (a) A pilot awarded reserve must be available for contact on the first day of his/her work-month.

          (b) A bid run holder is responsible to contact crew schedule prior to the start of his/her work-month in order to "OK" his/her line and be informed of any balance trips which may have been assigned.

          (c) All flight assignments (bid runs, trades, balance flights, transitions, reserve flight assignments, etc.) which report during the work-month but end during the PTO-month will be flown to completion. PTO will commence the day following the day in which the last leg (whether working or deadhead) of the pairing that extended into the PTO-month blocks in. Flights extending over the end of the month may not be dropped. All time flown in the PTO-month will be paid in the PTO-month.

SECTION 18(G)(6)(D)


          (d) A pilot participating in job sharing will continue to have the ability to submit standing bids and to be awarded vacancies.

     (7)  Other Provisions:

          (a) A pilot will continue to accrue all seniority and will retain insurance coverage and his/her normal pass privileges during his/her PTO-month.

          (b) A pilot will accrue vacation and sick leave in accordance with Sections 14(B) and 15(C).

          (c) A pilot who has authorized deductions to be taken from his/her pay (i.e. for the credit union, savings bonds, additional federal withholding, etc.), will continue to have those deductions made as applicable for his/her work-month. If a deduction is normally made from an advance check, the deduction would continue to be made from the advance check(s) issued during the pilot's work-month. If a deduction is from the flight check, the deduction will be made from the flight check applicable to the work-month (e.g. if the work-month is February, the flight check deduction would be on the March flight pay check). Deductions will be made from all flight checks to the extent there is net pay to cover the deductions. The pilot is responsible in the PTO-month for any required payments which would normally be handled through payroll deduction.

          (d) A pilot is responsible to ensure that he/she has reviewed any bulletins and updated revisions to his/her manual that were issued during the pilot's PTO-month prior to reporting for his/her first flight in a work month.

                             SECTION 19
                    VACANCIES AND DISPLACEMENTS

(A)  General

     (1) All changes in categories of pilots resulting from vacancies and displacements, and from subsequent vacancies and displacements resulting therefrom, shall be simultaneously effected in accordance with procedures established in this Section.

     (2)  Except as provided otherwise in this Agreement, this entire
          Section 19 shall be subject to Section 17.

     (3)  Other bidding, displacing, and assignment provisions of this
          Section 19 notwithstanding, a pilot who is unable to maintain the medical certificate required by the FAA to serve in his/her status, but who does secure a FAA medical certificate as described in Section 16(A)(4), may be afforded displacement options, subject to the limitations prescribed in (4) below. This paragraph (3) shall be subject to Section 16.

     (4) Other provisions of this Agreement notwithstanding, the bidding, assignment and displacement rights of any flight deck crew member serving as such with a second or third class FAA medical certificate shall be as follows:

          (a) Displace a less senior pilot in accordance with normal displacement procedures.

          (b) If unable to displace as in (a) above, he/she shall be subject to Section 18(B), provided, however, that no provision of Section 15 (sick leave with pay) shall apply to such pilot. While subject to the provisions of Section 18(B), the pilot shall have the priority right to bid and retain a flight engineer category vacancy available to pilots in preference to any more senior pilot who meets the physical standard for any pilot status other than flight engineer.

          (c)  The pilot shall not be subject to the provisions of
               Section 6(B) of the Agreement.

     (5) Except as hereinafter provided, all changes in categories of pilots shall be made from the Standing Bids or FAX Bids of pilots who file such bids with the Company.

     (6) An electronic file of Standing Bids shall be maintained by the Company and controlled by the TWA Flight Operations Department. It is the responsibility of each pilot to keep his/her Standing Bid current with his/her desires. The standing bid format shall be mutually agreed upon and considered as being a part of the pilots' Agreement and that the instructions and prerogatives listed thereon shall be binding to both parties.

     (7) A Standing Bid may be changed only by the pilot and shall not be canceled by the Company.

     (8) Annual Manpower Planning Message: A manpower planning message will be electronically available in the fourth quarter of each calendar year. This message will be informative only and will estimate: (1) the next year's

Section 19(A)(8), cont.


          flying levels; (2) category targets; (3) staffing complement in each category; (4) seniority projections for individual categories; and (5) anticipated vacancies.

          In the event the annual flying information is unavailable, this message may be postponed with the concurrence of the System Schedule Committee Chairman.

(B)  FAX Bids

     (1) A pilot who does not have a Standing Bid on file expressing his/her current preferences may send a FAX to the Managing Director-Crew Resources and Administration. Any such FAX, whether for the purpose of bidding a vacancy, requesting assignment, or exercising displacement prerogatives, shall hereinafter be referred to as such pilot's "FAX Bid". FAX bids apply exclusively to the current Bid Message and expire simultaneously with the Bid Message.

     (2) A FAX Bid shall specifically describe the pilot's preferences and shall, where appropriate, refer to the number of the Company's bulletin announcing a vacancy or displacement which resulted in such FAX Bid. Said FAX signature shall include the pilot's current category, payroll number and system seniority number.

     (3) It is the responsibility of a pilot to file a FAX Bid before the bulletined deadline date of any vacancy or displacement affecting such pilot if he/she does not have a Standing Bid on file. Absent a Standing Bid or FAX Bid, the default bid procedure of Section 19(D)(2) below shall control.

     (4)  Any pilot's FAX Bid will automatically pre-empt his/her
          Standing Bid whether or not such FAX Bid results in a change in his/her category. Standing Bids may not be filed or revised by FAX Bid.

(C)  Bid, Assignment, and Displacement Bulletins

     (1) The Company shall publish bulletins announcing vacancies, displacements, and assignment of pilots resulting from such vacancies and displacements. All such bulletins shall be numbered consecutively during a calendar year, and they shall be transmitted expeditiously to, and posted without delay at all domiciles, training centers, all overseas layover stations and satellites.

     (2) A bulletin announcing a vacancy or displacement will state the effective date, the categories involved, the cause of the vacancy or displacement, the name and seniority number of the pilot(s) displaced and the closing date of the bid message. The closing date shall not be less than seven (7) days from the date such bulletin is posted.

     (3) A bulletin announcing the results of all bidding for, or assignments to, permanent vacancies, and announcing all displacements, shall be transmitted within five (5) business days after the specified deadline and shall refer, where appropriate, to the bulletin number which announced such vacancy, displacement, or assignment. Such announcement bulletin shall be posted as stated in (C)(1) above and will

Section 19(C)(3), cont.


          state the effective date, the categories involved, and the name and seniority number of the successful bidders, pilots displaced, or pilots assigned.

(D)  Permanent Vacancies

     (1) Subject to (A)(1) of this Section, a permanent vacancy in a category shall exist and shall be bulletined in the manner specified in Section 19(C)(2) above and filled whenever:

          (a) The total monthly flying time and/or need for reserve duties in any category is altered resulting in an increased requirement or,

          (b)  Annual Seniority Realignment Bid: Notwithstanding
               (D)(1)(a), vacancies will be bulletined for each category that had less than three percent (3%) of total staffing awarded bids throughout the preceding calendar year. The number of such vacancies to be bulletined shall be no less than three percent (3%) of each affected category, rounded to the next highest number, based on the category staffing levels at the time of the Annual Seniority Realignment Bid message. This Realignment Bid shall be bulletined in January with a future effective date no later than 1 May of the same year.

     (2)  Bidding for Permanent Vacancies:

          (a) Pilots shall be afforded the right to bid for category vacancies on a seniority and percentile basis. Subject to Section 6(C) and Section 19(K), bid awards shall be in accordance with the seniority percentile preferences indicated by the pilot.

          (b) Pilot bids shall be considered in seniority order and each pilot's bid shall be determined before considering the next junior pilot's percentile bid. A pilot's percentile bids shall be considered in preference order. The number of pilots already awarded a bid in the instant pilots desired category plus one
               (1) (to account for the instant bidder) shall be divided by the total number of pilots already holding bids in the category plus the remaining number of vacancies published for bid (the "resultant percentile"). If the resultant percentile is equal to or less than the pilot's indicated percentile preference, the pilot shall be awarded the bid. If the resultant percentile is greater than the pilot's indicated percentile, the pilot will not be awarded the bid and each of the pilot's remaining preferences will then be considered in order until the pilot is awarded a bid. When a pilot is awarded a category bid pursuant to a percentile bid, all inferior percentile preferences are thereafter disregarded. If a pilot indicates insufficient percentile preferences (the pilot is too junior to hold any of his/her percentile bids indicated), then he/she shall be awarded a category bid in accordance with the Default Bid. All percentile bids must be in whole numbers (e.g. not 60.7%).

Section 19(D)(2)(c)


          (c) When a pilot is awarded a category bid, that pilot is not guaranteed that his/her resultant percentile and seniority on his or her category award will remain constant over time. After the pilot receives the category bid award, the resultant percentile is thereafter disregarded and serves no further purpose.

          (d) There shall be equipment ranking from highest to lowest as follows:

                    B757/B767/A321
                    B737/A319/A320
                    MD8
                    DC9
                    B727

               At such time that an equipment type other than those listed above is introduced, the parties shall meet and agree on the ranking of such equipment within thirty
               (30) days of the announced order of such equipment.

          (e) If a pilot fails to bid or insufficient choices are posted on the pilot's standing bid or FAX Bid, the pilot's bid preference shall be assumed and awarded in the following order, seniority permitting:

               (i)   Present category, (i.e. B757/B767 Captain STL).

               (ii) Current status and next lower equipment at his/her domicile (next lower category) in accordance with the following order, (i.e. B757/B767/A321 Captain STL to MD8 Captain STL).

               (iii) Current status in the equipment order above, in
                     any domicile.

               (iv) The next lower status in the equipment order above, at his/her domicile.

               (v) The next lower status in the equipment order above, in any domicile.

          (f) A pilot shall be trained to effect his/her bid award to a permanent category in accordance with Section
               6(A)(1)(c).

     (3)  Filling vacant categories

          Subject to (a) and (b) below, when a category remains vacant as a consequence of insufficient bidders after an advertised bid message, the least senior First Officer on the system shall be assigned to fill a Captain vacancy in a category and the least senior Reserve Officer with First Officer qualifications on the system shall be assigned to fill a First Officer vacancy in a category and the least senior Reserve Officer with Flight Engineer qualifications on the system shall be assigned to fill a vacancy in the Flight Engineer status in a category.

          (a) A pilot aged fifty (50) or older may voluntarily bypass upgrade training to Captain or First Officer.

Section 19(D)(3)(a), cont.


               Once exercised, such pilot will be restricted to his/her current status until the age of sixty (60), and his/her current equipment to age sixty (60) if a widebody aircraft or for five (5) years if his/her current equipment is a narrowbody aircraft. Once the pilot qualifies on a widebody equipment type he/she shall be restricted until age sixty (60). If the pilot's current equipment is no longer flown at his/her domicile, such pilot shall be allowed an opportunity to qualify on new equipment in his/her status at his/her domicile.

          (b) The Company may, at its option, allow any First Officer who is forty-five (45) years of age or older at the time upgrading training is offered, to decline such training. A Flight Engineer forty-five (45) years of age or older may decline such upgrading training.

     (4)  Contingent Captain and Contingent Flight Engineer Vacancies

          (a)  General

               The Company may at its option establish contingent vacancy bid positions in any Captain or any narrowbody Flight Engineer category. The Company may assign a Captain contingent vacancy bid holder as needed to fly as a Captain or First Officer and the contingent bid holder so assigned shall continue to receive Captain pay. The Company may assign a Flight Engineer contingent vacancy bid holder as needed to fly as a Flight Engineer or First Officer. Such Flight Engineer shall be paid as a First Officer when so assigned. All flight assignments shall be in accordance with Section 12 except when a contingent pilot bids and is awarded a bid run pursuant to Section 19(D)(4)(e) below.

          (b)  Definitions

               For purposes of this Section 19(D)(4) only:

               (i) "Basic status" means the status of the category bid award associated with a contingent vacancy (i.e. the basic status associated with a "Contingent Captain" bid award is Captain; the basic status associated with a Contingent Flight Engineer is Flight Engineer).

               (ii) "Alternate status" means the status of First Officer when associated with a contingent pilot (i.e. the alternate status associated with a "Contingent Captain" bid award is First Officer; the alternate status associated with a Contingent Flight Engineer is First Officer).

               (iii) "Status change" means the movement by the
                     Company of a contingent pilot from the basic status to the alternate status or from the alternate status to the basic status.

Section 19(D)(4)(c)


          (c)  Pay

               (i) Contingent Captains shall receive the Captain's rate of pay at all times. Section 4(C)(4) of the Agreement shall not be applicable to Contingent Captains.

               (ii) Contingent Flight Engineers shall receive the Flight Engineer rate of pay and guarantee except when assigned to fly as First Officer which shall be paid at First Officer rate of pay.
                     Section 4(C)(4) of the Agreement shall be applicable to Contingent Flight Engineers.

               (iii) Section 4(C)(5) shall apply to contingent
                     Captains and contingent Flight Engineers.

          (d)  Special Characteristics and Limitations

               (i) Contingent vacancies shall be considered permanent separate categories for purposes of
                     Section 19 of the Agreement. For all other purposes, except as stated by this Section 19(D)(4), a contingent shall be considered as a bid position within the basic status.

               (ii)  Displacements

                     Pilots holding any category award may, through the displacement process, bid and be awarded contingent vacancies, seniority permitting. E.g., a 727 Captain (STL/CAP/727) may displace into a 727 Contingent Captain (JFK/CCP/727) position. However, a category bid award holder must affirmatively bid a contingent vacancy to be awarded it (no pilot will be awarded a contingent bid as a result of a default bid).

               (iii) The Company's discretion to publish contingent
                     vacancies and award contingent bids is limited by the number of First Officers in the category. The following table shall control:

                     ---------------------------------------------------
                     Number of First           Maximum Associated
                     Officers in the           Contingents:
                     Category:
                     ---------------------------------------------------
                     Up to fifty (50)          Four (4)
                     ---------------------------------------------------
                     Fifty-one to one          Six (6)
                     hundred fifty (51-150)
                     ---------------------------------------------------
                     Above one hundred fifty   Five percent (5%), capped
                     (150)                     at fifteen (15).
                     ---------------------------------------------------

               (iv) In no event shall the number of contingents exceed the number of reserve schedule holders in the basic status except at the LAX and SFO domiciles. At LAX and SFO, the following shall apply:

                     (aa) When there are thirty-five (35) or more
                          bid runs in a category at either domicile,

SECTION 19(D)(4)(D)(IV)(AA), cont.


                          the above exception shall not apply to
                          that domicile.

                     (bb) Pilots temporarily assigned after the bid
                          closing must be awarded a supplemental bid run.

               (v) The Company is not obligated to publish any minimum number of contingent vacancies.

               (vi) Contingent pilots shall not be counted for the purposes of target calculations. Subsequent to the bid award process, contingent pilots shall be counted as a reserve schedule holder for the purposes of Sections 9(E)(3) and 10(B)(9).

          (e)  Monthly bidding

               Contingent bid holders shall be reserve pilots eligible to bid only reserve schedules. Whenever it is known, prior to monthly bid closing that he/she will be utilized in the alternate status (First Officer) for the entire month, he/she shall be able to exercise his/her full seniority for bidding purposes.

          (f)  Status Changes

               (i) The Company may status change a contingent pilot not more than four (4) times during any bid month, not including status changes caused by additional flying or OFR. Mid-pairing status changes shall not be permitted. Contingent pilots may additional fly or OFR only in the status as of the time the pilot indicates his/her availability and is awarded additional flying or OFR. The Company shall not status change a pilot solely to allow him/her to request additional flying or OFR.

               (ii) The Company shall notify the pilot via telephone and CAMS (JXCAP) of any changes in his/her contingent assignment.

          (g)  Reserve Rules

               (i) Segregated reserve lines for Contingent Captains and Contingent Flight Engineers will be published for monthly bidding. Duty Free periods will be awarded in accordance with Section
                     12(D)(2)(a) and (c).

               (ii) There shall be no dual status reserves except at the SFO and LAX domiciles.

               (iii) Contingent Flight Engineers shall be status
                     changed in accordance with seniority and availability. Contingent Captains shall be status changed in inverse order of seniority and availability unless a more senior Contingent Captain requests the status change.



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SECTION 19(D)(4)(G)(IV)


               (iv)  The Company may status change a basic Flight
                     Engineer prior to status changing a basic
                     Captain.

          (h)  Bidding Restrictions

               A pilot's bid from any Flight Engineer category to any Contingent Flight Engineer category shall be considered an "upward status bid" for purposes of
               Section 19(K) of the Agreement. However, a Contingent Flight Engineer shall not be restricted from bidding any First Officer category vacancy on the same equipment as he/she holds in the Contingent Flight Engineer category.

          (i) The Company's obligation to train/maintain currency of experience.

               (i) In the event that a Contingent Flight Engineer has not been trained to fulfill his bid award in both the basic and alternate status within forty-five (45) days after the effective date of his/her bid, the contingent pilot shall not be restricted to reserve and may bid his/her full seniority in the basic status until such time as the pilot is fully trained.

               (ii) In the event that a Contingent Flight Engineer has not been used in the basic or alternate status within any ninety (90) day period, the contingent pilot shall not be restricted to reserve and may bid his/her full seniority in the basic status, until requalified.

                     A Contingent Flight Engineer who must requalify as a First Officer in any training device shall be paid as a First Officer for such requalification training.

               (iii) Any pilot who is a successful bidder for a
                     permanent category vacancy in a different domicile shall be considered as transferring at the pilot's request for the purpose of Section 13, and will not be entitled to moving and relocation expenses. A pilot assigned to a permanent category domicile vacancy in a different domicile in accordance with Section 19(D)(3) shall be considered as transferring at Company request, and the provisions of Section 13 will apply.

     (5)  Declining A Bid

          A pilot shall be afforded the option to decline a bid, except a displacement bid. Such pilot shall notify his/her Regional Chief Pilot in writing within ten (10) days after the bid results are posted of his/her desire to exercise this provision. When a pilot exercises this provision the Company will be obligated to fill such vacancy within the guidelines set forth in Section 19(E)(4) below. A pilot electing to decline a bid in accordance with this provision


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

SECTION 19(D)(5), cont.


          shall remain in his/her present category. Such pilot shall be eligible to bid for any category twelve (12) months after declining the bid, subject to bid vacancies being available and seniority permitting.

(E)  FUTURE EFFECTIVE BIDS

     (1)  Future effective bids shall not be bulletined more than ten
          (10) months in advance.

     (2) In the event of a change in future effective bid requirement effective dates, pilots who have been awarded future effective bids may be advanced or deferred as follows:

          (a) Bids will be advanced in accordance with seniority order of pilots awarded the earliest effective date, except that the most senior pilot holding any future effective date bid who expresses a desire to be advanced to the earliest possible date may do so provided he/she is qualified or it is practicable for the Company to qualify such pilot for the earlier effective date. Advancement of bids shall be subject to paragraph (2)(c) below.

          (b) Bids will be deferred in accordance with inverse seniority order of pilots awarded bids on the date immediately preceding the date to which the bids are being deferred.

          (c) A pilot who bids and is awarded a future effective bid, for a specific date but who is senior enough to have been awarded an earlier future effective bid, will not be advanced unless he/she is the most junior future effective bid holder in the month from which bids are being advanced.

          (d) If either paragraph (2)(a) or (2)(b) above is utilized, the junior pilot holding a future effective bid for that category may be deferred or his/her bid canceled.

     (3)  Pilot Options in the Event of Bid Cancellation

          In the event that a pilot's future effective bid is canceled by the Company ("the instant pilot") and other future effective category bids were awarded to pilots subsequent to the award date of the canceled bid and prior to the date of cancellation ("subsequent bid"), then the following provisions shall apply:

          (a) The instant pilot shall have the option to remain in his/her current category, seniority permitting, and the Section 19(K) restriction of the canceled bid shall be waived; or

          (b) If but for the Section 19(K) restrictions the instant pilot would have been awarded a subsequent bid according to his/her standing bid and provided a junior pilot ("junior pilot") was awarded such bid, the instant pilot may elect to be placed into such subsequent bid. Such instant pilot will assume the

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

SECTION 19(E)(3)(B), cont.


               effective date of the subsequent bid. All Section 19(K) restrictions associated with the subsequent bid award shall apply. Such instant pilot will not be entitled to moving expenses under Section 13. No such junior pilot shall have his/her future effective bid canceled as a result of an action taken under this paragraph.

     (4)  Replacement Future Effective Vacancy

          (a) A replacement future effective vacancy may be awarded when a pilot, who has been awarded a future effective bid in accordance with this Section 19, utilizes
               Section 6(A)(6), and shall be awarded when a pilot utilizes Section 19(D)(5) of the Agreement to vacate such future effective bid award.

          (b) Eligibility of pilots for a replacement future effective vacancy shall be determined by utilizing the standing bids that were on file at the time the original future effective bid was closed. The award of the replacement future effective vacancy shall be in accordance with the applicable provisions of the Agreement except that the pilot awarded the replacement future effective vacancy shall have a one time option to accept or reject the award. The pilot awarded the replacement future effective vacancy shall not be subject to any restrictions due solely to his/her instant election to reject the replacement future effective vacancy award.

          (c) The award of the replacement future effective vacancy regardless of the pilot's election to accept or reject such replacement vacancy shall fulfill the Company's obligation under paragraph (4)(a) above. In the event the pilot awarded the replacement future effective vacancy rejects the award, the Company may continue the process until the replacement future effective vacancy is filled.

          (d) The Company may backfill any subsequent vacancy created by the award of a replacement future effective vacancy. A backfill vacancy shall be awarded in the same manner as the future effective replacement vacancy and pilots awarded such backfill vacancy shall be afforded the same rights of refusal.

          (e) The System Schedule Committee will be notified of any pilot(s) awarded replacement future effective or backfill bids.

(F)  TEMPORARY VACANCIES

     (1) A temporary vacancy in a category shall exist whenever it is anticipated that a pilot holding a permanent bid in the category will be unavailable for flight duty for a period of ninety (90) days or less, or an increase in requirements subsequent to the closing of the monthly bid period. In such event, unless the Company provides sufficient pilots in the category to protect open time caused by the temporary

SECTION 19(F)(1), cont.


          unavailability of a pilot, it shall be filled as follows for any period not exceeding ninety (90) days:

          (a) The Company may temporarily assign the most senior pilot(s) (in descending order) in the category at domicile(s) with excess pilots who has a standing bid on file, and in the absence of any such pilot(s) then the least senior pilot(s) in the category at the domicile(s) with excess pilots shall be temporarily assigned. Such pilot shall be entitled to expenses under Section 7(A)(4), and automobile expenses under
               Section 13(A) when approved by the Company.

          (b) If a temporary vacancy is not filled as in (1) above, it may be filled pursuant to Section 19(D)(4), Contingent Vacancies.

          (c) In filling a vacancy under (a) above, the availability of pilots shall be duly considered.

          (d) Notwithstanding the ninety (90) days or less restriction of (1) above, whenever a permanent vacancy filled by a pilot not possessing Captain qualifications creates a temporary shortage of pilots in such permanent status at the domicile, the Company may alleviate the shortage by filling the vacancy temporarily in accordance with (1) above during the period the pilot is upgrading to Captain qualifications. This provision shall apply even though such period may be ninety (90) days or longer, but no pilot shall be temporarily assigned involuntarily for longer than ninety (90) days if a more junior pilot who is Captain qualified is then available for such assignment.

     (2) Subject to (1)(a) above, a pilot awarded a bid run or reserve schedule for a temporary vacancy will remain to complete such assignment but will not forfeit any bidding rights.

     (3) A pilot temporarily assigned to a category will be used the same as permanent bid run or reserve schedule holders in such category at the assigned domicile, and shall be entitled to the same scheduling rights as other pilots in his/her assigned category at a domicile.

     (4) Reserve pilots may be given single trip assignments which shall not be considered temporary assignments. Pilots assigned in accordance with this provision will receive pay and credit calculated from departure from domicile to return to domicile.

(G)  DISPLACEMENTS OF PILOTS

     (1) Subject to Section 19(A)(1) and paragraph (3) below, a pilot may be displaced from his/her category whenever the total monthly flying time and/or need for reserve duties in that category is altered resulting in a decreased requirement.

     (2) If a pilot has not indicated a preference for exercise of his/her displacement prerogative, either by Standing Bid or

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

SECTION 19(G)(2), cont.


          by Fax Bid, the pilot shall at the deadline date of his/her displacement automatically be displaced to the default bid procedure, described in Section 19(D)(2)(e) above.

     (3) Subject to paragraph (2) above, a displaced pilot has the prerogative to displace a pilot in any category, provided he/she is senior to such pilot.

     (4) Once the pilot has indicated his/her displacement prerogative, the Company shall effect the displacement of the most junior pilot in the category or, in the alternative, create a vacancy in that category for the displacing pilot, provided the pilot is senior to the most junior pilot in the category.

     (5) In the event of displacements within a domicile, any temporary bid run or reserve schedule holders or assignees will be displaced before any permanent bid run or reserve schedule holder.

     (6) The domicile to which a pilot is assigned or successfully bids, upon completion of initial ground school and transition training, will establish the pilot's first domicile.

     (7) In the event a bid displacement bulletin announces future displacements in a bid category at a domicile, the least senior pilot(s) shall be displaced from the category.

     (8) Displacement Replacement Option: Whenever displacements are announced in a category, any pilot in that category senior to any pilot subject to the displacement message may elect the displacement replacement option. At any time prior to the deadline of the displacement, the more senior pilot may exercise the same rights of displacement as any pilot who would have been displaced. The pilot exercising the option does so at the junior pilot's seniority. Pilots who elect the Displacement Replacement Option are restricted from the use of the provisions of Section 19(D)(5).

(H)  AVERTING VACANCIES AND DISPLACEMENTS

     Vacancies and/or displacements may be canceled or averted whenever changes in requirements become known in advance of the closing date of an announcement bulletin, as provided in Section 19(C)(3), provided that such change in requirements will be effective within a calendar month either side of such closing date.

(I)  RESERVE OFFICER ASSIGNMENTS

     (1) All reserve officers in excess of the number needed to fill the requirements of the Company's operations may be assigned to domiciles as designated by the Company, subject to the following:

          (a) Such assignment will be offered in order of seniority to sufficiently qualified reserve officers at the domicile or domiciles where the Company determines that an excess exists.

SECTION 19(I)(1)(B)


          (b) If an insufficient number of reserve officers at such domicile or domiciles volunteer for such assignment, the assignment will be made in inverse order of seniority from among sufficiently qualified reserve officers at such domicile or domiciles.

          (c) The term "sufficiently qualified" shall refer to a pilot who has all route and equipment qualifications except for landing renewal, proficiency check or CQT. It is understood that assignments under this paragraph
               (I) are not for the purpose of filling bid vacancies.

          (d) A reserve officer assigned as above will be entitled to expenses as provided in Section 7 if such assignment is for ninety (90) days or less; or to expenses provided in Section 13, if such assignment is for more than ninety (90) days.

     (2) A reserve officer may request transfer to another domicile reserve officer assignment. If such transfer is approved by the Company, the expense provisions of paragraph (I)(1)(d) above will not apply.

     (3) All reserve officers must be awarded a category bid to a status prior to one hundred twenty (120) days from date of hire as a pilot.

(J)  MUTUAL TRADES

     The Company shall grant requests for a mutual trade of domicile in accordance with the procedures and restrictions outlined below.

     (1) Mutual trades shall be processed twice a year, once during the second quarter and once during the fourth quarter of the year.

     (2) The Company shall have the option of when it will allow trade requests to be submitted, when it will award the trades and the effective date of any transfers. The Company shall normally allow a minimum of fifteen (15) days for the submission of mutual trades requests.

     (3)  Mutual trade requests will be processed from the Mutual
          Trade standing bids (JXSBP) in CAMS.

     (4) The Company shall not be required to grant any trade which may generate training.

     (5) Mutual trades shall only be granted between pilots in the same status and equipment and shall be granted on the basis of seniority, subject to qualifications and (4) above.

     (6) Any trade granted in accordance with this provision is irrevocable.

     (7) No part of Section 13 shall apply to any pilot transferred under this provision.

SECTION 19(K)


(K)  RESTRICTIONS

     (1) A pilot who is awarded a future effective bid that requires more than three (3) days but less than ten (10) days of training shall be eligible for a subsequent bid award effective twelve (12) months after he/she is awarded the bid.

     (2) A pilot who is awarded a future effective bid that requires ten (10) or more days of training shall be eligible for a subsequent bid award effective twenty-four (24) months after he/she is awarded the bid.

     (3) A pilot who is awarded a future effective bid as a First Officer on a small widebody aircraft that requires ten (10) or more days of training shall be eligible for a subsequent bid award effective twenty-four (24) months after he/she is awarded such bid. During this restriction period, the Company may disallow an upward status bid which would otherwise be permitted by paragraph (4) below.

     (4) A pilot with a current 19(K) restriction shall be eligible for a bid award to a higher status without restriction; however, a pilot who is awarded an upward status bid pursuant to this paragraph shall carry the remainder of his/her old category restriction to the new status and equipment.

     (5) A pilot who downbids to a lower status that will require more than ten (10) days of training may be subject to a thirty-six (36) month restriction from the date of the bid award. During this restriction period, the Company may disallow an upward status bid which would otherwise be permitted by paragraph (4) above. The thirty-six (36) month restriction specified herein shall not prevent a pilot who downbids from being awarded an upgraded category vacancy on the same equipment. The thirty-six (36) month restriction shall be reduced by twelve (12) months or less, as applicable, from the effective date such pilot commences training to fill a category vacancy on the same equipment. If a pilot downbids to a category vacancy on either the DC9 or the MD8, he/she shall receive the benefit of the reduced restriction if he/she upgrades on either the DC9 or MD8.

     (6) A pilot who bids to the DC9 or to the MD8 and who requires differences training shall be eligible for a subsequent bid award effective twelve (12) months after he/she is awarded the bid.

     (7) A pilot who is restricted under this Section 19(K) may bid for and be awarded a category vacancy in the same status and equipment to which he/she is currently restricted (e.g. JFK 757/767 CAP to STL 757/767 CAP).

     (8) If a pilot is displaced from his/her current category and as a result incurs initial/transition training, such pilot may be subject to a displacement training restriction not to exceed twelve (12) months from the date of the pilot's displacement award announcement. Such restriction, if imposed by the Company, shall only restrict a pilot from being awarded any future category vacancy which requires

SECTION 19(K)(8), cont.


          initial equipment qualification. This paragraph (8) shall not affect a pilot's right to bid to a higher status as described in paragraph (4) above.

     (9) A pilot shall be eligible to bid and, subject to seniority, be awarded a category vacancy thirty-six (36) months from his/her date of hire as a pilot ("new hire pilot"). For the duration of said restriction, the Company may disallow an upward status bid otherwise permitted by paragraph (4) above and the provisions of paragraph 10(c) below shall not apply to new hire pilots.

     (10) General

          (a) For the purposes of this Section 19(K), a "day" means a calendar day which includes only basic aircraft ground school and simulator training. Time off between such days of training is not included.

          (b) The Company may, at its option, waive the restrictions of this Section 19(K).

          (c) The restrictions of Section 19(K) above shall not restrict a pilot from receiving a bid award to the B737 or A319/320/321 equipment types, seniority permitting, ("restriction waiver") until the staffing level for the respective equipment in the instant status reaches seventy-five (75) pilots. (E.g., the restriction waiver will cease for the Captain categories on the equipment type when there are seventy-five (75) Captains on the equipment type.) In the event there is a twelve (12) consecutive month period with no deliveries of equipment type, such 19(K) restriction waivers shall also cease. A pilot receiving a bid award to the B737 or A319/A320/A321 will then be subject to the appropriate 19(K) restriction.

                               SECTION 20
                   FURLOUGH AND EMPLOYMENT PROTECTION

(A)  FURLOUGH AND EMPLOYMENT PROTECTION

     (1) Pilots furloughed due to a reduction in force, on return to duty shall be allowed, for seniority and longevity purposes, all time accrued prior to such furlough. All such furloughs shall expire at the end of ten (10) years from the effective date of such furloughs. Reemployment shall be subject to the furloughed pilot's passing a satisfactory physical examination at the time of reemployment, and being in possession of a valid airman's certificate as defined in
          Section 31 of this Agreement. Notwithstanding the above, a pilot who, at the time of furlough, was operating under less than a first class FAA Medical Certificate will be allowed to return to service provided the medical certificate which he/she possesses at the time of recall is of at least the same class certificate which he/she held at the time of furlough and contains no additional waivers or limitations.

     (2) Pilots employed as pilots prior to July 1, 1977 shall continue to accrue seniority and longevity during the period of furlough. Pilots employed as pilots after July 1, 1977 shall continue to accrue seniority and longevity for all purposes except for longevity pay. Pilots with less than one
          (1) year accrued longevity will continue to accrue longevity for longevity pay purposes until such time that he/she has accrued one (1) year of longevity.

     (3) After reemployment the pilot shall be required to serve the unexpired portion of his/her probationary period. All such re-employed pilots shall be recalled to the domicile from which he/she furloughed. If the domicile from which the pilot was furloughed no longer exists, moving expenses will be paid from such former domicile to the domicile to which the pilot is recalled in accordance with the provisions of
          Section 13 respecting transfers at Company request.

(B) In case of furlough, the Company will notify all pilots to be furloughed at least thirty (30) days in advance of the effective date of the furlough; except that the thirty (30) days notice requirement shall not apply where the furlough is occasioned by Act of God, circumstances over which the Company has no control, or strikes or other work stoppages of employees of the Company.

     The Company may require such pilots, who will be furloughed, to perform normal flight duties during the notice period.

(C) (1) All pilots furloughed from the Company shall, at the time of furlough, file proper addresses with TWA Flight Operations Department. Any change of address must be supplied to the same department immediately. Any furloughed pilot failing to notify the TWA Flight Operations Department within fourteen
          (14) days of receipt of recall notice that he/she will report for duty, or failing to return to duty by the date stated in the recall notice, which shall not be less than twenty-one (21) days of notice, will be considered out of service unless a justifiable reason be presented therefor. The preceding sentence shall not apply where the furlough is occasioned by Act of God, circumstances over which the Company has no control, or strikes or other work stoppages of employees of the Company, except that upon return to normal operating conditions all pilots shall return to duty

SECTION 20(C)(1), cont.


          promptly upon receiving notice to do so from the Company. Any pilot who fails promptly so to return, will be considered out of service unless a justifiable reason be presented therefor.

     (2)  Recall Bypass Option

          (a) Furloughed pilots may file a recall bypass option with the office of the Managing Director-Flight Operations. This option may be updated at any time prior to the announcement of recall.

          (b) Once a recall program is announced, furloughed pilots falling within the recall number who do not have a recall bypass option on file will not be eligible for bypass.

          (c) Furloughed pilots who have a recall bypass option on file will not be offered recall but will be passed over. Such pilots withdrawing their recall bypass option will be offered a recall during the next recall on the basis of their seniority.

          (d) The Company will not be required to recall any pilot when a recall is not required regardless of the seniority of the pilot involved.

          (e) Seniority will govern the cancellation of the bypass option.

          (f) The bypass option will terminate as soon as the Company announces the recall of the last furloughed pilot.

          (g) This entire recall bypass does not apply in situations wherein pilots have been furloughed due to Acts of God, circumstances over which the Company has no control, strikes or other work stoppages by employees of the Company.

     (3)  Furlough Replacement Option (FRO)

          (a) The availability of FRO's will be announced in conjunction with the Furlough Notice and Section 18(A)(3) leaves. The pilot will have fifteen (15) days from the announcement to file a request for an FRO with the Managing Director-Flight Operations. All those requested will be granted on the basis of seniority and qualification and staffing requirements as determined by the Company.

          (b) Any pilot awarded an FRO will be afforded all benefits of this Section (except that the pilot shall not be permitted to elect the lump sum option) including furlough pay and furlough benefits based upon the pilot who would have been furloughed. The Company will not be exposed to any additional expense in furloughing a senior pilot than it would have been, had the junior been furloughed.

SECTION 20(C)(3)(C)


          (c) The number of furloughs announced will be reduced from the original number by the amount of FRO's awarded in addition to any leaves granted under Section 18.

          (d) Any benefits obtained hereunder will not affect early or normal retirement either in pay or timeliness.

          (e) Pilots taking this option will have the same rights of recall as the pilot that would have been furloughed including recall bypass.

          (f) If a pilot is operating under an equipment restriction (Section 19(K)), the pilot shall not be permitted to exercise a FRO. Additionally, a pilot who has changed status within the previous twelve (12) months and required more than refresher training, will not be eligible for FRO. Any pilot with less than one (1) year of active service remaining prior to normal retirement, will not be eligible for FRO.

(D) (1) A pilot who has two (2) or more years of service with the Company as a flight deck crew member and who is furloughed shall receive furlough pay calculated at the rate of four percent (4%) of the total aggregate whole months of active service with the Company as a flight deck crew member to a maximum of one hundred twenty (120) months.

     (2) The amount of furlough pay due per month shall be the guarantee due the pilot for the last full month worked.

     (3) A pilot eligible for furlough pay shall receive pay starting at time of furlough, or if in a non-pay status, at the time he/she is available to return to active pay status and payments for the amount due shall be at regular pay periods and continue until all furlough pay credit is used; except that in no event shall any such pay be due after effective date of recall by the Company.

     (4) A pilot recalled by the Company and who is later furloughed shall again be entitled to furlough pay calculated on the pilot's aggregate whole months of active service with the Company as a flight deck crew member as in paragraph (1) above.

     (5) A pilot will only be eligible for that portion of his/her monthly furlough pay which exceeds the amount of his/her monthly salary if such pilot remains in the employ of the Company in any position.

     (6) The provisions of this paragraph (D) will not apply where the furlough is occasioned by Act of God, circumstances over which the Company has no control, or strikes or other work stoppages of employees of the Company, except that the same shall be applicable, (with the exception of the time at which furlough pay is first due) as of the cessation of such strike or other work stoppage of employees of the Company, to any pilot who is not recalled at the same time the Company first recalls pilots furloughed as a result of such strike or work stoppage.

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

SECTION 20(D)(6), cont.


          Notwithstanding the foregoing, in the event of a liquidation of the airline or permanent cessation of all commercial flight operations prior to September 1, 1999, all pilots furloughed following or in contemplation of such liquidation or cessation shall be entitled to furlough pay as provided for in Section 20(D)(1) through (5), above, immediately upon the effective date of furlough.

(E) In consideration of the Company's program to operate turbo-jet aircraft with a three-pilot member crew, the Company will not furlough any pilots No.1 through No.1581 on the TWA Pilots? System Seniority List of December 28, 1961. The foregoing does not alter the current status of any pilot previously furloughed, and does not apply in any case where the Company does not require the services of a pilot because of Act of God, circumstances over which the Company has no control, or strikes or other work stoppages.

(F) Furloughed pilots (not including those whose furlough is occasioned for any of the reasons stated in paragraph (D)(6) above), may elect to withdraw their entire retirement benefit in a lump sum payment pursuant to the provisions of Article 8 of the TWA Retirement and Trust Annuity Plans for Pilots and Flight Engineers.

(G) Any pilot furloughed having more than twelve (12) years of seniority with the Company as a flight deck crew member at the time of his/her furlough shall have his/her pass and reduced rate travel privileges on TWA for such pilot, his/her spouse and eligible dependents, (i.e., such privileges as are in effect on the date of his/her furlough) extended for a period of one (1) year from the date of his/her furlough, subject to his/her annual allotment.

(H) (1) The Company shall provide to pilots furloughed and who have twelve (12) or more years of service with the Company as a flight deck crew member group life (basic only) including AD & D, medical and dental insurance, for a period of one (1) year from their date of furlough. The Company shall provide similar insurance coverage to furloughed pilots having less than twelve (12) years of service with the Company as a flight deck crew member for a period of ninety (90) days from their date of furlough.

     (2) Coverage as provided in (1) above will be discontinued if the pilot obtains other insurance coverage as a result of his/her obtaining other employment.

                                SECTION 21
                           GRIEVANCE PROCEDURE

(A) DISCIPLINE AND DISCHARGE

    (1) In no event will a pilot be disciplined or discharged from the Company without a thorough, impartial, and expeditious investigation of the alleged cause. The Company will advise the pilot and an LEC Officer of such investigation prior to its commencement and further that he/she is entitled to union representation throughout said investigation. At the conclusion of the investigation, the Company will notify the pilot and the LEC Officer, in writing by certified mail, of any discipline or discharge action contemplated by the Company. Receipt by the pilot of the notice will be presumed to be no later than the fifth business day after the date of mailing. Further, no pilot shall be disciplined or discharged without a hearing, provided that within ten (10) business days of receiving the notification in writing as stipulated above, the pilot or an LEC Officer makes written request for a hearing to the Regional Chief Pilot at the pilot's domicile. The date of said request will be the date of mailing which, if necessary, must be established by the pilot.


        New York:                  St. Louis:
        ---------                  ----------

        TWA Flight Operations      Flight Operations
        Hanger 12, Room 202        P.O. Box 10236
        JFK Int'l Airport          Lambert Int'l Airport
        Jamaica, N.Y. 11430        St. Louis, MO 63145

        Copies of such requests shall also be sent to the Vice
        President, Flight Operations Corporate Headquarters.

    (2) Should the pilot or an LEC Officer fail to request a hearing within the prescribed time limits, the Company may thereafter effect discipline or discharge and shall notify the pilot by certified mail of such action and the precise reason(s) for it. In such case the discipline or dismissal shall be final.

    (3) When a hearing, as provided in (1) above, is requested, such hearing shall be held by a Flight Operations official of the Company designated by the Company for that purpose or his / her designee, and shall be held within ten (10) business days after the Company receives written notification from the pilot or an LEC Officer requesting such hearing.

    (4) Prior to such hearing, the Company shall furnish the pilot and an LEC Officer a copy of the precise charge or charges against him/her. Copies of all materials relied upon by the Company in making the decision to effect discipline or discharge will be supplied at least three (3) business days prior to the hearing. Upon written request, the pilot shall be granted a postponement of the hearing, not in excess of ten (10) business days, in which to prepare and to secure the presence of witnesses. Such request for a hearing postponement shall be made to the Regional Chief Pilot, at the pilot's domicile. Notwithstanding the provisions of (A)
        (6) below, a pilot requesting postponement of the initial hearing as provided in this paragraph may be removed from

SECTION 21(A)(4), cont.


        the payroll for the duration of such postponement. However, in the event the grievance is sustained at the initial or any subsequent hearing, such days shall be restored to the pilot. Upon written request from the pilot or the Association, the Company will make available at such hearing consistent with operational requirements, witnesses who are employed by it. When witnesses are called, the provisions of
        Section 22(Q) shall apply. At such hearing the pilot shall have the right to be represented by a Company employee of his/her choice or by his/her duly accredited representative or legal counsel.

    (5) Within ten (10) business days after the close of such hearing, the Company shall notify the pilot of its decision in writing and shall furnish the pilot and his/her duly accredited representatives or legal counsel and an LEC Officer a copy thereof. Such copies will be sent by certified mail.

    (6) Nothing in this Section shall be construed to prevent the Company from holding a pilot out of service prior to the written notification provided for in Paragraph (A)(1), or during the course of the hearing and decision provided for in Paragraphs (A)(3) and (5) of this Section. However, during any such period that a pilot is held out of service by the Company, he/she shall, if a bid run holder, be paid trips missed for the initial month or part of a month and the daily rate applicable to his/her current category bid award for any subsequent month or part of a month. A reserve schedule holder shall be paid the reserve daily rate applicable to his/her current category bid award, not to exceed the appropriate category ALV (exclusive of previously completed ETO or Volunteer Flying).

(B) OTHER GRIEVANCES

    Any pilot or group of pilots covered by this Agreement who have a grievance concerning any action of the Company affecting them, except matters involving discipline or dismissal, shall have such grievance considered in accordance with the following procedure:

    (1) Grievances under this paragraph (B) must be filed within sixty (60) days after the pilot(s) has, or reasonably would have had knowledge of the matter giving rise to the grievance. When a group of pilots has a grievance, they shall select a representative to act in their behalf.

    (2) A written request for discussion setting forth a statement of the facts out of which such grievance arose, and the provision or provisions of the Agreement, if any, upon which the grievance is based shall be filed with the pilot(s) Regional Chief Pilot with copies to the Vice President - Flight Operations and ALPA Representation Department, 3221 McKelvey Road, Suite #200, Bridgeton, MO 63044. In order to allow for adequate preparation by the grievant and/or an Association representative, the Company, upon timely written request from an Association representative and proper release from the grievant, if necessary, shall provide an

SECTION 21(B)(2), cont.


        Association representative information specifically related to the circumstances of the instant grievance. This information must not otherwise be available to the grievant or an Association representative. Furthermore, the Company shall provide such information to the pilot and/or an Association representative at least three (3) days prior to the discussion. If the Company cannot provide the requested information prior to said three (3) days, the discussion shall be postponed up to ten (10) business days to allow the Company to comply with this time limit.

    (3) Within ten (10) business days after receipt of the request for discussion outlined above, the Company will conduct such discussion, and within ten (10) business days from the receipt of the previously mentioned request or within six
        (6) business days after such discussion was held, whichever is later, the Regional Chief Pilot shall issue a written decision concerning the matter to the pilots.

(C) APPEAL

    If the decision under paragraph (A)(5) or (B)(3) is unsatisfactory, appeal by the pilot(s), if made, shall be to the Trans World Airlines Pilot's System Board of Adjustment as provided in Section 22, provided such appeal is made within thirty
    (30) days from the date of receipt by the pilot(s), or his/her duly accredited representative or representatives, of the decision of the Company.

    All submissions to these System Boards of Adjustment shall be in conformity with paragraph (I) of Section 22.

    Grievances appealed to the Trans World Airlines Pilot's System Board of Adjustment under this paragraph, shall immediately be docketed by the parties for presentation to the next quarterly session of these System Boards of Adjustment, as such are provided for in Paragraph (F) of Section 22. However, in no event shall a case be docketed for hearing before the System Board within thirty
    (30) days of the date of appeal in order to allow time for preparation of cases, etc.

(D) GENERAL

    (1) If any decision made by the Company under the provisions of this Section is not appealed by the pilot affected within the time limit prescribed herein for such appeal, the decision of the Company shall become final and binding. Time limits provided in this Section 21 may be extended by agreement in writing.

    (2) Witnesses and representatives who are employees of the Company shall receive free positive space coach transportation over the lines of the Company from the point of Company duty or the station nearest the person's residence to the point of discussion or hearing, as the case may be, and return.

SECTION 21(D)(3)


   (3) Notification in writing required hereunder shall be accomplished through the use of Certified Mail with Return Receipts, or other means mutually agreed upon in writing.

   (4) Nothing in this Agreement shall extend the right of investigation and hearing to a pilot during his probationary period as described in Section 17(C).

   (5) If, as a result of any hearing or appeal therefrom as provided herein, a pilot is exonerated, he/she shall, if he/she has been held out of service, be reinstated without loss of seniority and shall be paid for such time lost in an amount which he/she would have ordinarily earned had he/she been continued in service during such period.

   (6) If, as a result of any hearing or appeal therefrom as provided herein, the pilot shall be exonerated, the personnel record shall be cleared of the charges.

   (7) When it is mutually agreed that a stenographic report is to be taken of the investigation and hearing in whole or in part, the cost will be borne equally by both parties to the dispute. In the event it is not mutually agreed that a stenographic report of the proceedings shall be taken, any written record available taken of such investigation and hearing made by either of the parties to the dispute shall be furnished to the other party to the dispute upon request, provided that the cost of such written record so requested shall be borne equally by both parties to the dispute.

   (8) The hearing or discussion, as the case may be, will be held at the aggrieved pilot's home domicile, unless otherwise agreed to by such pilot and the Company.

   (9) The Company and the Association shall sponsor a "Bi-Monthly Grievance Conference" (or "the Conference") for the purpose of resolving, if possible, grievances. The Conference shall be held between the tenth (10th) and twentieth (20th) day of every other month. The place of the conference shall alternate between a location designated by the Company and one designated by the Association. Representatives of the Company, the Association and the grievant, if other than the Association, may attend. Any grievance may be submitted for review and potential resolution. There shall be no written transcript of the Conference; however, each party is free to maintain written notes. Such review and written notes shall not be admitted in any proceeding under Sections 21 or 22. Each party shall bear its own costs.

                         SECTION 22
                 SYSTEM BOARD OF ADJUSTMENT

(A) The term "Company" as used in this Section shall be construed to mean Trans World Airlines. The term "Association" as used in this Section shall be construed to mean Air Line Pilots Association, International.

(B) In compliance with Section 204, Title II, of the Railway Labor Act, as amended, there is hereby established a Pilots' System Board of Adjustment for the purpose of adjusting and deciding disputes which may arise under the terms of this Agreement and which are properly submitted to it. This Board shall be known as "Trans World Airlines Pilots' System Board of Adjustment". Unless otherwise indicated herein, the term "Board" shall be construed to mean the "Trans World Airlines Pilots' System Board of Adjustment" as defined in paragraph (C)(1) below.

(C) (1) The Trans World Airlines Pilots' System Board of Adjustment shall consist of five (5) members, two (2) of whom shall be selected and appointed by the Association and two (2) by the Company. The fifth member of the Board (neutral referee) shall be selected from a panel of at least seven (7) neutral referees which shall be established by mutual agreement between the Association and the Company within sixty (60) days from the date of signing of this agreement. If no agreement can be reached at that time, either the Company or the Association may petition the National Academy of Arbitrators or the American Arbitration Association for the appointment of one (1) or more neutral referees. Once established, changes may be made in said panel by mutual agreement of the parties hereto at any time. Additionally, each party shall have the right to unilaterally strike one
        (1) neutral referee from the total group not more than once every six (6) months. The replacement shall be by mutual agreement of the parties.

    (2) Further, there shall be a special four-member System Board of Adjustment consisting of the two (2) Association and the two (2) Company members selected and appointed to the five-member System Board of Adjustment. By mutual agreement between the Company and the Association, the four-member Board shall meet to hear a specific case(s) which has been properly submitted to the five-member System Board. When such request is agreed to, this System Board shall meet within ten (10) working days from the date it received the request, to consider this case(s).

        All provisions of this Section applicable to the five-member System Board of Adjustment shall also be applicable to the special four-member System Board of Adjustment. Moreover, the decisions of this four-member System Board of Adjustment in all disputes properly referred to it shall be issued by the Board within five (5) working days after the close of the hearing, and in the event of a decision of deadlock the Board shall promptly notify the parties to the case of such deadlock decision, including the date thereof, and such case shall be immediately docketed for a hearing at the next meeting of the five-member System Board of Adjustment.

    (3) Further, there shall be a special three-member System Board of Adjustment consisting of one (1) Association member, one
        (1) Company member and a neutral referee selected from the panel of neutral referees established in paragraph (C)(1) of

SECTION 22(C)(3), cont.


        this Section. By mutual agreement between the Company and the Association, the three-member System Board shall meet to hear a specific case(s) which has been properly submitted to the five-member System Board. When such request is agreed to, the three-member Board shall meet within sixty (60) days.

        (a) The three-member System Board shall meet at the pilot domicile where the grievant is based unless another location is mutually agreed upon by the parties.

        (b)  The Company and the pilot shall each be permitted one
             (1) representative for the presentation of their respective case before the three-member System Board. The Company and the pilot/or the pilot's designated representative shall each be afforded one hour (1:00) to present their main case and thirty minutes (0:30) for rebuttal. These time limits may be extended upon the unanimous agreement of the three-member System Board. There shall be no stenographic transcript or post-hearing briefs in cases presented before the three-member System Board.

        (c) Awards of the three-member System Board shall be issued within five (5) working days after the close of the hearing. The award shall be no more than two (2) pages and shall briefly set forth the basis of the award. Awards of the three-member System Board shall be on a no precedent, no referral basis.

(D) The two (2) Association members and the two (2) Company members of the Board shall serve for one (1) year from the date of their appointment or until their successors have been duly appointed. The terms of office for these members of the Board shall be staggered so that only one term expires in each calendar quarter (a Company member's term expiring in the first quarter, an Association member's term expiring in the second quarter, and so forth). Vacancies in the membership of the Board shall be filled in the same manner as is provided herein for the selection and appointment of the original members of the Board.

(E) The fifth member of the Board (neutral referee) shall be selected from the panel of referees provided in (C)(1) above at least forty-five (45) days prior to the original scheduled date of the applicable System Board. Lacking mutual agreement, the alternate strike method shall be used to select a neutral from this panel, with the Company initiating first rejection after January 1, 1976, and alternating first rejection thereafter.

(F) Appointments of Association members and Company members of the Board shall be made by the respective parties within thirty (30) days from the date of the signing of this Agreement and said appointees shall meet alternately in the city where the general offices of the Company and the Association are maintained (unless a different place of meeting is agreed upon by the Board), within forty-five (45) days from the date of the signing of this Agreement, and shall organize and select a Chairman and a Vice Chairman, both of whom shall be members of the Board. The term of the office of Chairman and Vice Chairman shall be one (1) year. Thereafter the Board shall designate one (1) of its members to act as Chairman and one (1) to act as Vice Chairman for one (1) year

SECTION 22(F), cont.


    terms. Each officer so selected shall serve for one (1) year or until his/her successor has been duly selected. The office of Chairman shall be filled and held alternately by an Association member of the Board and by a Company member of the Board. When an Association member is Chairman, a Company member shall be Vice Chairman, and vice versa. The Chairman or, in the absence of the Chairman, the Vice Chairman, shall preside at meetings of the Board and at hearings and shall have a vote in connection with all actions taken by the Board.

    After the organizational meeting referred to herein, the System Board of Adjustment shall thereafter meet in the city where the general offices of Trans World Airlines, are maintained (unless a different place of meeting is agreed upon by the Board) during the second week of January, the second week of April, the second week of July, and the second week of October each year, provided that at such times there are cases filed with the Board for consideration, and shall continue in session until all matters before it have been considered, unless otherwise mutually agreed upon. By mutual agreement, the System Board may be rescheduled once to another date or dates within the current calendar quarter, but in no event shall it be rescheduled to meet in another calendar quarter.

(G) The System Board of Adjustment shall have jurisdiction over disputes between any employee covered by this Agreement and the Company, growing out of grievances or out of interpretation or application of any of the terms of this Agreement. The jurisdiction of the Board shall not extend to proposed changes in hours of employment, rates of compensation, or working conditions covered by existing agreements between the parties hereto.

(H) The Board shall consider any dispute properly submitted to it by the President of the Association or by the Vice President-Flight Operation of the Company when such dispute has not been previously settled in accordance with the terms provided for in this Agreement.

(I) All disputes properly referred to the Board for consideration shall be addressed to the Chairman with a copy to the Director, Labor Relations-Flight and a copy to the pilot's Regional Chief Pilot. Five (5) copies of each petition, including all papers and exhibits in connection therewith, shall be forwarded to the Chairman, who shall promptly transmit one (1) copy thereof to each member of the Board. Each case submitted shall show:

    (1) Question or questions at issue.

    (2) Statement of facts out of which the dispute arose and the particular provision or provisions of the Agreement, if any, alleged to have been violated.

    (3) Position of employee or employees.

    (4) Position of Company

    Either party may submit the dispute and its position to the Board with a copy to the Company and the date of posting of such copy will be the significant date for purposes of the thirty (30) day period provided in Section 21(C) of this Agreement. No matter shall be considered by the Board which has not first been handled

SECTION 22(I), cont.


    in accordance with the provisions of Section 21 of this Agreement; provided that by agreement of the parties, matters may be submitted directly to the Board.

(J) Upon receipt of notice of the submission of a dispute, the Chairman, or Vice Chairman, shall docket it for the next regular meeting of the Board subject to Section 21(C) or, if any two (2) members of the Board consider the matter of sufficient urgency and importance, then at such earlier date and at such place as the Chairman (Vice Chairman) and any two (2) members of the Board shall agree upon, but not more than fifteen (15) days after such request for meeting is made by any two (2) said members, and the Chairman shall give the necessary notices in writing of such meeting to the Board members and to the parties to the dispute.

    Upon receipt of notice of the submission of a dispute involving a termination of employment pursuant to Section 21(A), the Chairman or Vice Chairman of the Board shall docket a System Board to convene and hear such dispute within sixty (60) days from the date of the first step Section 21(A) denial and that either party may extend such sixty (60) day period for an additional ninety (90) days.

(K) Employees covered by this Agreement may be represented at Board hearings by such person or persons as they may choose and designate, and the Company may be represented by such person or persons as it may choose and designate. Evidence may be presented either orally or in writing or both.

    On request of individual members of the Board, the Board may, by a majority vote, or shall at the request of either the Association representatives or the Company representatives thereon, summon any witnesses who are employed by the Company and who may be deemed necessary by the parties to the dispute, or by either party, or by the Board itself, or by either group of representatives constituting the Board.

    The number of witnesses summoned at any one time shall not be greater than the number which can be spared from the operation without interference with the services of the Company.

(L) A majority vote of all members of the Board shall be competent to make a decision. The parties to the dispute shall be notified in writing of the decision of the Board within sixty (60) days of the close of the hearing before the Board. This sixty (60) days time limit may be extended by mutual agreement between the parties to this Agreement in writing.

(M) Decisions of all Boards in all cases properly referable to them shall be final and binding upon the parties hereto.

(N) Nothing herein shall be construed to limit, restrict or abridge the rights or privileges accorded either to the employees or to the employer, or to their duly accredited representatives, under the provisions of the Railway Labor Act, as amended, and the failure to decide a dispute under the procedure established herein shall not, therefore, serve to foreclose any subsequent rights which such law may afford or which may be established by the National Mediation Board by orders issued under such law with respect to disputes which are not decided under the procedure established herein.

SECTION 22(O)


(O) The Board shall maintain a complete record of all matters submitted to it for its consideration and of all findings and decisions made by it. The foregoing "complete record" does not necessarily include stenographic transcripts of all testimony of witnesses who appear before the Board.

(P) Each of the parties hereto will assume the compensation, travel expense, and other expenses of the Board members selected by it. The reasonable expenses and compensation of referees appointed in accordance with paragraph (C) above, will be borne equally by the parties hereto.

(Q) Each of the parties hereto will assume the compensation, travel expense, and other expenses of the witnesses called or summoned by it. Witnesses who are employees of the Company shall receive free positive space transportation over the lines of the Company from the point of duty or assignment to the point at which they must appear as witnesses and return, to the extent permitted by law.

(R) The Chairman and the Vice Chairman, acting jointly shall have the authority to incur such other expenses as, in their judgment, may be deemed necessary for the proper conduct of the business of the Board and such expense shall be borne one-half by each of the parties hereto. Board members who are employees of the Company shall be granted necessary leaves of absence for the performance of their duties as Board members. Board members who are employees of the Company shall each be furnished a Class 3 Term Pass for transportation over the lines of the Company for the purpose of attending meetings of the Board to the extent permitted by law.

(S) It is understood and agreed that each and every Board member shall be free to discharge his/her duty in an independent manner, without fear that his/her individual relations with Company or with the employees may be affected in any manner by any action taken by him/her in good faith in his/her capacity as a Board member.

                                SECTION 23
                  RETIREMENT, TRUST AND SAVINGS PLANS

Except as specifically amended hereunder, all provisions of the following retirement plans (collectively, the "Plans"), as in existence on September 1, 1994, and related documents, shall remain in full force and effect: the Retirement Plan for Pilots (the "A-Plan"); the TWA Pilots Directed Account Plan (the "DAP"); the Section 401(k) Plan for Pilots (the "401(k) Plan"); and the Excess Employee Benefit Plan for Pilots. Amendments to the Plans which are required hereunder shall be effective as of the dates specified, except as prohibited by law and subject to the approval of the U.S. Treasury Department and other appropriate governmental agencies, and except as otherwise provided.

(A) THE RETIREMENT PLAN FOR PILOTS OF TRANS WORLD AIRLINES, INC. (the "A-Plan" or the "Plan")

    (1) The A-Plan shall be established and maintained by the sponsor as a plan "qualified" under Section 401(a) of the Internal Revenue Code.

    (2) Effective as of January 8, 1993 (the "Closing Date"), in furtherance (and not in limitation) of certain provisions of that certain Settlement Agreement (the "Settlement Agreement") dated as of January 5, 1993 among Trans World Airlines, Inc., the Official Unsecured Creditors' Committee of Trans World Airlines, Inc., the Pension Benefit Guaranty Corporation, the International Association of Machinists and Aerospace Workers, the Independent Federation of Flight Attendants, the Air Line Pilots Association, International, the Transport Workers Union of America, Carl C. Icahn, the Icahn Entities and Pichin Corp., the following shall apply to the Plan (with the capitalized terms used below being defined in the Settlement Agreement):

        (a) Effective January 8, 1993, Pichin Corp. (also known as the "Icahn Sponsor") shall assume the Plan, and from and after such assumption, the following shall be applicable: The Icahn Sponsor shall be the plan sponsor, contributing sponsor and plan administrator of the Plan, and shall have the authority to control and manage the Plan and its assets, subject to the assignment of certain specific responsibilities to the Benefits Administrator, the Retirement Board and/or Retirement Committee, the Company, and any other Persons or groups named in the Plan; and subject to the restrictions on amendments to the Plan set forth in paragraph (b) below. The Icahn Sponsor, the Company, and any other Person or groups named in the Plan with assignments of specific responsibilities under the Plan may, in a writing acknowledged by the designee, designate other Persons or groups to carry out any or all of their responsibilities in connection with the Plan, pursuant to section 405(c)(1)(B) of ERISA.

        (b) Benefits Administrator. From and after assumption of the Plan by the Icahn Sponsor, the Company and its
             successors and assigns shall have and retain all rights, powers, discretions, authorities and responsibilities as the benefits claim administrator for the Plan (the "Benefits Administrator"), and shall manage and control the operation and administration of

SECTION 23(A)(2)(B), cont.


             the Plan with respect to the determination and payment of Plan benefits and disclosure to Participants for all purposes under Title I of ERISA. Subject to the assignments stated in the Plan of certain responsibilities to the Retirement Board (as defined in the Plan), as provided in this Section and the
             Plan:

             (i) The Benefits Administrator may, in a writing acknowledged by the designee, designate other Persons or groups to carry out any or all of its responsibilities in connection with the Plan pursuant to section 405(c)(1)(B) of ERISA.

             (ii) The authority of the Benefits Administrator to operate and administer the Plan includes, but is not limited to the authority: (A) To make and enforce rules and regulations necessary or proper for the benefits administration of the Plan; (B) To interpret the Plan, including questions of benefit eligibility, in good faith;
                    (C) To compute the amount of benefits payable to any Participant or beneficiary under the Plan in accordance with the provisions of the Plan, and to determine to whom such benefits shall be paid; and (D) To authorize the payment of benefits under the Plan.

             (iii) After the Closing, the Benefits Administrator shall carry out the duties, powers and obligations of the plan administrator with respect to disclosure to Participants under Title I of ERISA.

             (iv) All determinations and other actions taken by the Benefits Administrator and the Retirement Board under the Plan and ERISA shall be conclusive and binding, except that the Icahn Sponsor shall have the right to bring an action under ERISA Section 502(a)(3) to seek to enjoin any act or practice of the Benefits Administrator or the Retirement Board or any other Persons and groups named in the Plan or with responsibilities under the Plan, that violates the terms of the Plan.

             (v)    The Benefits Administrator may seek
                    reimbursement from the Plan for costs, fees and expenses incurred in carrying out its duties under the Plan (including the Benefits Administrator's responsibilities on the Retirement Board). The Icahn Sponsor shall cause the Plan to make reimbursement to the Benefits Administrator for reasonable costs, fees and expenses to the extent permitted by the terms of the Plan and the provisions of ERISA.

             (vi)   Except as required by ERISA, as named
                    fiduciaries of the Plan, the Benefits
                    Administrator, the Icahn Sponsor and the

SECTION 23(A)(2)(B)(VI), cont.


                    Retirement Board shall not be liable for the act or omission of another named fiduciary who is carrying out the responsibility allocated to such other named fiduciary.

             (vii) The Icahn Sponsor and the Benefits Administrator shall cooperate in good faith and timely provide such information to each other as may be necessary for each to perform its obligations in respect of the Plan properly.

             (viii) The Icahn Sponsor shall cause the Plan to make
                    benefit payments and take any and all related actions in accordance with the determinations and instructions of the Benefits Administrator.

             (ix) The Benefits Administrator will provide prompt notice to the Icahn Sponsor of all determinations made by the Benefits Administrator and the Retirement Board and shall respond to reasonable requests of the Icahn Sponsor for additional information necessary for the Icahn Sponsor to perform its responsibilities under the Plan properly.

        (c) Limit on Lump Sum Payments. The Icahn Sponsor will not by amendment to the Plan or otherwise make available early retirement lump sum benefits (except those already provided under the frozen Plan) or other inducements to Participants who are then active or temporarily furloughed or striking employees of the Company without the Company's prior written consent. The Company may give or withhold such consent in its discretion and judgment, which shall be based upon a good faith determination as to whether the action proposed by the Icahn Sponsor will adversely affect the Company's operations. The sole remedy of the Icahn Sponsor in respect of this provision shall be specific performance or injunctive relief.

        (d) Fiduciary Standards. The Plan will be administered and its assets invested in good faith in compliance with all applicable fiduciary and prudent investment standards, including assuring adequate liquidity to meet all payment obligations of the Plan when due. The Company and/or the Benefits Administrator shall have the right to direct the Icahn Sponsor to amend the Plan to provide for, and use Plan assets to make unsubsidized lump sum payments to Participants of the Plan as designated by the Company, subject to the requirements of applicable law and consistent with the cash flow needs of the Plan. The Icahn Sponsor shall provide the Company and the PBGC copies of asset management and other reports obtained in the ordinary course by the Icahn Sponsor or the Plan trustees. The Icahn Sponsor shall also provide, at the expense of the Company, such other information and data respecting the Plan as the Company may reasonably request. The Icahn Sponsor will provide the PBGC with such information and data respecting the Plan as the PBGC is entitled to request under applicable law. The

SECTION 23(A)(2)(D), cont.


             Company will promptly provide the Association copies of the asset management and other reports, data and information respecting the Plan which the Company receives from the Icahn Sponsor.

        (e) Actuarial Changes. No actuarial change will be made in respect of the Plan unless the Company and the PBGC are given prior written notice of such change by the Icahn Sponsor, accompanied by a certification from the Plan's enrolled actuary establishing that such change is justified. Subject to all requirements of applicable law, the Icahn Sponsor will continue to retain the Plan's presently enrolled actuary through December 31, 1995, provided that such actuary does not materially change its current actuarial assumptions; and the Icahn Sponsor may continue such actuary beyond such date. The enrolled actuary shall at all times be independent and shall not be affiliated with Icahn or any of the Icahn Entities and shall not be otherwise employed by Icahn or any of the Icahn Entities. The Icahn Sponsor shall not take any action to direct the actuary to make any material change to the current actuarial assumptions with respect to the Plan.

        (f) Plan Amendments. The Plan will be amended by adoption of the amendments described below, to the extent permitted by law, to implement the Settlement Agreement and to implement the additional amendments previously agreed upon by the Company and the Association. Among other matters the amendments to implement the Settlement Agreement will accomplish the following changes in the Plan:

             (i) At least fifteen (15) days before January 8, 1993 (the "Freeze Date"), the Association shall have consented to, and the Company shall have adopted, an amendment freezing the Plan to cease further benefit accrual under the Plan, effective on the Freeze Date. In accordance with ERISA Section 204(h), not fewer than 15 days before the Freeze Date, the Company shall issue written notice of such amendment, setting forth the text of the amendment and its effective date. The Company shall have issued such notice to: each participant in the Plan, or the person designated in writing to receive notice on behalf of the participant; each participant who is an alternate payee pursuant to a qualified domestic relations order, or the person designated in writing to receive notice on behalf of the alternate payee; and the Association.

             (ii) As of the Closing Date, the Company shall adopt and the Icahn Sponsor and the Association shall approve, and the PBGC shall not object to, final versions of:

                   a.  Four Plan amendments that effectuate
                       existing agreements between the Company

SECTION 23(A)(2)(F)(II), cont.


                       and the Association to amend the Plan or are required by law, as set forth in Exhibit Q-1 of the Settlement Agreement;
                       and

                   b.  Two amendments that relate to annuity
                       purchases and that effectuate assumption of the Plan by the Icahn Sponsor with the Company retaining benefits administration functions in accordance with the Settlement Agreement, as set forth in Exhibit Q-2 of the Settlement Agreement.

                   As soon as practicable after the Closing Date, the Company shall execute, the Icahn Sponsor and the Association shall approve, and the PBGC shall not object to final versions of two (2) amendments to the Plan listed in Exhibit Q-3 (i.e. amendment to conform Plan to the Tax Reform Act of 1986 and amendment to the Plan to determine the Directed Account Plan offset to be applied in determining disability benefits payable under the Plan) that the Company and the Association agree are necessary to effectuate existing collective bargaining agreements, to comply with applicable law, or that the parties otherwise agree were intended to be effective before January 1, 1993. After the Closing Date, additional amendments are permitted as provided below.

             (iii) To the extent permitted by applicable law and
                   not inconsistent with the transactions
                   contemplated by the Settlement Documents, the Plan will be amended to provide that any Participant who is employed by a purchaser or other Successor, as a result of a transaction involving the sale of any of the Company's assets, shall have a right to elect to take an unsubsidized monthly early retirement benefit. The actuarial present value of the unsubsidized early retirement benefit which may be elected by such Participant shall be equal to the actuarial present value of such Participant's benefits at normal retirement age (using Plan assumptions regarding interest rate and mortality as stated in Hewitt Associates' January 1, 1992 actuarial report on Plan funding).

             (iv) After the Closing Date, the Plan may be amended only by the Icahn Sponsor and only (A) if required by applicable law or to maintain tax-qualified status, or (B) to provide for payment of unsubsidized lump sum benefits to Participants when such amendment is requested by the Company and consistent with applicable law and the Plan's cash flow needs, or (C) to provide for the payment of unsubsidized lump sum benefits to Participants, consistent with the provisions of the Settlement Agreement, or (D) with the express written consent of the Company

SECTION 23(A)(2)(F)(IV), cont.


                   and the PBGC prior to a Non-Standard Termination of the Plan, to permit the purchase of insurance company annuities to provide only benefits guaranteed under Section 4022(a) of ERISA, or
                   (E) if explicitly permitted by the Settlement Documents, or (F) if approved by the Association and the Company, and not objected to by the PBGC, in the case of any other amendments not inconsistent with the purposes and provisions of the Settlement Agreement. The Icahn Sponsor shall give prompt notice to the Company, the PBGC and the Association of Plan amendments after the Closing Date.

        (g) Purchase of Annuities. The entity that is the Plan sponsor as of the date the Settlement Agreement is fully executed shall on the first Business Day thereafter cause the Plan to purchase insurance company annuities for Participants whose retirement from the Company became effective before October 29, 1992 and who terminated service with the Company before October 29, 1992 (provided that the number of retirements effective between September 18, 1992 and October 29, 1992, including without limitation retirements of Disability Participants under the next sentence, shall not exceed 60 participants under the
             Plan). In the event that the disability retirement date of certain Participants ("Disability Participants") is determined to have been effective before October 29, 1992, the Plan sponsor at the time that determination is made shall, as soon as practicable after receiving notice of such determination from the Association, cause the Plan to transfer assets to an insurance company to purchase insurance company annuities for Disability Participants who terminated service with the Company before October 29, 1992, subject, however, to the limitations applicable under the preceding sentence with respect to retirements effective between September 18, 1992 and October 29, 1992.

        (h) The Icahn Sponsor may merge the Plan with the other defined benefit plan covering employees of the Company upon the occurrence of certain Significant Events, pursuant to Section 9 of the Settlement Agreement.

        (i) The Icahn Sponsor may request that the Plan be terminated by the PBGC in a Non-Standard Termination upon the occurrence of a Significant Event, pursuant to Section 10 and other provisions of the Settlement Agreement. At any time after the date of termination up to and including the tenth anniversary of the date of termination, the Company may request the PBGC to reinstate and restore to the Company the Plan terminated in a Non-Standard Termination, pursuant to
             Section 13 of the Settlement Agreement.

        (j) The Icahn Sponsor shall have the right to terminate the Plan in a Standard Termination, pursuant to
             Section 11 of the Settlement Agreement. The Company will promptly give the Association a copy of any

SECTION 23(A)(2)(J), cont.


             notice the Company receives from or issues to Icahn or any of the Icahn Entities and/or Icahn Sponsor with respect to a termination of the Plan. In the event of a Standard Termination of the Plan as described in
             Section 4041(b) of ERISA, the selection of an insurer to provide annuities to Participants shall only be from among insurance companies which (whether or not applicable law would permit a lower rating) are then rated at least A or better by at least two (2) of the following rating services: Moody's Investors Services, Inc., Standard & Poor's Corporation and Duff and Phelps; and whose selection in all events complies with applicable law; provided that if there are not five (5) insurance companies which are rated at least A or better by two (2) such rating services, then the selection of an insurer to provide annuities may be made from the five (5) top rated insurance companies so long as the selection is in accordance with the fiduciary requirements of ERISA.

    (3) Supplemental Agreement - Defined Contribution Plan. Pursuant to Section 15 of the Settlement Agreement: The Company will enter into an agreement after the Closing and prior to the confirmation of a final Plan of Reorganization, which will become effective on the Effective Date as part of its Plan of Reorganization (the "Supplemental Agreement"), pursuant to which it will establish or maintain non-abusive defined contribution plans for the Company employees to which it will make annual contributions at the end of calendar years 1993, 1994 and 1995 for such employees equal to two percent (2%) of W-2 earnings in the aggregate. Four (4) separate non-abusive defined contribution plans will be established, one (1) for the members of each of the Association, IFFA and IAM and the fourth (4th)for the Company's other union and non-union employees as a group. The annual contribution will be allocated to these four (4) defined contribution plans as determined by the Unions and by TWA for non-union employees as a group and need not be pro rata on the basis of W-2 earnings of each group. In any year in which interest on the Company's debt securities is paid in full in cash, as permitted in the Agreements in Principle with the Unions, and provided no Deferral Note is then outstanding, the Company's aggregate contribution for that year to such defined contribution plans will be increased from 2% of W-2 wages to 2.67% of W-2 wages. The 2%, or if effective, the 2.67% contribution level will be increased to 3.3% of W-2 wages for calendar year 1996 and for each subsequent year of the Unions' respective collective bargaining agreements thereafter, unless and until the collective bargaining agreements, or the pension provisions thereof, are renegotiated and amended. Each Union shall determine the allocation of benefits as to the Company employees represented by such Union; provided that such allocation complies with applicable laws and regulations.

    (4) The Company shall make payments on the "Settlement Note(s)" pertinent to the Plan as required by the Settlement
        Agreement, and shall make the minimum funding payment due with respect to the Plan on January 15, 1993.

SECTION 23(A)(5)


    (5) The Plan shall be amended and restated effective as of January 8, 1993 to reflect all amendments to the Plan required by the Settlement Agreement.

    (6) As the Company, the Association and the Icahn Sponsor were unable to reach agreement as to the determination of the benefits of certain Members of the A-Plan, the parties adopt the following Letter of Agreement:

        (a) Prior to March 31, 1993, the Icahn Sponsor will file a request with the appropriate District Director of the Internal Revenue Service (the "IRS") for a determination that none of the amendments to the Plan adopted through the date of filing of such request adversely affect the continued qualification of the Plan. The determination letter request will specifically include a description of Section 6.4 of the Plan as in effect prior to its amendment as of January 1, 1990, and a description of the amendments made to Section 6.4 of the Plan as of January 1, 1990 and as of the date the Plan is "frozen". The determination letter request will state that, under the amendments in question, a Member is entitled to a minimum retirement benefit equal to 2.5% multiplied by the Member's years of Continuous Service and highest Earnings as of the date the Plan is frozen, but that the Association contends that certain aspects of the amendments violate section 411(d)(6) of the Code.

        (b) The Icahn Sponsor shall provide the Association and the Company with advance notice of the determination letter request, and promptly provide thereafter a copy of such request and all other materials submitted to the IRS. In addition, each party shall promptly provide to the others copies of all correspondence or other documents submitted to the IRS or provided by the IRS with respect to the determination letter request. Notwithstanding the foregoing, both the Icahn Sponsor and the Association may delete from any correspondence or other document covered by this Paragraph any confidential information unrelated to
             Section 6.4 of the Plan.

        (c) The Icahn Sponsor will not object to, and will, if necessary to the grant thereof, support requests made by the Association or the Company to file comments or meet with the IRS in order to set forth or espouse its position regarding Section 6.4 of the Plan. Each party shall promptly notify the others of any such request for conference with the IRS.

        (d) Each party will bear its own fees and expenses in connection with this matter.

        (e) If the IRS should decline to make a determination with respect to the request filed pursuant to paragraph
             (a), the parties shall retain all their rights and remedies to resolve this matter through all appropriate avenues.

SECTION 23(A)(6)(F)


        (f) The Plan shall be operated and administered in accordance with the amendment to Section 6.4(B) of the Plan executed by the Company on or about December 24, 1992 (assuming, for this purpose, that neither 6.10 nor any other provision of the Plan requires any modification thereof); provided, however, if the IRS makes a final determination that operation and administration of the Plan in accordance with such amendment will adversely affect the tax qualified status of the Plan, the Plan shall be operated and administered after such determination and until any change, modification or reversal of such determination (by reason of a court decision or otherwise) in a manner that complies with the IRS' final determination, and such retroactive corrections as required by such final determination shall be made.

        (g) This Letter of Agreement shall be filed with the Bankruptcy Court for approval at the same time the amendments to the Plan contemplated by the Settlement Agreement are filed with the Bankruptcy Court for approval. The amendment freezing the Plan is rescinded if this Letter of Agreement is not executed by the Icahn Sponsor on or before the Closing (as defined in the Settlement Agreement).

(B) In the event there is any conflict, concerning any retirement, trust or savings plan that covers airmen employed by TWA and represented by ALPA, between this Agreement and the agreement entitled "Agreement in Principle Between Trans World Airlines, Inc. and the Air line Pilots in the Service of Trans World Airlines, Inc. as Represented by the Air Line Pilots Association, International," executed August 24, 1992 on behalf of the Air Line Pilots Association, International, Trans World Airlines, Inc., and the Official Unsecured Creditors' Committee of Trans World Airlines, Inc. (the "Agreement in Principle"), the Agreement in Principle shall govern; provided, however, that if there is any such conflict between the Agreement in Principle and any agreement between TWA and ALPA which is effective after the effective date of the applicable provision of the Agreement in Principle, then the later agreement shall govern.

(C) TWA PILOTS' DIRECTED ACCOUNT PLAN (the "DAP")

    (1) The Directed Account Plan shall be established and maintained by the Company as a plan "qualified" under
        Section 401(a) of the Internal Revenue Code.

    (2) The Company shall contribute to the Directed Account Plan 11% of each Participant's monthly compensation, plus a supplemental 3.31072262% of each Participant's monthly compensation pursuant to Section 23(A)(3) of this Collective Bargaining Agreement. The Company's contributions shall be paid to the DAP trustee on the first business day of each month. If such contributions are not paid on the first business day of the month, TWA shall pay interest at a floating rate equal to prime + three percent (3%) per annum from the date due until the date paid.

    (3) The terms of the Directed Account Plan, as agreed upon by the Company and the Association, are hereby incorporated by

SECTION 23(C)(3), cont.


        reference and made a part of this Collective Bargaining
        Agreement.

    (4) The Company and the Association reserve the right, at any time by joint agreement, to amend, in whole or in part, any or all of the provisions of the Directed Account Plan.

    (5) The Company and the Association, by joint agreement, may terminate the Directed Account Plan.

(D) SECTION 401(K) PLAN FOR PILOTS

    (1) The 401(k) Plan shall be established and maintained by the Company as a plan "qualified" under Section 401(a) of the Internal Revenue Code.

    (2) A Participant in the 401(k) Plan may make salary deferral contributions of up to eleven percent (11%) of his/her compensation. Such contributions shall be transmitted by the Company to the trustee on the first business day of the month following the end of the calendar month in which such contributions are withheld from the Participant's paycheck(s).

    (3) The terms of the 401(k) Plan, as agreed upon by the Company and the Association, are hereby incorporated by reference and made a part of this Collective Bargaining Agreement.

    (4) The Company and the Association reserve the right, at any time by joint agreement, to amend, in whole or in part, any and all provisions of the 401(k) Plan.

    (5) The Company and the Association, by joint agreement, may terminate the 401(k) Plan at any time.

(E) EXCESS EMPLOYEE BENEFIT PLAN FOR PILOTS

    (1) The Excess Employee Benefit Plan for Pilots, adopted effective January 1, 1993, shall be maintained by the Company for the purpose of permitting participants of the TWA Pilots Directed Account Plan to receive contributions under the Excess Employee Benefit Plan for Pilots equal to amounts that would have been contributed under the Directed Account Plan but for the limitations on contributions imposed by Section 415 and/or Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

    (2) The terms of the Excess Employee Benefit Plan for Pilots, as agreed upon by the Company and the Association, are hereby incorporated by reference and made a part of this Collective Bargaining Agreement.

    (3) The Company and the Association reserve the right, at any time by joint agreement, to amend, in whole or in part, any and all provisions of the Excess Employee Benefit Plan for Pilots.

    (4) The Company and the Association, by joint agreement, may terminate the Excess Employee Benefit Plan for Pilots at any time.

                               SECTION 24
                             GROUP BENEFITS

Except as specifically amended hereunder, all provisions of Section 24 of the agreement dated September 1, 1994 and all provisions of the following group benefits, shall remain in full force and effect:

(A) The Group Medical and Dental Benefit Plan administered by the Company authorized third party administrator, as described in the "A World of Benefits From TWA Universal Benefit Plan" Summary Plan Description dated September, 1997, shall be amended as follows:

    (1) The In-Network deductible under the Medical Plan shall be $200 per family.

    (2) Covered Expenses under the Medical Plan shall include in-hospital expenses incurred for newborn children.

    (3) Preventive Health Care Benefits

        In-Network, after a $10 office visit co-payment, the Medical Plan shall pay for routine exams, including Pap smears and mammograms, not to exceed the following:

        Six (6) visits, including immunizations, up to 1 year of age;

        Three (3) visits per calendar year, including immunizations, from ages 1 to 2 years;

        Two (2) visits per calendar year, including immunizations, from ages 2 to 6 years;

        One (1) visit per calendar year age 6 and older.

        Out-of-Network, the Medical Plan shall pay fifty percent
        (50%) of expenses for routine exams, including Pap smears and mammograms, after the annual deductible has been satisfied, not to exceed the above schedule.

    (4) Home Health Care Benefits

        In-Network, the Medical Plan shall pay ninety percent (90%) of expenses for up to sixty (60) home health care visits per calendar year, after $50 of the $200 deductible has been satisfied. Out-of-Network, the Medical Plan shall pay seventy percent (70%) of expenses for up to sixty (60) home health care visits per calendar year, after the full deductible has been satisfied.

    (5) Hospice Care Benefits

        The Medical Plan shall pay eighty percent (80%) of hospice care expenses, incurred in a hospice care facility or at home, after the $200 annual deductible has been satisfied, up to a maximum benefit of $10,000 per individual.

    (6) Dental Plan Benefits

        The Group Dental Plan effective January 1, 1999 includes a Preferred Provider Organization (PPO) which provides three
        (3) levels of comprehensive benefits based upon whether the service is obtained through the PPO network (In-Network), outside the PPO network (Out-of-Network), or through a

Section 24(A)(6), cont.


        voluntarily elected Dental Health Maintenance Organization
        (DHMO). Employees who live in areas where no PPO network is available are paid in accordance with the In-Network benefits. In-Network shall be defined as at least two (2) general practitioners within a ten (10) mile radius.
        Features of the Group Dental Plan are as follows:

                                                    IN-NETWORK (PPO)
         --------------------------------------------------------------------------------------------------------------
              DENTAL SERVICE              BENEFITS PAYABLE               DEDUCTIBLE                  MAXIMUM
              --------------              ----------------               ----------                  -------
         --------------------------------------------------------------------------------------------------------------
                 Class I                   100% of network                  None                $3000 per calendar
               (Preventive)                      fees                                            year per member
               (Oral Exams)                                                                     inclusive of Class
                 (X-rays)                                                                           I, II, III
         --------------------------------------------------------------------------------------------------------------
                 Class II                   90% of network           $100 per calendar          $3000 per calendar
                  (Minor                         fees                 year per member            year per member
               Restorative)                                          inclusive of Class         inclusive of Class
              (Periodontal)                                              II and III                 I, II, III
               (Fillings)
              (Root Canals)
         --------------------------------------------------------------------------------------------------------------
                Class III                   60% of network           $100 per calendar          $3000 per calendar
                  (Major                         fees                 year per member            year per member
               Restorative)                                          inclusive of Class         inclusive of Class
                 (Crowns)                                                II and III                 I, II, III
                (Bridges)
                (Dentures)
         --------------------------------------------------------------------------------------------------------------
                 Class IV                   50% of network            $100 per member          $1500 per member for
              (Orthodontics)                     fees                     for life                     life
         --------------------------------------------------------------------------------------------------------------

                                                 OUT-OF-NETWORK (PPO)
         --------------------------------------------------------------------------------------------------------------
              DENTAL SERVICE              BENEFITS PAYABLE               DEDUCTIBLE                  MAXIMUM
              --------------              ----------------               ----------                  -------
         --------------------------------------------------------------------------------------------------------------
                 Class I                        90% of                      None                $3000 per calendar
               (Preventive)                 reasonable and                                       year per member
               (Oral Exams)                   customary                                         inclusive of Class
                (X-rays)                       charges                                              I, II, III
         --------------------------------------------------------------------------------------------------------------
                Class II                        75% of               $100 per calendar          $3000 per calendar
                  (Minor                    reasonable and            year per member            year per member
               Restorative)                   customary                 inclusive of            inclusive of Class
              (Periodontal)                    charges                    Class II                  I, II, III
               (Fillings)
              (Root Canals)
         --------------------------------------------------------------------------------------------------------------
                Class III                       50% of               $100 per calendar          $3000 per calendar
                  (Major                    reasonable and            year per member            year per member
               Restorative)                   customary                 inclusive of            inclusive of Class
                 (Crowns)                      charges                   Class III                  I, II, III
                (Bridges)
                (Dentures)
         --------------------------------------------------------------------------------------------------------------
                 Class IV                       50% of                $200 per member          $1500 per member for
              (Orthodontics)                reasonable and                for life                     life
                                              customary
                                               charges
         --------------------------------------------------------------------------------------------------------------


                                159

Section 24(A)(6), cont.



                                                          DENTAL HMO
         --------------------------------------------------------------------------------------------------------------
              DENTAL SERVICE              BENEFITS PAYABLE               DEDUCTIBLE                  MAXIMUM
              --------------              ----------------               ----------                  -------
         --------------------------------------------------------------------------------------------------------------
                Class I<F*>              100% of network fees               None                       None
         --------------------------------------------------------------------------------------------------------------
                Class II<F*>              90% of network fees               None                       None
         --------------------------------------------------------------------------------------------------------------
               Class III<F*>              80% of network fees               None                       None
         --------------------------------------------------------------------------------------------------------------
                Class IV<F*>              60% of network fees               None                       None
         --------------------------------------------------------------------------------------------------------------

<F*>Classes for DHMO same as for PPO


   (7) The "Reasonable and Customary" schedule applied by a Company authorized third party administrator to covered non-negotiated medical expenses and to covered dental expenses shall be based on the ninety-fifth percentile (95%)of the current database.

   (8)  Acute Care Prescription Drug Program

        There shall be no deductible.

   (9)  Medical Plan Prescription Drug Benefits

        The Plan will cover prescription drug expenses for drugs administered in a hospital facility. Such expenses shall be paid in accordance with the in-network and out-of-network Plan benefits applicable to hospital charges. Employees living outside an INTEQ pharmacy area will be permitted, by exception through Employee Benefits, to submit their drug charges through the Medical Plan. Additionally, in the event the employee must fill a prescription outside the INTEQ pharmacy area, the employee by exception through Employee Benefits will be permitted to submit their drug charges through the Medical Plan. The Plan will pay eighty percent (80%) of drug charges, after the two hundred dollar ($200.00) annual family deductible has been satisfied, for such authorized prescriptions filled outside an INTEQ pharmacy area.

   (10) Chiropractic Care Benefits

        Chiropractic benefits will be paid at eighty percent (80%) of reasonable and customary, subject to no deductible, limited to twenty (20) visits per member per year. These visits are not subject to medical necessity.

   (11) If a pilot on duty in a foreign country requires medical attention and the Medical Plan is not accepted, the Company shall guarantee payment for hospitalization and other major medical expenditures covered under the Medical Plan. Upon return to the United States, the cost of the treatment shall be reimbursed to the Company and/or the employee in accordance with the Medical Plan as if the accident or illness had occurred in the United States. The Company shall provide on the insurance card, on an attrition basis, an internationally accessible telephone number available to allow foreign medical providers access to such pre-payment or coverage guarantee.

Section 24(A)(12)


   (12) Retiree Group Medical/Dental/Prescription Drug Coverage

        Effective on the signing of this Basic Agreement, any future pilot and flight engineer retirees will be subject to all negotiated changes affecting active pilots and flight engineers.

   (13) Retiree Group Medical Coverage

        If a pilot/flight engineer retires (normal, early with 10 or more years of service and a minimum age of fifty (50) years, postponed, or disability), all medical and dental coverage will be continued until he/she becomes eligible for Medicare solely on the basis of age. His/her spouse's coverage will also be continued until he or she becomes eligible for Medicare solely on the basis of age. A pilot/flight engineer who retires (normal, early with 10 or more years of service and a minimum age of fifty (50) years, postponed, or disability) will be eligible to purchase medical coverage for him/herself and spouse under the Post-65 PPO Medical Plan to supplement Medicare when they become eligible for Medicare solely on the basis of age.

   (14) Right of Reimbursement

        If a loss or injury is sustained by an employee or a covered family member and if such loss or injury is caused by the act or omission of a third party, health care benefits provided under the Plan will be paid only on the condition that the employee or family member (or his/her legally authorized representative if the Plan member is legally incapable) shall agree in writing: To pay the insurer or Plan Sponsor to the extent of such benefits provided, upon collection of damages with respect to such Plan member whether by action at law, settlement, or otherwise.

(B) The Group Insurance Benefits underwritten and/or administered by Connecticut General Life Insurance Company:

    - Group Term Life Insurance Policy Number 0223755-01-E
    - Disability Income Insurance Policy Number 0223755-23-E
    - Accidental Death and Dismemberment Insurance Policy 0223755-10-E

    as described in the "TWA Group Benefits - Pilots & Flight
                        -------------------------------------
    Engineers - Disability Income Insurance, Life Insurance, Retiree
    ----------------------------------------------------------------
    Life Insurance and Accidental Death & Dismemberment Insurance"
    --------------------------------------------------------------
    booklet dated December 1989.

    (1) In accordance with the Letter of Agreement between the Company and the Association, dated July 12, 1991, the Company provided Accidental Death and Dismemberment Insurance (AD&D) outlined on pages sixteen (16) and seventeen (17) of the TWA Group Benefits Booklet dated December, 1989 shall be modified in order to provide special coverage for losses resulting from war or acts of war (declared or undeclared) while traveling on Company business as follows:

        (a) The Limitation regarding any loss resulting from "war or any act of war" shall be deleted.

Section 24(B)(1)(b)


        (b) The insurance will pay for losses covered in the AD&D policy in those instances where death or dismemberment results from events which are covered by, or which would have been covered by, the "War Risk" insurance policy in effect for TWA pilots on July 12, 1991.

        (c) The AD&D payment under these circumstances is not subject to the monetary limit for all losses as outlined in the War Risk Policy.

        (d)  The following schedule shall be applicable:

             Monthly Basic Earnings                    Principal Sum
             ----------------------                    -------------

             Less than $1,200                          $120,000

             $1,200 but less than $1,600               $135,000

             $1,600 but less than $2,000               $145,000

             $2,000 but less than $2,400               $150,000

             $2,400 but less than $3,000               $160,000

             $3,000 and over                           $170,000


             The above schedule replaces, for losses as referenced in paragraph (b) above, the existing schedule of principal sums which remains in force for other losses due to accident as prescribed by the AD&D Plan.

    (2) An optional Survivor Income Benefit Plan funded by life insurance shall be offered to all pilots. Such Survivor Income Benefit Plan shall provide the same benefits as provided under the Survivor Income Option under the Retirement Plan for Pilots of TWA (the "A Plan") except that such benefits shall not be limited by pre-1993 earnings.

    (3) The Disability Income Insurance Benefit shall be equal to forty percent (40%) of a pilot's Basic Earnings, up to a maximum of $4500 per month. Such benefit shall not be reduced by any benefits payable under a compulsory state disability income plan to which a pilot is required to contribute. All other provisions of the current Disability Income Insurance Benefit Plan shall remain in effect.

    (4) The Special Disability Income Insurance Benefit shall be equal to forty percent (40%) of a pilot's Basic Earnings, up to a maximum amount of $4000 per month. Such benefit shall not be reduced by any benefits payable under a compulsory state disability income plan to which a pilot is required to contribute. All other provisions of the current Special Disability Income Insurance Benefit Plan shall remain in effect.

(C) Survivor Medical Benefits administered by a Company authorized third party administrator as described in the "Survivor Medical
                                                   ----------------
    Group Insurance Plan for Survivors of Pilots and Flight Engineers"
    -----------------------------------------------------------------
    booklet, Effective April 1, 1982.

    The dependent's premium cost for the benefits described in this plan shall be $45.05 per month per covered person.

Section 24(D)


(D) Effective January 1, 1999, a new Post-65 PPO Medical Plan, underwritten by a Company authorized Third Party Administrator will be made available to TWA retirees. The current 65 Plus enrollees will be given the option of converting to the new Post-65 PPO Medical Plan or remaining under the old 65 Plus Plan. All future retirees will only be eligible for the new Post-65 PPO Medical Plan.

    The Post-65 PPO Medical Plan premiums will be $45.05 per month per covered person. Provisions of this Post-65 PPO Medical Plan are:


    ------------------------------------------------------------------------------------------
                                  Post-65 PPO Medical Plan
    ------------------------------------------------------------------------------------------
                                          In-Network                  Out-of-Network
    ------------------------------------------------------------------------------------------
            Annual Deductible         $750 per individual          $1,000 per individual
                                       $1,500 per family             $2,000 per family
    ------------------------------------------------------------------------------------------
            Hospital Coverage                 90%                   80% after deductible
                                        after deductible                and $200 per
                                                                        confinement
    ------------------------------------------------------------------------------------------
               Coinsurance                    90%                           80%
             Scheduled/Units            after deductible              after deductible
    ------------------------------------------------------------------------------------------
          Out-of-Pocket Maximum      $2,000 per individual         $3,000 per individual
                                       $4,000 per family             $6,000 per family
    ------------------------------------------------------------------------------------------
              Doctor Office                   90%                           80%
                  Visit                 after deductible              after deductible
    ------------------------------------------------------------------------------------------
               Prescription                Brand 80%                     Brand 80%
                                          Generic 90%                   Generic 90%
                                         Mail Order $20                Mail Order $20
                                        after deductible              after deductible
    ------------------------------------------------------------------------------------------
               Plan Maximum                         $1,000,000 per insured
    ------------------------------------------------------------------------------------------


(E) Pilot Additional Life Program

    The existing Pilot VEBA Retiree Life Program and the Voluntary Additional Life Insurance for Pilots will be replaced by a new program described below. The key provisions are:

    (1) Guaranteed issue upon portability when terminating or retiring from TWA;
    (2) Guaranteed issue up to $100,000 for new enrollees;
    (3) Open enrollment period and guaranteed issue for all current active employees up to their individual current coverage level;
    (4) Guaranteed rates for three years;
    (5) Rates shall remain fixed upon portability at retirement; and
    (6) Existing members of the Retiree VEBA will be a closed group, keeping the existing rates and coverages.

Section 24(E), cont.

                   Provisions of Pilot Additional Life Program
----------------------------------------------------------------------------
EMPLOYEE:

----------------------------------------------------------------------------
BENEFIT FORMULA                                      1,2,3,4, or 5 times
                                                    Basic Annual Earnings
                                                      or Flat $150,000
----------------------------------------------------------------------------
REDUCTION FORMULA                                  Reduces to      At Age
                                                   ----------      ------
                                                       65%          70
                                                       50%          75
----------------------------------------------------------------------------
BENEFIT MAXIMUM                                          $500,000

----------------------------------------------------------------------------
BENEFIT MINIMUM                                          $10,000

----------------------------------------------------------------------------
GUARANTEE ISSUE LIMIT                                    $100,000

----------------------------------------------------------------------------
WAIVER OF PREMIUM                                        Included

----------------------------------------------------------------------------
PORTABILITY                                     Included at Termination of
                                                 Employment or Retirement
----------------------------------------------------------------------------
CONVERSION                                               Included

----------------------------------------------------------------------------
ACCELERATED BENEFIT                             50% of Face Amount Up to
                                                        $250,000
============================================================================
DEPENDENT:

----------------------------------------------------------------------------
SPOUSE BENEFIT                              $5,000 Increments Up to $500,000

----------------------------------------------------------------------------
CHILDREN BENEFIT                             $2,000 Increments Up to $10,000

----------------------------------------------------------------------------
GUARANTEE ISSUE LIMIT                               $25,000 for Spouse

----------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                                                  Employee Rates          Spouse Rates

---------------------------------------------------------------------------------------------
(Monthly Rate / $1000 of Covered                 Age         Rate        Age         Rate
Payroll)                                         ---         ----        ---         ----
Volume - #
                                                 < 30        0.08        < 30        0.06

                                                30-34        0.11       30-34        0.08

                                                35-39        0.16       35-39        0.08

                                                40-44        0.22       40-44        0.14

                                                45-49        0.35       45-49        0.37

                                                50-54        0.57       50-54        0.65

                                                55-59        0.92       55-59        1.00

                                                 60+         2.10        60+         1.50
                                                                        Child        0.18
                                                                         Rate
---------------------------------------------------------------------------------------------
RATE GUARANTEE                                                         3 Years

---------------------------------------------------------------------------------------------
PARTICIPATION REQUIREMENTS                                         50 Lives or 15%

---------------------------------------------------------------------------------------------

(F) Miscellaneous Accident Insurance underwritten by the Zurich
    Insurance Company policy number GTK050113, as described in the

Section 24(F), cont.


    "TWA Benefits, Miscellaneous Accident Insurance Program" booklet,
    --------------------------------------------------------
    dated January 1, 1994.

(G) Voluntary Personal Accident Insurance underwritten by the Zurich Insurance Company policy number GTK050112, as described in the "TWA Benefits, Voluntary Personal Accident Insurance Program"
    -------------------------------------------------------------
    booklet, dated January 1, 1994.

    The pilot's portion of the cost of this Plan shall be twenty-seven cents ($0.27) per $10,000 per month for single coverage and thirty-seven cents ($0.37) per $10,000 per month for family coverage during 1998. Future premiums will be determined by Plan experience.

    The coverage exclusion for any loss caused by, contributed to, or resulting from war or act of war shall be eliminated.

(H) In the event a Pilot's group benefits claim is denied in whole or in part by the insurance carrier, the pilot may, in accordance with his/her rights under the Employee Retirement Income Security Act of 1974 as amended (ERISA), submit a written request to the Manager - TWA Employee Benefits for a review of his/her denied claim. The Manager - TWA Employee Benefits or a designee will perform a complete review of the claim and will advise the Pilot of the findings within sixty (60) days after receiving the Pilot's ERISA review request.

    If the findings of the Manager - TWA Employee Benefits are not satisfactory to the Pilot, the matter may be referred by the Chairman of the MEC or his designee to the Pilots System Board of Adjustment pursuant to Section 21 (C) of this Collective
    Bargaining Agreement.

                             SECTION 25
                            AGENCY SHOP

(A) SERVICE CHARGE LIABILITY

    Each regularly assigned pilot of the Company covered by this Agreement shall be required, as a condition of employment, beginning sixty (60) days after the effective date of this Agreement or sixty (60) days after the completion of his probationary period, whichever shall last occur (1) to be or become a member of the Association, or (2) to pay to the Association a monthly service charge equal to the Association's regular monthly dues, initiation fee, and periodic assessments, including MEC assessments, which would be required to be paid by such pilot if a member; provided that neither membership nor the payment of a service charge shall be required in respect to any such pilot (a) for whom membership is not available upon the same terms and conditions generally applicable to any other member, or
    (b) as to whom membership was denied or terminated for any reason other than failure to tender periodic dues, initiation fees and assessments uniformly required by the Association or the TWA MEC as a condition of acquiring or retaining membership. The Association shall treat members and non members alike in calculating the amounts due, in establishing the due date of payments and in determining whether a pilot's account is delinquent. For the purposes of this Section 25, a regularly assigned pilot of the Company shall include a Training Pilot regularly assigned to a domicile but shall not mean pilots assigned to a Management Position.

(B) DELINQUENCY

    If a pilot of the Company who is required by the provisions of paragraph (A) above to pay the service charge therein specified becomes at least sixty (60) days delinquent in the payment or tender of such service charge, the Vice President-Finance/Treasurer of the Association or the person designated by him or her (herein "Vice President-Finance") shall notify such pilot by certified mail, return receipt requested, copy to the Vice President-Labor Relations of the Company or his/her successor or designee, that he/she is delinquent in the payment of such service charge and is subject to discharge as an employee of the Company. Such notice shall also inform the pilot that he/she must remit or tender the required payment to the Vice President-Finance within a period of fifteen (15) days after receipt by him/her of the notice herein referred to or be discharged. The notice of delinquency required under this paragraph shall be deemed to be received by the pilot ("the 25(B) receipt"), whether or not it is personally received by him, when mailed by the Vice President-Finance by certified mail, return receipt request, to the pilot's last known address or to any other address that has been designated by the pilot. It shall be the duty of every pilot covered by this Agreement to notify the Association's Membership Services Department of every change in his home address, or of an address where the notice required by this paragraph can be sent and received by the pilot, if the pilot's home address is at any time unacceptable for this purpose.

(C) CERTIFICATION OF DELINQUENCY

    If, upon the expiration of the fifteen (15) day period after the 25(B) receipt, the pilot remains delinquent by reason of failure to pay or tender the required sum, the Vice President-Finance shall certify in writing to the Vice President-Labor Relations of

SECTION 25(C), cont.


    the Company or his/her successor or designee, copy to the pilot, both by certified mail, return receipt requested, that the pilot has failed to make or tender payment within the allowed period and is therefore to be discharged. The Vice President-Labor Relations of the Company or his/her successor or designee, shall thereupon take proper steps to discharge such pilot from the service of the Company. Termination shall be effective twenty-one (21) days after receipt by the Company of the notice provided for herein.

(D) PROTEST PROCEDURE

    A protest by a pilot whose discharge is requested by the Association as a result of an interpretation or application of
    Section 25 shall be limited to the following procedure and the provisions of Sections 21 and 22 of this Agreement shall not apply:

    (1) A pilot who believes that the provisions of Section 25 have not been properly interpreted or applied, as they pertain to him/her, may submit his/her request for review in writing within five (5) days from the date of receipt of notice by him/her in the form of his/her copy of notice to the Company with respect to him/her as provided in Paragraph (C). Such request must be submitted to the Vice President-Labor Relations of the Company or his/her successor or designee who will review the protest and render a decision in writing with respect thereto no later than five (5) days following the receipt of the request of review.

    (2) The Vice President-Labor Relations of the Company or his/her successor or designee, shall forward his/her decision to the pilot with a copy to the official of the Association who shall promptly be designated in writing by the Association for this purpose. Said decision shall be final and binding on all interested parties unless appealed as hereinafter provided. If the decision is not satisfactory to either the pilot or the Vice President-Finance, either may appeal the decision by filing a notice of appeal. Such notice shall be sent to the Company, to the other party and to the National Mediation Board within ten (10) days of the receipt of the decision and must contain a request for the National Mediation Board to provide a list of five (5) neutral referees. A neutral referee may be agreed upon by the pilot and the Association within ten (10) days after receipt of the list of neutral referees.

         If the parties cannot agree on a neutral referee, a referee will be chosen from the panel supplied by the National Mediation Board. The alternate strike method shall be used to select a neutral referee with the pilot initiating the first rejection. Such final selection of a neutral referee shall be accomplished within ten (10) days after receipt of the list of neutral referees. If the parties have not reached agreement by the alternate strike method within the aforementioned ten (10) day period, the period, the first name listed on the five (5) name panel provided by the National Mediation Board shall be designated the neutral referee.

    (3) The decision of the neutral referee shall be requested within thirty (30) days after the hearing of the appeal

SECTION 25(D)(3), cont.


    unless otherwise agreed by the pilot and the Association and shall be final and binding on all parties to the dispute. The fees, charges and other reasonable expenses of such neutral referee shall be borne equally by the pilot and the Association.

(E) STATUS PENDING APPEAL

    During the period in which a protest is being handled under the provisions of Section 25 and until final decision by the Vice President-Labor Relations, or his/her successor or designee, or neutral referee, the pilot shall not be discharged from the Company or lose any seniority or other rights under the Agreement solely for the reason of non-compliance with the terms and provisions of Section 25, provided, however, that the Company shall not be required to award the pilot a category bid which requires any training.

(F) DISCHARGE

    A pilot discharged by the Company under the provisions of this Section shall be deemed to have been "discharged for cause" within the meaning of the terms and provisions of this Section and the provisions of Sections 21 and 22 of this Agreement shall not apply.

(G) INDEMNIFICATION

    The Association agrees that it shall indemnify the Company and save the Company harmless from any and all claims, awards or judgments (including court costs) awarded to an employee or employees against the Company by virtue of the misinterpretation or misapplication of any of the terms of Section 25.

(H) DISCHARGE DELAY

    Other provisions of Section 25 to the contrary notwithstanding, the Company shall not be required to terminate the employment of any pilot until such time as the services of a qualified replacement are available, provided that in the judgment of the Company such replacement is currently required for the orderly continuation of the Company's operation. The determination of whether a qualified replacement is available shall be the exclusive responsibility of the Company. The Company may not, however, retain any pilot in the service under the provisions of this paragraph for a period of more than four (4) months from the date of the final decision in the case.

                            SECTION 26
             VOLUNTARY DUES/SERVICE CHARGE DEDUCTION

(A) The Company shall deduct from the monthly pay of each pilot employee whose name appears on the TWA Pilots' System Seniority List and remit to the Air Line Pilots Association membership dues uniformly levied (not including initiation fees, fines, penalties or assessments) in accordance with the Constitution and Bylaws of the Association and as prescribed by the Railway Labor Act, as amended, a monthly amount equal to the Association's regular and usual monthly dues, which monthly amount would be required to be paid by such pilot if a member, provided such pilot voluntarily executes the agreed-upon form, known as the "Dues Deduction" or "Dues Check Off" form, which shall be prepared and furnished by the Air Line Pilots Association, International.

(B) All Dues Deduction or Dues Check Off forms will be submitted through the VICE PRESIDENT -FINANCE/TREASURER of the AIR LINE PILOTS ASSOCIATION to "ALPA Membership Services" or the person designated by him or her (herein "Vice President - Finance") who will forward the original signed copy to the Manager - Payroll of the Company, care of Trans World Airlines, Inc., Kansas City Administrative Center, Kansas City, Missouri 64513.

    A properly executed Dues Deduction or Dues Check Off form, filed with Manager - Payroll before the 15th day of any month will become effective the 1st of the month following its receipt. Illegible or improperly executed forms will be returned to the said Vice President - Finance of the Air Line Pilots Association.

(C) Any notice of revocation as set forth in the Dues Deduction or Dues Check Off form must be in writing, signed by the pilot, and delivered by registered mail, addressed to the Manager - Payroll of the Company, with copy to the Vice President - Finance of the Air Line Pilots Association. Dues Deduction or Dues Check Off forms and notices so received by the Company will constitute notice of the Company on the date received and not when mailed.

(D) The Company will remit to the Air Line Pilots Association a check in payment of all dues collected each month after the payday on which deduction was made. These remittances will be subject to normal accounting practice with respect to adjustments necessary because of the methods involved in the deduction procedure. The Company remittance of Association membership due to the Association will be accompanied by a list of names, payroll register number, station numbers and amount of deductions of the pilots for whom deductions have been made in that particular month, arranged in order of their payroll register numbers.

(E) A pilot who has executed a Dues Deduction or Dues Check Off form and who resigns or is otherwise terminated from the employ of the Company shall be deemed to have automatically revoked his/her assignment and if he/she is recalled or reemployed, further deductions of Association dues will be made only upon execution and receipt of a new Dues Deduction or Dues Check Off form.

(F) Except as provided in paragraph (H) below, collection of any back dues owed at the time of starting deductions for any pilot, and collection of dues missed because the pilot's earnings were not sufficient to cover the payment of dues in the specific pay period, and collection of dues missed because of accidental errors in the accounting procedures will be the responsibility of the

SECTION 26(F), cont.


    Association and will not be subject to payroll deductions, and the Company shall not be responsible in any way because of such missed collections.

(G) Deductions of membership dues shall be made from the 25th of the month paycheck on the basis of one and ninety-five one hundredths percent (1.95%) of gross earnings, provided there is a balance in such paycheck sufficient to cover the amount after all other deductions authorized by the employee relating to health benefits or pension benefits or required by law have been satisfied. In the event of termination of employment, the obligation of the Company to collect dues shall not extend beyond the month in which the pilot's last day of work occurs.

(H) For pilots who have executed the Dues Deduction or Dues Check Off form and effective January 1, 2000, the Company will implement an audit system that will provide for the collection of any dues owed subsequent to such execution which cannot be deducted in accordance with paragraph (G) above due to insufficient funds.

(I) In cases where a deduction is made which duplicates a payment already made to the Association by a pilot, and where a deduction is not in conformity with the provisions of the Association Constitution and Bylaws, refunds to the pilot will be made by the Association.

(J) Trans World Airlines, shall not be held liable for any claims which may be made by the pilots by virtue of the wrongful (other than willful) application or misapplication of any of the terms herein.

(K) The term "dues" as it is employed in this Section will be deemed to include service charges assessed in lieu of dues.

                             SECTION 27
                        INTERNMENT, PRISONER
                     MISSING OR HOSTAGE BENEFITS

(A) Any pilot who, in the course of his/her duties for the Company, is held hostage, is interned, is held captive, or is missing as a result of hostile action by any person, group of persons, or foreign government, shall receive compensation equal to his/her average pay hours earned for the twelve (12) month period immediately preceding said action or the pilot's monthly bid award ALV, whichever is greater, each month subject to the following:

    (1) Compensation paid under this paragraph shall begin at termination of the period described in Section 11(B)(5) and shall be prorated when less than a full month is involved.

    (2) Compensation paid under this paragraph shall be in lieu of all pay, salary, foreign service allowance, or expense allowance which might otherwise be payable to the pilot.

    (3) Pilots who have not completed one (1) year of service with the Company as a pilot will receive only their annual salary prorated.

    (4) Payments made pursuant to this Section 27 shall continue until death is established or until the pilot has been missing for twenty-four (24) months and the Company has issued a Certificate stating that such pilot is presumed to be dead.

         The pilot shall maintain and continue to accrue seniority and longevity during any such period and shall be considered in the service of the Company in fixing his/her rate of compensation.

(B) The monthly compensation allowable under this Section shall be:

    (1) Credited to the pilot on the books of the Company, and thereafter held for his/her account without interest; or

    (2) Disbursed by the Company to the person or persons designated by the pilot for that purpose, if the pilot has so requested the Company in substantially the form prescribed by the Company for that purpose.

(C) Any amounts credited to the account of a pilot, or paid to a beneficiary in accordance with the provisions of paragraph (B) of this Section, shall not be required to be returned by such beneficiary or the estate of the pilot even though it shall be established that such payments were made after the death of the pilot, nor shall such amounts be a charge against the estate of the pilot; provided that any such beneficiary shall have furnished the Company with any evidence indicating the death of such pilot promptly after its receipt.

                             SECTION 28
                          CHARTER FLIGHTS

(A) GENERAL

    (1)  Charter pairings shall be awarded in accordance with Section 9.

    (2) The Company may offer any charter pairing to a pilot who is specifically requested by the charter purchaser.

         (a) The requested pilot shall have the option to accept or decline the pairing.

         (b) If a pilot other than the requested pilot is removed from a charter pairing as a result of the application of paragraph 2 above, he/she shall be pay assigned for such pairing.

(B) CHARTER WORK RULES/PAY AND CREDIT

    The following provisions shall be in effect for pure charter pairings.

    (1) A pilot assigned to a charter flight shall be paid and credited as set forth in Section 11(B).

    (2) A charter flight duty period inclusive of any deadhead positioning segments may be scheduled for fifteen hours
         (15:00) for Domestic and International Operations unless a longer scheduled on-duty period is provided for in Section 11.

    (3) A pilot who deadheads in connection with any charter operation shall be subject to the provisions of Section 8.

(C) "EXTENDED CHARTER" OR "SPECIAL INTEREST" FLIGHTS

    (1) An "Extended Charter" or "Special Interest" flight is a flight chartered by a single chartering agency or interest, the length and/or nature of which requires or would deem desirable the continuous assignment of the same pilot and/or pilots for a total period scheduled to be away from the domicile in excess of the applicable category monthly bid award ALV multiplied by four hours (4:00) (ALV x 4 hrs.). Awarding of such flights shall be handled according to (A) above.

    (2) A pilot assigned to such flight as outlined in (C)(1) above shall be paid and credited in accordance with Section 11(B).

         Such pay and credit generated in excess of his/her monthly bid award ALV shall be paid in the month earned.

    (3) A pilot assigned to an "Extended Charter" or "Special Interest" flight for a continuous period in excess of thirty
         (30) days may, after thirty (30) days, request relief from such assignment from the Regional Chief Pilot and such relief will be granted providing notice of at least seventy-two hours (72:00) is given prior to traversing a TWA station.

    (4)  The provisions of (A)(2) shall apply to an "Extended
         Charter" or "Special Interest" flight(s).

                         SECTION 29
                    AGREEMENT PRECEDENCE

This Agreement and the attached Letters shall supersede and take precedence over all Agreements, Supplemental Agreements, Amendments, Letters of Understanding, Arbitration Awards, and similar related documents executed between the Company and the Association prior to the signing of this Agreement, provided that all rights and obligations, monetary or otherwise, contained therein and which may have accrued prior to the effective date of this Agreement under said Agreements, Supplemental Agreements, Amendments, Letters of Understanding, Arbitration Awards, and similar related documents, for the pilots of the Company shall remain in effect until satisfied or discharged in accordance with the terms thereof.

                            SECTION 30
                   EFFECTIVE DATES AND DURATION

Unless otherwise stated in this Agreement, the provisions of this Agreement shall become effective on September 1, 1998 and the entire Agreement shall remain in full force and effect through October 1, 2002, and shall renew itself without change for yearly periods thereafter, unless written notice of change is served in accordance with Section 6, Title 1 of the Railway Labor Act, as amended, by either party hereto not sooner than sixty (60) days but not later than thirty (30) days prior to October 1, 2002, or, a subsequent anniversary of such date, unless the parties mutually agree otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement this 1st day of September, 1998.

TRANS WORLD AIRLINES, INC.            AIR LINE PILOTS
                                      ASSOCIATION INTERNATIONAL

/s/                                   /s/
-------------------------------       ----------------------------------
Thomas C. Irwin                       Joseph A. Chronic
Vice President                        Chairman, TWA MEC
Flight Operations

                                      /s/
                                      ----------------------------------
                                      J. Randolph Babbitt
                                      President


WITNESSES:                            WITNESSES:

/s/                                   /s/
-------------------------------       ----------------------------------
Terry L. Hayes                        Douglas J. Gabel
Director Labor Relations              Chairman
                                      TWA MEC Negotiating Committee

/s/                                   /s/
-------------------------------       ----------------------------------
D. Annett                             F. A. Mooney


/s/                                   /s/
-------------------------------       ----------------------------------
H. Hamann                             G. J. Flor


/s/                                   /s/
-------------------------------       ----------------------------------
B. Miller                             S. E. Beatty


/s/                                   /s/
-------------------------------       ----------------------------------
J. Murray                             D. C. Holtzman


/s/
-------------------------------
J. Perez


/s/
-------------------------------
J. Gibbs

                                SECTION 31
                               DEFINITIONS

As used in this Agreement, except as otherwise provided:

(A) "Active Pay Status" means whenever a pilot is receiving compensation under any sections of this Agreement, except Section 27.

(B) "Additional Flying" means trips assigned through the Trip Add
    System and the Volunteer Fly List.

(C) "Average Line Value" (ALV) means the total credit of all awarded bid runs, excluding supplemental bid runs, by category divided by the number of bid runs, excluding supplemental bid runs, by category. For the purposes of this paragraph, "total credit" includes additional flying and OFR trip credit extending from the previous month into the bid month.

(D) "Basic Agreement", "Collective Bargaining Agreement" (CBA) and "Working Agreement" mean this TWA-ALPA Agreement.

(E) "Bid month" or "month" shall mean the following inclusive periods:

    January                    30 days                       January 1-30

    February                   30 days                       January 31-March 1
                                                             (Leap year 31 days)

    March                      30 days                       March 2-31

    April                      30 days                       April 1-30

    May                        31 days                       May 1-31

    June                       30 days                       June 1-30

    July                       31 days                       July 1-31

    August                     31 days                       August 1-31

    September                  30 days                       September 1-30

    October                    30 days                       October 1-30

    November                   31 days                       October 31-November 30

    December                   31 days                       December 1-31

(F) "Bid Run Pilot" means a pilot who is awarded a scheduled sequence of trips for a monthly bid period.

(G) "Block-to-Block" time shall mean that period of time beginning when an aircraft first moves from the ramp blocks, for the purpose of flight, and ending when the aircraft comes to a stop at the ramp blocks at the next point of landing.

(H) "Calendar Month", consistent with FAR limitations, shall mean the following inclusive periods:


    January                    31 day                        January 1-31

    February                   28 days                       February 1-28
                                                             (Leap year 29 days)

    March                      31 days                       March 1-31

    April                      30 days                       April 1-30

    May                        31 days                       May 1-31


                                175


Section 31(H), cont.



    June                       30 days                       June 1-30

    July                       31 days                       July 1-31

    August                     31 days                       August 1-31

    September                  30 days                       September 1-30

    October                    31 days                       October 1-31

    November                   30 days                       November 1-30

    December                   31 days                       December 1-31

(I) "Captain" means the pilot who holds a bid as a Captain and is in command of an aircraft at anytime he/she is aboard such aircraft for the purpose of commanding a flight, and who is responsible for all phases of the operation of such aircraft including but not limited to the safety of the passengers, crew members, cargo and airplane. All air carrier personnel assigned to a flight are under the direct control and authority of the Captain and responsible to him/her. The Captain shall be properly qualified to command such aircraft and hold a currently effective airman's certificate which authorizes him/her to serve as a pilot in command. Any disagreement relating to the foregoing will be handled after the completion of the flight through the appropriate authority.

(J) "Category" means a domicile, equipment type and status (e.g., STL MD8 Captain).

(K) "Category Award" and "Category Bid Award" mean the assignment of a pilot to fill a category vacancy pursuant to Section 19 (e.g. STL MD8 Captain).

(L) "Domestic operations" means all duty, flying and deadheading within the contiguous forty-eight (48) states of the United
    States, Washington, DC., Alaska and Canada.

(M) "Draft" means the assignment to an open flight of the most junior pilot in the category who is legal, qualified and available, in accordance with Scheduling Policy. A pilot who is drafted shall receive premium pay as set forth in Section 5(K) of this Agreement.

(N) "Duty Aloft" means the entire period during which a pilot is assigned as an operating crew member of an airplane crew during block-to-block time.

(O) "Equalization" means when two (2) or more pilots are requesting additional flying for the same day, the pilot with the least amount of additional flying pay hours in the current month and immediately preceding two (2) bid months will be given priority for the assignment. If the pilots requesting additional flying have an equal amount of additional flying, the senior pilot will be given priority for the assignment.

(P) "First Officer" means a pilot who is second in command on a flight, or third or fourth in command when designated so by the Captain on three (3) or four (4) pilot B757/767 international operations, respectively, whose duties are to assist or relieve the Captain in the manipulation of the controls and in the navigation of the aircraft while under way, including take-off and landing of such aircraft; who is properly qualified to serve as and holds a currently effective airman's certificate authorizing

Section 31(P), cont.


    him/her to serve as a First Officer; and who holds a bid as a First Officer or is a Reserve Officer with First Officer qualifications. For the Company's international operations, on turbo-jet aircraft only, a First Officer's qualifications shall include an Airline Transport Pilot certificate and rating on the type turbo-jet aircraft in which he/she serves as First Officer except that the rated First Officer requirement shall not apply when operating aircraft with a maximum gross take-off weight of 200,000 pounds or less on international flights operating to and from domestic cities and cities in Mexico, the Caribbean and Central America.

(Q) "Fixed Daily Rate" means the number of hours of pay and credit fixed at a value of two hours thirty minutes (2:30) (i.e. 75 Hr./30 Days). For bid run construction purposes, all activities whose credit depends on a daily rate shall be valued using the FDR.

(R) "Flight Engineer" means an employee who is the occupant of the third seat on three-pilot turbo-jet crews, who is responsible while in flight or enroute for the safe and efficient mechanical, electrical and electronic functioning and the air-worthy condition of the aircraft, irrespective of the means of propulsion, and its components (including recognition and correction of their malfunctioning) and for manipulation of its engineering controls and all related ground and flight duties as assigned and who is properly qualified to serve as such and holds such valid and currently effective certificates as are required by applicable Federal regulations and a currently effective commercial license and instrument rating. In addition, Flight Engineer refers to an employee who has been awarded a bid to fill a domicile vacancy or a Reserve Officer with Flight Engineer qualifications.

(S) "Guarantee" means:

    For pilots who have completed one (1) year of service with the Company as a flight deck crew member:

    Effective:                          Bid Run Holder    Reserve Schedule Holder
    ----------                          --------------    Reserve Officer
                                                          ---------------
    September 1, 1998                   72 hours          ALV minus 3 hours,
                                                          not less than 72 hours


    September 1, 1999                   73 hours          ALV minus 3 hours,
                                                          not less than 73 hours


    September 1, 2000                   74 hours          ALV minus 3 hours,
                                                          not less than 74 hours


    September 1, 2001 and thereafter    75 hours          ALV minus 3 hours,
                                                          not less than 75 hours

    The guarantee for a pilot with less than one (1) year of service as a flight deck crew member shall be seventy-five hours (75:00).

(T) "International operations" means all duty, flying and deadheading not specifically defined as domestic operations.

(U) "Mile" means a statute mile of 5,280 feet.

Section 31(V)


(V) "Mock Bid" means a bid awarded in the pilot's current category in accordance with his/her seniority and used solely for the purposes of determining the pilot's job (bid/reserve) and operational indicator (domestic/international).

(W) "Monthly Flying Time" means the sum of total daily flying time in each category multiplied by the number of days in the calendar month and from the resulting figure shall be subtracted the total inoperative time of those flights that do not operate each day of the month. To this resulting figure will be added all time scheduled to be credited under the provisions of Section 11 of the current collective bargaining agreement (i.e. flight time credit under Section 11(B), flight pay assignment, vacation time, sick pay, training credit, deadhead credit, call out pay, equipment substitution protection credit, jury duty credit), charter and ferry flights.

(X)  "Narrowbody" means all models of the following equipment types:
     A319, A320, B737, MD8, DC9, B727 and any aircraft type with a maximum gross weight of 176,000 pounds or less.

(Y) "Offering A Trip" or "OFR" shall mean a mechanism for bid run pilots to offer trips into open time in accordance with Section 9. Until the offered trip is selected by another pilot or Crew
     Schedule, the offering pilot will remain responsible for the trip.

(Z) "Permanent Transfer" means any transfer or combination of transfers in excess of ninety (90) days in any one (1) period of assignment.

(AA) "Pilot" means Captain, First Officer, Flight Engineer, and Reserve Officer, as herein defined.

(BB) "Rescheduled" as used in Section 11 of this Agreement means a change in flight assignment after a pilot has reported for duty at his domicile, layover station, or crew change station.

(CC) "Reserve Officer" means a pilot with First Officer or Flight
     Engineer qualifications, who is assigned to serve as a First
     Officer or Flight Engineer, but who has not been awarded a bid to fill a domicile vacancy.

(DD) "Reserve Schedule" means a sequence of alternating periods of availability for flight duty, and periods free from duty at a pilot's domicile to which a pilot is assigned as the result of his/her bid on such pilot's domicile bid preference sheet.

(EE) "Scheduled for Duty Aloft" means the assignment of a pilot on the basis of the flight time established in the operations schedules, rather than the actual flight time.

(FF) "Small Widebody" means all models of the following equipment types: B757, B767, A321 and any aircraft type with a gross weight greater than 176,000 pounds but less than 500,000 pounds.

(GG) "Status" means a bid status and shall be considered to be in descending order as follows: Captain, First Officer, and Flight Engineer.

Section 31(HH)


(HH) "Target" means the amount of hours determined by dividing all monthly flying time for the bid period for each category by the number of bid run pilots available for the bid period by each category. All bid runs shall be constructed within a range of TGT of at least plus or minus (+/-) four hours (4:00) and no more than plus or minus (+/-) five hours (5:00), provided further that the minimum bid run shall be seventy-two hours (72:00) and the maximum bid run shall be eighty-five hours (85:00). This definition is subject to the Exception of Section 10(B)(7)(b).

(II) "Trip Add System" or "TAS" means a structured mechanism for pilots to add flights to their schedules in accordance with equalization and the provisions of Section 9.

(JJ) "Vacancy" means a requirement for a pilot in a category.

(KK) "Volunteer Fly List" means a list maintained by the Company of pilots who notify the Company that they are available to fly on days they are not otherwise scheduled to fly, in accordance with the applicable provisions of Section 9.

LETTER I
                        LETTER OF AGREEMENT

                              BETWEEN

                     TRANS WORLD AIRLINES, INC.

                                AND

                        THE AIR LINE PILOTS

                         IN THE SERVICE OF

                     TRANS WORLD AIRLINES, INC.

                         AS REPRESENTED BY

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., it successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TRANS WORLD AIRLINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

                             SECTION 1

It is mutually agreed and understood by and between the parties to this Letter of Agreement that the provisions hereof shall be applicable only to the Company's Civil Reserve Air Fleet Operation (CRAF). It is further agreed and understood that all Sections of the Basic TWA/ALPA Agreement, as hereinafter defined, except those Sections which are specifically modified or excepted by this Letter of Agreement shall be applicable to the Company's "CRAF Operation".

                             SECTION 2
                            DEFINITIONS

(A) The word "Agreement" when used in this Letter of Agreement means the Agreement between Trans World Airlines, Inc., and the Air Line Pilots in the service of Trans World Airlines, Inc., as represented by the Air Line Pilots Association, International, signed July 20, 1977.

(B) The term "CRAF Operation" for the purposes of this Letter of Agreement means all flight operations conducted in accordance with the agreement between Trans World Airlines, Inc., and the Department of Defense covering such operation but shall not include the Company's certificated service or commercial charter service or any other Government operation.

                             SECTION 3
                           COMPENSATION

Rates of compensation on the Company's "CRAF Operation" shall be those specified in the Agreement for pilots based on International Operations, provided that a pilot assigned to such operation shall receive, as a minimum guarantee, monthly compensation equal to his average earnings during the two calendar months preceding such month of assignment.

LETTER I, cont.


                             SECTION 4
                              EXPENSES

A pilot assigned to the Company's "CRAF Operation" shall receive trip and moving expenses in accordance with the Agreement.

                             SECTION 5
                       FILLING OF VACANCIES

(A) In anticipation of the emergency nature of the "CRAF Operation", the Company shall keep on file a currently effective CRAF standing Preference List. The Company shall advertise such Preference List by appropriate pilot bulletin at least once each year. A pilot may submit or withdraw a bid for assignment to the "CRAF Operation" at any time by sending a telegram/fax to the Staff Vice-President - Flying; or by maintaining his/her current preferences in the appropriate section of the electronic Standing Bid Form. When submitting such a bid a pilot shall specify whether he/she is bidding for a captain, first officer, or flight engineer vacancy. The Company will publish a copy of such Preference List each calendar year for posting at all domiciles, it being understood that such copies cannot always be completely current.

(B) In the event of implementation of the Company's "CRAF Operation" during the first sixty (60) days of such operation, vacancies shall be filled in the following order:

    (1) Assignment by status of pilots who have bids on file in accordance with (A) above as of midnight of the day preceding official announcement of the implementation of the Company's "CRAF Operation". To the extent the requirements of the operation will permit, such assignments shall be made in order of seniority.

    (2) In the event existing CRAF vacancies are not filled in accordance with (1) above, the Company may assign pilots, but bid status, in inverse order of seniority to the extent the requirements of the operation will permit.

    (3) In the event the Company is unable to fill CRAF vacancies with qualified pilots under (1) or (2) above, assignment will then be made from the standing Preference List in order of seniority to the extent the requirements of the operation will permit.

    (4) If CRAF vacancies still exist after application of (1), (2), and (3) above, pilots will then be assigned in inverse order of seniority to the extent the requirements of the operation will permit.

(C) Pilots assigned under (B) above will be considered as having been assigned to temporary duty for the purposes of Section 4 above.

(D) The Company may exclude from assignment of pilots under (B)(1) and
    (2) above any pilot who is not fully qualified for the operation.

(E) Not later than sixty (60) days after the implementation of the Company's "CRAF Operation" all CRAF assignments shall be open for bid in accordance with Section 19 of the Agreement. Following such initial sixty (60) day period, pilots shall be assigned to and displaced from the Company's "CRAF Operation" in accordance with

LETTER I, cont.


    the provisions of Section 19 of the Agreement to the extent the requirement of such operation will permit.

(F) The parties to this Agreement recognize that some of the pilots in the employ of TWA have obligations as reserves in the armed forces of the United States and any assignments made to the Company's "CRAF Operation" would be subject to such obligations.

                              SECTION 6
                         INSURANCE BENEFITS

A pilot assigned to the Company's "CRAF Operation" will be eligible for continued participation in the applicable Company's Employees' Insurance Program. In addition thereto a pilot so assigned shall be entitled to insurance protection as set forth on page 10.72.06 of the Company's Management Policy and Procedure Manual, paragraph 1, dated October 21, 1965.

                             SECTION 7
                        RETIREMENT BENEFITS

A pilot assigned to the Company's "CRAF Operation" will be eligible for continued participation in the Retirement Plan for Employees of TWA and the Pilots or Flight Engineers Trust Annuity Plan. Contributions to the subject plans shall be based on the earnings of a pilot while assigned to the Company's "CRAF Operation".

                             SECTION 8
                    SICKNESS AND INJURY BENEFITS

A pilot assigned to the Company's "CRAF Operation" shall be covered by
Section 15 of the Agreement.

                             SECTION 9
                        BENEFIT ASSIGNMENTS

A pilot assigned to the Company's "CRAF Operation" shall be covered by
Section 27 of the Agreement. The Company shall call to the attention of a pilot assigned to the "CRAF Operation" the options set forth in paragraph (B) of Section 27 of the Agreement and afford such pilot the opportunity to select one of such options. An appropriate form will be made available for this purpose.

                             SECTION 10
                              GENERAL

The Company shall provide each pilot in its employ with a copy of this Letter of Agreement.

LETTER I, cont.

                             SECTION 11
                              DURATION

THIS LETTER OF AGREEMENT shall become effective on December 1, 1966, and shall remain in full force and effect concurrently with the Agreement signed September 1, 1994.

IN WITNESS WHEREOF, the parties hereto have signed this Letter of Agreement this 1st day of September 1994.

FOR TRANS WORLD AIRLINES, INC.

----------------------------------
/s/ Mr. Martin J. Farber
   Director, TWA Labor Relations


FOR THE ASSOCIATION

----------------------------------
/s/ Keith A. Bounds
   Chairman, TWA MEC Negotiating Committee


FOR THE AIR LINE PILOTS IN THE SERVICE
OF TRANS WORLD AIRLINES, INC.

----------------------------------
/s/ J. Randolph Babbitt, President

LETTER II
                        LETTER OF AGREEMENT

                              BETWEEN

                     TRANS WORLD AIRLINES, INC.

                                AND

                        THE AIR LINE PILOTS

                         IN THE SERVICE OF

                     TRANS WORLD AIRLINES, INC.

                         AS REPRESENTED BY

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., it successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TRANS WORLD AIRLINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

The Air Line Pilots Association, International and Trans World Airlines, Inc., in the interest of national defense, hereby agree:

1. That the pilots in the service of Trans World Airlines, Inc., will continue to perform all duties which are necessary to enable the Company to operate military flight on which Trans World Airlines carries exclusively military traffic for the United States Government, even though such pilots withdraw from commercial airline service because of unresolved labor disputes of any type, including disputes arising out of negotiations for a new contract.

2. That pay and other benefits for such pilots who perform duties in connection with such military flights, pursuant to paragraph 1 hereof, will:

   (a) for any period prior to the opening date of the contract between the parties be governed by the then existing contract unless modified by agreement of the parties and,

   (b) after the opening date of the contract be governed by either the contract that existed during the said labor dispute or the contract negotiated, if any, as a settlement of such dispute, whichever is more beneficial to such pilots.

3. That this is consistent with the long-standing policy and performance of the Air Line Pilots Association, International.

4. In the event any such pilot is assigned to perform duties in connection with such military flights, pursuant to the terms of paragraph 1 hereof, the Vice President of Industrial Relations or his designee shall supply to the Association a written certification that such duties are necessary to enable the Company to operate such military flights.

LETTER II, cont.


5. This Agreement shall be effective March 2, 1968 and shall continue in full force concurrent with the basic Working Agreement signed July 20, 1977.

6. This Agreement shall not apply to any military flights the Company may operate for any other carrier. Further, this Agreement shall not apply to military flights the Company may contract for during the term of a strike other than those military flights contracted for as a result of a contract renewal or a new contract signed subsequent to the expiration of a contract.

Signed this 20th day of July 1977.


FOR TRANS WORLD AIRLINES, INC.


/s/ D. J. Crombie
      Vice President, Industrial Relations


WITNESS:


/s/ Darrell K. Merrill


FOR THE AIR LINE PILOTS IN THE
SERVICE OF TRANS WORLD AIRLINES, INC.

/s/ J. J. O'Donnell, President


WITNESS:

/s/ Wayne L. Haggard
/s/ R. F. Roberts
/s/ Gerald J. Riani
/s/ Albert J. Mundo
/s/ Thomas J. Kennedy
/s/ John P. Donlan, Jr.

LETTER III



                                                     December 10, 1964




Mr. Wayne L. Haggard
3100 Crest Drive
Manhattan Beach, California

Dear Mr. Haggard:

This will confirm our understanding in connection with the disability retirement minimum set forth in the TWA-ALPA Agreement signed January 8, 1965.

In the event the Federal Aviation Agency or its successor agency establishes higher physical standards for a pilot to be certified in the operation of future types of Company aircraft, failure to meet such new qualifications shall not entitle a pilot to disability benefits as provided in the aforementioned Agreement.

If the above accurately reflects our understanding, please obtain the signature of Mr. Ruby as indicated below and return to this office.


Sincerely,




/s/ Kenneth L. Meinen


/s/ Wayne L. Haggard

LETTER IV


                                                September 25, 1975



Mr. John P. Donlan
Master Executive Chairman
Air Line Pilots Association
Pan Am Building
200 Park Avenue
New York, New York 10017

Dear Mr. Donlan:

This is to confirm our understanding concerning the application of the provisions of Section 25 of the recently concluded agreement between Trans World Airlines, Inc., and the Air Line Pilots Association.

As used in Paragraph (A) of that Section, the term "Management" is deemed limited to the following:

1. Pilots on the corporate staff.

2. General Managers - Flying.

3. One Manager - Pilots - who acts as Assistant General Manager -
   Flying in each domicile.

4. Staff Vice President - Flight Operations Training.

5. Pilot management reporting directly to the Staff Vice President - Flight Operations Training.


            Very truly yours,


           ---------------------------------
           /s/ D. J. Crombie, Vice President
           TWA Industrial Relations

LETTER V


                        LETTER OF AGREEMENT

                              BETWEEN

                     TRANS WORLD AIRLINES, INC.

                                AND

                        THE AIR LINE PILOTS

                         IN THE SERVICE OF

                     TRANS WORLD AIRLINES, INC.

                         AS REPRESENTED BY

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., it successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TRANS WORLD AIRLINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

WHEREAS, the Company wishes to install in its aircraft the Airborne Integrated Data System (AIDS) an may, at future times, desire to install other improved systems for the recording and collection of in-flight data; and

WHEREAS, the parties are in agreement that the improved recording and collection of data through the constant in-flight monitoring of equipment will contribute to safety by the early identification of equipment problems, and also constitute a valuable tool for accident investigation, and should be supported by all, with appropriate safeguards against improper use,

NOW, THEREFORE, it is agreed between the parties that the use of AIDS and other equipment for the recording and collection of in-flight data by the Company will be in accordance with the following:

  1. The pilots in the service of the Company accept the AIDS system and their duties attendant thereto.

  2. AIDS and other similar equipment may be used without limitation to obtain mechanical information.

  3. Such equipment may likewise be used to monitor operational trends, to evaluate the effectiveness of training, to identify possible needs for procedural changes and to assist in accident investigation. Data obtained through AIDS systems which is used to determine operational trends will not identify specific crew members associated therewith.

  4. Information obtained through the use of AIDS and other equipment for the recording and collection of in-flight data will not be used as a basis for disciplinary action nor will data be introduced by the Company in any grievance

LETTER V, cont.


     proceedings or System Board of Adjustment proceedings unless the Association introduces AIDS data.

  5. Data obtained through these systems will not be disclosed to third parties. However, such data will be made available to the pilot upon his request or to authorized Government agencies for accident and incident investigation purposes only and only after demand by such agencies.

  6. In order to prevent the use of data for purposes injurious to the Company or its employees, raw data shall not be retained for periods longer than required by Federal Agencies, except that bulk raw data necessary for maintenance and operational purposes may be retained for periods up to ninety days.

  7. Upon request by properly authorized Association representatives the Company will make available to such representatives AIDS information relating to accidents and incidents.

  8. This Agreement shall apply to the Airborne Integrated Data Systems
     (AIDS) and to any other system for the recording and collection of in-flight data which the Company may install in the future. Prior to the installation of such other systems or the implementation of further developments or refinements of the systems referred to in the previous paragraphs of this Letter of Agreement, the Company will, with adequate advance notice, confer with the Association as to the Company's plans and intentions respecting the matter and take into consideration in formulating its future course of action the points of view put forth by the association.

IN WITNESS WHEREOF, the parties hereto have signed this Letter of Agreement this 20th day of July 1977.


                     FOR TRANS WORLD AIRLINES, INC.


                     /s/ J. C. Hilly


WITNESS:

/s/ Bruce Sollow
/s/ Phil Poyner
/s/ E. F. O'Reilly



                     FOR THE AIR LINE PILOTS ASSOCIATION,
                     INTERNATIONAL

                     /s/ J. J. O'Donnell

WITNESS:

/s/ Wayne L. Haggard
/s/ H. Neville Fryling
/s/ Robert Murphy

LETTER VI


                                              November 1, 1989




William F. Compton, Chairman
TWA MEC Negotiating Committee
Air Line Pilots Association
1801 Park 270 Drive
Suite 260, Building II
St. Louis, Missouri 63146-4011

Dear Mr. Compton:

This is to confirm that Trans World Airlines, Inc., and the Air Line Pilots Association have agreed to the establishment of international satellite domiciles for narrowbody and widebody aircraft (hereinafter referred to as international satellites) in accordance with the provision listed below:

1. The purpose of this agreement is to allow TWA to operate flights between international cities in the most efficient and economical manner possible. In addition to the foregoing:

   A. The Company may operate flights between international satellites in the Caribbean and the United States.

   B. The Company may operate international satellite flights between an international city and a domestic city which involved an oceanic crossing provided there are no more than four (4) round trips per week.

2. TWA may establish international satellites located in any international city served by TWA, currently or at any time in the future.

3. Lines shall consist of international satellite flights only and shall be published separately in the domicile bid package. The
   Company shall determine the domicile(s) to be assigned international satellite flying. Lines of time shall be assigned to more than one domicile whenever:

   A. There is a total of twelve (12) or more international satellite lines for an equipment type and;

   B. There is more than one international satellite city from which such equipment type is flown and;

   C.   Such equipment type is flown by more than one domicile.


   A satellite city shall be associated with only one domicile. The Company will not be required to split lines if the result would be less than four (4) lines being associated with a domicile.

   Examples:

   A.   Total 727 International satellite lines = 15
        Satellites = CDG (3 lines) - FRA (9 lines)
        CDG assigned to STL and FRA assigned to JFK

LETTER VI, cont.


   B.   Total 727 International satellite lines = 15
        Satellites = CDG (3 lines) - FRA (12 lines)
        No Split, all lines assigned to JFK or STL

   C.   Total 727 International satellite lines = 15 Satellites =
        CDG (3 lines) - ATH (3 lines) - FRA (9 lines)CDG and ATH assigned to STL and FRA assigned to JFK

   The monthly ALV may vary between 65 and 85 hours for each equipment type utilized on the international satellite operations and such ALV may be determined separately and independently of the domestic operation and the remainder of the international operation. Individual lines may be constructed in excess of this ALV in order to provide efficient sequencing if agreed to by the parties.

4. Pilots must be qualified and available for a full month (i.e. no vacation, training other than recurrent, or other lost time) in order to be awarded a satellite line of time.

5. After international satellite lines have been awarded, pilots shall be scheduled for any necessary training. Any illegality or over the end of the month conflict shall be handled in the following manner:

   A. The pilot shall be permitted two days from the notification of the bid in order to trade himself/herself legal or correct any conflict.

   B. If the pilot is unable to correct the illegality or conflict via mutual trade, the Company may correct the illegality or conflict by removing flight activity in the old month and balance accordingly.

6. Pilots may be involuntarily assigned to international satellite lines of time in the event of insufficient bidders. In the event satellite line(s) are not bid, involuntary assignment to such line(s) shall come from the domicile having the insufficient bidder(s). Pilots at all domiciles qualified and currently holding a bid on the equipment utilized on the satellite operation shall be afforded the opportunity to submit a standing bid for temporary assignment to the satellite. Such bid preferences shall be honoredin order of seniority, prior to the involuntary assignment as a result of insufficient bids at the domicile. Such assignment will not generate temporary assignment expenses under Section 7
   (B)(2).

7. Notwithstanding the provisions of Section 12 (A), reserve staffing shall not be established for this operation. However, should the Company decide to establish reserve protection for this operation, pilots shall be afforded an opportunity to bid such reserve lines in accordance with seniority.

8. Pilots flying the international satellite operation shall be entitled to international rates of pay exclusive of navigation pay. Notwithstanding the foregoing, navigation pay in accordance with Section 4 (D)(6) shall apply to flight segments which require the use of specialized navigation equipment (e.g. INS or Omega) during oceanic operations.

9. First Officers will not be required to possess an equipment rating for this operation as required in Section 31 for international

LETTER VI, cont.


    operations except that Section 31 requirements for a rated first officer shall apply to flights involving an oceanic crossing.

10. Pilots will be provided one positive Class B round trip pass from his/her domicile to the international satellite for purposes of reporting to and returning from his/her assignment. Any pilot who is required to report to his permanent domicile during such period of assignment to an international satellite will be provided positive Class B round trip transportation from the satellite to the permanent domicile.

11. With the exception of the Cairo satellite, hourly expenses as provided in the Agreement will commence at the departure of the pilot's positioning TWA flight to the international satellite provided that flight is scheduled to arrive no sooner than the day before the departure of his/her first scheduled flight. In the event there is no TWA flight scheduled to arrive the day before the pilot's first flight assignment, expenses will commence at the departure of the last TWA flight which will position the pilot in the satellite at least one day prior to his/her first satellite flight. Expenses shall continue until the arrival of the pilot's return TWA flight to his/her domicile, provided such pilot leaves the satellite city within 24 hours of his/her last flight. In Cairo, expenses shall commence 48 hours prior to the pilot's first satellite flight. Expenses shall continue until the arrival of the pilot's return TWA flight to his/her domicile, provided such pilot leaves the satellite city within 24 hours of his/her last flight assignment unless there is no TWA flight departing within the 24-hour period, in which case expenses will continue until the arrival of the first TWA flight departing the satellite. Should the pilot choose to position himself/herself earlier or return to his/her domicile later, the pilot shall be considered to be on his/her own expense. A pilot who so chooses shall have his/her expenses begin 24 hours before his/her first scheduled assignment and end 24 hours after his/her last scheduled assignment. No additional trip expenses shall be paid while flying. A pilot may remain at the satellite on expenses after completing his/her monthly flight assignments only if he/she already holds an international satellite line of time for the next month.

12. Company paid hotel rooms and transportation in accordance with
    Section 7 (B)(1) shall be provided for each pilot at the satellite city in addition to normal layover hotel rooms as required by flight assignments.

13. Trip and duty hours shall commence and end at the report and release of each pairing at the international satellite except as provided in Paragraph 23 of this letter.

14. On duty limits and minimum rest shall be in accordance with domestic rules, except that flights which include an oceanic crossing shall have on duty and minimum rest calculated in accordance with international rules. International FAR's shall apply to all international satellite operations. The domestic contractual rules of 30 in 7, 8 in 24, at domicile shall not apply to international satellite operations. Diurnals shall be based on local time of the international satellite. A pilot positioning across the Atlantic will not be required to act as an operating crew member thereafter without an intervening rest period of 13:30 scheduled, 11:30 actual; however, in the event the positioning

LETTER VI, cont.


    flight operates late, a pilot may at his/her discretion waive an additional two (2) hours of rest.

15. Any trips open due to illegalities or other reasons shall be protected by the pilots who hold international satellite lines of time.

16. Pilots on domestic lines of time shall not be involuntarily balanced on international satellite flights. However, pilots on domestic lines of time may request balance or use Section 9 processes to acquire international satellite flights, qualifications permitting. Pilots on international satellite lines of time may not use Section 9 processes to acquire domestic flights but may be balanced on domestic flights if no international satellite flights are available. (Such balancing shall not result in the proration of the international satellite pilot's guarantee.) In all other instances, all pilot guarantees will be prorated based on services performed.

17. Normal balancing rules shall apply (i.e., under current monthly guarantee) when balancing a pilot on any international satellite flight. However, an international satellite pilot shall not be involuntarily balanced on a domestic flight between his/her international satellite assigned flights unless his/her projection is more than 12 hours below his/her guarantee.

18. BLIP's or required balance will be awarded three (3) days in advance of the operating flight departure for pilots domiciled at JFK and four (4) days in advance of the operating flight departure for pilots based at other domiciles.

19. All flying shall be paid at the rate of the operation actually flown.

20. Except as provided herein, pilots engaged in the international satellite operation will be afforded the same treatment as all other pilots assigned to the international operation.

21. The system schedule chairman shall provide normal scheduling input as to the sequencing of flights. Additionally, pilots on the international satellite operation shall be allowed to mutually trade flights provided such trades cause no disruption of the operation.

22. In recognition of these new concepts and the possible need for modifications based on operating experience, the Staff Vice-President of Flying may make temporary changes in the international satellite operation when such changes are necessary to continue the efficient operation of flights. In such event, the Staff Vice-President of Flying shall, without delay, consult the Negotiating Committee for the purpose of resolving a mutually approved policy to cover the problems which required the temporary changes.

23. Bid line pilots drafted (not involuntarily assigned pursuant to Paragraph 6 above) to cover international satellite flights shall be provide deadhead transportation between the domicile and the international satellite and shall have expenses, trip credit and duty credit as provided in Section 11 of the working agreement based on domicile report and release times. Further, for purposes of this provision only, the provisions of Section 11 (B)(2)(d)

LETTER VI, cont.


    shall be applicable to duty periods which consist solely of deadhead. Application of this paragraphshall not trigger the rated First Officer requirement contained in Paragraph 9 of this letter.


                          Very truly yours,




                          /s/ J. W. Hoar




AGREED AND ACCEPTED





-----------------------------
/s/ William F. Compton

LETTER VII


                                                September 14, 1993




Mr. William F. Compton, Chairman
TWA Master Executive Council
Air Line Pilots Association
3221 McKelvey Road, Suite 200
Bridgeton, Missouri 63044-2551

Dear Bill:

This letter shall confirm our mutual understanding regarding the procedures which shall govern interaction between the Professional Standards Committee of the TWA MEC and TWA. Both the Association and the Company recognize and acknowledge their mutual and separate responsibilities to promote and insure the highest standards of professionalism and safety among TWA pilots. Further, it is the mutual goal of the parties that TWA pilots be treated fairly and equitably.

The MEC Professional Standards Committee has indicated that its goals are to facilitate resolution of disputes relating to:

1. Conflicts between pilots which affect their professional interactions.

2. Conflict between a pilot and a member of another employee group.

3. Conduct of a pilot that reflects unfavorably upon the profession.

The Company acknowledges that in order to be effective, the proceedings of the MEC Professional Standards Committee must be and remain completely confidential.

Should a professional standards problem come to the attention of the Company, it may at its sole discretion, refer such dispute to the MEC Professional Standards Committee. Whenever the Company elects to refer a dispute to the MEC Professional Standards Committee, the Committee shall normally have a period of 30 days, or such other period as may be designated by the Company, during which to attempt to resolve the problem. During such 30-day (or other) period, the Company agrees to hold in abeyance any action it may have commenced or contemplate taking unless further information becomes known which would alter the facts as understood by the Company at the time it made its referral. At or before the end of the 30-day (or other) period the MEC Professional Standards Committee shall make a verbal report to appropriate TWA management either that "the problem is resolved" or that the "MEC Professional Standards Committee is unable to be of any further assistance."

In the event that successful resolution of a problem is not attained by the Committee within the aforementioned 30-day (or other) period, the Company is then free to take whatever action it deems appropriate and necessary, which is not inconsistent with the terms of the TWA/ALPA Working Agreement, to resolve the problem. In cases where the Company would elect to commence or continue disciplinary proceedings, the delay caused by the 30-day (or other) period will not be raised by the Association as a defense nor will the Company assert any failure of the MEC Professional Standards Committee to arrive at a successful resolution as supporting its position. The company further agrees that no MEC Professional Standards Committee member will be asked or required

LETTER VII, cont.


by the Company to bear witness in any disciplinary case that has been previously referred to the Committee by the Company.

The Company shall, in connection with any case referred by it and if so requested by the MEC Professional Standards Committee, encourage any employee involved in a dispute to work with the Committee to attempt to attain an amicable and equitable resolution to the problem.

The existence of this letter and the procedures delineated above shall in no way alter or diminish the Company's authority to insure proficiency and air safety nor shall they abridge or infringe on a pilot's rights under the TWA/ALPA Working Agreement.


                     Very truly yours,
                     /s/
                     Larry M. Hecker
                     Senior Vice President
                     Flight Operations

AGREED AND ACCEPTED:

/s/
--------------------------
William F. Compton

LETTER VIII


                        LETTER OF AGREEMENT

                              BETWEEN

                     TRANS WORLD AIRLINES, INC.

                                AND

                        THE AIR LINE PILOTS

                         IN THE SERVICE OF

                     TRANS WORLD AIRLINES, INC.

                         AS REPRESENTED BY

                  THE AIR LINE PILOTS ASSOCIATION

This Letter of Agreement is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between Trans World Airlines, Inc. (hereinafter referred to as the "Company"), and the Air Line Pilots in the service of Trans World Airlines, Inc., as represented by the Air Line Pilots Association, International (hereinafter referred to as the "Association").

                        W I T N E S S E T H:
                        --------------------
WHEREAS, the Company and the Pilots desire to supplement their Pilots' Employment Agreement, signed February 12 1957.

NOW THEREFORE, it is mutually agreed and understood by and between the parties to this Letter of Agreement that:

   The Company shall assume all liabilities against pilot personnel resulting from alleged negligence in the manipulation or operation of TWA aircraft by such pilot personnel. This shall not apply to any losses, penalties or forfeitures resulting from action of a government agency; nor shall it apply to any disciplinary action that may be taken by the Company.

This Letter of Agreement shall be effective as of date of signing and shall run concurrently with the Basic Pilots' Agreement signed February 12, 1957.

IN WITNESS WHEREOF, the parties have signed this Letter of Agreement this 15th day of April, 1957.

   WITNESS:            For TRANS WORLD AIRLINES, INC.



   WITNESS:            For THE AIR LINE PILOTS IN THE
                       SERVICE OF TRANS WORLD AIRLINES,
                                      INC.

Letter IX
                        LETTER OF AGREEMENT

                              BETWEEN

                     TRANS WORLD AIRLINES, INC.

                                AND

                        THE AIR LINE PILOTS

                         IN THE SERVICE OF

                     TRANS WORLD AIRLINES, INC.

                         AS REPRESENTED BY

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., it successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TRANS WORLD AIRLINES, INC. as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

WHEREAS, the parties are currently in discussions to develop effective cost savings through changes in the Collective Bargaining Agreement;

NOW, THEREFORE, the parties have agreed to certain provisions to safeguard pilot training records as follows:

1. In the event the Company ceases regularly scheduled air line operations, it will use its reasonable best efforts to provide each pilot a copy of his/her current training records file as maintained by the Company pursuant to regulations of the Federal Aviation Administration, and any other applicable laws or regulations, within five (5) business days after written request and authorization submitted by the pilot. Further, the Company shall provide a copy of a pilot's training file to any third party or parties within five (5) business days after written request and authorization submitted by the pilot. In the event of a Chapter 7 or 11 filing under the United States Bankruptcy Code, the Company will at all times use its best efforts to cause these obligations to be performed.

2. This Agreement shall become effective upon execution.


FOR TRANS WORLD AIRLINES, INC.

/s/ Rex A. Pitts, Staff Vice President
TWA Flight Operations

FOR THE ASSOCIATION:

/s/ Keith A. Bounds, Chairman
MEC Negotiating Committee

Dated August 29, 1994

LETTER X

                                                 August 28, 1994




Captain Rex A. Pitts
Staff Vice President - Flying
Trans World Airlines, Inc.
JFK International Airport
Flight Operations, Building 95
Jamaica, New York 11430

Dear Captain Pitts:

This letter shall confirm our agreement that the Company shall no longer be obligated to provide crew meals on flights of less than 2:00 hours scheduled flight time onto which it is not boarding passenger or cabin attendant crew meals.

The parties agree that the dollar value of the cost savings associated with this change shall be $ 131,000.00.

This Agreement is subject to the negotiation of a new cost saving
Collective Bargaining Agreement (CBA) to replace the current CBA, and is subject to TWA MEC and membership ratification.

                  Yours truly,
                  /s/
                  Keith A. Bounds, Chairman
                  TWA MEC Negotiating Committee

KAB:dj


FOR TRANS WORLD AIRLINES, INC.

/s/
-------------------------------------------
R. A. Pitts, Staff Vice President - Flying

LETTER XI


                                                  August 15, 1994



Mr. Martin J. Farber
Director - Labor Relations
Trans World Airlines, Inc.
Building 60, Terminal 4A
JFK International Airport
Jamaica, New York 11430

Dear Marty:

This shall confirm our agreement that the Company shall reimburse a pilot for any FAA/TWA required medical expense he/she may incur which is denied by Aetna because it was not "medically necessary".

This agreement shall apply to both the situation where specific medical testing is required by TWA and/or any tests required by the FAA requisite to the issuance of the Airman's Medical.

This shall not apply to the cost of those regular six (6) month annual FAA physical examinations which are necessary and required by law to maintain a pilot's license(s).

If the above correctly sets forth our agreement, please sign in the space indicated below.

                  Sincerely,

                  /s/

                  Michael W. Stelzer, Chairman
                  TWA MEC Grievance Committee

/s/
-------------------------------
Martin J. Farber
For the Company

Dated August 31, 1994

LETTER XII

                  PARTICIPATIVE MANAGEMENT
                  ------------------------

POLICY STATEMENT

The Company is committed to a radical redesign of its processes, organization, and culture to deliver the optimal product to the traveling public. The Company believes that employee participation in its long range and strategic planning and day-to-day operational decision making is the foundation of its re-engineering efforts. The free flow of information in an open decision-making process with participation by all parties is the cornerstone of Management's commitment.

The Company is committed to a re-engineering of the management structure so as to eliminate unnecessary levels of management focusing decision making authority for all purposes at that level of the organization where the necessary knowledge resides and where implementation takes place. To the extent required, the Company will amend its Management Policies and Procedures Manual to reflect this structure.

A. MANAGEMENT/LABOR ADVISORY TASK FORCE
   ------------------------------------

The Company believes that the recently created Management/Labor Advisory Task Force ("Task Force") should become a permanent part of the corporate structure. Participation on the Task Force by the most senior officials of both the Company and its three largest unions highlights the joint commitment to the re-engineering effort and creates a decision making forum for action.

The Task Force will meet at least once a month and will have the authority to create similar committees throughout the Company. These other committees may be department specific, issue specific, or cross departmental and/or operational lines. All such committees would ultimately report to the Task Force.

The Task Force will continuously monitor all aspects of the Company including its structure, policies, procedures, long and short term business and financial plans, communications strategies, and any and all other matters involving the Company. The Company will institute procedures to ensure that the recommendations of the Task Force and the committees are promptly acted upon.

The Company will pay the flight pay loss and expenses of the ALPA representatives on the Task Force and all such committees and will provide the necessary and appropriate insurance coverage for the performance of the duties of each ALPA representative.

The Task Force Committee structure will become a part of the Company's Management Policies and Procedures Manual.

B. FILLING OF POSITIONS IN FLIGHT OPERATIONS
   -----------------------------------------

The Company will amend its Management Policies and Procedures Manual, to the extent required, to provide for the timely posting on flight crew bulletin boards and FIP pages of all open management positions up to and including the director level within the flight operations department, including the position of General Manager - Flying (GMF). When such postings are made, the Company will also inform ALPA and will solicit comments and recommendations from ALPA on candidates for the open position(s).

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

LETTER XII, cont.


C. PRODUCTIVITY TASK FORCE
   -----------------------

The Company will amend its Management Policies and Procedures Manual to provide for the continuation of the Productivity Task Force as in place on the date of this Agreement. The Productivity Task Force will have broad authority to request information and investigate waste and inefficiencies. Recommendations of the Productivity Task Force will be promptly reviewed and acted upon by the Company.

D. ACCESS TO INFORMATION
   ---------------------

The Company will provide to the Chairman of the TWA Master Executive Council or his representative, a monthly report setting forth information on the Company. The Company will provide to ALPA's representatives on the Task Force and its related committees and on the Productivity Task Force such information as may be required to carry out their work. To the extent that the nature of such information so requires, the individual ALPA representatives may be required to sign a confidentiality agreement.

E. RESOLVING LINES OF AUTHORITY
   ----------------------------

In the event that there is an overlap or a conflict among two or more management personnel of the Company regarding actions to be taken to address issues raised by members of the Task Force Committees, the Chief Executive Officer or the responsible Senior Vice President of the department(s) will promptly identify in writing to all parties involved the appropriate line of authority to resolve the overlap or conflict.

F. PARTICIPATIVE MANAGEMENT EDUCATION
   ----------------------------------

The Company will provide training, including seminars or other educational opportunities, for the Company's management relating to employee participation. All of the Company's management personnel will be required to attend such training within twelve months. ALPA will require ALPA representatives serving on the Task Force Committees or Productivity Task Force to attend such training on a similar basis. These seminars will be consistent with the Policy Statement and will be reasonably acceptable to ALPA and the Company. ALPA and the Company will pay the respective cost of attendance for their representatives.

G. MANAGEMENT CONSULTANT
   ---------------------

By March 31, 1995, the Company will retain a management consulting firm to fully review and analyze the Company's management structure. The members of the Task Force will be entitled to meet regularly with this firm following its retention and to review it results prior to implementation.

H. IMPROVING COMMUNICATION
   -----------------------

The Company will make a good faith effort to improve communication within management and between management and the employees. ALPA and the Company agree to meet and to set goals achieving such improvement, including staff meetings, road shows, newsletters, surveys and financial updates. ALPA will make its expertise and resources reasonably available to assist the Company in improving its communication with employees represented by ALPA.

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

LETTER XII, cont.


I. EMPLOYEE INCENTIVE PROGRAMS
   ---------------------------

The Company, through the Task Force, agrees to implement incentive programs which reward employees for suggestions or job performance which increase the efficiency and productivity of the Company.

J. ENFORCEMENT
   -----------

The Company's Management Policies and Procedures Manual will be amended to prohibit taking any disciplinary or discriminatory action against any employee because of such employee's participation on any Task Force, committee or the Productivity Task Force or because of such employee's suggestions regarding or criticism of the Company's management.

K. NOT EXCLUSIVE
   -------------

Sections A - J are not the exclusive means for implementing the Policy Statement and ALPA and the Company will continue to examine and discuss other suggestion and concepts consistent with the Policy Statement.

SO AGREED
FOR
TRANS WORLD AIRLINES, INC.:      FOR THE ASSOCIATION:


/s/                              /s/
--------------------------       -----------------------------
Edward Paquette                  William F. Compton

Dated: 8/28/94                   Dated: 8/28/94
       -------                          -------

LETTER XIII

                        LETTER OF AGREEMENT

                              between

                     TRANS WORLD AIRLINES, INC.

                                and

                        THE AIR LINE PILOTS

                         in the service of

                     TRANS WORLD AIRLINES, INC.

                         as represented by

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL


THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., its successors or assigns ("the Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL ("the Association" or "ALPA").

WHEREAS, the Company and the Association agree as follows:

1. The attached Letter XXVII shall be published with the New Basic Agreement but shall not be construed to create new obligations except with regard to the amendments to paragraph A.3 and C.1 set forth below. Further, nothing herein shall be construed to prejudice any entity or person's claims or defenses relating to Letter XXVII.

2. Section A, paragraph 3 of Letter XXVII is hereby amended to provide that the aggregate annual amount of the Company?s obligation in connection with the payment of legal and financial advisor expenses associated with the administration of the TWA-ALPA ESOP Trust and any such expenses associated with the ESIP will be limited to an amount not to exceed sixty thousand dollars ($60,000) in 1999 and 2000 and limited to an amount not to exceed thirty thousand dollars ($30,000) in calendar years 2001 and 2002. The parties further agree that TWA will not be responsible for any legal and financial advisor expenses rendered to ALPA in connection with any corporate restructuring, corporate business plan or other corporate matters, except as may be mutually agreed in writing after July 11, 1998. The parties agree that any amendments to the ESOP or ESIP or any other Agreements to effectuate the purposes of this paragraph 2 will be agreed to and executed by the Association.

3. The by-law amendments required pursuant to Section C of Letter
   XXVII have been effectuated and may not be amended prior to September 1, 2000. The Company will present to its Board of
   Directors a resolution authorizing the extension of the date prior to which the by-law amendments referenced in the preceding sentence may not be amended to September 1, 2002.

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

LETTER XIII, cont.


4. ALPA shall immediately be apprised of and receive a copy of any changes in the corporate governance rights and protections provided by the Company to the IAM.

5. ALPA shall be provided thirty (30) business days to review the changes to IAM's corporate governance rights and protections. If ALPA determines, in its sole discretion, that (a) IAM has received improvements to its corporate governance rights and protections that ALPA does not then enjoy or (b) that any changes to IAM's rights negatively impact ALPA's absolute or relative corporate governance rights and obligations, as set forth in Letter of Agreement XXVII as amended hereby, the parties shall immediately confer and implement any necessary amendments to this Letter of Agreement to ensure that: (a) ALPA receives improvements at least as favorable as those provided to the IAM and/or; (b) ALPA's absolute or relative corporate governance rights and protections are restored to a position at least as favorable as those set forth herein.

6. The Company agrees to secure and make any necessary changes to the Company's by-laws or other governing documents, as necessary and appropriate to effectuate the intent of 4 and 5 above.



SO AGREED.

For the Company:                      For the Association:

/s/                                   /s/
----------------------------------    ----------------------------------
Terry Hayes, Director                 Douglas J. Gabel, Chairman
Labor Relations                       TWA MEC Negotiating Committee


/s/                                   /s/
----------------------------------    ----------------------------------
James F. Martin,                      J. A. Chronic, Chairman
Sr. Vice President Human Resources         TWA MEC

Dated:     July 8, 1998

                                      /s/
                                      ----------------------------------
                                      J. Randolph Babbitt,
                                      President

                                      Dated:    July 8, 1998

OLD LETTER XXVII
                                                           EXHIBIT 1

A. NEW ALPA SECURITIES
   -------------------

   1. The Company will authorize and issue common and/or preferred stock of the Company (the "New ALPA Securities") to a trust established for the benefit of the employees of the Company represented by ALPA (the "Trust"). The value of the New ALPA Securities relative to the other equity securities of the Company issued as part of the Restructuring shall be determined through negotiations with ALPA based upon the relative value of concessions made by creditors in connection with the Restructuring, and by ALPA in the New ALPA CBA; provided, however, that, following the Restructuring, the total Company equity securities issued to employees will represent not less than twenty-five percent (25%) of the value and voting rights of the outstanding equity securities of the Company on a fully diluted basis; provided further that the New ALPA Securities will represent not less than 23.05962 percent of the value and voting rights of the equity securities of the Company issued to employees in connection with the Restructuring; and provided further that after the Restructuring, on a fully diluted basis, the total of common stock and any preferred stock with ordinary voting rights equivalent to or greater than the common stock (collectively, "Common Securities") issued to employees (including all common stock issued to employees in the Company's Chapter 11 case in 1993 which are not canceled or replaced in the Restructuring) will represent not less than thirty percent (30%) of the total Common Securities of the Company on a fully diluted basis.

   2. All terms of the New ALPA Securities, including but not limited to the election of Directors for the Board of Directors, voting rights, redemption provisions, liquidation preferences, dilution protection, covenants, dividend rates, dividend rights and/or conversion provisions shall be reasonably acceptable to ALPA. In the event the New ALPA Securities include preferred stock or a combination of preferred and common stock, this allocation shall be consistent among all of the Company's labor groups and reasonably acceptable to ALPA.

   3. The terms of the Trust shall be determined in the discretion of ALPA (subject to the Company's agreement as to provisions affecting the Company as to its costs and liabilities). The trustees of the Trust shall have investment discretion with respect to the New ALPA Securities and shall have the right to vote any New ALPA Securities as determined by the terms of the Trust. The Trust may be a qualified or non-qualified plan as ALPA may determine in its sole discretion. Reasonable costs, subject to such restrictions as agreed to between the Company and ALPA, of organizing and administering the Trust, as provided in the Trust, will be paid by the Company, including but not limited to fiduciary liability insurance, legal costs and taxes. The principal, interest, dividends and proceeds from the sale, repurchase, retirement or redemption of securities received by the Trust shall be allocated and distributed to the beneficiaries as determined by ALPA.

B. ALPA BOARD OF DIRECTOR REPRESENTATION
   -------------------------------------

   1. The New ALPA Securities will include a separate class of stock or one of a series of separate classes of stock (the "Labor Stock") issued to the ALPA, IAM and IFFA (the "Unions"). The Labor Stock, which at the election of each of ALPA, IAM and IFFA may be either privately or publicly held, will be entitled to elect, in the aggregate, no fewer than the greater of (i) four members of TWA's fifteen member board of directors or (ii) 22.5% of the total number of directors (the "Labor Directors"). The Labor Directors shall serve for three year terms and Labor Director vacancies shall be filled as provided in the designation of the Labor Stock and any shareholder voting agreement described in paragraph 2 of this Section. The stock issued to ALPA as part of the Labor Stock will provide that ALPA will be entitled to elect sufficient members of the Company's board of directors ("ALPA Directors") in order to assure that:

        a. The ALPA Directors comprise at least 6-2/3% of the board.

        b. The ALPA Directors comprise at least 25% of that part of the board elected by the Unions.

        In the event that the IAM or IFFA does not elect to participate in the Labor Stock described in this paragraph, this paragraph may be amended provided the rights of ALPA are not materially affected.

   2. If each of the Unions is issued the same class of stock, pursuant to paragraph 1 above, the collective bargaining agreements of the Unions shall require the Unions to enter into a shareholder voting agreement providing for the ALPA representation described in paragraph 1.

   3. Except as otherwise required in the Company's Restated Certificate of Incorporation or any designation of rights of outstanding stock, the filling of vacancies on the Board of Directors of the Company shall require a vote of 60% of the remaining members of the Board of Directors.

   4. In addition to ALPA's rights to Board committee representation under the current bylaws, one of the ALPA Directors shall be entitled to sit as a voting member of any committee, including an existing committee, considering, reviewing or authorizing the merger, consolidation, restructuring or business combination of the Company with, or into, any other entity or the sale, transfer or abandonment of significant Company assets.

C. COMPANY BYLAW AMENDMENTS
   ------------------------

   1. The bylaws will be amended to provide that specified provisions of the bylaws which implement procedures bargained for by ALPA may not be amended, prior to September 1, 2000, without the affirmative vote of the ALPA
        Director(s).

   2. The bylaws will be amended to require that the following actions must be approved by the board which approval cannot be given over the dissenting vote of all Labor Directors plus two other directors:

        a. any sale, transfer or disposition of, in a single or series of transactions, 20% or more of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan;

        b. any merger or consolidation of the Company with or into any other entity;

        c. any business combination within the meaning of section 203 of the Delaware Business Corporation Act;

        d.   a dissolution or liquidation of the Company;

        e. any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law;

        f. any repurchase, retirement or redemption of the Company's stock, or securities prior to their scheduled maturity or expiration, except for redemptions out of proceeds of any substantially concurrent offering of comparable or junior securities;

        g. any acquisition of assets not related to the Company's current business as an air carrier in a single or series of related transactions in excess of $50,000,000 adjusted annually by a CPI index; or

        h. any sale of stock or securities convertible into stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding convertible securities of the Company, such person or entity would beneficially own 20% or more of the stock of the Company.

D. CERTIFICATE OF INCORPORATION AMENDMENTS
   ---------------------------------------

   The Restated Certificate of Incorporation of the Company will be amended, as and if necessary or appropriate, to provide for the restrictions described above. The Restated Certificate of Incorporation will be further amended to require an affirmative vote of (i) 3/4 of the outstanding voting stock to amend the bylaws of the Company by shareholder action and (ii) 2/3 of the stock entitled to vote to approve actions described in Section to C.2.b, c, d, f unless approved by 80% of the board of directors. These restrictions will terminate on September 1, 2000.

LETTER XIV

REGIONAL PILOT BASE AGREEMENT

                                                July 7, 1993

Mr. Keith A. Bounds, Chairman
TWA MEC Negotiating Committee
Air Line Pilots Association
1801 Park 270 Drive
Suite 260, Building II
St. Louis, Missouri 63146-4011

Dear Mr. Bounds:

This is to confirm that Trans World Airlines, Inc. (the "Company") and the Air Line Pilots Association (the "Association") have agreed as indicated hereinafter, and on a test basis, to procedures governing the establishment and operation of a Regional Pilot Base ("Base").

(A) ESTABLISHMENT OF A REGIONAL PILOT BASE

    1. A Base shall be a defined geographical area mutually agreed upon between the Company and the Association. (E.g., a West Coast Regional Pilot Base incorporating the State of
        California.)

    2. The Company and the Association shall mutually agree upon one or more airports within a Base (e.g., LAX, SAN, SFO for a West Coast Regional Pilot Base) for which a line(s) of time will be published for each month of the Base assignment period. Such line(s) shall consist of pairings which originate and terminate at a specific Base airport. (E.g., a line of time published for LAX will consist solely of pairings where a pilot will report and be released at LAX.)

    3.  Letter XIII (Satellites) of the TWA/ALPA Collective
        Bargaining Agreement ("CBA") shall not apply to any city which is within the boundaries of a Base during the period such Base is in existence.

    4. The size of a Base shall be limited to the lesser of the following:

        a. A total of 50 crews based upon Captain formula bid lines.

             E.g., 30 MD8 Capt Formula Bid Lines
                   20 L10 Capt Formula Bid lines.

        b. Sixty percent (60%) of the projected domicile Captain formula bid lines for an equipment type. That is, the number of Captain Base Vacancies for an equipment type (e.g. 727, MD8, DC9, etc.) which are advertised by the Company for a Base assignment period, may not exceed sixty percent (60%) of the projected Captain formula bid lines for that equipment type at a domicile.

             E.g., If STL is projected to have 50 Captain formula
                   bid lines for MD8 equipment during a Base assignment period, the maximum MD8/Captain Base Vacancies which could be advertised and awarded at a Base(s) is 30.

LETTER XIV - REGIONAL PILOT BASE AGREEMENT, cont.


             In the event the Company elects to assign an equipment type to a Base(s) which is operated by more than one domicile, the 60% limitation described immediately above shall be applied to the domicile with the least projected Captain formula bid lines for such equipment type.

             E.g., 727 flying is to be assigned to a Base(s). The
                   727 is operated by both JFK and STL. If JFK is projected to have forty (40) Captain formula bid lines during the Base(s) assignment period and STL is projected to have eighty (80) Captain formula bid lines during the Base(s) assignment period, then the 60% limitation would apply to JFK resulting in a maximum of twenty-four (24) 727/Captain Base Vacancies for that Base(s) assignment period.

        c. The Base size limitation calculations specified in (a) and (b) above shall be made immediately prior to the advertising of Base vacancies in accordance with paragraph B(2) below. The calculations shall be based upon the flying projected to remain in effect during the entire next Base assignment period.

(B) ASSIGNMENT OF PILOTS TO A BASE

    1. Vacancies at a Base will be by status and equipment ("Base Vacancies"). (E.g., L10-F/O or DC9-CAP). Except as provided for in paragraphs B(3) and B(4) below, pilots may only be awarded Base Vacancies in their permanent status.

    2. Base Vacancies shall be advertised sixty (60) days shall be awarded in seniority order subject to the following prior to a Base assignment period.

    3.  Upon establishment of a Base or upon an increase in Base
        Vacancies as described in B(4) below, the Company shall publish status/equipment vacancies at such Base for the Base assignment period. The Base Vacancies

        a.   A pilot who is restricted:

             i. From being trained on the equipment for which a Base Vacancy exists pursuant to the provisions of Section 6(D)(3)(a),(c),(d) and (f) or the TWA/OZA Pilot Seniority Integration agreement, or

             ii.  Pursuant to Sections 6(B)(16), 6(B)(17) or 6(D)
                  (9) of the CBA, or who is otherwise ineligible to serve in the status for which a Base Vacancy exists, shall not be awarded such Base Vacancy.

        b. A pilot awarded a Base Vacancy in accordance with this paragraph shall, if necessary, also be awarded a permanent vacancy, causing a related voluntary transfer (e.g., to JFK or STL) and/or a voluntary change in status (e.g., to Captain, F/O or F/E), in order to effectuate the bid award.

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

LETTER XIV - REGIONAL PILOT BASE AGREEMENT, cont.


        The permanent transfer and/or change in status will be effective with the Base Vacancy award, or upon completion of necessary training to assume the Base award. A pilot who initiates training due to a Base award may be restricted in accordance with Section 6(E)(1) of the CBA. Paragraphs B(5)(a) and B(5)(b) below do not apply to the awarding of a Base Vacancy under this paragraph 3.

   4. After establishment of a Base, whenever the number of Base Vacancies to be advertised for a subsequent Base assignment period exceed the maximum number of Base Vacancies which have been filled for any previous Base assignment period, the additional Base Vacancies (i.e., those greater than the maximum number which have previously existed at the Base) shall be available to be bid in accordance with paragraph B(3) above. These Base Vacancies shall be awarded in seniority order under paragraphs B(3) and B(5).

        Example:  A Base is established with 10 vacancies.

             For the second Base assignment period a total of 20 vacancies are advertised for the Base. Up to 10 of the 20 Base Vacancies may be awarded, subject to seniority, to pilots under paragraph B(3).

             For the third Base assignment period, there are 35
             Base Vacancies advertised. Up to 15 of the 35 Base
             Vacancies may be awarded, subject to seniority, to pilots under paragraph B(3).

             For the fourth Base assignment period, the number of Base Vacancies is reduced to 20. No Base Vacancies would be available to be awarded under paragraph B(3).

        For the fifth Base assignment period, there are 30 Base
        Vacancies advertised. No Base Vacancies would be awarded under paragraph B(3) as the maximum of 35 vacancies for that Base has not been exceeded.

   5. All Base Vacancies not awarded under paragraphs B(3) and B(4) above, shall be awarded within status from the domicile(s) where the equipment to be flown at the Base is operated provided that:

        (a) The pilot does not require more than Q02 requalification training on the equipment type associated with the Base Vacancy, and

        (b) The pilot is not restricted under Section 6(E) (1) to a type of equipment different than the equipment type associated with the Base Vacancy.

   6. Pilots will bid for Base Vacancies specified in B(3), B(4) and B(5) above on a separate Regional Pilot Base bid sheet. This bid will remain on file only through the end of the Base assignment period for which it was filed and will reflect a pilot's preference for bidding a Base Vacancy and/or a temporary opening at a Base. (A temporary opening being one which becomes available subsequent to the awarding of bids for a Base assignment period.) A pilot will only be

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

LETTER XIV - REGIONAL PILOT BASE AGREEMENT, cont.


        allowed to rescind his/her temporary Base opening bid preferences in writing. Such notification must be received by the Company prior to the pilot being notified of an assignment to a temporary opening.

   7. Base Vacancies shall be three (3) bid months in duration, or longer by mutual agreement between the Company and the Association (the "Base assignment period").

   8. In the event the number of pilots bidding for Base Vacancies associated with a status and a type of equipment is less than the number of Base Vacancies advertised for that status and equipment, the Company shall not be required to award Base Vacancies in other statuses associated with the same equipment type in excess of the number of Base Vacancies filled by the least bidders. (E.g., the Company advertises ten (10) Base Vacancies in each status for the L10 but there are only eight (8) pilots who bid for the L10-F/O Base Vacancies, the Company would not be required to award more than eight (8) L10-CAP and eight (8) L10-F/E Base Vacancies.)

   9. Pilots assigned to a Base who attend training conducted outside the Base shall be considered, for all purposes, as attending training away from domicile. Base pilots who attend training conducted at a location within the Base shall be considered, for all purposes, as attending training at domicile. (E.g., a pilot holding a line of time out of SFO, who is assigned to a PC at LGB, would be considered as attending training at domicile.)

   10.  A pilot assigned to a Base, who is not awarded a Base
        Vacancy for the next Base assignment period, shall return to his/her permanent domicile. (This will not be considered a displacement under Section 19 of the CBA.)

   11.  Pilots at a Base will retain all rights associated with
        Section 19(D) and (E) of the CBA, except that the application of Section 19(D)(3) will be from a pilot's permanent domicile. Pilots at a base shall not be considered for filling temporary vacancies pursuant to Section 19(F) of the CBA.

        A pilot holding a Base assignment may bid and be awarded a permanent domicile vacancy in accordance with Section 19 of the CBA. When a pilot assigned to a Base holds a future effective bid which requires training, and such training becomes available, the pilot may, at his/her option, either return to his/her permanent domicile for training or remain at the Base through the end of the Base assignment period. A pilot displaced under Section 19 will remain at a Base for the full Base assignment period, except when such pilot requires training and the last scheduled class commences prior to the end of the Base assignment period. In such case, the pilot will return to his/her permanent domicile prior to commencing training. A pilot being furloughed while assigned to a Base will be returned to his/her permanent domicile effective with the date of his/her furlough.

   12. A pilot holding a future effective bid that will commence prior to or during a Base assignment period will not be

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

LETTER XIV - REGIONAL PILOT BASE AGREEMENT, cont.


        considered for such Base assignment, unless the pilot's future bid complies with paragraphs B(3), B(4) or B(5).

        A pilot awarded a Base Vacancy which requires training which may subject such pilot to restriction pursuant to Section
        (6)(E)(1) of CBA, shall have all future effective bids canceled.

    13. A pilot assigned to a Base who is no longer qualified to perform the duties of the Base Vacancy which he/she was awarded, shall be returned to his/her permanent domicile.

(C) AWARDING OF BIDS

    1. The Company shall post bid runs for the equipment to be flown at the Base in accordance with Section 9(A) & (B) of the CBA.

    2. The provisions of Section 10(B)(6)(d) of the CBA shall not be utilized by the Company within a Base, except by mutual agreement between the Company and the Association.

    3.  Bid runs shall be awarded to Base pilots in accordance with
        Section 9(C)(1) and 9(C)(2) of the CBA. A pilot may be awarded a bid run from any airport ("Bid Award Airport") agreed to pursuant to paragraph A(2) above.

    4. A pilot returning to active flying status at a Base after bids have closed shall be handled in accordance with Section 9(C)(4) of the CBA. If such returning pilot causes a temporary opening to be canceled, the pilot awarded the temporary opening shall return to his/her permanent domicile and will be handled under the same provision.

    5. Sections 6(D)(5) and 6(E)(2) of the CBA shall not apply to Base pilots. The period of time a pilot is assigned to a Base will not be included for purposes of Section 6(D)(5) to determine eligibility for equipment training or pay protection nor will a pilot receive pay protection pursuant to Section (6)(D)(5) once awarded a Base Vacancy. Pilots shall again become covered by Sections 6(D)(5) and 6(E)(2) upon return to their permanent domicile. An assignment to a Base shall only interrupt a pilot's eligibility for pay protection and accrual for entitlement for training under
        Section 6(D)(5).

    6. In the event coverage is required at a Base for one or more bid periods during a Base assignment period, a temporary opening(s) may be created. Such temporary opening(s) shall be filled in seniority order by status/equipment from those pilots who have indicated a desire for such temporary opening(s) on his/her Regional Pilot Base bid sheet. Paragraph B(5) shall apply in awarding such assignment. The most senior qualified and available (no vacation, lost time, or training greater than Q02) pilot meeting the foregoing criteria and requesting a temporary opening, shall be awarded such temporary opening.

        A pilot may be assigned to that opening only prior to the first day of a bid month from a domicile where the equipment is flown. A pilot assigned a temporary opening under this

LETTER XIV - REGIONAL PILOT BASE AGREEMENT, cont.


        provision shall not be considered to be assigned to a temporary vacancy under the provision of Section 19(F) of the CBA.

    7. The Company may at its option publish or develop relief lines at a Base. Should the Company elect to publish relief line(s), they will be advertised as temporary openings. If sufficient time exists, the Company may, at its option, develop additional relief lines from reserves at the Base in accordance with Section 9(C)(7) of the CBA.

    8. Assigned domicile reserve staffing requirements (Section 12(A)(1) of the CBA) shall be based on the combined formula bid lines of the Base and the assigned domicile for each equipment type. The staffing and scheduling of reserves at a Base shall be mutually agreed upon separately for each Base.

(D) BALANCING AND PROTECTION OF OPEN TIME

    1. All balancing (voluntary or involuntary) shall be accomplished using open Base flights unless there are no open flights within the Base at the time a pilot is balanced or volunteers for balance.

    2. A Base pilot with a balance flight (voluntary or involuntary) at an assigned domicile may trade such balance flight for a Base flight which later becomes open, provided that the result of the trade will not reduce the pilot'sprojection below guarantee for time flown within a month. A pilot using this provision will be handled in accordance with the same procedures of the CBA as apply to a category A-1 balance.

    3. Regional Base pilots involuntarily balanced by the Company, other than at his/her Bid Award Airport, shall, upon request, receive Class B transportation over the lines of the Company, between any Base airport (as agreed to pursuant to paragraph A(2) above) within his/her region and the originating city of the balance flight.

    4. BLIP may be awarded to those pilots assigned to the Regional Base, and will be awarded in seniority order for trip(s) within the Regional Base only.

    5. Mutual trade(s) between pilots at a Base will be permitted provided that such trade(s) do not create more than 45 minutes of make-up guarantee for either pilot.

    6. Assigned domicile pilots may not BLIP or balance on a Base flight.

    7. Base pilots who are non-routine will be handled under the jurisdiction of Operational Planning and in accordance with the away from domicile schedule policy contained in the Flight Operations Policy Manual.

(E) GENERAL

    1. The Company shall provide Base pilots with mail boxes at their Bid Award Airport and suitable free parking. Base pilots will have access to obtain passes.

LETTER XIV - REGIONAL PILOT BASE AGREEMENT, cont.

    2. The provisions of Section 13 of the CBA do not apply to movement to and from a Base.

    3. All duty limitations, trip credit, duty credit and expenses for flights originating and terminating at a Base airport shall be based on report and release times at such airports.

    4. For purposes of Section 8(D) of the CBA, a Base pilot's Bid Award Airport shall be considered the same as if it were the pilot's domicile. The provisions of Section 7(A) (5) of the CBA apply at a Base to the application of Section 8(D) but do not apply to movement between Base airports (those airports agreed upon pursuant to paragraph A(2) above) occasioned by balancing, trading or BLIP.

    5. Management flying at a Base will be handled in accordance with Section 5(G) of the CBA.

    6. Pilots will be awarded vacation within his/her permanent domicile and in accordance with Section 14 of the CBA.

    7. Except as specifically referenced above, this letter does not alter the application of Letters of Agreement XIII and XXII.

    8. When a Base pilot is required by the Company to travel to his/her domicile for purposes of attending a meeting or grievance hearing, he/she shall be provided with positive space coach transportation (Class 5) over TWA routes between any Base airport (as agreed to pursuant to paragraph A(2) above) within his/her region and the domicile.

This agreement is entered into as a test which shall run for a minimum of six (6) months from the implementation of the first Base assignment period. The test may be terminated by either the Association or the Company at the conclusion of the six (6) month period or at anytime thereafter by providing the other party a minimum of ninety (90) days written notice. Notwithstanding the foregoing, the test may be terminated at any time by mutual agreement between the Association and the Company.

If the foregoing correctly reflects our mutual agreement, please sign in the place provided.
                          Very truly yours,
                          /s/
                          Alan R. English
                          Director, Labor Relations
AGREED AND ACCEPTED
/s/
Keith A. Bounds

WITNESSED BY:
/s/
Marlyn Moen, Member
Negotiating Committee

/s/
Larry Balliet, Member
Negotiating Committee

cc: L. M. Hecker
    W. L. Schecter

LETTER XV






                                                July 6, 1998





Capt. Douglas J. Gabel, Chairman
TWA MEC Negotiating Committee
Air Line Pilots Association
3221 McKelvey Road
Suite 200
Bridgeton, Missouri 63044


Dear Capt. Gabel:

With regard to your inquiry referencing TWA's Engineering Watch, please be advised that the logbook will have a placard with a brief description of all items under MCI Engineering Control.




                            Very truly yours,

                            /s/

                            Terry L. Hayes
                            Director - Labor Relations

LETTER XVI - TRANS STATES EXCEPTION LETTER

                        LETTER OF AGREEMENT
                              BETWEEN
                     TRANS WORLD AIRLINES, INC.
                                AND
                        THE AIR LINE PILOTS
                         IN THE SERVICE OF
                     TRANS WORLD AIRLINES, INC.
                         AS REPRESENTED BY
                  THE AIR LINE PILOTS ASSOCIATION
                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., its successors or assigns
(hereinafter "the Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

WHEREAS Section 1(G) of the TWA-ALPA Agreement effective September 1, 1994 ("the Agreement") prohibits TWA from entering into code share agreements with any United States flag carrier that operates aircraft with a maximum seating capacity in excess of 60 seats; and

WHEREAS TWA has entered into a code sharing agreement with Trans States Airlines, Inc. ("TSA"), a United States flag carrier; and

WHEREAS the Association has recently discovered that TSA has operated three (3) ATR aircraft with a seating capacity in excess of 60 seats from a date prior to the September 1, 1994 amendments to Section 1; and

WHEREAS TSA continues to operate the same three (3) ATR aircraft mentioned above; and

WHEREAS TSA's continued operation of the same three (3) ATR aircraft mentioned above does not qualify for one of the limited exemptions of
Section 1(G)(4) of the Agreement;

NOW, THEREFORE TWA and the Association have agreed upon a limited further exemption to the provisions of Section 1(G) of the Agreement as follows:

1. There shall be no violation of the Agreement by the operation by TSA of three ATR aircraft identified by aircraft number N721TE, N722TE, and N723TE.

2. This Letter of Agreement ("Letter") is without prejudice to the Association's rights to strictly enforce any and all of the provisions of Section 1 of the Agreement at any time, except with respect to the limited exemption stated herein.

3. This Letter is effective upon execution and shall be retroactive to September 1, 1994.

SO AGREED.
For the Company:                 For the Association:
/s/                              /s/
Philip Whitcomb                  William F. Compton, Chairman
Staff Vice President             TWA Master Executive Council
Labor Relations                  Dated:  9/5/95
Dated:  9/5/95                   /s/
                                 J. Randolph Babbitt, President
                                 Dated:  9/5/95

LETTER XVII

                        LETTER OF AGREEMENT

                              between

                     TRANS WORLD AIRLINES, INC.

                                and

                        THE AIR LINE PILOTS

                         in the service of

                     TRANS WORLD AIRLINES, INC.

                         as represented by

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL



THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, as of September 1, 1998, by and between TRANS WORLD AIRLINES, INC., its successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

WHEREAS, the Company and ALPA negotiated a Term Sheet (the "Term Sheet") as part of the July 11, 1998 Tentative Agreement ("the New Basic
Agreement") which has been ratified by both ALPA and the Company; and

WHEREAS the Term Sheet states the Company agrees to pay ALPA, for the benefit of Air Line Pilots in the service of TWA who are on the seniority list as of the date the New Basic Agreement is executed and who are actively employed (not on any type of leave status) during the calendar quarter preceding a Payment Date (as defined below), either a cash bonus of two million seven hundred fifty thousand ($2,750,000) dollars or two hundred fifty thousand (250,000) shares of Common Stock of the Company for four (4) consecutive calendar quarters beginning in the second quarter of 1999.

NOW THEREFORE it is hereby agreed as follows:

1. General

   A. Payments or distributions made in accordance with this Letter of Agreement shall not be deemed to be wages for purposes of benefits, DAP, supplemental or any other contributions or benefits the Company is obligated to pay or provide to Air Line Pilots in the service of TWA. All appropriate amendments shall be made as necessary to applicable plans concerning such payments or distributions.

   B. Payments or distributions shall be made in arrears in four consecutive quarterly payments with the first such payment or distribution to be made in the second calendar quarter, 1999 as provided herein.

LETTER XVII, cont.


   C. On an applicable Payment Date (as described below) the Company may, in its sole discretion, satisfy the obligation described herein by either (1) issuing, in the aggregate, two hundred fifty thousand (250,000) shares of Common Stock of the Company or (2) paying an amount equal to two million seven hundred fifty thousand ($2,750,000) dollars less applicable withholding and payroll taxes to Eligible Pilots as directed by ALPA, provided that in the event the Company elects to issue stock, no fractional shares will be distributed.

   D. "Eligible Pilots" shall be pilots who are on the TWA Pilots System Seniority List on September 1, 1998 and who are actively employed (not on any type of leave status) during the calendar quarter immediately preceding an applicable Payment Date. It shall also include pilots who retire or voluntarily resign during the calendar quarter immediately preceding an applicable Payment Date; provided that any pilots who retire or voluntarily resign during any quarter must have actively worked at least one (1) day during such quarter.

2. Distribution

   A. Within fifteen (15) business days following the end of each calendar quarter in 1999, the Company will notify the Association of the form of payment (cash or Common Stock) the Company will use.

   B.   Common Stock Option

        (1) Common Stock issued pursuant to this agreement shall be valued at the fair market value on the date of distribution and shall be subject to all applicable withholding and taxes at statutory rates.

        (2) Common Stock issued pursuant to this agreement shall be registered on Form S-8 or any comparable form and listed on the American Stock Exchange (or such other exchange on which the Company's Common Stock is registered on such Payment Date).

        (3) Within thirty (30) calendar days following receipt of the Company's notice in paragraph 2.A. above that the Company will issue its Common Stock, ALPA shall, in its sole discretion, direct the distribution of the two hundred fifty thousand (250,000) shares of Common Stock among the Eligible Pilots. Such distribution list shall include the name, address, social security number and number of shares for each Eligible Pilot and shall be provided to the Company on either magnetic or electronic media. The Company shall have the right to review such distribution for purposes of compliance with this Letter of Agreement. No fractional shares will be distributed and all such share amounts shall be rounded to the nearest whole share.

        (4) The Company shall use its best efforts to distribute the shares of Common Stock to the Eligible Pilots

LETTER XVII, cont.


             within thirty (30) calendar days following receipt of the Association's distribution list in paragraph 2.B.(3) above (the "Stock Payment Date"). In the event such Stock Payment Date falls on a weekend or holiday, the distributions shall be made on the next business day.

   C.   Cash Option

        (1) Cash payments made pursuant to this agreement shall be subject to applicable withholding and taxes at statutory rates.

        (2) Within thirty (30) calendar days following receipt of the Company's notice in paragraph 2.A. above that the Company will make cash payments, ALPA shall, in its sole discretion, direct the distribution of the two million seven hundred fifty thousand dollars ($2,750,000) among the Eligible Pilots. Such distribution list shall include the name, address, social security number and payment amount for each Eligible Pilot and shall be provided to the Company on either magnetic or electronic media. The Company shall have the right to review such distribution for purposes of compliance with this Letter of Agreement.

        (3) The Company shall make payment to the Eligible Pilots within thirty (30) calendar days following receipt of the Association's distribution list in paragraph 2.C.(2) above (the "Cash Payment Date"). In the event such Cash Payment Date falls on a weekend or holiday, payment shall be made on the next business day.

3. This Letter of Agreement is effective September 1, 1998 and shall expire on the later of May 1, 2000 or sixty (60) days after the date all distributions under paragraph 2 have been made. This
   Letter of Agreement shall not be subject to the status quo provisions of the Railway Labor Act.

SO AGREED.

For the Company:                      For the Association:


/s/                                   /s/
-----------------------------------   ----------------------------------
Terry L. Hayes, Director              Douglas J. Gabel, Chairman
Labor Relations                       TWA MEC Negotiating Committee


/s/                                   /s/
-----------------------------------   ----------------------------------
Philip B. Whitcomb                    J. A. Chronic, Chairman
Vice President                        TWA MEC
Labor Relations

                                      /s/
                                      ----------------------------------
                                      J. Randolph Babbitt,
                                      President

Dated:  September 1, 1998

LETTER XVIII

                        LETTER OF AGREEMENT

                              between

                     TRANS WORLD AIRLINES, INC.

                               and

                        THE AIR LINE PILOTS

                         in the service of

                     TRANS WORLD AIRLINES, INC.

                         as represented by

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL


THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., its successors or assigns ("the Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL ("the Association" or "ALPA").

WHEREAS, the Company and the Association have agreed that this Letter of Agreement shall replace and supersede Letter XI of the 1994 Basic
Agreement, signed by Renee E. Kamm.

THEREFORE, IT IS AGREED AS FOLLOWS:

With regard to the application of Section 20 of the Agreement, the Company and the Association agree that active pilots on the TWA Pilot Seniority List as of March 15, 1985, shall not be furloughed except where said furlough is occasioned by a reduction in the Company's annualized level of block hours of flying below 469,000 hours, or by any of the reasons enumerated in Section 20(D)(6) of said Agreement.


                               Very truly yours,

                               /s/

                               Terry L. Hayes
                               Director, Labor Relations

AGREED AND ACCEPTED


/s/
-------------------------------------
By: Douglas J.Gabel - Chairman
    TWA MEC Negotiating Committee

Dated:  July 11, 1998

LETTER XIX

                        LETTER OF AGREEMENT

                              between

                     TRANS WORLD AIRLINES, INC.

                                and

                        THE AIR LINE PILOTS

                         in the service of

                     TRANS WORLD AIRLINES, INC.

                         as represented by

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., its successors or assigns ("the Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL ("the Association" or "ALPA").

WHEREAS ALPA and TWA have reached agreement on the terms of a New Basic Agreement, and

WHEREAS TWA plans to retire its entire B727 fleet within the next several years; and

WHEREAS the B727 is the only TWA equipment type which requires Flight Engineers; and

WHEREAS there are currently TWA pilots who can only be employed as B727 Flight Engineers by reason of regulatory requirement or contractual restriction; and

WHEREAS TWA and ALPA have reached agreement as to the proper procedures to be employed in the event that TWA no longer maintains the Flight Engineer status.

NOW THEREFORE it is hereby agreed as follows:

   1. In the event that the Company determines that there is an excess of Flight Engineers the Company shall issue a displacement bulletin in accordance with Section 19 of the New Basic Agreement. All excess B727 Flight Engineers who meet regulatory requirements for Captain or First Officer flying, and are not contractually restricted from such status, shall be displaced into First Officer vacancies. All excess B727 Flight Engineers who do not meet regulatory requirements for Captain or First Officer flying or who are contractually restricted from such status shall be displaced into a no-bid status.

   2. A pilot displaced into a no-bid status pursuant to paragraph 1. above shall be notified by the Company within three (3) business days of the following options:

        A.   Retirement.

LETTER XIX, cont.


        B. Unpaid personal leave of absence on a month by month basis for up to five (5) years.

        C.   Application for any open TWA position pursuant to
             Section 18(D)(6) of the New Basic Agreement. (TWA shall not be obligated to offer employment to any such applicant).

        D.   Voluntary resignation.

        In the absence of an affirmative election, such pilot shall be deemed to have elected an upaid personal leave of absence (b. above).

   3. The following shall apply when a pilot chooses the paragraph 2.B. option above:

        A. Each such pilot who maintains a Standing Bid shall be notified by certified mail of any bid award to which his/her seniority entitles him/her, subject to regulatory requirements and contractual restrictions, if any. If the pilot does not accept and report for such position within thirty (30) days of his/her receipt, the pilot shall be deemed to have voluntarily resigned.

        B. During the period of such leave of absence, such pilots' Group Benefit and Pass/Reduced Fare transportation entitlement, if any, shall be the same as for any other pilot on personal leave pursuant to
             Section 18(A) of the New Basic Agreement.

        C. Pilots on leave shall have access to the grievance procedure pursuant to Section 21(B) of the New Basic
             Agreement to enforce the provisions of this Letter of Agreement.

   4. The provisions of paragraphs 1, 2 and 3 of this Letter of Agreement shall not apply in the event that TWA places into revenue service an equipment type other than the B727, prior to the retirement of all TWA B727 aircraft, which requires a Flight Engineer.

   5. Upon execution and ratification of the New Basic Agreement, this Letter of Agreement shall run in full force and effect concurrently with the New Basic Agreement.

SO AGREED.

For the Company:                      For the Association:
/s/                                   /s/
----------------------------------    ------------------------------
Terry Hayes, Director                 Douglas J. Gabel, Chairman
Labor Relations                       TWA MEC Negotiating Committee

/s/                                   /s/
----------------------------------    ------------------------------
James F. Martin,                      J. A. Chronic, Chairman
Sr. Vice President Human Resources         TWA MEC

                                      /s/
                                      ------------------------------
                                      J. Randolph Babbitt,
Dated:  July 11, 1998                 President

LETTER XX

                        LETTER OF AGREEMENT

                              between

                     TRANS WORLD AIRLINES, INC.

                                and

                        THE AIR LINE PILOTS

                         in the service of

                     TRANS WORLD AIRLINES, INC.

                         as represented by

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., its successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

WHEREAS the Company and the Association have negotiated a Letter of Agreement covering the Company's Training Center Seniority List Check Airmen/Simulator Instructors (the "INS LOA") to run concurrently with the Basic Agreement effective September 1, 1998.

NOW, THEREFORE it is hereby agreed as follows:

1. General

   A. This Letter of Agreement ("the INS LOA") shall apply to pilots under the TWA-ALPA Agreement effective September 1, 1998 ("Basic Agreement") who are currently assigned to serve as TWA's Training Center Seniority List Check Airmen/Simulator Instructors ("INS pilots") or who become INS pilots.

   B. Pilots interested in selection as an INS pilot must be willing to commit to twenty-four (24) months in the service of the training department. Pilots interested in becoming an INS pilot must present a resume, including a memo of application supporting their qualifications, to the Managing Director-Flight Operations Training who will select the INS pilot instructors.

   C. The INS pilot job description includes such duties and assignments as required by the Managing Director-Flight Operations Training including simulator flight instruction for Captains, First Officers, Flight Engineers and new-hire pilots involving initial, transition, upgrade, proficiency and/or requalification training, differences training, check airmen simulator training, fill-in crew member for simulator training, and certification checks.

        Additionally, INS pilots may at his/her option be assigned such duties as: ground school classroom instruction,

LETTER XX, cont.


        contract training, aircraft test flights and temporary/special assignments.

   D.   Applicability of the Basic Agreement and Letters of
        Agreement

        (1) All provisions of Section 1 apply to INS pilots. Other provisions of the Basic Agreement shall only apply to INS pilots as expressly set forth in this INS Letter of Agreement.

        (2) Letters of Agreement (LOA) to the Basic Agreement apply to INS pilots equally as "pilots", according to the terms of each LOA. When the term status, domicile, equipment or category is used in an LOA, it shall apply to an individual INS pilot according to his/her category bid award.

        (3) An INS pilot is a "pilot" for all purposes under Sections 2, 3, 17(B), 23, 24 and 27 of the Basic
             Agreement. Section 2(S) applies to Captain INS pilots (as defined herein) as "Captains".

        (4) Each INS pilot shall retain his/her category bid award under the Basic Agreement when assigned to a TWA Training Center however, INS pilots shall not be counted in a category for purposes of Sections 10(B)(7) and 12(A)(1) of the Basic Agreement. An INS pilot's category bid award shall be subject at all times to Sections 19 and 31(I), 31(J), 31(K), 31(P), and 31(R) of the Basic Agreement.

             An INS pilot shall be allowed to bid and qualify in another category in accordance with seniority and in conjunction with system bid messages. An INS pilot who is awarded another category bid award and chooses to remain an INS pilot shall have his/her category bid vacancy re-awarded, but shall retain all rights to the qualification training in seniority order and to the category bid award. In instances when such qualification is delayed by the Company, then such pilot shall be deemed to have attained such qualification for pay purposes under the Basic Agreement and will not be returned to service until qualified to fulfill his/her category bid award.

        (5) An INS pilot shall be considered a non-bid run holder for purposes of obtaining additional flying and OFR under Section 9 of the Agreement.

        (6) Sections 21 and 22 apply to the interpretation and enforcement of this INS LOA. Section 21(A) applies in the instance of discipline or discharge from the Company of an INS pilot. When an INS pilot is removed from service under Section 21(A), he/she shall continue to receive the applicable guarantee under this INS LOA for the remainder of the bid month. For any subsequent period the INS pilot is withheld from service, the Company may apply either the applicable INS guarantee provision or the pay provisions of
             Section 21(A).

LETTER XX, cont.


        (7) An INS pilot may be returned by the Company to his/her category bid award under the Basic Agreement for any reason. Such action shall not be considered as discipline and will not be subject to Sections 21(A) or 21(B) of the Basic Agreement. The INS pilot shall be advised by the fifth (5th) of the previous month of such return in order to exercise his/her monthly bid prerogatives pursuant to Section 9(B) of the Basic Agreement.

             An INS pilot may elect to return to his/her category bid award under the Basic Agreement after fulfilling his/her twenty-four (24) month commitment. In such cases the INS pilot shall give at least one (1) month's notice.

        (8) A pilot who may be utilized as an INS shall be notified by the fifth (5th) of the previous month of his/her INS status.

        (9) An INS pilot is a "regularly assigned pilot" for purposes of Section 25 of the Basic Agreement and is covered by Section 26 of the Basic Agreement.

        (10) INS pilots are "employees" within the meaning of Letter XIII of the Basic Agreement.

   E. An INS pilot who fails to qualify or maintain qualification as an INS pilot shall be returned to his/her category bid award under the Basic Agreement.

2. Definitions

   A. "Aircrew Program Designee" or "APD" means an INS pilot designated by the Federal Aviation Administration to perform airman certification checks.

   B. "Equipment type" or "equipment" means one of the equipment types defined by Section 31(X) and 31(FF) of the Basic
        Agreement.

   C. Flight Training Device ("FTD") means a non-motion simulator e.g., Flight Management System Trainer ("FMST"), Cockpit
        Procedures Trainer ("CPT") and Computer-based Training
        ("CBT").

   D. "Instructor Classification" or "INS Classification" means the INS pilot's instruction equipment type, instructor status and training center domicile. For example, SKT/767/CAP INS pilot (is a Captain INS pilot instructing on the B757/B767/A321 at the St. Louis Training Center).

   E.   "Instructor Daily Rate" or "INS Daily Rate" is five hours
        (5:00).

   F.   Instructor status

        (1) A "Captain INS pilot" for compensation purposes and as otherwise stated herein means an INS pilot who is qualified and holds or is qualified and has held the status of Captain under the Basic Agreement.

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LETTER XX, cont.


        (2) A "First Officer INS pilot" for compensation purposes and as otherwise stated herein means as INS pilot who is qualified and holds or is qualified and has held the status of First Officer under the Basic Agreement.

        (3) A "Flight Engineer INS pilot" for compensation purposes and as otherwise stated herein means an INS pilot who has completed initial operating experience as a Flight Engineer and holds at least the status of Flight Engineer under the Basic Agreement.

   G. "Monthly Guarantee" is the minimum number of hours to be paid to INS pilots for each month or part of a month of service, except when the INS pilot has vacation.

   H. "Override" means an additional percentage of compensation over and above the total monthly pay hours earned, not including pay hours earned through additional flying and OFR.

   I. "Section 4 pay rate(s)" means the composite hourly pay rate for INS pilots calculated at the longevity then prevailing pursuant to Section 4(A) and 4(B)(2) of the Basic Agreement by status as follows:

        Instructor Status             Section 4 Status
        -----------------             ----------------

        Captain INS pilot             Captain
        First Officer INS pilot       First Officer
        Flight Engineer INS pilot     Flight Engineer

   J. "Training Center Domicile" means the Training Centers (e.g. in St. Louis, including Flight Safety International, (SKT) and JFK International Airport (JFT)).

   K. The following terms shall have the same meaning under the INS LOA as under the Basic Agreement:

        "Additional Flying"
        "Bid Month" or "month"
        "Captain"
        "Category", "Category Award" or
        "Category Bid Award"
        "Domestic"
        "First Officer" or "F/O"
        "Fixed Daily Rate" ("FDR")
        "Flight Engineer" or "F/E"
        "International"
        "Longevity"
        "Narrowbody"
        "OFR" (formerly Enhanced Trip Option)
        "Pilot"
        "Seniority"
        "Status"
        "Trip Add System" (TAS)
        "Volunteer Fly List" ("VFL")

3. Compensation for Base and Extra Workdays

   A. The INS pilot shall receive a minimum monthly guarantee equal to eighty-five hours (85:00).

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

LETTER XX, cont.


   B. INSs shall be paid the appropriate Section 4 composite pay, subject to paragraph (C)(1) or (D) below.

   C.   Longevity Years Six and Beyond

        (1) The INS pilot instructing in a Captain, First Officer or Flight Engineer INS category shall receive Section 4 pay rates commensurate with his/her instructor status and the equipment that he/she is instructing on at the equipment rates then applicable under Section 4 of the Basic Agreement for the equipment type of instruction (as set forth below), plus a pay override of eight percent (8%).

             Instructor Status      Section 4 Pay Rate
             -----------------      ------------------

             B747 Capt.             Small Widebody Capt.
             B747 F/O               Small Widebody F/O
             B747 F/E               Narrowbody F/E

             L10 Capt.              Small Widebody Capt.
             L10 F/O                Small Widebody F/O
             L10 F/E                Narrowbody F/E

             B757/B767/A321 Capt.   Small Widebody Capt
             B757/B767/A321 F/O     Small Widebody F/O

             Narrowbody Capt.       Narrowbody Capt.
             Narrowbody F/O         Narrowbody F/O
             B727 F/E               Narrowbody F/E

        (2)  INS Flight Engineer with First Officer Qualification

             The INS Flight Engineer pilot who is in pay longevity years six (6) and beyond, and holds a First Officer qualification on a TWA aircraft, shall receive First Officer hourly pay rates commensurate with his/her pay longevity on the equipment that he/she possesses a First Officer qualification plus a pay override of eight percent (8%).

   D.   Longevity Years 1-5

        (1) The INS pilot who is in pay longevity years one (1) through five (5), inclusive, shall be paid at sixth
             (6th) year pay longevity rates on the equipment he/she is instructing on plus a pay override of eight percent (8%).

        (2)  First Officer Qualification

             The INS pilot who is in pay longevity years one (1) through five (5), inclusive, and holds a First Officer qualification on a TWA aircraft, shall receive sixth
             (6th) year First Officer hourly pay on the equipment that he/she possesses a First Officer qualification plus a pay override of eight percent (8%).

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

LETTER XX, cont.


   E. An INS pilot shall be compensated for extra work days at the INS daily rate. Such compensation shall be above the monthly guarantee.

4. INS Pilot Work Schedule

   A. INS pilots will be assigned to an Instructor Classification and will be provided with a full monthly schedule by the twenty-fifth (25th) day of the month prior to the bid month. INS classification monthly assignments will be posted and promptly supplied to the System Schedule Committee.

        The base work days for an INS pilot shall be sixteen (16) total days in the month less duty free periods, which shall in no case be fewer than fourteen (14) twenty-four hours (24:00) duty free periods at their domicile/satellite. The base work days for an INS pilot designated as APD shall be fifteen (15) total days in the month less duty free periods, which shall in no case be fewer than fifteen (15) twenty-four hours (24:00) duty free periods at their domicile/satellite. Additionally, one (1) of the base work days of the INS pilot and the APD shall be used for a proficiency trip in accordance with paragraph 4(F)(2).

   B. The Company will staff sufficient INS pilots to cover all known Training Center requirements within the normal allotment of work days under 4(A) above.

   C. If a pilot accepts assignment as an INS pilot at any time other than the beginning of a bid month or is otherwise unavailable for work as an INS pilot for a full month, the INS pilot's work days will be prorated based on the number of days available for scheduling.

   D. An INS pilot work day shall consist of one (1) of the following:

        (1) A simulator session not greater in duration than as identified in Section 6(A)(3)(e) of the Basic
             Agreement, exclusive of briefing and debriefing sessions not to exceed a total of two hour and thirty minutes (2:30).

        (2) Two (2) Flight Training Device(s) (FTD) periods each consisting of a one hour (1:00) briefing and two hours (2:00) FTD period separated by a fifteen minute (:15) break.

        (3) A day an INS pilot is assigned to a special assignment.

        (4) A day scheduled for a standards/instructor meetings(s).

        (5) A day in training to become or maintain currency as an INS pilot (e.g., initial, CQT, ground school, simulator, or appendix H flying) or training to fulfill a category bid award pursuant to paragraph
             1.D.(4) of this INS LOA.

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

LETTER XX, cont.

        (6) A day of temporary assignment duty including travel to or from temporary assignment.

        (7)  Classroom instruction not to exceed six hours (6:00).

        (8) Test flight(s) of aircraft. The maximum duty time for all such flights within one duty period shall not exceed thirteen hours (13:00) continuous duty without crew consent.

        (9) Three (3) oral exams or two (2) ratings performed by an APD.

        (10) With the INS pilot's concurrence, any combination of the above listed activities combined in a single work day so as not to exceed eight hours (8:00).

        (11) A day scheduled for an annual or Continuing
             Qualification Training line evaluation check and/or international navigation check.

        (12) A day when the only required activity is scheduled travel to or from a temporary assignment.

   E.   Additional Schedule Rules

        (1) If an INS pilot is scheduled for a work day as defined in paragraph 4.D. above, and such activity is canceled or interrupted after the work day commences, the INS pilot may be reassigned in accordance with paragraph 4.D.(10) above.

        (2) Sets of work days will be separated by twenty-four hour (24:00) duty free periods.

        (3) INS pilots will submit their requests for duty free periods, extra work days and other special days off for the following month by the twelfth (12th) day of the current month. Once duty free periods have been awarded, any change to such duty-free periods will require the consent of the INS pilot. INS pilot work schedules will be available in CAMS. An INS pilot may designate as inviolate ("golden") one block of consecutive duty-free twenty-four hour (24:00) periods, not to exceed six (6) periods.

        (4)  An INS pilot shall not be scheduled for more than five
             (5) consecutive work days. When an INS pilot is scheduled for five (5) work days in a row, he/she shall not be scheduled for an aircraft test flight on the fifth day.

        (5)  An INS pilot shall not be scheduled for more than nine
             (9) work days if there is only one (1) intervening duty-free period between sets of work days.

        (6) It is the INS pilot's responsibility to okay his/her daily schedule with the Training Center Scheduling Department. If the schedule is subsequently changed it is the responsibility of the Training Center Scheduling Department to notify the INS pilot of the change.

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

LETTER XX, cont.


        (7) An INS pilot may indicate, along with the request for duty-free periods as set forth in paragraph E.(3), his/her availability for extra work day(s) during any block of duty-free periods or during any scheduled vacation period.

             (a) All extra work day(s) assignments shall be offered in seniority order within an Instructor classification except when the Company determines that student needs dictate otherwise.

             (b) An INS pilot awarded an extra work day will be compensated at the instructor daily rate and shall be paid above the INS guarantee.

             (c) An INS pilot scheduled for such extra work day(s) will be paid for the extra work day(s) regardless if actually utilized.

             (d)  After the INS pilot work schedules are
                  published, if the need arises for an extra work day(s), an INS pilot who has indicated his/her availability will be offered such extra work day(s) in seniority order. If the requirement for extra work day(s) still exists thereafter, such extra work day(s) will be offered to qualified INS pilot(s) in seniority order.

   F.   Miscellaneous

        (1)  Temporary/Special Assignments

             (a) The Company may offer INS pilots temporary assignments or duty away from his/her assigned training center domicile. For such assignments, INS pilot lodging facilities shall be at existing facilities for domestic lodging in accordance with Section 7(A)(3) of the Basic Agreement or, where no lodging facility has been selected or the proximity of the existing lodging facility is such that utilizing existing facilities would hamper efficient completion of the temporary assignment, then the hotel selected shall be comparable in quality and comfort to the hotel selected in conformance with Section 7 of the Basic Agreement. International lodging facilities shall be in accordance with Section 7(B) of the Basic Agreement.

             (b) The Company shall provide round-trip class B transportation to and from such temporary assignments. In addition, an INS pilot who accepts a temporary assignment duty shall receive round trip ACM-13 privileges from and to the temporary assignment location during his/her duty free period within the temporary assignment.

                  The Company shall provide the INS pilot one (1) travel day before or after such temporary

LETTER XX, cont.


                  assignment. If the location and/or work schedule of the temporary assignment prevents the INS pilot from both traveling to the assignment on the first day of scheduled instruction and returning on the last day of scheduled instruction, the INS pilot shall be entitled to two (2) travel days for that single temporary assignment.

             (c) A single INS pilot temporary assignment shall consist of no more than (including days off within the assignment but excluding travel days):

                  (i)  One (1) standard training program or
                       curriculum (i.e. initial, recurrent,
                       requalification, transition, upgrade, or differences training) with one (1) set of students (although instructors may switch students for final checkrides), not to exceed eleven (11) consecutive calendar days; except that, if loft training is required as part of the training program, the temporary assignment shall not exceed fifteen (15) consecutive calendar days.

                  (ii) If the temporary assignment is composed of
                       checkrides/rating rides only, the
                       temporary assignment shall not exceed
                       eleven (11) consecutive calendar days.

             (d) The Company may offer an INS pilot a special assignment to operate an aircraft test flight. The INS pilot may decline the test flight assignment for personal reasons. Such flights will comply with all applicable Federal Air Regulations. If necessary, Class B transportation will be provided to and from the test flight activity in accordance with Section
                  (3) of the Basic Agreement.

        (2) INS pilots are required to fly a minimum of one (1) trip every ninety (90) days ("proficiency trip") on the equipment on which he/she is instructing to maintain his/her qualifications and in compliance with FAR 121, Appendix H. The INS pilot who is instructing in a category that is different from his/her line category shall utilize the provisions of Section 5(E) of the Agreement to acquire such proficiency trip. An INS pilot may utilize a trip departing any domicile to accomplish such proficiency trip including during the INS pilot's vacation period. If necessary Class B transportation will be provided.

             In accordance with paragraph 4.A. above, an INS pilot and the APD will utilize one of his/her work days for such proficiency trip. A proficiency trip flown during the pilot's vacation period will not be considered a work day and will not be paid above the INS guarantee.

LETTER XX, cont.


             Additionally, all such flying under this paragraph F.(2) shall not be considered additional flying or OFR unless it is flown in the INS pilot's category bid award and is assigned in accordance with additional flying or OFR under the Basic Agreement.

5. Additional Flying/OFR

   A. An INS pilot may access open time only in accordance with the provisions of Section 9(F), (H) and (J) of the Basic
        Agreement within his/her category bid award. Such additional/OFR flying shall only be flown during his/her scheduled days off or vacation.

   B. Additional flying and OFR will be paid at the hourly rate of pay commensurate with the INS pilot's category bid award and shall be paid above INS guarantee. INS pilot override and/or longevity increase in paragraph 3.C. and D. above shall not be applied to such flying. Except as provided in this Letter of Agreement, all provisions of the Basic Agreement that pertain to a category bid pilot shall apply to an INS pilot when the INS pilot is flying an additional flying or OFR trip.

   C. No INS pilot shall be required to perform additional flying. Sections 9(F)(4) and 9(K)(6)of the Basic Agreement shall apply equally to INS pilots as other pilots.

   D. An INS pilot may acquire an OFR trip(s). However an INS pilot may not offer a trip through OFR. A selected trip must not conflict with any existing assignments and is subject to
        Section 11 of the Basic Agreement.

6. Expenses

   A. Expenses for additional flying and OFR shall be in accordance with Section 7(A) and 7(B) of the Basic
        Agreement.

   B. When assigned to other temporary duty or assignment away from the INS pilot's Training Center domicile, INS pilots shall receive reasonable and actual expenses.

7. Seniority and Leaves of Absence

   A. INS pilots shall continue to accrue seniority and longevity under the Basic Agreement.

   B. Leaves of absence for INS pilots are permitted only after the INS pilot returns to service under the Basic Agreement and pursuant to Section 18 of the Basic Agreement.

   C. The furlough of any pilot(s), including an INS pilot(s) shall be pursuant to Section 20 of the Basic Agreement. An INS pilot returning to service under the Basic Agreement from a Training Center domicile shall not be considered furloughed from such Training Center domicile.

LETTER XX, cont.


8.  Vacation and Urgent Personal Business

    A. Pay and credit for an INS pilot on vacation shall be at the fixed daily rate.

    B. Vacation eligibility and entitlement shall be in accordance with Section 14(A) and 14(B) respectively of the Basic
        Agreement.

    C.  Vacation Bidding

        INS pilots shall be covered by sections 14(D), 14(E), 14(F), 14(G), 14(H) and 14(I) of the Basic Agreement except for such purposes, the following shall apply:

        (1)  The term "INS classification" replaces "category".

        (2)  The date "September 30 of the current year" replaces
             "January 1 of the year the vacation is to be taken".

        (3)  The term "Training Center domicile" replaces
             "domicile".

        (4)  The term "Managing Director-Flight Operations
             Training" replaces "Regional Chief Pilot".

        (5)  The term "instructor status" replaces "status".

    D. An INS pilot may offer to sell back his/her vacation to the Company pursuant to Section 14(I) of the Basic Agreement except that the INS pilot shall be paid at the fixed daily rate.

    E. The Urgent Personal Business provisions defined in Section 2 of the Basic Agreement shall be available to INS pilots except that compensation for such day(s) shall be at the fixed daily rate.

9.  Sick Leave

    Sick leave shall be paid, and the INS pilot's Section 15 Sick
    Leave bank shall be charged, at the instructor daily rate when the INS pilot is unable to report for an INS pilot work day as a result of actual sickness or injury.

10. Agreement Precedence

    The INS LOA represents the exclusive pay and work rules applicable to INS pilots and take precedence over any prior existing letters, policy statements, memoranda, other writings or unwritten practices.

11. This INS LOA is subject to MEC/membership ratification/rejection ("ratification").

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

LETTER XX, cont.


12. Duration

    Upon ratification, this INS LOA shall be effective on September 1, 1998 and shall thereafter run in full force and effect concurrently with the Basic Agreement.

SO AGREED.

For the Company:                 For the Association:

/s/                              /s/
------------------------------   ------------------------------
Terry L. Hayes, Director         Douglas J. Gabel, Chairman
Labor Relations                  TWA MEC Negotiating Committee

/s/                              /s/
------------------------------   ------------------------------
Philip B. Whitcomb               J. A. Chronic, Chairman
Vice President                   TWA MEC
Labor Relations
                                 /s/
                                 ------------------------------
                                 J. Randolph Babbitt,
                                 President

Dated:  July 7, 1998

LETTER XXI

                        LETTER OF AGREEMENT

                              between

                     TRANS WORLD AIRLINES, INC.

                                and

                        THE AIR LINE PILOTS

                         in the service of

                     TRANS WORLD AIRLINES, INC.

                         as represented by

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., its successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

WHEREAS the Company and the Association have negotiated a Letter of Agreement covering the Company's Line Instructor Pilots and Line
Standards Pilots (the "LIP/LSP LOA") to run concurrently with the Basic Agreement effective September 1, 1998;

NOW THEREFORE the Company and the Association hereby agree as follows:

1. Line Instructor Pilots ("LIP") and Line Standards Pilots ("LSP") are "pilots" covered by the TWA-ALPA Agreement effective September 1, 1998 (herein "Basic Agreement"). The Basic Agreement shall apply to the LIP and LSP except as specifically provided herein.

2. This LIP-LSP LOA supersedes and replaces all previous agreements relating to TWA's Line Check Airmen.

3. LIPs and LSPs, except as provided herein, shall perform line checks, evaluations and operating experience only in his/her category bid award. Additionally, LIPs and LSPs who hold Captain bid awards under the Basic Agreement may line check, evaluate and perform operating experience with First Officers and First Officer trainees.

WHEREAS the Company and the Association have agreed upon pay and work rules for TWA Line Check Airmen/Instructors;

NOW, THEREFORE it is hereby agreed that the following provisions shall apply to LIPs:

1. Compensation for Base and Extra Workdays

   A. The LIP shall receive a minimum monthly guarantee equal to eighty-five hours (85:00)in his/her category, plus a pay override of eight percent (8%).

LETTER XXI, cont.


   B. LIPs shall be paid the appropriate Section 4 composite pay, including international override if applicable, and subject to paragraph (1)(C) below.

   C.   Longevity Years 1-5

        (1) The LIP who is in pay longevity years one (1) through five (5), inclusive, shall be paid at sixth (6th) year pay longevity rates on the equipment he/she is instructing on plus a pay override of eight percent
             (8%).

        (2)  First Officer Qualification

             The LIP who is in pay longevity years one (1) through five (5), inclusive, and holds a First Officer qualification on a TWA aircraft, shall receive sixth
             (6th) year First Officer composite pay on the equipment that he/she possesses a First Officer qualification plus a pay override of eight percent (8%).

   D. When the LIP is required to occupy the ACM seat while line checking or evaluating a pilot(s)/flight engineer(s), the LIP shall receive full pay and credit for all flight activity.

   E. Any non-flying activities performed by a LIP on a day in addition to the base work hours as provided in paragraph
        (3)(A) below shall be considered an extra work day and paid above guarantee at five hours (5:00) per day in accordance with paragraph (1)(B) above.

   F. Any flying activities performed by a LIP while performing operating experience and/or line checking or evaluating a pilot/flight engineer in addition to the base work hours as provided in paragraph (3)(A) below shall be paid above guarantee in accordance with paragraph (1)(B) above.

   G. Pilots in training to become a LIP shall receive five hours (5:00) pay and credit per day for each day of non-flying activities commensurate with his/her pay longevity for his/her current category bid award. Such activity shall not be subject to the eight percent (8%) override.

2. First Officer Bidding and Qualifications for LIP Flight Engineers.

   A LIP Flight Engineer shall be allowed to qualify as a First Officer on a TWA aircraft in accordance with seniority and in conjunction with system bid messages. A LIP Flight Engineer who is awarded a First Officer category bid award, and chooses to remain a LIP Flight Engineer, shall have his/her First Officer category bid award re-awarded, but shall retain all rights to the First Officer training in seniority order and the bid award. In instances when such qualification(s) is delayed by the Company, then such pilot shall be deemed to have attained First Officer qualification for pay purposes in paragraph (1)(B) or (1)(C) above, whichever is greater.

LETTER XXI, cont.


3. LIP Work Schedule

   A. The work month of a LIP shall equal his/her initial bid run projection. With the approval of the Regional Chief Pilot, the LIP may exceed the average line value (ALV) for his/her category when performing operating experience and/or line checking and evaluating activities.

   B. Except as provided in paragraph (4)(A) below and notwithstanding Section 9(D) of the Basic Agreement, if a LIP monthly projection falls below his/her category guarantee, he/she may be required to perform LIP duties up to the base credit hours of his/her initial bid run projection.

   C.   A LIP work day may include attending a required Standards
        Meeting. Such activity will be compensated at five hours
        (5:00) pay and credit.

4. Additional Schedule Rules

   A. The LIP may be restricted from using BLIP and/or offering a trip into open time (OFR) when a pilot/flight engineer is scheduled to receive operating experience with the LIP or to be line checked or evaluated by the LIP. When the LIP trip offered into OFR is dropped, the projected pay and credit, and the minimum guarantee of the offering pilot will be reduced by the amount of the pay and credit hours of the dropped trip. The LIP shall not be subject to balance as a result of such dropped trip.

   B. With the approval of the Regional Chief Pilot, a LIP may remain "on LIP status" for a period of six (6) months without interruption.

5. Additional/OFR Flying

   A. The LIP may access OFR and additional flying through the Trip Add System (TAS) and/or the Volunteer Fly List (VFL) in accordance with Section 9 of the Basic Agreement.

   B. Additional flying, through TAS and/or VFL, and trips obtained through OFR shall offset the eighty-five hour
        (85:00) guarantee. The LIP will receive the eight percent
        (8%) pay override above the eighty-five (85) hour guarantee only when the following events occur:

        (1) The LIP is performing operating experience and/or line checking or evaluating a pilot/flight engineer; and

        (2) The LIP has performed actual services equivalent to eighty-five (85) hours.

6. The LIP shall be considered a "bid run pilot" for all other purposes under the Basic Agreement and shall be considered a "regularly assigned pilot" for purposes of Section 25 of the Basic Agreement.

LETTER XXI, cont.


WHEREAS the Company and the Association have agreed upon pay and work rules for TWA Line Standards Pilots;

NOW, THEREFORE it is hereby agreed that the following provisions shall apply to LSPs:

1. Compensation for Base and Extra Workdays

   A. The LSP shall receive a minimum monthly guarantee equal to eighty-five hours (85:00) in his/her category, plus eight percent (8%) pay override.

   B. LSPs shall be paid the appropriate Section 4 composite pay, including international override if applicable, and subject to paragraph (1)(C) below.

   C.   Longevity Years 1-5

        (1) The LSP who is in pay longevity years one (1) through five (5), inclusive, shall be paid at sixth (6th) year pay longevity rates on the equipment he/she is instructing on plus a pay override of eight percent
             (8%).

        (2)  First Officer Qualification

             The LSP who is in pay longevity years one (1) through five (5), inclusive, and holds a First Officer qualification on a TWA aircraft, shall receive sixth
             (6th) year First Officer composite pay on the equipment that he/she possesses a First Officer qualification plus a pay override of eight percent (8%).

   D. Any non-flying activities performed by a LSP on a day in addition to the base work hours as provided in paragraph
        (3)(A) below shall be an extra work day and paid above guarantee at five hours (5:00) per day in accordance with paragraph (1)(B) above.

   E. Any flying activities performed by a LSP while performing operating experience and/or line checking or evaluating a pilot/flight engineer in addition to the base work hours as provided in paragraph (3)(A) below shall be paid above guarantee in accordance with paragraph (1)(B) above.

   F. Pilots in training to become a LSP shall receive five hours (5:00) pay and credit per day commensurate with his/her pay longevity for his/her current category bid award. Such activity shall not be subject to the eight percent (8%) override.

   G. When the LSP is required to occupy an ACM seat while line checking or evaluating a pilot/flight engineer, the LSP shall receive full pay and credit for all flight activity.

   H. The activities in paragraph(s) (4)(A) and (5) below shall not be restricted by the base month and shall be paid above the LSP guarantee.

LETTER XXI, cont.


2. First Officer Bidding and Qualifications for LSP Flight Engineers.

   A LSP Flight Engineer shall be allowed to qualify as a First Officer on a TWA aircraft in accordance with seniority and in conjunction with system bid messages. A LSP Flight Engineer who is awarded a First Officer category bid award, and chooses to remain a LSP Flight Engineer, shall have his/her First Officer category bid award re-awarded, but shall retain all rights to the First Officer training in seniority order and the bid award. In instances when such qualification is delayed by the Company, then such pilot shall be deemed to have attained First Officer qualification for pay purposes in paragraph (1)(B) above.

3. LSP Work Schedule

   A. The work month of the LSP shall equal ALV plus or minus five hours (5:00). With the approval of the Regional Chief Pilot, the LSP may exceed ALV when performing operating experience and/or line checking activities.

   B.   A LSP work day may include attending a required Standards
        Meeting. Such activity will be compensated at five hours
        (5:00) pay and credit.

4. Additional Schedule Rules

   A. The LSP may, with the approval of the Regional Chief Pilot or the Assistant Regional Chief Pilot, utilize the provisions of Section 5(E)(1) of the Basic Agreement.

   B.   The LSP will be restricted from using BLIP.

   C. The LSP may access additional flying and OFR in accordance with Section 9 of the Agreement.

   D. With the approval of the Regional Chief Pilot, a LSP may remain "on LSP status" for a period of six (6) months without interruption.

5. Additional Compensation Rules

   Additional flying and OFR shall offset the eighty-five hour
   (85:00) guarantee. The LSP will receive the eight percent (8%) pay override above the eighty-five hour (85:00) guarantee only when the following events occur:

   A. The LSP is performing operating experience and/or line checking or evaluating a pilot/flight engineer; and

   B. The LSP has performed actual services equivalent to eighty-five hours (85:00).

6. Sick Leave

   The definition of "instructor daily rate" of the Training Center Check Airmen/Simulator Instructors Letter of Agreement shall apply to this provision. Sick leave shall be paid, and the LSP Section 15 Sick Leave bank shall be charged, at the instructor daily rate not to exceed eighty-five hours (85:00) when the LSP is unable to

LETTER XXI, cont.


   report for a LSP work day as a result of actual sickness or injury.

7. A LSP shall be considered a "non-bid run pilot" and not a "bid run pilot" for all purposes under the Agreement. Additionally, LSP shall be considered a "regularly assigned pilot" for purposes of
   Section 25 of the Agreement.

Ratification and Duration

   1. This LIP/LSP Letter of Agreement is subject to MEC and/or membership ratification/rejection ("ratification").

   2. Upon ratification, this LIP/LSP Letter of Agreement shall be effective September 1, 1998 and shall thereafter run in full force and effect concurrently with the Basic Agreement.

SO AGREED.

For the Company:                      For the Association:

/s/                                   /s/
-------------------------------       --------------------------------
Terry L. Hayes, Director              Douglas J. Gabel, Chairman
Labor Relations                       TWA MEC Negotiating Committee

/s/                                   /s/
-------------------------------       --------------------------------
Philip B. Whitcomb                    J. A. Chronic, Chairman
Vice President                        TWA MEC
Labor Relations
                                      /s/
                                      --------------------------------
                                      J. Randolph Babbitt,
                                      President

Dated:  July 7, 1998

LETTER XXII


                        LETTER OF AGREEMENT

                              between

                     TRANS WORLD AIRLINES, INC.

                                and

                        THE AIR LINE PILOTS

                         in the service of

                     TRANS WORLD AIRLINES, INC.

                         as represented by

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., its successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

WHEREAS the Company and the Association have negotiated a Letter of Agreement covering the Company's Training Center Seniority List Check Airmen/Simulator Instructors (the "INS LOA").

NOW, THEREFORE it is hereby agreed as follows:

A. General

   1. Upon ratification of the new CBA, the Company may employ not more than twenty (20) non-seniority list simulator instructors. Effective one (1) day prior to the amendable date of the new CBA, the Company may employ a total of thirty (30) non-seniority list simulator instructors.

   2. Non-seniority list simulator instructors shall not perform any flight duty as a crew member and shall not train pilots in Company aircraft.

   3. Non-seniority list simulator instructors must be trained by and for TWA. However, non-seniority list simulator instructors will not line check or evaluate TWA pilots.

   4. All non-seniority list simulator instructors, including former TWA pilots, shall be deemed management employees and shall not be subject to the provisions of the Basic
        Agreement or the INS LOA.

   5. In the event TWA furloughs one or more pilots from the System Seniority List, non-seniority list instructors shall be restricted from simulator instruction for the duration of the furlough.

LETTER XXII, cont.

B. Qualifications

   1. Non-seniority list simulator instructors must possess the minimum requirements set forth by the Federal Air
        Regulations and the Company.

   2. Non-seniority list simulator instructors must be rated or rateable on the equipment to be utilized.

C. Former TWA employees who possess the requisite qualifications shall have a preferential opportunity for an interview over non-TWA applicants.

D. The Company shall not employ an outside contract training
   Company/organization.

E. Upon execution, this Letter of Agreement shall run in full force and effect concurrently with the Basic Agreement effective
   September 1, 1998.

SO AGREED.

For the Company:                      For the Association:

/s/                                   /s/
----------------------------------    -------------------------------
Terry Hayes, Director                 Douglas J. Gabel, Chairman
Labor Relations                       TWA MEC Negotiating Committee

/s/                                   /s/
----------------------------------    -------------------------------
James F. Martin,                      J. A. Chronic, Chairman
Sr. Vice President Human Resources         TWA MEC

                                      /s/
                                      -------------------------------
                                      J. Randolph Babbitt,
                                      President

Dated:  July 6, 1998

LETTER XXIII

                        LETTER OF AGREEMENT

                              between

                     TRANS WORLD AIRLINES, INC.

                                and

                        THE AIR LINE PILOTS

                         in the service of

                     TRANS WORLD AIRLINES, INC.

                         as represented by

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provision of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., its successors or assigns (hereinafter known as the "Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (hereinafter known as the "Association" or "ALPA").

WHEREAS TWA, ALPA, IAM (International Association of Machinists), IFFA (Independent Federation of Flight Attendants), and TWU (Transport
Workers Union of America) have agreed upon certain changes to the TWA free and reduced rate transportation policy as a resolution of a TWA-IAM System Board of Adjustment arbitration;

NOW THEREFORE it is hereby agreed as follows:

1. The terms of the attached TWA Policy (herein "TWA Policy") are hereby incorporated as an amendment to the TWA-ALPA Agreement effective September 1, 1994 (herein "the Agreement").

2. Upon the implementation of the TWA Policy, which will become effective on September 1, 1996, the Letter of Agreement dated August 31, 1994 (Exhibit #64) relating to TWA free and reduced rate transportation shall be null and void and without continued force or effect.

3. This Letter of Agreement is effective upon execution and shall remain in full force and effect concurrently with the Agreement.

SO AGREED:

For the Company:                 For the Association:

/s/                              /s/
-----------------------------    ----------------------------------
Philip B. Whitcomb,              D.R. Jacobs
Staff Vice President             Chairman
Labor Relations                  TWA MEC

                                 /s/
                                 ----------------------------------
                                 J. Randolph Babbitt,
Dated: May 21, 1996              President

LETTER XXIII(A)

                     TWA FREE AND REDUCED RATE
                       TRANSPORTATION POLICY


      All rules and regulations governing the administration of free and reduced rate transportation including those cited in this section, continue in full force and effect. They will be strictly enforced and adhered to, and violators may be subject to revocation of pass privileges or immediate dismissal.

1. Vacation Pass Policy
   --------------------

   A) Increase allotment from one (1) to four (4) Vacation Passes per calendar year for active employees and eligible family members provided the employee has completed one full year of service prior to January 1st and has earned not less than one-half (1/2) of the full year vacation allotment commensurate for his/her job classification and seniority. Employees with less than this requirement will continue to receive one (1) Vacation Pass per calendar year for employee and eligible family members. The yearly allotment of Vacation Passes must be exhausted within that calendar year.

   B) Applicable coach and first class service charges will be assessed for all Vacation Passes. Employees with more than fifteen (15) years of service do not pay coach charges.

   C) Vacation Passes will NOT be valid for reissue unless employee has earned only one (1) vacation pass in the calendar year. In this instance, only totally unused passes may be reissued.

   D) Refunds are allowed on totally unused round-trip or one-way coupons including a totally unused one-way coupon. No refund will be made on charges of partially used passes when the coach charge for sector used equals that of the charge paid.

   E) Request for Vacation Pass(es) shall include all eligible family members for efficiency in administrative handling.

   F) All other rules and regulations regarding Vacation Passes shall remain unchanged.

2. Commuter Passes
   ---------------

   A) Active employees with less than fifteen (15) years of service may request Class 7 service charge trip passes to be used for travel from the employee's home (nearest airport served by TWA) to employees domicile (for flight crew employees) or work station (for ground employees) for reporting to/from work ONLY.

   B)   CLASS 7 SERVICE CHARGE TRIP PASSES WILL ONLY BE ISSUED BY
        THE EMPLOYEE'S REGULAR PASS ISSUING OFFICE UPON REQUEST AND WILL REQUIRE TEN (10) BUSINESS DAYS FOR PROCESSING. PASSES WILL BE ISSUED ON FORM 800 ONLY.

        PAYROLL DEDUCTION FORM 807 MAY NOT BE USED.

   C) Once the form 800 has been issued, city pair routings may not be changed.

   D) The employee's home will be defined as the address reflected on official Company records (Form A-74).

   E) Applicable coach charges will be collected by the Pass Issuing Office. Employees may elect to payroll deduct coach charges using Form 800, or by using a personal check. First Class charges my be paid only by payroll deduction using Form T-4229.

   F) Family members are not eligible for class 7 service charge trip passes.

3. ACM/XCAP Authority - Active Eligible Employees
   ----------------------------------------------

   A) Current procedures for travel pursuant to the ACM/XCAP authority will continue for the actual cockpit or cabin crew seat(s) as governed by the Flight Operations Policy Manual and In-Flight Services Manual.

   B) Active eligible employees are defined as active pilots, flight attendants, and flight dispatch officers in the service of Trans World Airlines, Inc.

   C) Alternatively, active eligible employees may elect to list as "XCREW" using the current PARS standby listing procedures. Only active eligible employees qualify for this type of travel - this does not extend to eligible family members. Active eligible employees traveling as "XCREWs" will be boarded last after all other standby passengers including EEE and OALs.

   D) Active eligible employees who list and verify as "XCREW" are not permitted to list using any other standby code. In addition, those active eligible employees who sign-up for the ACM/XCAP seat(s) in accordance with 3(A) above, will not be eligible to list for the XCREW classification.

   E) Boarding of active eligible employees within the XCREW classification will be based solely on Company seniority.
        No other boarding priority will apply to employees in this classification.

   F) Employees of other airlines will not be eligible to participate in this program.

   G) Active eligible employees traveling under XCREW will be boarded in coach class only. First Class travel is not permitted under any circumstances.

   H) XCREW travel is service charge free in coach class and active eligible employees will be required to complete form 0-3322 prior to boarding aircraft.

LETTER XXIV

                        LETTER OF AGREEMENT

                              between

                     TRANS WORLD AIRLINES, INC.

                                and

                        THE AIR LINE PILOTS

                         in the service of

                     TRANS WORLD AIRLINES, INC.
                         as represented by

                  THE AIR LINE PILOTS ASSOCIATION

                           INTERNATIONAL

THIS LETTER OF AGREEMENT is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended, by and between TRANS WORLD AIRLINES, INC., its successors or assigns (herein the "Company" or "TWA") and the Air Line Pilots in the service of TWA as represented by the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (herein the "Association" or "ALPA").

WHEREAS the Company and the Association have agreed to certain amendments to Sections 1-31 and the Letters of Agreement to the Basic Agreement effective September 1, 1994 (said new agreements are referred to herein alternatively as "the Basic Agreement effective September 1, 1998" or "the New Basic Agreement"); and

WHEREAS the Company and the Association have agreed to certain amendments to the Training Center Check Airmen and Simulator Instructors Letter of Agreement (herein "the INS LOA"); and

WHEREAS the Company and the Association have agreed to certain amendments to the Letter of Agreement covering the Company's Line
Instructor Pilots and Line Standards Pilots (herein "the LIP/LSP LOA");
and

WHEREAS all amended provisions and new agreements ("tentative agreements") are attached hereto; and

WHEREAS the Company and the Association have agreed to certain provisions regarding the implementation of the above mentioned agreements; and

WHEREAS the above mentioned agreements are subject to the Association's ratification procedures;

NOW THEREFORE the parties hereby agree as follows:

   Ratification
   ------------

   1. The Basic Agreement effective September 1, 1998, the INS LOA, the LIP/LSP LOA and paragraphs 2-11 of this Letter of Agreement are together subject to ratification/rejection by the TWA Master Executive Council and/or the TWA ALPA membership (herein "ratification", if approved). In the event that these tentative agreements are rejected by ALPA, each party reserves its rights to withdraw and/or amend the

LETTER XXIV, cont.


        proposals tentatively agreed to and attached to this Letter of Agreement.

   Preferential Bidding
   --------------------

   2. Sections 9, 10, 11, 12 and 28 of the New Basic Agreement shall permanently replace such respective provisions of
        Exhibit 2 to the Permanent Implementation Letter of Agreement (herein "the PI LOA"). All other provisions of the PI LOA shall remain in full force and effect concurrently with the New Basic Agreement.

   Workrule Implementation
   -----------------------

   3. Pilots restricted from bid awards by the terms of Section 6(D), 6(E) and 6(G) of the Basic Agreement effective September 1, 1994 (herein "the 1994 Basic Agreement") shall continue to be governed by the terms of such provisions after the date of ratification of the New Basic Agreement. The restrictions of Section 6(C) and 19(K) of the New Basic Agreement shall be applied prospectively.

   New Narrowbody Aircraft
   -----------------------

   4. Section 4(D)(7) of the 1994 Basic Agreement shall be deemed to have been satisfied with regard to the introduction of the A319/320/321 and B737 equipment types.

   5. Upon introduction, the A319/A320/A321 and all models of the B737 shall be considered separate equipment types for purposes of permanent vacancy and monthly bidding under Sections 19 and 9, respectively, of the New Basic Agreement.

   Letters of Agreement and Publication of the New Basic Agreement
   ---------------------------------------------------------------

   6. The Letter of Agreement of December 18, 1985 between J. W. Hoar for TWA and Captain Angelo Marchione for ALPA (Letter
        X) and Letter XIV to the 1994 Basic Agreement shall be of no further force or effect after August 31, 1998.

   7. Letter IV to the 1994 Basic Agreement shall be of no further force or effect after August 31, 1998.

   8.   The following agreements published with the 1994 Basic
        Agreement shall be of no further force or effect after August 31, 1998:

             Letter V  (International Relief Officer)
             Letter VIII  (Domestic Satellite Agreement)
             Letter XII  (Flex Cap/Furlough Protection Letter)
             Letter XV  (Triple EEE Program)
             Letter XVI  (Passes for Furloughed Pilots)
             Letter XVIII  (B727 Simulator Use Letter)
             Letter XXIII  (B747 IRO Crew Rest Letter)
             Letter XXIV  (B767 Crew Rest Letter)
             Letter XXV  (Agreement in Principle, dated August 31,
             1994)
                       Progression Agreement
                       757 Cabin Door Training Pay
                       Relief Line Reserve Inversals

LETTER XXIV


   9. The INS LOA, the LIP/LSP LOA, the Letter of Agreement of May 26, 1996 relating to the TWA Free and Reduced Rate Transportation Policy, the Amended Letter XI, the Amended Letter XXVII and the other remaining Letters (not mentioned by paragraphs 7., 8., and 9. above) to the 1994 Basic Agreement shall be published with the New Basic Agreement. Other new letters and Letters of Agreement may also be published by mutual agreement pursuant to paragraph 10. below.

   10. The parties shall meet within thirty (30) days after ratification to make final preparations for publication of the New Basic Agreement.

   11. Upon ratification, this Letter of Agreement shall run in full force and effect concurrently with the New Basic
        Agreement.

SO AGREED.

For the Company:                 For the Association:

/s/                              /s/
-----------------------------    ----------------------------------
Terry L. Hayes, Director         Douglas J. Gabel, Chairman
Labor Relations                  TWA MEC Negotiating Committee

/s/                              /s/
-----------------------------    ----------------------------------
Philip B. Whitcomb               J. A. Chronic, Chairman
Vice President                   TWA MEC
Labor Relations

                                 /s/
                                 ----------------------------------
                                 J. Randolph Babbitt,
                                 President

Dated July 11, 1998

                               [LOGO]

                             MEMORANDUM

                     AIR LINE PILOTS ASSOCIATION

                 TWA PILOTS' MASTER EXECUTIVE COUNCIL



-----------------------------------------------------------------------

DATE:        September 1, 1998
TO:          ALL TWA PILOTS

FROM:        REPRESENTATION DEPARTMENT
SUBJECT:     Availability of other Letters of Agreement and Certain MEC
             Resolutions

-----------------------------------------------------------------------

There have been occasions in the past when pilots have questioned if all the "Letters of Agreement" are printed with the Collective Bargaining Agreement.

With this new Agreement, we have selected the Letters of Agreement which we believe are relevant and useful for pilots to have available on a day to day basis. There are, however, several hundred Letters of Agreement on file at the TWA MEC office dating back to the 1950's. Some have only limited application or have been superceded by subsequent agreements.

It has been our practice that any and all Letters of Agreement are available to pilots for review at the offices of the TWA MEC. Also, the MEC Resolution(s) governing the distribution of stock and/or cash payments pursuant to Letter XVII is available for review.

You may obtain them by writing and requesting the specific document(s) you need. Please address your correspondence to:

   TWA MEC REPRESENTATION OFFICE
   500 NORTHWEST PLAZA - SUITE 1200
   ST. ANN, MO  63074-2226
   TEL: 314-770-8500
   FAX: 314-770-8597

           TWA PILOTS' COLLECTIVE BARGAINING AGREEMENT INDEX

A                                               Section             Page
                                                -------             ----

Accident Insurance                              24(G)                165
Acute Care Drug Plan                            24(A)(8)             160
Accrual, Sick Leave                             15(A)(B)             103
ACM, Domestic                                    3(C)                 16
   International                                 3(D)                 16
ACM Dress Code                                   3(E)                 17
Active Pay Status, defined                      31(A)                175
Activity Conflicts                               9(F)(5)              60
Additional flying, defined                      31(B)                175
Affiliate, defined                               1(H)(4)              11
Agency Shop, Appeals                            25(D)                167
   Delinquency                                  25(B)                166
Agreement, Copies                                2(E)                 12
   Basic, defined                               31(D)                175
   Dates and Duration                           30                   174
   Precedence                                   29                   173
Airborne Integrated Data System (AIDS)          LOA V                188
Airport Office                                   2(T)                 15
ALPA Business                                    2(O)                 14
ALPA Flight Pay Loss Make-Up                     9(F)(2)(c)           58
ALPA Securities                                 LOA XIII             206
Alternate Month Job Sharing Program             18(G)                116
Ambassador Club                                  2(S)                 15
Annual Manpower Planning Message                19(A)(8)             120
Annual Seniority Realignment Bid                19(D)(1)             122
Appeal to System Board                          21(C)                141
Assignment,                                     19(C)                121
   Guarantee                                     5(A)                 25
   Reserve officer                              19(I)                131
   Temporary                                    19(F)                129
ATR Aircraft                                    LOA XVI              217
Automated Report                                 9(E)(2)(e)           55
Average Line Value, defined                     31(C)                175
Averting vacancies and displacements            19(H)                131
Awarding of Permanent Vacancies                 19(D)                122


B

B-727 Flight Engineer                           LOA XIX              222
Balance Avoidance                                9(D)(3)              54
Balancing,                                       9(D)                 52
   Class A, B, M                                 9(D)                 52
   Green, Yellow, and Red Time                   9(H)                 61
   Involuntary and Voluntary                     9(D)                 52
Bank, Positive/Negative                         10(F)                 74
Beard, Prohibited                                2(N)                 14
Benched Pilots                                   6(A)(4)              30
Bid Package,                                     9(B)                 46
   Monthly Awards                                9(C)                 48
Bid Run Pilot, defined                          31(F)                175
Bids Monthly
   Awards                                        9(C)                 48
Bids Permanent                                  19                   120
   Age Fifty Bypass Option                      19(D)(3)(a)          123
   Age Forty-five Bypass Option                 19(D)(3)(b)          124

   Contingent Pilots                            19(D)(4)             124
   Equipment/Category                           19(A)                120
   Failure to                                   19(D)(2)(e)          123
   FAX                                          19(B)                121
   Future Effective                             19(E)                128
   Probationary Pilot                           17(C)(2)             110
   Requirements                                 19(D)(2)             122
   Return from Leaves, Training or
   Temp Assignments                             17(A)(10)            109
   Status Change                                19(A)                120
   Time Limits                                  19(C)                121
   Vacancies                                    19(D)                122
Bid Line Improvement Process, (BLIP)             9(E)                 54
   Close Hours                                   9(E)(2)(b)           55
   Begin/End of Month                            9(E)(2)(h)           55
   Flights over Holidays                         9(E)(2)(j)           56
   Inputting Requests                            9(E)(2)              54
   MUG restriction                               9(E)(2)(k)           56
   Reserve Availability                          9(E)(3)              56
Bid Run Preparation                              9(A)                 45
Bi-monthly Grievance
   Conference                                   21(C)(9)             142
Block Seating                                    1(G)                  7
Block to Block, defined                         31(G)                175
Board of Director Representation                LOA XIII             204
Bypass, Recall                                  20(C)                135


C

Calendar Month, defined                         31(H)                175
Call Out Pay                                     5(G)                 26
Captain, defined                                31(I)                176
   Familiarization                               6(B)(1)              32
   Line Initial/Upgrade Training                 6(B)                 32
Carrier Fragmentation                            1(D)(3)               4
Cash Bonus                                      LOA XVII             218
Cash Option                                     LOA XVII             220
Category Award, defined                         31(K)                176
Category, defined                               31(J)                176
   Bidding for Vacancies                        19(D)                122
   Change when on Sick/UPB/AWP/MIL               4(F)(8)              24
Cause                                           21(A)(1)             139
Class B Travel                                   8(E)                 43
Classes for Balancing,                           9(D)                 52
   Class "A"                                     9(D)(1)(a)           52
   Class "B"                                     9(D)(1)(c)           53
   Class "M"                                     9(D)(1)(b)           52
Class 3 Passes                                   3(I)                 17
Class 5 Passes                                   3(J),(K)             18
Charter Flights                                 28                   172
Charts and Manuals                               2(B)                 12
Code-Sharing/Block Seat Protection               1(G)                  7
Combined Domiciles                              10(A)                 65
Common Stock Option                             LOA XVII             219
Commuter Carriers Flying TWA routes              1(G)                  7
Commuter Passes                                 LOA XXIII            245
Company Physical,
   Examinations                                 16                   105
   Medical Leave                                18(B)                112
Compensation                                     4                    19

Composite Pay                                    4(A)(1)              19
Composite Pay Tables                                            Appendix
Contact:
   for Balancing                                 9(D)(1)              52
   for BLIP notification                         9(E)(2)(n)           56
   for Reserve Pilots                           12(B)                 88
   for Trip Add System (TAS)                     9(F)(2)(b)           57
Contingent Pilots                               19(D)(4)             124
   Currency of Experience                       19(D)(4)(i)          127
   Dual Status Coverage LAX                     19(D)(4)(g)          126
   Dual Status Coverage SFO                     19(D)(4)(g)          126
   Number of                                    19(D)(4)(d)          125
   Reserve Rules                                19(D)(4)(g)          126
   Special Characteristics and
   Limitations                                  19(D)(4)(d)          125
Continuing Qualification Training
   Pay (CQT)                                     4(D)(4)              23
Control, defined                                 1(H)(2)              10
Co-Terminals
   Expenses                                      7(A)(5)              40
   List                                          8(C)                 43
   Times                                         8(D)                 43
Credited Flight Time                            11(A)(7)              78
Crew Calls, International                        7(E)(3)              42
Crew Administration Management
   System (CAMS)                                 2(R)                 15
Crew Meals                                      16(B)                106
   Flights of Less than 2:00 Hrs                LOA X                199
   Segments                                      9(B)(1)              46
Crew Rest Areas                                  2(G)                 13
Crew Seats B-767                                11(D)(7)              87


D

Daily Minimum Flight Time Credit                11(B)                 80
Day, Training                                   19(K)(10)(a)         134
Days Off, Reserves                              12(D)                 91
   Duty Free Periods                            12(D)                 91
   Golden Days                                  12(D)(5)              92
Deadhead,                                        8(A)                 43
   Across the Atlantic and Pacific              11(D)(4)              87
   Completion of Trip                            8(E)                 43
   Pay and Credit                                8(A)                 43
   Time                                          8(A)                 43
   To Domicile                                   8(E)                 43
   Home for commuters                            8(E)                 43
Death in Family (DIF)                           15(I)                104
Declining a Bid                                 19(D)(5)             127
Definitions                                     31                   175
Delayed Departure                                9(K)(3)              63
Dental Benefits Plan                            24(A)                158
Derogatory Information                           2(K)                 13
Designator Code                                  1(B)(1)               1
Direct Electronic Deposit                        2(F)                 12
Directed Account Plan (DAP)                     23(C)                156
Disability, Insurance                           24(B)                161
Discharge/Discipline                            21(A)                139
   Cause                                        21(A)(1)             139
   Hearing                                      21(A)(3)             139
   Holding a Pilot Out of Service               21(A)(6)             140

   Investigation                                21(A)                139
   LEC Officer                                  21(A)(1)             139
   Materials Relied Upon by Company             21(A)(4)             139
   Precise Charges                              21(A)(4)             139
   Request for Hearing                          21(A)(1)             139
   Regional Chief Pilot                         21(A)(4)             139
Discrimination                                   2(J)                 13
Displacement,                                   19(G)                130
   Bulletins                                    19(C)(3)             121
   Bulletins not Posted                          5(B)                 25
   Replacement Option (DRO)                     19(G)(8)             131
   Notice of                                    19(C)                121
   of F/O by Student Captain                     9(C)(4)&(9)          50
   of Pilots                                    19(G)                130
   Prerogatives                                 19(G)(3)             131
   Preferences                                  19(G)(2)             130
Distribution of Open Time                        9(H)                 61
Diurnal, Ground Time Limitations                11(C)                 82
   Hourly Limitations                           11(C)(3)              82
Doctor's Certificate                            15(H)                104
Domestic Operations, defined                    31(L)                176
Domicile, Combined                              10(A)(2)              65
   Schedule Committee                           10(C)(1)(a)           70
   Training Expenses                             7(C)                 42
Draft, defined                                  31(M)                176
   Premium Pay                                   5(K)(2)              27
   Trip Protection                               9(G)(2)              60
Dues Deductions                                 26                   169
Duty,
   Aloft defined                                31(N)                176
   During Rest                                  11(C)(4)              84
   Period Break                                 11(C)                 82
   Period International                         11(D)                 84
   Period Limitations                           11(C)&(D)             82
Duty Rigs, Domestic                             11(B)(2)&(3)          79
   International                                11(B)(2)&(3)          79
   Charters                                     28(B)                172


E

Emergency                                       11(B)(3)(d)           81
Employee Assistance Program                     16(D)                106
Employment Conditions                            1(A)(1)               1
Engineering Watch                               LOA XV               216
Equalization
   Additional Flying                             9(F)(4)              60
   Defined                                      31(O)                176
Equipment Ranking                               19(D)(2)(d)          123
Equipment
   Bidding Restrictions                         19(K)                132
   Substitution                                 10(D)                 73
Estimated Reserve Count                         10(B)(7)(e)           69
Excess Employee Benefit Plan                    23(E)                157
Expenses
   800 number phone fees                         7(E)(3)              42
   Moving                                       13                    94
   Training in Domicile                          7(C)                 42
   Training Away from Domicile                   7(D)                 42
   Reimbursements                                7(E)                 42
Extended Charter                                28(C)                172

Extra Section                                    5(D)                 25

F

FAA Physical Examinations                       LOA XI               200
Factory Conducted Training                       1(B)(2)               1
Failure
   to Bid                                        9(C)(2)              50
   to Maintain Current Standing Bid             19(B)(1)             121
   to Maintain Qualifications                    6(C)(5)              37
   to Qualify Initial/Upgrade Training           6(C)(2)              35
   to Qualify                                    6(C)                 34
   to Qualify, Requalification                   6(C)(4)              37
   to Qualify, Transition/Differences            6(C)(3)              36
Familiarization, Student Captain                 6(B)(1)              32
Family and Medical Leave Act                    18(A)(4)             112
FAR 121.438(b) Experience                        9(C)(10)             52
Ferry Flights                                    5(I)                 26
File, Personnel                                  2(K)                 13
Fines                                            2(C)                 12
Fixed Daily Rate (FDR), defined                 31(Q)                177
First Officer, defined                          31(P)                176
   Bid Lines Withheld for Training               9(C)(9)              52
   Displaced by Student Captain                  9(C)(4)              50
Flight Assignments, Reserve                     12(C)                 90
Flight Engineer, defined                        31(R)                177
Flight, Local in Nature                         11(B)(3)(d)           81
Flight Pay Loss Allocation                       2(O)                 14
Flight Time, Credit Minimum                     11(B)                 79
   Duty Time Ratio                              11(B)(2)              79
   Limitations                                  11(C)                 82
   Limits, Monthly ALV                          11(A)(5)              78
   Limits, FAR                                  11(C)(5)              84
Flight Time Record/Earnings Statement            2(F)(2)              13
401(k) Plan                                     23(D)                157
Furlough, Employment
   Protection                                   20                   135
   Notice                                       20(B)                135
   Insurance                                    20(H)                138
   Pass and Reduced Rate Travel                 20(G)                138
   Pay                                          20(D)                137
   Personal Leave                               18(A)(3)             111
   Recall Bypass Option                         20(C)(2)             136
   Replacement Option                           20(C)(3)             136
   Sick Leave Bank                              15(L)                104
   Strikes or Other Work Stopages               20(C)(1)             135
   Withdrawing Retirement Benefits              20(F)                138
Future Effective Bids                           19(E)                128


G

Golden Days Off
   for Bid Run Pilots                           10(C)(1)(f)           71
   for Reserve Pilots                           12(D)(5)              92
   Black-out Periods                            12(D)(5)              92
Grievance, Appeals                              21(C)                141
   Discussion                                   21(B)(2)             140
   Filings                                      21(C)                141
   Group of Pilots                              21(B)(1)             140
   Hearing                                      21(A)                139

   Procedures                                   21                   139
   Regional Chief Pilot                         21(A)(2)             140
   Statement of Facts                           21(B)(2)             140
   Witnesses                                    21                   139
Guarantee, defined                              31(S)                177
Guarantees                                       4(C)                 21
Guarantee Proration Status
   Change                                        4(C)(4)              22


H

Hearing, Initial                                21                   139
Hostage, Captive, Missing,
   Benefits                                     27                   171
Hotel Accommodations, Domestic                   7(A)                 39
   International                                 7(B)                 41
   Transportation, To or From                    7(A)                 39
Hours of Labor                                   1(A)(1)               1
Hours of Service                                11                    78


I

IAM's Corporate Governance                      LOA XIII             205
I.D. 90 Tickets                                  3(L)                 18
Ice Check, MD8/DC9                               2(P)                 14
Industrial Injury                               15(K)                104
Initial Operating Experience (IOE)               6(B)                 32
   Pay                                           4(D)(3)              22
Insufficient Bidders                            19(D)(3)             123
Insurance,                                      24                   158
   Accident Insurance                           24(G)                165
   Acute Care Drug Plan                         24(A)(8)             160
   Claim is Denied Procedure                    24(H)                165
   CRAF Operation                               LOA I                182
   Dental Plan                                  24(A)(6)             158
   Furloughed Pilots                            20(H)(1)             138
   Furlough Continuance                         20(H)(2)             138
   Group Medical/Dental Benefit Plan            24(A)(6)             158
   Job Sharing Program                          18(G)(7)             119
   Life Insurance                               24(B)                161
   Retiree Medical Benefits                     24(A)(13)            161
   Survivor Continuance                         24(C)                162
Instructor Pilots                               LOA XX               224
International
   Expenses                                      7(B)                 41
   Operations, defined                          31(T)                177
   Pairings                                     10(A)(2)              65
Internment, Benefits                            27                   171
Inviolate Days                                  10(C)                 71


J

Job Sharing Program                             18(G)                116
   Awarding                                     18(G)(3)             117
   Bulletins and Updated Revisions              18(G)(7)             119
Jury Duty                                        5(F)                 26
Just Cause                                       2(W)                 15

K


L

Last Trip Requirements, Limitations             10(C)                 72
Layover, Hotels                                  7                    39
   Rest Areas                                    2(G)                 13
Leaves of Absence,                              18                   111
   Cancellation                                 18(A)(3)(h)          112
   Family and Medical Leave Act                 18(A)(4)             112
   Personal                                     18(A)                111
   Maternity                                    18(E)                114
   Medical                                      18(B)                112
   Military                                     18(C)                113
   Paternity                                    18(F)                115
   Returning from Leave                         17(A)(10)            109
Letters of Agreement, Availability of           MEMO                 250
Life Insurance, Additional                      24(E)                163
Line Familiarization                             6(B)                 32
Line Instructor Pilots (LIP)                    LOA XXII             236
Line Standard Pilots (LSP)                      LOA XXII             236
Long Call                                       12(B)(3)(b)           89


M

Management,
   Employees                                    LOA XXII             242
   Flying                                        5(E)                 25
   Pay Assignments                               5(E)(1)              25
   Pool Time                                     5(E)(2)              25
Management/Labor Advisory Task Force            LOA XII              201
Managing Director/Crew Resources                10(B)(5)              68
Maternity Leave                                 18(E)                114
Medical Benefit Plan                            24(A)                158
Medical
   Certificate Class Required                   16(A)(4)             106
   Examinations                                 16(A)                105
   Future Aircraft Which Requires
   Higher Standards                             LOA III              186
   Leave                                        18(B)                112
   Limitations                                  18(B)(2)             113
   Loss of, Displacement Options                19(A)(3)             120
   Required Exam, FAA Reimbursement             16(A)(3)             106
Medicare Supplemental
   Insurance                                    24(D)                163
Merger Partner                                   1(D)(1)               2
Merger, Pay Increases                            4(F)(5)              24
Mile defined                                    31(U)                177
Mileage                                         13(A)(2)              94
Military Leave of Absence                       18(C)                113
Minimum, Flight Time Credit                     11(B)(1)              79
   Guarantees                                    4(C)                 21
   Pay, Single Duty Period                      11(B)(2)              82
   Rest - Domestic                              11(C)                 84
   Rest - International                         11(D)                 25
Miscellaneous Pay Rules                          5                    25
Mock Bid, defined                               31(V)                178
   Guarantee                                     4(F)(6)              24

Monthly Flight Time, defined                    31(W)                178
Moving Expenses                                 13                    94
Multiple Pass System                             9(E)(2)(e)           55
Mutual Flight Trades                             9(I)                 62


N

Narrowbody, defined                             31(X)                178
National Mediation Board                         1(A)(2)               1
Negligence Liability                            LOA VIII             197
New Equipment into Operation                     4(F)(4)              24
No Flying for Entire Bid Period                  4(F)(6)              24
Non-Bid Run Pilots                               9(F)(1)(b)           57
Non-Revenue Flying                               1(B)(1)               1
Non-Seniority List Instructors                  LOA XXII             242
Notification
   of Displacement                              19(C)                121
   of Training Assignment                        6(A)(2)              28
   of Furlough                                  20(B)                135
   of Recall                                    20(C)                135


O

Offering a Trip (OFR)                            9(J)                 62
Offering a Trip, defined                        31(Y)                178
Okaying Flight Assignments                       9(E)(2)(n)           56
On-Duty
   Limitations                                  11(C)                 82
One-for-4                                       11(B)(3)(b)           81
One-for-3:45                                    11(B)(3)(b)           81
One-for-3:30                                    11(B)(3)(b)           81
One-for-2                                       11(B)(2)(d)           80
One-for-1:45                                    11(B)(2)(d)           80
Open Time, Reserve Assignments                  12(C)                 90
   Classifications,
   defined                                       9(D)                 52
   Green, Yellow, Red Time                       9(H)                 61
Operation Preferences                           10(A)(2)              65
Option Time                                      9(K)(5)              63
Options, Bid Cancellation                       19(E)(3)             128
Outside Aviation Employement                    11(A)(1)              78


P

Pairing Restoration                             10(E)                 74
Parent, defined                                  1(H)(3)              10
Passes for Medical and
   Surviving Spouse                              3(A)                 16
Parking
   Allowance                                     2(H)                 13
   Areas                                         2(H)                 13
Paternity Leave                                 18(F)                115
Pay, General                                     4                    19
   Bi-monthly Advances                           2(F)(2)              12
   Assignments                                   5(E)                 25
   Paychecks                                     2(F)                 12
   in Case of Merger                             4(F)(5)              24
   Positive/Negative Bank Transactions          10(F)                 74

Percentile Bids                                 19(D)(2)(b)          122
Permanent Transfer, defined                     31(Z)                178
Permanent Vacancies,                            19(D)                122
   Filling of                                   19(C)                121
   Posting of                                   19(C)                121
Prerogatives when Displaced                     19(G)                130
Personal Business, Time
   Off (UPB)                                     2(V)                 15
Personal Default Bid                             9(B)(3)              47
Personal Leave of Absence                       18(A)                111
Personnel File Examination                       2(K)                 13
Physical Standards                              16                   105
Pilot Alternate Month Job Sharing
   Program                                      18(G)                116
Pilot, defined                                  31(AA)               178
Pilot Records Improvement Act                    2(K)                 13
Pilot Training Board ALPA/TWA                    6(D)                 37
Pilot Transfer Rights in Asset Sales             1(D)(2)               3
Physical, Company                               16(A)                105
Pool Time                                        5(E)(2)              25
Positive/Negative Bank                          10(F)                 74
Pre-Scheduled Activities                         9(B)(10)             48
Preferential Bidding System                      9                    45
   Line Construction Parameters                 10(B)(1)(d)           67
   Monitoring Bid Award                         10(B)(6)              68
   Permanent Implementation                     LOA XXIV             248
   Program Upgrades                             10(B)(1)(d)           67
   Software Improvements                        10(B)(1)(d)           67
   System Hardware                              10(B)(1)(d)           67
   Templates                                    10(B)(1)(d)           67
Pregnancy                                       18(E)                114
Premium Pay                                      5(K)                 26
Preparation of Bid Runs                          9(A)                 45
Professional Standards Committee                LOA VII              195
Proficiency Check                                6(A)(3)(h)           30
Proration of Guarantee                           4(C)                 21


Q

Qualify, Failure to                              6(C)                 34


R

Railway Labor Act                                1(A)                  1
Railway Labor Act Rights                         2                    12
Re-protected                                    10(A)(2)(g)           66
Recall Bypass Option                            20(C)(2)             136
Recognition and Scope                            1                     1
Regional Jets                                    1(G)                  7
Reporting Pay                                    5(G)                 26
Representation Department                       21(B)                140
Resignation                                      2(W)                 15
Requalification Training                         6(C)(4)              37
Rescheduled, defined                            31(BB)               178
Reserve, Assignments                            12(C)                 90
   Blocks of Reserve Day Availability           12(A)                 88
   Bid Requirements                             10(B)(9)              70
   Combined Operations                          10(A)(2)              65
   Contact, Telephone                           12(B)                 88

   Duty Free Periods                            12(D)                 91
   First In, First Out                          12(C)(1)(b)           90
   Golden Days Off                              12(D)(5)              92
   Guarantee Option (RGO)                       12(E)                 93
   Long Call                                    12(B)(3)(b)           89
   Rest requirements                            11(C)(3)              82
   Rest after call-out                          12(F)(1)              93
   Short Call                                   12(B)(3)(a)           88
   Trading of Reserve Days Off                  12(D)(3)              92
Reserve Officer, defined                        31(CC)               178
   Assignments                                  19(I)                131
Reserve Removed from Flight, by RRO             12(C)(3)              91
Reserve Replacement Option (RRO)                 9(D)(2)(d)           53
Reserve Schedule, defined                       31(DD)               178
Rest, After Training                             6(A)(3)(c)(ii)       29
   Reserve Rest                                 12(F)(1)              93
   Rest Areas                                    2(G)                 13
Restrictions on Bidding                         19(K)                133
Retiree Insurance                               24(A)(13)            161
Retirement Plan (A Plan)                        23(A)                148
Return to Duty after Bid Awards                  9(E)(2)(c)           55
Revenue Flying                                   1(B)(1)               1
Rolling Twelve Months                            9(K)(6)              64
Roster of Earnings                               2(I)                 13


S

Satellite Scheduling                            10(G)                 75
Schedule Change and/or
   Substitution of Flight                        9(C)(6)              50
Schedule Committee                              10(B)                 66
Schedule over Actual Pay                        11(B)(1)(a)           79
Scheduled for Duty Aloft, defined               31(EE)               178
Scheduling of Pilots                            10                    65
Scheduling Policies                              9                    45
Scope                                            1(B)                  1
Seniority                                       17                   108
   Accrual                                      17(A)                108
Seniority Adjustment (3%)                       19(D)(1)(b)          122
Service Charges, Collective
   Bargaining                                   26                   169
Services Performed                               5(A)                 25
Shared Code-Sharing Jet Aircraft                 1(G)(10)             10
Short Call                                      12(B)(3)(a)           88
Sick Leave, Accrual                             15(C)                103
   Death in Family (DIF)                        15(I)                104
   Limitations                                  15(B)                103
   Make-Up                                      15(J)                104
   Pay, FDR                                     15(F)                103
   Pay, Trips Missed                            15(E)                103
Simulator Instructors                           LOA XX               224
Simulator Proficiency Checks                     6(A)(3)(d)           29
Single Duty Period Minimum                      11(B)(2)              79
Single Trip Assignment                          19(F)(4)             130
Small Widebody, defined                         31(FF)               178
Special Interest Flights                        28(C)                172
Standing Bids                                   19(B)(1)             121
   Cancellation of                              19(A)(7)             120
State Income Taxes                               2(U)                 15
Status Change, Voluntary                         5(C)                 25

Status, defined                                 31(GG)               178
Student Captain Line Familiarization             6(B)(1)(a)           32
Student Captain/First Officer Pay                4(D)(2)              22
Substitution of Flights                          9(C)(6)              51
Sufficiently Qualified, defined                 19(I)(1)(c)          132
Supplemental Bid Runs                            9(C)(8)              51
Supplemental Life Insurance                     24(E)                163
Surface Transportation,
   Deadheading                                   8(B)                 43
Survivors Insurance                             24(C)                162
System Board of Adjustment                      22                   143
   Appointments                                 22(F)                144
   Decisions                                    22(M)                146
   Free Positive Space Transportation           22(Q)                147
   3-Member Board                               22(C)(3)             143
   4-Member Board                               22(C)(2)             143
   5-Member Board                               22(C)(1)             143
   Jurisdiction                                 22(G)                145
   Members                                      22(D)                144
   Time Limits                                  22(J)                146
System Default Bid                               9(B)(1)(q)           46
System Schedule Committee                       10(B)                 66
System Seniority List                           17(B)                109
   Protests                                     17(B)(2)&(3)         109


T

Target, defined                                 31(HH)               179
Target/High Bid Run Exception                   10(B)(7)(b)           69
Temporary Assignment Guarantee                   5(A)                 25
Temporary Duty Expenses                          7(A)(4)              40
Temporary Vacancies                             19(F)                129
Thirty in Seven (30 in 7)                       11(C)(5)              84
Time to Bid                                      9(B)                 46
Trades, Mutual                                   9(I)                 62
Trading of Flights                               9(I)                 62
Trading of Reserve Days Off                     12(D)(6)              93
Training Board, Pilot
   ALPA/TWA                                      6(D)                 37
Training Expenses, In Domicile                   7(C)                 42
   Out of Domicile                               7(D)                 42
Training, and Qualifications                     6                    28
   Advanced Qualification Program (AQP)          6(A)(10)             32
   Benched (WPT)                                 6(A)(4)              30
   Checking                                      6(A)(1)              28
   Class B Passes                                3(F)                 17
   Continuing Qualifications                     6(A)(3)(b)           29
   Daily Training/Scheduling (Rest)              6(A)(3)              29
   Declining                                     6(A)(2)(b)           28
   Domicile                                      6(A)(2)(f)           28
   Failure to Complete Course of                 6(C)                 34
   Fair and Adequate Opportunity                 6(C)(1)(a)           34
   FRASCA                                        6(A)(9)              32
   Initial/Upgrade                               6(B)                 32
   Interruption                                  6(A)(5)              31
   Passes                                        3(F)                 17
   Pay                                           4(D)                 22
   Progress Line Check                           6(B)(1)(b)           33
   Records                                       2(R)                 15
   Regulatory Qualifications                     6(A)(1)(c)           28

   Regulatory Requirements                       6(A)(1)(c)           28
   Requalification/Failure                       6(C)(4)              37
   Seniority Order                               6(A)(1)(b)           28
   Standards Evaluation Form                     6(A)(3)(g)           30
   Supplemental Instrument Procedures            6(A)(9)              32
   Withdrawal from Training                      6(A)(6)              31
   Withholding F/O Line for Training             9(C)(9)              52
Transfer Rights in Asset Sales                   1(D)(2)               3
Transportation,                                  3                    16
   Surface Deadhead                              8(B)                 43
Travel Time, Pay                                 5(L)                 27
Triggering Event                                 1(D)(3)(a)            4
Trip Add System (TAS)                            9(F)(2)              57
Trip and Training Expenses                       7                    39
Trip Hour Credit                                11(B)                 79
Trip Okay                                        9(E)(2)(n)           56
TWA-ALPA ESOP Trust                             LOA XIII             204


U

Uniform Changes                                  2(D)                 12
Uniform Services Employment and
   Re-Employment Rights Act                     18(C)                113
Urgent Personal Business (UPB)                   2(V)                 15


V

Vacancies and Displacements,                    19                   120
   Bulletins                                    19(C)                121
Vacated Trips                                    9(E)(3)              56
Vacations,                                      14                    96
   Awarding of by Category                      14(D)                 99
   Bids                                         14(F)                101
   Deferred                                     14(E)(5)(b)          100
   Deferred, Premium Pay                         5(K)                 27
   Entitlement                                  14(B)                 96
   Movement of Primary/Secondary Awards         14(E)                100
   Pass Policy                                  LOA XXIII            245
   Pay                                           4(E)                 23
   Split Vacation Period                        14(E)(5)(c)          101
Vacation Additional Flying                       9(F)                 57
Vacation Buy-Back                               14(I)                102
Voicemail                                        9(B)(2)              47
Voluntary Balance                                9(C)(1)(c)           53
Voluntary Change of Status                       5(C)                 25
Voluntary Dues and Service Charge Ded.          26                   169
Volunteer Fly List                               9(F)(3)              59


W

Wages                                            1(A)(1)               1
Weekend Drills, Military                        18(C)(3)             113
Weekly Flight Time Limitations                  11(C)(5)              84
Written Orders to Pilots                         2(L)                 14

XYZ

                                                      COMPOSITE PAY HOURLY RATES

       EFFEC-
        TIVE
STATUS  DATE       YEAR 2 YEAR 3 YEAR 4 YEAR 5  YEAR 6  YEAR 7  YEAR 8  YEAR 9  YEAR 10  YEAR 11  YEAR 12  YEAR 13  YEAR 14  YEAR 15
====================================================================================================================================
CAP    9/1/98  SWB  94.80  95.62 106.56 107.48  108.59  109.84  110.75  111.14  112.42   112.70   112.97   114.71   115.64   116.58
               NB   88.41  89.23  99.55 100.49  101.57  102.81  103.73  104.49  105.47   105.79   106.11   107.84   108.78   109.73

       3/2/99  SWB  97.59  98.43 109.69 110.65  111.78  113.08  114.01  114.41  115.73   116.01   116.30   118.08   119.04   120.01
               NB   91.13  91.97 102.61 103.58  104.68  105.96  106.92  107.70  108.71   109.03   109.37   111.15   112.12   113.10

       9/1/99  SWB 101.90 102.78 114.54 115.53  116.72  118.07  119.05  119.47  120.84   121.14   121.43   123.30   124.30   125.31
               NB   94.68  95.55 106.61 107.62  108.77  110.10  111.09  111.90  112.95   113.29   113.63   115.48   116.49   117.51

       9/1/00  SWB 110.29 111.24 123.97 125.05  126.33  127.79  128.85  129.31  130.79   131.11   131.43   133.45   134.53   135.63
               NB  100.77 101.69 113.46 114.53  115.75  117.17  118.22  119.09  120.21   120.56   120.94   122.90   123.97   125.06

       9/1/01  SWB 120.67 121.71 135.63 136.81  138.22  139.82  140.98  141.47  143.09   143.45   143.80   146.01   147.19   148.39
               NB  108.79 109.79 122.50 123.66  124.97  126.50  127.64  128.57  129.78   130.17   130.57   132.69   133.85   135.02

       8/1/02  SWB 132.90 134.04 149.38 150.68  152.23  153.99  155.26  155.81  157.60   157.99   158.37   160.81   162.11   163.43
               NB  117.07 118.15 131.82 133.07  134.49  136.13  137.36  138.36  139.66   140.08   140.51   142.79   144.04   145.30

SWB = Small Widebody
NB  = Narrowbody

                                                    COMPOSITE PAY HOURLY RATES

       EFFEC-
        TIVE
STATUS  DATE       YEAR 2 YEAR 3 YEAR 4 YEAR 5  YEAR 6  YEAR 7  YEAR 8  YEAR 9  YEAR 10  YEAR 11  YEAR 12  YEAR 13  YEAR 14  YEAR 15
====================================================================================================================================
F/O    9/1/98  SWB 47.40  57.37  65.00  66.64   68.41   70.30    71.99   73.91   75.32    76.07    76.82    78.23    78.98    79.74
               NB  44.21  53.54  60.73  62.30   63.99   65.80    67.42   69.49   70.66    71.41    72.15    73.55    74.30    75.06

       3/2/99  SWB 48.80  59.06  66.91  68.60   70.42   72.37    74.11   76.08   77.54    78.31    79.08    80.53    81.30    82.09
               NB  45.57  55.18  62.59  64.22   65.95   67.81    69.50   71.62   72.84    73.60    74.37    75.80    76.58    77.36

       9/1/99  SWB 50.95  61.67  69.87  71.63   73.53   75.56    77.38   79.45   80.96    81.77    82.57    84.09    84.90    85.71
               NB  47.34  57.33  65.03  66.72   68.53   70.46    72.21   74.41   75.68    76.47    77.27    78.76    79.56    80.38

       9/1/00  SWB 55.15  66.74  75.62  77.53   79.59   81.79    83.75   85.99   87.63    88.50    89.37    91.01    91.88    92.77
               NB  50.39  61.01  69.21  71.01   72.92   74.99    76.84   79.19   80.54    81.38    82.24    83.82    84.67    85.54

       9/1/01  SWB 60.34  73.03  82.73  84.82   87.08   89.48    91.64   94.08   95.87    96.83    97.78    99.58   100.53   101.50
               NB  54.40  65.87  74.73  76.67   78.73   80.96    82.97   85.50   86.95    87.86    88.79    90.49    91.42    92.35

       8/1/02  SWB 66.45  80.42  91.12  93.42   95.90   98.55   100.92  103.61  105.59   106.64   107.69   109.67   110.72   111.79
               NB  58.54  70.89  80.41  82.50   84.73   87.12    89.28   92.01   93.57    94.55    95.55    97.38    98.38    99.39

SWB = Small Widebody
NB  = Narrowbody

                                                    COMPOSITE PAY HOURLY RATES

       EFFEC-
        TIVE
STATUS  DATE       YEAR 2 YEAR 3 YEAR 4 YEAR 5  YEAR 6  YEAR 7  YEAR 8  YEAR 9  YEAR 10  YEAR 11  YEAR 12  YEAR 13  YEAR 14  YEAR 15
====================================================================================================================================

F/E    9/1/98  NB  44.21  53.54  59.73  60.29   60.94   61.69   62.24   62.69    63.28    63.47    63.67    64.70    65.27    65.84

       3/2/99  NB  45.57  55.18  61.57  62.15   62.81   63.58   64.15   64.62    65.23    65.42    65.62    66.69    67.27    67.86

       9/1/99  NB  47.34  57.33  63.97  64.57   65.26   66.06   66.65   67.14    67.77    67.97    68.18    69.29    69.89    70.51

       9/1/00  NB  50.39  61.01  68.08  68.72   69.45   70.30   70.93   71.45    72.13    72.34    72.56    73.74    74.38    75.04

       9/1/01  NB  54.40  65.87  73.50  74.20   74.98   75.90   76.58   77.14    77.87    78.10    78.34    79.61    80.31    81.01

       8/1/02  NB  58.54  70.89  79.09  79.84   80.69   81.68   82.42   83.02    83.80    84.05    84.31    85.67    86.42    87.18


NB = Narrowbody